 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 17, 1997
                                                     REGISTRATION NO. 333-34383
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                             AMENDMENT NO. 3
                                      TO

                                   FORM S-4

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                        GROUP MAINTENANCE AMERICA CORP.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          TEXAS                   1711                  76-0535259
     (STATE OR OTHER        (PRIMARY STANDARD        (I.R.S. EMPLOYER
     JURISDICTION OF           INDUSTRIAL           IDENTIFICATION NO.)
    INCORPORATION OR       CLASSIFICATION CODE
      ORGANIZATION)              NUMBER)

                                                RANDOLPH W. BRYANT
                                          SENIOR VICE PRESIDENT, GENERAL
                                               COUNSEL AND SECRETARY
                                         1800 WEST LOOP SOUTH, SUITE 1375
        1800 WEST LOOP SOUTH,                  HOUSTON, TEXAS 77027
             SUITE 1375                           (713) 626-4778
        HOUSTON, TEXAS 77027          (NAME, ADDRESS, INCLUDING ZIP CODE AND
           (713) 626-4778            TELEPHONE NUMBER, INCLUDING AREA CODE,OF
  (ADDRESS, INCLUDING ZIP CODE AND              AGENT FOR SERVICE)
  TELEPHONE NUMBER, INCLUDING AREA
   CODE, OF REGISTRANT'S PRINCIPAL
         EXECUTIVE OFFICES)

                               ---------------

                                   Copy to:

                                GARY W. ORLOFF
                         BRACEWELL & PATTERSON, L.L.P.
                             711 LOUISIANA STREET
                                  SUITE 2900
                           HOUSTON, TEXAS 77002-2781
                                (713) 223-2900

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  AT THE EFFECTIVE TIME OF THE PROPOSED MERGER (THE "MERGER") OF MACDONALD-MILLER INDUSTRIES, INC. ("MMI") WITH AND INTO A WHOLLY OWNED SUBSIDIARY OF GROUP MAINTENANCE AMERICA CORP. (THE "COMPANY"), AS DESCRIBED IN THE AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 18, 1997 (THE "MERGER AGREEMENT"), ATTACHED AS ANNEX A TO THE PROXY STATEMENT/PROSPECTUS FORMING A PART OF THIS REGISTRATION STATEMENT, WHICH SHALL OCCUR AS PROMPTLY AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE AND THE SATISFACTION OF ALL CONDITIONS TO THE CLOSING OF THE MERGER.

                               ---------------

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                               ---------------

                     CALCULATION OF REGISTRATION FEE

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
                                                         PROPOSED MAXIMUM
                                        PROPOSED MAXIMUM    AGGREGATE
 TITLE OF SECURITIES TO   AMOUNT TO BE   OFFERING PRICE      OFFERING          AMOUNT OF
     BE REGISTERED        REGISTERED(1)   PER UNIT(2)        PRICE(2)     REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------
Common Stock, $0.001 par
 value per share........     826,000         $0.00            $0.00              $0.00
---------------------------------------------------------------------------------------------

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(1) Represents the maximum number of shares of Common Stock expected to be issued in connection with the merger described herein, including 68,000 shares that could be issued as additional consideration.

(2) Pursuant to Rule 457(f)(2) and (f)(3), the cash consideration estimated to be payable by the Company with respect to the shares of common stock of MMI to be cancelled in the Merger exceeds the book value of such securities computed as of June 30, 1997, resulting in no value attributable to the shares of common stock to be issuable by the Company pursuant to the Merger and, consequently, no registration fee.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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

                       MACDONALD-MILLER INDUSTRIES, INC.
                            7717 DETROIT AVE. S.W.
                           SEATTLE, WASHINGTON 98106
                                (206) 763-9400

                             OCTOBER 17, 1997

Dear Shareholder:

  A Special Meeting of Shareholders of MacDonald-Miller Industries, Inc. will be held in the Service Training Room located at the offices of MacDonald-Miller Industries, Inc., 7717 Detroit Ave. S.W., Seattle, Washington 98106 on Friday, November 7, 1997 at 4:00 p.m., local time.

  At the Special Meeting, you will be asked to consider and vote upon a proposal (the "Merger Proposal") to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger (the "Merger") of MMI with and into a wholly owned subsidiary of Group Maintenance America Corp. (the "Company"). Pursuant to the Merger Agreement, among other things, each share of common stock of MMI ("MMI Common Stock") outstanding at the effective time of the Merger will be converted into the right to receive cash and shares of the Company's common stock, par value $0.001 per share. As a result of the Merger, MMI will become a wholly owned subsidiary of the Company.

  Business Advisory Services, Inc., the consultant retained by the MMI Board of Directors to act as its financial advisor in connection with the Merger, has rendered its opinion to the effect that the consideration to be received by MMI shareholders pursuant to the Merger Agreement is fair from a financial point of view. Business Advisory Services, Inc. is an independent consultant that previously has provided evaluation services to MMI and the MMI Employee Stock Ownership Plan and Trust for the years 1995 and 1996.

  YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND THE TRANSACTIONS RELATED THERETO AND HAS DETERMINED THAT THEY ARE IN THE BEST INTERESTS OF MMI AND ITS SHAREHOLDERS. AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE MERGER PROPOSAL.

  In the materials accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a Proxy Statement/Prospectus relating to the actions to be taken by MMI shareholders at the Special Meeting and a proxy card. The Proxy Statement/Prospectus more fully describes the proposed Merger.

  ALL SHAREHOLDERS ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN THOUGH YOU HAVE PREVIOUSLY RETURNED YOUR PROXY. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED AT THE SPECIAL MEETING.

                                          Sincerely,

                                          [SIGNATURE OF FREDRIC J. SIGMUND
                                          APPEARS HERE]
                                          Fredric J. Sigmund
                                          President and Chief Executive
                                           Officer

                       MACDONALD-MILLER INDUSTRIES, INC.
                            7717 DETROIT AVE. S.W.
                           SEATTLE, WASHINGTON 98106
                                (206) 763-9400

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                  TO BE HELD ON FRIDAY, NOVEMBER 7, 1997

  Notice is hereby given that a Special Meeting of Shareholders of MacDonald-Miller Industries, Inc. ("MMI") will be held on Friday, November 7, 1997, at 4:00 p.m., local time, in the Service Training Room located at the offices of MMI, 7717 Detroit Ave. S.W., Seattle, Washington 98106, for the following purposes:

(1) To consider and vote upon a proposal (the "Merger Proposal") to approve and adopt an Agreement and Plan of Merger, dated as of August 18, 1997 ("Merger Agreement"), among MMI, Group Maintenance America Corp., a Texas corporation (the "Company"), MacDonald-Miller Acquisition Corp., a Washington corporation and a wholly owned subsidiary of the Company ("Merger Sub"), the principal shareholders of MMI and the trustee of the MMI Employee Stock Ownership Plan and Trust, and the transactions contemplated thereby, pursuant to which Merger Agreement, among other things, (i) MMI will be merged with and into Merger Sub, following which the surviving corporation will change its name to "MacDonald-Miller Industries, Inc." and will be a wholly owned subsidiary of the Company (the "Merger"); and (ii) as a result of the Merger, each share of common stock of MMI ("MMI Common Stock") outstanding at the effective time of the Merger (other than shares held in MMI's treasury or owned by the Company or any subsidiary of the Company or MMI) will be converted into the right to receive cash and shares of the Company's common stock, par value $0.001 ("Company Common Stock").

(2) To transact such other business that may properly come before the Special Meeting or any postponements or adjournments thereof.

  Only shareholders of record at the close of business on September 15, 1997 are entitled to notice of and to vote at the Special Meeting, or at any postponements or adjournments thereof. The affirmative vote of the holders of two-thirds of the outstanding shares of MMI Common Stock is required for the approval of the Merger Proposal.

  Under the Washington Business Corporation Act ("WBCA"), shareholders of MMI will be entitled to dissent from the proposed Merger and to demand payment in cash of the appraised "fair value" of their shares of MMI Common Stock, if they fully comply with the provisions of Chapter 23B.13 of the WBCA. A summary of the rights of holders of MMI Common Stock and a copy of Chapter 23B.13 of the WBCA are included in the accompanying Proxy Statement/Prospectus. See "The Merger--Dissenters' Rights."

  WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT WITHOUT DELAY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY AND VOTE IN PERSON. YOUR PROXY CAN BE WITHDRAWN BY YOU AT ANY TIME BEFORE IT IS VOTED.

Seattle, Washington

October 17, 1997                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          [SIGNATURE OF FREDRIC J. SIGMUND
                                          APPEARS HERE]
                                          Fredric J. Sigmund
                                          President and Chief Executive
                                           Officer

          PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

                        GROUP MAINTENANCE AMERICA CORP.

                                      AND

                       MACDONALD-MILLER INDUSTRIES, INC.

                               ----------------

               MACDONALD-MILLER INDUSTRIES, INC. PROXY STATEMENT

                               ----------------

                  GROUP MAINTENANCE AMERICA CORP. PROSPECTUS

                               ----------------

  This Proxy Statement/Prospectus is being furnished to holders of common stock ("MMI Common Stock") of MacDonald-Miller Industries, Inc., a Washington corporation ("MMI"), in connection with the solicitation of proxies by the Board of Directors of MMI (the "MMI Board") for use at the special meeting of the shareholders of MMI (the "MMI Special Meeting") to be held at 4:00 p.m., local time, on Friday, November 7, 1997, or at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Shareholders. The MMI Special Meeting will be held in the Service Training Room located at the offices of MMI, 7717 Detroit Ave. S.W., Seattle, Washington 98106. MMI's telephone number at that location is (206) 763-9400.

  This Proxy Statement/Prospectus also constitutes a prospectus of Group Maintenance America Corp., a Texas corporation (the "Company"), with respect to up to 826,000 shares of the Company's common stock, par value $0.001 per share ("Company Common Stock"), to be issued in connection with the merger (the "Merger") of MMI with and into MacDonald-Miller Acquisition Corp., a Washington corporation ("Merger Sub"), pursuant to the Agreement and Plan of Merger, dated as of August 18, 1997 (the "Merger Agreement"), among the Company, Merger Sub, MMI, the principal shareholders of MMI and the trustee of the MMI Employee Stock Ownership Plan and Trust.

  Pursuant to the Merger Agreement, among other things, each share of MMI Common Stock outstanding at the effective time of the Merger will be converted into the right to receive cash and shares of Company Common Stock. The shareholders of MMI will receive aggregate consideration in the Merger equal to $6.4 million in cash and that number of shares of Company Common Stock which, when multiplied by the price at which the shares of Company Common Stock are sold to the public pursuant to the Company's initial public offering ("IPO") to be undertaken in connection with, and as a condition to the consummation of, the Merger, will be equal to $9.6 million. At the time of the MMI Special Meeting, the shareholders of MMI will not know the actual number of shares of Company Common Stock they will receive. The Company estimates that five to ten days will elapse between the date of the MMI Special Meeting and the effective time of the Merger. Presently, there is no market for the Company Common Stock. The Company Common Stock has been approved for listing on the New York Stock Exchange ("NYSE") under the symbol "MAK".

  THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY STATEMENT/ PROSPECTUS. MMI SHAREHOLDERS ARE STRONGLY URGED TO READ AND CAREFULLY CONSIDER THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" BEGINNING ON PAGE 15.

 THE SECURITIES  TO BE  ISSUED IN  CONNECTION WITH  THE MERGER  HAVE NOT  BEEN
  APPROVED OR  DISAPPROVED BY  THE SECURITIES  AND EXCHANGE  COMMISSION  (THE
   "COMMISSION") OR ANY STATE SECURITIES  COMMISSION NOR HAS THE  COMMISSION
    OR  ANY  STATE  SECURITIES  COMMISSION  PASSED  UPON  THE  ACCURACY  OR
     ADEQUACY OF THIS  PROXY STATEMENT/PROSPECTUS.  ANY REPRESENTATION  TO
      THE CONTRARY IS A CRIMINAL OFFENSE.

  This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of MMI on or about October 18, 1997.

  THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS        , 1997.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY...................................................................   5
  The Company.............................................................   5
  MMI.....................................................................   7
  Merger Sub..............................................................   7
  The MMI Special Meeting.................................................   7
  The Merger..............................................................   8
  The Merger Agreement....................................................  10
  Risk Factors............................................................  10
  Summary Historical and Pro Forma Financial Information..................  11
  Comparative Per Share Data..............................................  14
RISK FACTORS..............................................................  15
  Absence of Combined Operating History...................................  15
  Dependence on Acquisitions for Growth...................................  15
  Dependence on Additional Capital for Future Growth......................  15
  Exposure to Downturns in Housing Starts or New Commercial Construction..  16
  Fluctuation in Quarterly Operating Results..............................  16
  Availability of Technicians.............................................  16
  Risks Associated with Development, Implementation, and Integration of
   Operating Systems and Policies.........................................  17
  Factors Affecting Internal Growth.......................................  17
  Determination of IPO Price; Valuation of Acquisitions...................  17
  Proceeds of IPO Payable for Existing Obligations and to Affiliates......  18
  Competition.............................................................  18
  Dependence on Key Personnel.............................................  18
  Regulation..............................................................  18
  Control by Existing Management and Stockholders.........................  19
  Potential Effect of Shares Eligible for Future Sale on Price of Company
   Common Stock...........................................................  19
  Restrictions on Dividends; Dependence on Subsidiaries...................  20
  No Market; Possible Volatibility of Stock Price.........................  20
  Potential Anti-takeover Effect..........................................  20
  Certain Federal Income Tax Considerations...............................  20
  Different Shareholder Rights............................................  21
  Uncertainty Concerning Cost Savings.....................................  21
  Asset Encumbrance.......................................................  21
THE MMI SPECIAL MEETING...................................................  22
  Time, Place and Date....................................................  22
  Purpose.................................................................  22
  Record Date; Voting Rights..............................................  22
  Proxies, Revocation of Proxies..........................................  22
THE MERGER................................................................  24
  General.................................................................  24
  Effective Time..........................................................  24
  Terms of the Merger.....................................................  24
  Background of the Merger................................................  25
  MMI's Reasons for the Merger; Recommendations of the MMI Board of
   Directors..............................................................  27
  Opinion of MMI's Financial Advisor......................................  29
  Interests of Certain Persons in the Merger..............................  32
  Agreement to Vote.......................................................  32
  Accounting Treatment....................................................  32
  Certain Federal Income Tax Considerations...............................  32
  Regulatory Approvals....................................................  34
  Federal Securities Law Consequences.....................................  35
  Stock Transfer Restriction Agreement....................................  35
  Dissenters' Rights......................................................  36
  Management and Operations Following the Merger..........................  38

                                                                            PAGE
                                                                            ----
THE MERGER AGREEMENT......................................................   39
  Exchange of Share Certificates..........................................   39
  Business of MMI Pending the Merger......................................   39
  Conditions to the Merger................................................   40
  Termination; Amendment..................................................   41
SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA..........................   42
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...............................................................   45
  Introduction............................................................   45
  Combined Results of Operations..........................................   46
  Liquidity and Capital Resources.........................................   48
  Seasonal and Cyclical Nature of Business................................   49
  Inflation...............................................................   49
  GroupMAC and Subsidiaries (formerly Airtron)............................   49
  MMI-Historical..........................................................   51
  MMI-Pro Forma...........................................................   53
  Masters.................................................................   55
  K&N.....................................................................   57
  Other Residential Service Companies.....................................   59
  Other Commercial Service Companies......................................   61
INFORMATION REGARDING THE COMPANY.........................................   64
  General.................................................................   64
  Business................................................................   65
  Directors and Executive Officers........................................   76
  Executive Compensation..................................................   79
  Incentive Bonus Program.................................................   84
  Related Party Transactions..............................................   84
  Security Ownership of Certain Beneficial Owners and Management..........   86
THE ACQUISITIONS..........................................................   88
INFORMATION REGARDING MMI.................................................   89
  Business................................................................   89
  Directors and Executive Officers........................................   89
  Executive Compensation..................................................   90
  Related Party Transactions..............................................   91
  Security Ownership of Certain Beneficial Owners and Management..........   92
DESCRIPTION OF COMPANY CAPITAL STOCK......................................   93
  General.................................................................   93
  Preferred Stock.........................................................   93
  Company Common Stock....................................................   95
  Statutory Business Combination Provision................................   95
  Certain Provisions of the Articles of Incorporation and Bylaws..........   96
DESCRIPTION OF THE BANK CREDIT AGREEMENT..................................   97
  General.................................................................   97
  Amortization; Prepayments...............................................   97
  Security; Guarantees....................................................   97
  Interest Rates..........................................................   97
  Fees, Expenses and Costs; Credit Facilities.............................   97
  Covenants...............................................................   98
  Events of Default.......................................................   98

                                                                           PAGE
                                                                           ----
COMPARISON OF THE RIGHTS OF HOLDERS OF THE COMPANY COMMON STOCK AND MMI
 COMMON STOCK.............................................................  99
  General.................................................................  99
  Mergers and Other Fundamental Transactions..............................  99
  Mergers Without Shareholder Approval....................................  99
  Appraisal Rights........................................................ 100
  Amendments to Charter................................................... 100
  Special Meetings of Shareholders........................................ 100
  Cumulative Voting....................................................... 101
  No Preemptive Rights.................................................... 101
  Shareholder Action by Written Consent................................... 101
  Newly Created Directorships............................................. 101
  Removal of Directors.................................................... 101
  Inspection of Books and Records......................................... 102
LEGAL MATTERS............................................................. 102
EXPERTS................................................................... 102
OTHER MATTERS............................................................. 102
AVAILABLE INFORMATION..................................................... 103
INDEX TO FINANCIAL STATEMENTS............................................. F-1

ANNEX AAGREEMENT AND PLAN OF MERGER
ANNEX BOPINION OF BUSINESS ADVISORY SERVICES, INC.
ANNEX CCHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATION ACT

  NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, MMI OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR MMI SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

  THE INFORMATION CONTAINED HEREIN WITH RESPECT TO THE COMPANY, ITS SUBSIDIARIES, PREDECESSORS AND COMPANIES TO BE ACQUIRED BY IT (OTHER THAN MMI) HAS BEEN PROVIDED BY THE COMPANY. THE INFORMATION CONTAINED HEREIN WITH RESPECT TO MMI AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY MMI.

                                    SUMMARY

  The Company has acquired 11 companies (the "Pre-IPO Companies") and has entered into definitive agreements to acquire an additional 13 companies, including MMI (the "IPO Acquisition Companies" and together with the Pre-IPO Companies, the "GroupMAC Companies"), upon the closing of its IPO. The following summary is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and the financial statements, including the related notes thereto, appearing elsewhere in this Proxy Statement/Prospectus. Unless the context otherwise requires, (i) the "Company" or "GroupMAC" refers to Group Maintenance America Corp. and the GroupMAC Companies, as well as to the business and operations of their predecessors and (ii) "MMI" refers to MacDonald-Miller Industries, Inc. and its consolidated subsidiaries. References to fiscal year financial information of the Company refer to the fiscal year ended February 28 or 29 of the relevant year or the respective fiscal year ends of the individual GroupMAC Companies, and references to pro forma financial information of the Company or combined financial information of any group of the GroupMAC Companies refer to a year ending December 31 of the relevant year. After completion of the IPO, the Company's fiscal year will be the calendar year.

                                  THE COMPANY

  The Company was founded in 1996 to create the leading nationwide provider of heating, ventilation and air conditioning ("HVAC"), plumbing and electrical services to residential and commercial customers. Since inception, the Company has acquired 11 companies (the "Pre-IPO Companies") totaling $138.8 million in combined 1996 revenues and has definitive agreements to acquire an additional 13 companies (the "IPO Acquisition Companies") upon the closing of its IPO. After the IPO, the Company believes it will be one of the largest diversified providers of HVAC, plumbing and electrical services in the United States with operations in 37 cities in 21 states. The market for these diversified services is approximately $100 billion. The Company's pro forma 1996 revenues and income from operations were $307.5 million and $20.9 million, respectively, and combined historical revenues of the GroupMAC Companies grew at an annual rate of 14.3% from 1994 through 1996.

  The Company offers a comprehensive range of services to residential and commercial customers in both the new installation and the maintenance, repair and replacement segments of the HVAC, plumbing and electrical service industries. The Company's services include installing and maintaining, repairing and replacing central air conditioning systems, furnaces, heat pumps and plumbing and electrical systems. Approximately 74%, 23% and 3% of the Company's pro forma 1996 revenues were derived from HVAC, plumbing and electrical and other services, respectively. Approximately 59% of pro forma 1996 revenues were derived from residential services and 41% from commercial services, while 54% of pro forma 1996 revenues were from the new installation segment and 46% were from maintenance, repair and replacement services. Through Callahan Roach and United Service Alliance, L.C. ("USA"), the Company also provides consulting services and sells products to over 1,300 independent HVAC and plumbing service companies. The Company believes that its broad service offerings and geographic diversity provide several advantages, including the ability to offer its customers a single source for a range of services, to consolidate purchasing power with vendors, to capture business from customers that operate on a regional and national basis, to mitigate the effects of seasonality and to balance local or regional economic cycles.

  The Company believes that it can maximize its long-term growth and profitability by participating in both the new installation and the maintenance, repair and replacement segments of the HVAC, plumbing and electrical service industries. The new installation business is generally characterized by higher volume sales to homebuilders, commercial developers and other large customers. The maintenance, repair and replacement business generally produces higher margins from services provided to a broader customer base. The Company intends to focus on growing its maintenance, repair and replacement business, to capitalize on the higher margins and the more predictable nature of revenues associated with this segment and to target a revenue mix of approximately 60% maintenance, repair and replacement and 40% new installation over time. The Company derives considerable profits and strategic value from its new installation business, as this segment generates a database of potential customers for maintenance, repair and replacement services. The higher volumes associated with consolidating a number of new installation firms provide purchasing economies of scale that increase the competitiveness of both the new installation and the maintenance, repair and replacement segments.

  The Company believes that growth through acquisition is important and that profits can be maximized through the efficient integration of acquired companies. In order to provide the Company with integration, internal training and management development capabilities, the Company acquired two leading national HVAC consulting organizations, Callahan Roach and USA, in July 1997. Callahan Roach serves HVAC and plumbing service companies across the United States in such areas as advertising, marketing, business valuation, pricing strategies, management information systems, acquisition planning and integration and general consulting. Callahan Roach maintains relationships with over 1,200 HVAC and plumbing service companies, principally in the residential market. The Company estimates that aggregate revenues for these Callahan Roach customers are in excess of $2 billion annually. USA provides training and other products and services to 105 independent commercial HVAC service companies across the United States. The Company estimates that aggregate revenues for these USA customers are in excess of $1 billion annually. Of the 24 GroupMAC Companies, 12 were clients of Callahan Roach and/or USA prior to their acquisition. The Company intends to utilize these complementary customer bases to advance its national marketing strategies and believes that these companies will be a source of future acquisition prospects.

  Available industry data indicate that the Company's markets are large and fragmented. The HVAC service market is estimated to be approximately $65 billion in annual revenue, with over 40,000 service providers. Approximately $26 billion of the total is represented by the residential market, with the commercial market representing the balance. The plumbing service market is estimated to be $19 billion and the electrical service market is estimated to be $16 billion. The plumbing and electrical service markets each has over 30,000 participants. The vast majority of participants in the HVAC, plumbing and electrical service industries are small, owner-operated businesses with limited financial resources and limited access to capital for expansion. The Company believes there is a significant opportunity for a well-capitalized, nationwide provider of these services to consolidate a large number of independent companies.

  The Company is implementing operating and acquisition strategies to maintain and expand its position as a leading national provider of comprehensive HVAC, plumbing and electrical services to the residential and commercial markets.

  Key elements of the Company's operating strategy are to:

  . achieve operating efficiencies through volume purchasing, the implementation of "best practices" and the development of strong internal training capabilities;

  . operate on a decentralized basis to allow entrepreneurial management to continue to capitalize on local market knowledge and existing customer relationships;

  . attract, develop and retain high quality technicians to assure superior customer service; and

  . establish national market coverage to provide full service to regional and national accounts.

  Key elements of the Company's acquisition strategy are to:

  . acquire companies across multiple market segments to provide a balanced mix of revenues and foster internal growth through cross-selling of services;

  . expand geographically by acquiring core businesses in new markets and "tucking in" smaller companies;

  . utilize Company Common Stock to retain and provide incentives to the management and employees of acquired companies; and

  . leverage its industry reputation and relationships to make future acquisitions.

  The Company is a Texas corporation with its principal executive offices located at 1800 West Loop South, Suite 1375, Houston, Texas 77027, and its telephone number is (713) 626-4778.

                                      MMI

  MMI was founded in 1965 as MacDonald-Miller Company, Inc. offering HVAC service, maintenance and design/build engineering. In 1986, the company implemented a corporate restructuring and formed MMI as a holding company providing financial and business services to MacDonald-Miller Company, Inc., which provided the design/build contracting services, and MacDonald-Miller Service, Inc., which provided the service and maintenance operations.

  MacDonald-Miller Company, Inc. is one of the major design/build contractors in the Pacific Northwest, specializing in engineering, pre-construction services, fabrication and installation of complex mechanical systems of all types. MacDonald-Miller Service, Inc. is one of the largest HVAC service and maintenance contractors in the Pacific Northwest, serving a diverse group of customers from the Canadian border to central Oregon.

  In connection with, but immediately prior to the consummation of, the Merger, the business of MacDonald-Miller Residential Division will be segregated into a new, wholly owned corporation, all of the stock of which will be distributed to the shareholders of MMI. The remaining business of MMI, including the businesses conducted by its subsidiaries, MacDonald-Miller Company, Inc. and MacDonald-Miller Service, Inc., will be merged with and into Merger Sub.

  MMI is headquartered in Seattle, Washington and has facilities in Seattle, Washington and Portland, Oregon. The principal executive offices of MMI are located at 7717 Detroit Ave. S.W., Seattle, Washington 98106 and its telephone number is (206) 763-9400.

                                   MERGER SUB

  Merger Sub was recently organized by the Company for the purpose of effecting the acquisition of MMI. It has no material assets and has not engaged in any activities except in connection with the proposed Merger. The principal executive offices of Merger Sub are located at 1800 West Loop South, Suite 1375, Houston, Texas 77027 and its telephone number is (713) 626-4778.

                            THE MMI SPECIAL MEETING

  Time, Place and Date. The MMI Special Meeting will be held at 4:00 p.m., local time, on Friday, November 7, 1997 in the Service Training Room located at the offices of MMI, 7717 Detroit Ave. S.W., Seattle, Washington 98106.

  Purpose. At the MMI Special Meeting, shareholders will be asked to consider and vote upon a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Annex A. See "The MMI Special Meeting--Purpose."

  Record Date; Voting Rights. Holders of record of MMI Common Stock at the close of business on September 15, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the MMI Special Meeting and at any adjournment or postponement thereof. There were issued and outstanding 113,025 shares of

MMI Common Stock as of the Record Date, held by approximately 213 shareholders of record. Under the Washington Business Corporation Act ("WBCA"), the adoption and approval of the Merger Agreement by the shareholders of MMI requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of MMI Common Stock. As of the Record Date, 65,983 shares of MMI Common Stock (approximately 58.4% of the shares of MMI Common Stock outstanding as of the Record Date) were outstanding and entitled to be voted by the directors and executive officers, and their affiliates, of MMI. See "The MMI Special Meeting--Record Date; Voting Rights."

  Fredric J. Sigmund, Steven C. Lovely, Gary S. Kuhlman, James A. MacDonald, B. Joel Smith and Charles H. Orton (collectively, the "Principal Shareholders") and certain other holders of MMI Common Stock, who beneficially own in the aggregate 75,601 shares of MMI Common Stock (approximately 66.9% of the shares of MMI Common Stock outstanding on the Record Date), have agreed to vote their shares of MMI Common Stock, or to cause their shares of MMI Common Stock to be voted, in favor of the Merger at the MMI Special Meeting. When these shares of MMI Common Stock are voted at the MMI Special Meeting in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, the affirmative vote of additional shares of MMI Common Stock will not be required to so adopt and approve the Merger Agreement and the transactions contemplated thereby.

  Holders of a majority of the shares of MMI Common Stock, represented in person or by proxy, will constitute a quorum. Each holder will be entitled to cast one vote for each share of MMI Common Stock held. See "The MMI Special Meeting--Record Dates; Voting Rights."

                                   THE MERGER

  Terms of Merger. If the Merger is approved and consummated, each share of MMI Common Stock outstanding at the date and time that the Merger becomes effective (other than shares held in MMI's treasury or owned by any subsidiary of MMI) will be converted into the right to receive cash and shares of Company Common Stock. The number of shares of Company Common Stock to be issued for each share of MMI Common Stock will be based, in part, upon the initial public offering price (the "IPO Price") at which the shares of Company Common Stock are sold to the public pursuant to the Company's IPO to be undertaken in connection with, and as a condition to the consummation of, the Merger. In addition, the holders of MMI Common Stock as of the date and time that the Merger becomes effective will be entitled to additional consideration of two times the excess, if any, of EBITDA (as defined in the Merger Agreement) over $2,613,012.80. Such additional consideration, if any, will be payable on or before April 30, 1998, and will be apportioned between cash and Company Common Stock in the same ratio as in the Merger. Presently, there is no market for the Company Common Stock. The Company Common Stock has been approved for listing on the NYSE under the symbol "MAK".

  MMI's Reasons for the Merger; Recommendations of the MMI Board of
Directors. After taking into consideration various factors, the MMI Board has determined that the Merger is in the best interests of MMI and its shareholders, and recommends adoption and approval of the Merger Agreement and the transactions contemplated thereby. For a discussion of the factors considered by the MMI Board in reaching its decisions to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and to recommend that the MMI shareholders vote FOR the proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger, see "The Merger--MMI's Reasons for the Merger; Recommendations of the MMI Board of Directors."

  Opinion of MMI's Financial Advisor. Business Advisory Services, Inc. ("Business Advisory") has delivered its written opinion to the MMI Board to the effect that, as of the date of its opinion, the consideration to be received by the MMI shareholders pursuant to the Merger Agreement is fair to MMI shareholders from a financial point of view. A copy of such opinion, which sets forth the assumptions made, matters considered, and limits on the review undertaken by Business Advisory in arriving at its opinion is attached to this Proxy Statement/Prospectus as Annex B, and should be read in its entirety. See "The Merger--Opinion of MMI's Financial Advisor."

  Interests of Certain Persons in the Merger. In considering the recommendation of the MMI Board of Directors to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, MMI shareholders should be aware that the executive officers of MMI and certain members of the MMI Board have interests in the Merger that are in addition to the interests of MMI shareholders generally, and that the members of the MMI Board having such interests participated in the discussion, deliberation and voting of the MMI Board with respect to the Merger Agreement. See "The Merger--Interests of Certain Persons in the Merger."

  . Fredric J. Sigmund, President, Chief Executive Officer and a director of
    MMI, will become a director of the Company.

  . MMI will enter into a new ten year renewable lease with F&V Investments, a company owned by Mr. Sigmund, to replace the existing lease for MMI's Seattle, Washington facility. The annual base rent to be paid under this lease is approximately $475,000. The Company believes that the terms of such lease are no less favorable to the Company than would be available under a similar lease entered into on an arm's length basis.

  . Each of the Principal Shareholders will enter into an employment agreement with MMI which provides for an annual salary of $120,000 and a bonus based on MMI's future performance. Each of the agreements is for a three year term. In the event of a Principal Shareholder's death, such Principal Shareholder's agreement will terminate. In the event of a Principal Shareholder's disability, MMI will continue payment of compensation during the first six month period of such disability to the extent not covered by MMI's disability insurance policies. In the event a Principal Shareholder's employment is terminated, such Principal Shareholder will receive compensation for the periods described in the agreement. In addition, generally, each Principal Shareholder has agreed not to compete with MMI until the later to occur of (i) three years after the date of the agreement or (ii) one year following such Principal Shareholder's termination of employment.

  Accounting Treatment. The Merger will be accounted for by the Company under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. See "The Merger-- Accounting Treatment."

  Certain Federal Income Tax Considerations. The Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") so that no gain or loss would be recognized by MMI shareholders with respect to the receipt of the Company Common Stock in exchange for their shares of MMI Common Stock in the Merger (except with respect to the cash portion of the Merger consideration to be paid to the holders of MMI Common Stock). For a further discussion of certain of the federal income tax consequences of the Merger, see "The Merger-- Certain Federal Income Tax Considerations."

  Dissenters' Rights. Holders of MMI Common Stock are entitled to dissenters' rights under Chapter 23B.13 of the WBCA in connection with the Merger. In order to exercise their dissenters' rights to demand payment in cash for the appraised "fair value" of their shares of MMI Common Stock, such shareholders must comply fully with the provisions of Chapter 23B.13 of the WBCA, a copy of which is attached as Appendix C to this Proxy Statement/Prospectus. See "The Merger--Dissenters' Rights."

                              THE MERGER AGREEMENT

  Conditions to the Merger. Consummation of the Merger is subject to the satisfaction of a number of conditions, including but not limited to the delivery of certificates by each of the parties to the Merger Agreement to the other parties with respect to the accuracy of the representations and warranties of such parties, the performance, compliance with all covenants to be performed and complied with by such parties, and the procurement of all of the consents, approvals and waivers of third parties or any regulatory body or authority by such parties, the delivery by the Principal Shareholders and MMI to the Company and Merger Sub of a certificate as to the absence of any legal action or proceeding against any of the parties arising by reason of the Merger Agreement which is likely (i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by the Merger Agreement, and (ii) to have a material adverse effect upon MMI or the Company, the completion by the Company of its IPO and the making of any required filings under applicable law and the expiration or termination of the required waiting periods. See "The Merger Agreement--Conditions to the Merger."

  Termination. The Merger Agreement may be terminated and the Merger may be abandoned prior to its effectiveness either before or after its approval by the shareholders of MMI under the circumstances specified in the Merger Agreement, including (i) by the mutual written agreement of the Company and MMI, and (ii) by either party if the Merger is not consummated by December 31, 1997.

  Surrender of Certificates. Prior to the effectiveness of the Merger, the Company will mail a letter of transmittal with instructions to all holders of record of MMI Common Stock as of the Record Date for use in surrendering their stock certificates in exchange for certificates representing the Company Common Stock, the cash consideration and a cash payment in lieu of fractional shares. Certificates should not be surrendered until the letter of transmittal is received. In the event the Merger is not consummated for any reason, the certificates representing the MMI Common Stock will be returned to the holders thereof. See "The Merger Agreement--Exchange of Share Certificates."

  Comparison of Stockholder Rights. See "Comparison of the Rights of Holders of Company Common Stock and MMI Common Stock" for a summary of the material differences between the rights of holders of the Company Common Stock and MMI Common Stock.

                                  RISK FACTORS

  Shareholders should carefully consider the risk factors related to the combined companies after the Merger. See "Risk Factors" beginning on page 15 of this Proxy Statement/Prospectus.

             SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  The Company has previously acquired the Pre-IPO Companies and will acquire the IPO Acquisition Companies simultaneously with the closing of the IPO. The first and largest acquisition made by the Company was that of Airtron, Inc. ("Airtron"). For accounting purposes, this transaction was accounted for as a reverse acquisition, as if Airtron acquired the GroupMAC Parent (Group Maintenance America Corp. parent only), because the former shareholders of Airtron owned a majority of GroupMAC Parent's common stock upon consummation of the transaction. As such, the summary historical financial data set forth below as of and for the three-year period ended February 28, 1997 have been derived from the financial statements of Airtron, which have been audited by KPMG Peat Marwick LLP, independent public accountants. The Financial Statements of GroupMAC Parent and the Pre-IPO Companies are included in the Financial Statements from their respective dates of acquisition. The historical balance sheet data as of June 30, 1997 include A-ABC Appliance, Inc. ("A-ABC") and A-1 Appliance & Air Conditioning, Inc. ("A-1" and, together with A-ABC, "A-ABC/A-1"), Hallmark Air Conditioning, Inc. ("Hallmark") and K&N Plumbing, Heating and Air Conditioning, Inc. ("K&N"), which were acquired effective June 1, 1997, and Charlie Crawford, Inc. (d/b/a Charlie's Plumbing) ("Charlie's"), Costner Brothers, Inc. ("Costner"), AA JARL, Inc. (d/b/a Jarrell Plumbing) ("Jarrell") and the residential service assets of Way Service, Inc. ("Way Residential"), which were acquired effective June 30, 1997.

  The summary pro forma financial data of the Company as of and for the six months ended June 30, 1996 and 1997 and the year ended December 31, 1996 are derived from the Unaudited Pro Forma Combined Financial Statements of the Company that appear elsewhere in this Proxy Statement/Prospectus. The pro forma financial data listed below present certain information for the Company, as adjusted for (i) the effects of the acquisitions of the GroupMAC Companies and
(ii) the effects of certain pro forma adjustments to the historical financial statements of the GroupMAC Companies which are directly related to these acquisitions. The pro forma as adjusted financial data give effect to consummation of the IPO and the application of the net proceeds therefrom. The pro forma financial data of the Company do not purport to represent what the Company's results of operations or financial position actually would have been had these events, in fact, occurred on the date or at the beginning of the period indicated, nor are they intended to project the Company's results of operations or financial position for any future date or period.

  The data presented below should be read in conjunction with the Selected Historical and Pro Forma Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations, the Financial Statements and the related notes thereto and the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere herein.

                             SUMMARY FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         PRO FORMA AS ADJUSTED
                                                     -------------------------------
                            FISCAL YEARS ENDED                       SIX MONTHS ENDED
                            FEBRUARY 28 OR 29,                           JUNE 30,
                          -------------------------- DECEMBER 31,  ------------------------
                           1995       1996    1997     1996(2)     1996(2)  1997(2)
                          -------    ------- ------- ------------  -------- --------
INCOME STATEMENT
 DATA(1):
Revenues................  $72,226    $73,765 $81,880   $307,507    $151,396 $157,941
Gross Profit............   21,766     21,091  23,374     71,596      33,479   36,582
Selling, General and
 Administrative
 Expenses(3)............   20,282(4)  17,615  19,811     48,953(5)   24,068   26,978(6)
Goodwill
 Amortization(7)........       --         --      --      1,891         946      946
                          -------    ------- -------   --------    -------- --------
Income from Operations..    1,484      3,476   3,563     20,752       8,465    8,658
Interest Income
 (Expense), Net.........       76         68      89        154          39      181
Other Income, Net.......      140        246     256        297         240      508
                          -------    ------- -------   --------    -------- --------
Income Before Income Tax
 Provision..............    1,700      3,790   3,908     21,203       8,744    9,347
Income Tax Provision....      911      1,651   1,572      9,237       3,876    4,117
                          -------    ------- -------   --------    -------- --------
Net Income..............  $   789    $ 2,139 $ 2,336   $ 11,966    $  4,868 $  5,230
                          =======    ======= =======   ========    ======== ========
Net Income Per Share....                               $    .59    $    .24 $    .26
                                                       ========    ======== ========
Weighted Average Shares
 Outstanding(8).........                                 20,159      20,159   20,159
                                                       ========    ======== ========
OTHER DATA:
EBITDA(9)...............  $ 1,853    $ 3,960 $ 4,027   $ 26,061    $ 11,132 $ 11,843
                          =======    ======= =======   ========    ======== ========

                                                       JUNE 30, 1997
                                              ----------------------------------
                                                          PRO       PRO FORMA
                                               ACTUAL   FORMA(2)  AS ADJUSTED(2)
                                              --------  --------  --------------
BALANCE SHEET DATA:
Cash and Cash Equivalents.................... $  5,875  $ 10,214     $  9,457
Working Capital..............................    7,425   (13,359)      29,303
Total Assets.................................   64,942   174,284      173,330
Total Debt...................................   31,045    46,022        2,107
Preferred Stock..............................   17,121    19,271           --
Shareholders' Equity.........................  (10,998)   25,468      118,618

-------
(1) Concurrent with the IPO, the Company intends to change its fiscal year end from February 28 to December 31.
(2) Pro forma financial data give effect to the completed and pending acquisitions that are described in Unaudited Pro Forma Combined Financial Statements of the Company, as if they had occurred at January 1, 1996 for the Income Statement Data and on June 30, 1997 for the Balance Sheet Data. Pro forma as adjusted data give effect to a reduction in interest expense as a result of reductions in indebtedness upon application of a portion of the net proceeds to the Company from the IPO and the redemption of preferred stock.
(3) Reflects a decrease of $11.1 million, $4.2 million and $5.2 million for the year ended December 31, 1996, six months ended June 30, 1996 and 1997, respectively, for pro forma reductions in salaries, bonuses and benefits to former owners of the GroupMAC Companies to which they have agreed prospectively. Also excludes non-recurring non-cash compensation expense of $7.0 million related to the reverse acquisition of GroupMAC Parent during the second quarter of 1997.
(4) Includes $2.4 million for compensation expense resulting from revaluation of warrants.
(5) Includes $0.5 million of expenses for the formation and build-up of corporate management and infrastructure.
(6) Includes $1.6 million of expenses for the formation and build-up of corporate management and infrastructure.
(7) Consists of amortization recorded or to be recorded as a result of the acquisition of GroupMAC Companies over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements of the Company.
(8) Computed on a basis described in Note 4 of Notes to Unaudited Pro Forma Combined Financial Statements of the Company.
(9) Represents earnings before interest, taxes, depreciation and amortization (EBITDA). Based on its experience in the industry, the Company believes that EBITDA is an important tool for measuring the performance of companies in the industry (including potential acquisition targets) in several areas such as liquidity, operating performance and leverage. In addition, lenders use EBITDA as a criterion in evaluating companies in the industry and the Company's financing arrangement contains covenants in which EBITDA is used as a measure of financial performance. The EBITDA measure for the Company may not be consistent with similarly titled measures for other companies. EBITDA should not be considered by a shareholder of MMI Common Stock as an alternative to operating or net income (as determined in accordance with GAAP) as an indicator of the Company's performance or to cash flow from operations (as determined in accordance with GAAP) as a measure of liquidity. See the comparative historical statements of cash flows included herein and "Management's Discussion of Financial Condition and Results of Operations" and "--Liquidity and Capital Resources" for discussion of other measures of performance determined in accordance with GAAP and the Company's sources and applications of cash flow.

              SUMMARY INDIVIDUAL GROUPMAC COMPANIES FINANCIAL DATA
                                 (IN THOUSANDS)

                                                             SIX MONTHS ENDED
                                      FISCAL YEAR(1)             JUNE 30,
                                ---------------------------  -----------------
                                  1994     1995      1996      1996     1997
                                -------- --------  --------  -------- --------
Group Maintenance America
 Corp. and Subsidiaries
 (Formerly Airtron)(2)
  Revenues....................  $ 72,226 $ 73,765  $ 81,880  $ 37,127 $ 38,676
  Gross Profit................    21,766   21,091    23,374    10,209   10,863
  Income from Operations......     1,484    3,476     3,563       739    1,039
MMI(3)
  Revenues....................  $ 39,534 $ 45,508  $ 66,059  $ 36,382 $ 38,836
  Gross Profit................     7,278    8,581     9,686     4,792    5,385
  Income from Operations......     1,190    1,243     2,054     1,086    1,597
Masters
  Revenues....................  $ 30,327 $ 35,160  $ 39,826  $ 18,279 $ 19,318
  Gross Profit................     2,309    3,414     3,972     1,640    1,861
  Income from Operations......       645    1,041     1,488       631      664
K&N(2)
  Revenues....................  $ 21,458 $ 22,709  $ 24,279  $ 11,893 $ 12,355
  Gross Profit................     2,615    2,359     3,574     1,460    1,693
  Income from Operations......       340     (119)      936       111       88
Other Residential Services (11
 companies)(2)(4)
  Revenues....................  $ 38,481 $ 43,216  $ 48,964  $ 23,255 $ 24,886
  Gross Profit................    13,084   15,679    18,336     8,493   10,087
  Income from Operations......     1,652    1,469     1,830       411    1,810
Other Commercial Services (9
 companies)(4)
  Revenues....................  $ 33,208 $ 38,476  $ 46,499  $ 24,460 $ 23,870
  Gross Profit................     9,434   10,863    12,654     6,885    6,693
  Income from Operations......     1,765    1,734     2,287     2,182    1,495
GroupMAC Parent(5)
  Revenues....................  $     -- $     --  $     --  $     -- $     --
  Gross Profit................        --       --        --        --       --
  Income from Operations......        --       --      (724)       --   (9,384)
Total
  Revenues....................  $235,234 $258,834  $307,507  $151,396 $157,941
  Gross Profit................    56,486   61,987    71,596    33,479   36,582
  Income (Loss) from
   Operations.................     7,076    8,844    11,434     5,160   (2,691)
  Pro Forma Income from
   Operations.................                       20,852     8,515    8,708

-------
(1) Several of the individual GroupMAC Companies have fiscal year ends that differ from December 31, which is the year end all of the GroupMAC Companies will use concurrent with the IPO.
(2) The operating results of A-ABC/A-1, Hallmark and K&N include the activity of each of these companies for the six months ended June 30, 1997, although these companies were acquired, for accounting purposes, by Airtron on June 1, 1997. A-ABC/A-1 and Hallmark results are included in the Other Residential Services group. Airtron results include Airtron on a stand alone basis without inclusion of the results of any acquired companies.
(3) The operating results of MMI are pro forma results giving effect to the distribution of assets of the MacDonald-Miller Residential Division. See the Unaudited Pro Forma Consolidated Financial Statements of MMI located elsewhere in this Proxy Statement/Prospectus.
(4) The remainder of the GroupMAC Companies are classified by their primary revenue generating category.
(5) GroupMAC Parent's operating results include the six months ended June 30, 1997, although the company was acquired, for accounting purposes, by Airtron in May 1997. Includes non-recurring compensation expense of $7.0 million related to the reverse acquisition of the GroupMAC Parent.

                           COMPARATIVE PER SHARE DATA

  The following table sets forth certain historical per share data of the Company and MMI and combined per share data on an unaudited pro forma basis after giving effect to the Merger on the purchase method of accounting assuming that 4.6217 shares of Company Common Stock are issued in exchange for each share of MMI Common Stock in the Merger. This data should be read in conjunction with the selected historical and pro forma financial data, the pro forma combined condensed financial statements and the separate historical consolidated financial statements of the Company and MMI, and notes thereto, included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma combined financial data are not indicative of the operating results that would have been achieved had the transaction occurred at the beginning of the periods presented and should not be construed as representative of future operations.

                                         THE COMPANY                MMI
                                    ---------------------- ---------------------
                                                COMBINED              EQUIVALENT
                                                PRO FORMA                PRO
                                    HISTORICAL AS ADJUSTED HISTORICAL  FORMA(1)
                                    ---------- ----------- ---------- ----------
Book value per share:
  June 30, 1997....................   $(1.26)     $5.94      $42.67     $27.46
Earnings per common share:
  Six months ended June 30, 1997...   $ 0.05      $0.26      $ 7.44     $ 1.20
  Last fiscal year end.............   $ 0.45      $0.59      $ 3.28     $ 2.74

--------
(1) The Equivalent Pro Forma amounts represent the Combined Pro Forma amounts as adjusted multiplied by the assumed exchange ratio of shares of MMI Common Stock (4.6217 to 1) which assumes an IPO Price of $14.00. This amount excludes the cash consideration paid in the Merger of $43.14 for each share of MMI Common Stock. See "The Merger--Terms of the Merger."

  Impact of Increase in IPO Price of $1.00 Per Share. A $1.00 increase in the IPO price increases the Combined Pro Forma As Adjusted Book Value Per Share as of June 30, 1997, the Combined Pro Forma As Adjusted Earnings Per Common Share for the six months ended June 30, 1997 and the last fiscal year end by approximately $0.056, $0.002 and $0.006, respectively. A $1.00 increase in the IPO price also decreases the MMI Equivalent Pro Forma Book Value Per Share as of June 30, 1997, the Equivalent Pro Forma Earnings Per Common Share for the six months ended June 30, 1997 and the last fiscal year end by approximately $(1.592), $(0.070) and $(0.159), respectively. In addition, such a change to the IPO price would result in a decrease in the exchange ratio from 4.6217-1 to 4.3136-1.

  Impact of Decrease in IPO Price of $1.00 Per Share. A $1.00 decrease in the IPO price decreases the Combined Pro Forma As Adjusted Book Value Per Share as of June 30, 1997, the Combined Pro Forma As Adjusted Earnings Per Common Share for the six months ended June 30, 1997 and the last fiscal year end by approximately $(0.063), $(0.003) and $(0.006), respectively. A $1.00 decrease in the IPO price also increases the MMI Equivalent Pro Forma Book Value Per Share as of June 30, 1997, the Equivalent Pro Forma Earnings Per Common Share for the six months ended June 30, 1997 and the last fiscal year end by approximately $1.800, $0.079 and $0.180, respectively. In addition, such a change to the IPO price would result in an increase in the exchange ratio from 4.6217-1 to 4.9772-1.

  Comparison of Market Data. There has previously been no public market for the shares of Company Common Stock or MMI Common Stock. Consequently, there are no relevant market data for the Company Common Stock or MMI Common Stock currently available for comparative purposes.

  Dividends. The Company and MMI have not declared or paid any cash dividends on their respective capital stock since their respective incorporations and do not, in the foreseeable future, intend to declare or pay any cash dividends. Any future determination as to declaration and payment of cash dividends will be made at the discretion of their respective Board of Directors. The Merger Agreement also limits the ability of MMI to declare dividends.

                                 RISK FACTORS

  The following risk factors should be considered carefully by the holders of MMI Common Stock in evaluating whether to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, and thereby become holders of Company Common Stock. These factors should be considered in conjunction with the other information included in this Proxy Statement/Prospectus. To the extent this Proxy Statement/Prospectus contains certain forward-looking statements, actual results could differ materially from those projected in the forward-looking statements as a result of any number of factors, including the risk factors set forth below and elsewhere in this Proxy Statement/Prospectus.

ABSENCE OF COMBINED OPERATING HISTORY

  The Company has conducted limited operations to date. See "Information Regarding the Company." Prior to their acquisition by the Company, the Pre-IPO Companies operated as separate, independent businesses. Further, the IPO Acquisition Companies, including MMI, have operated, and will continue to operate prior to the closing of the IPO, as separate, independent businesses. The Company will rely on the separate systems of the GroupMAC Companies for the foreseeable future. There can be no assurance that the Company will be able to integrate the operations of the GroupMAC Companies successfully or to institute the necessary systems and procedures, including accounting and financial reporting systems, to manage the combined enterprise on a profitable basis. The Company's management group has been assembled only recently, and a significant number of the Company's management group has not worked in the HVAC, plumbing and electrical service industries prior to joining the Company. There can be no assurance that the management group will be able to manage the combined entity or to implement effectively the Company's operating strategy, internal growth strategy and acquisition program. The pro forma and combined historical financial results of the GroupMAC Companies cover periods when the GroupMAC Companies were not under common control or management and may not be indicative of the Company's future financial or operating results. The inability of the Company to integrate and manage the GroupMAC Companies and such additional businesses as the Company may acquire as a cohesive, efficient enterprise or to eliminate unnecessary duplication may have a material adverse effect on the business, financial condition and results of operations of the Company.

DEPENDENCE ON ACQUISITIONS FOR GROWTH

  The Company intends to grow primarily by acquiring residential and commercial contracting businesses that install or maintain, repair and replace HVAC, plumbing, electrical and other systems and equipment in existing homes and commercial buildings and in homes and commercial buildings under construction in its existing and new markets. The Company's acquisition strategy presents risks that, singly or in any combination, could materially adversely affect the Company's business, financial condition and results of operations. These risks include the possibility of the adverse effect on existing operations of the Company from the diversion of management attention and resources to acquisitions, the possible loss of acquired customer bases and key personnel, including service technicians and managers, possible adverse effects on earnings resulting from amortization of goodwill created in purchase transactions and the contingent and latent risks associated with the past operations and other unanticipated problems arising in the acquired businesses. The success of the Company's acquisition strategy will depend on the extent to which it is able to acquire, successfully absorb and profitably manage additional businesses, and no assurance can be given that the Company's strategy will succeed. The increasing competition for suitable acquisition targets could limit the Company's ability to locate suitable acquisition targets and could increase the cost of purchasing such acquisition targets. See "Information Regarding the Company--Business--Acquisition Strategy."

DEPENDENCE ON ADDITIONAL CAPITAL FOR FUTURE GROWTH

  The Company historically has financed capital expenditures and acquisitions primarily through the issuance of equity securities, secured bank borrowings and internally generated cash flow. The timing, size and success of the Company's acquisition efforts and the associated capital commitments cannot be readily predicted. The Company currently intends to finance future acquisitions by using shares of Company Common Stock for all or a substantial portion of the consideration to be paid. If the Company Common Stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept Company Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. The Company will have little, if any, net proceeds of its IPO remaining for future acquisitions and working capital after payment of IPO expenses, any indebtedness incurred or assumed by the Company and the cash portion of the purchase price for the IPO Acquisition Companies. There can be no assurance the Company will be able to raise sufficient capital at reasonable rates, if at all. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

EXPOSURE TO DOWNTURNS IN HOUSING STARTS OR NEW COMMERCIAL CONSTRUCTION

  A substantial portion of the Company's business involves installation of HVAC and/or plumbing systems in newly constructed residences and commercial buildings. The extent to which the Company is able to maintain or increase revenues from new installation services in the residential market will depend on the levels of housing starts from time to time in the geographic markets in which it operates and likely will reflect the cyclical nature of the housing industry. The housing industry is affected significantly by changes in general and local economic conditions, such as employment and income levels, the availability and cost of financing for home buyers (including the continued deductibility of mortgage interest in determining federal income tax), consumer confidence and housing demand. The level of new commercial installation services is similarly affected by fluctuations in the level of new construction of commercial buildings in the markets in which the Company operates, due to local economic conditions, changes in interest rates and other similar factors. Downturns in the levels of housing starts and/or new commercial construction could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Seasonal and Cyclical Nature of Business."

FLUCTUATION IN QUARTERLY OPERATING RESULTS

  The Company's operations are subject to economic cycles and seasonal variations. General and local economic conditions can cause fluctuations in demand for the Company's services. Except in the Southeastern and Southwestern United States, the demand for new installations of HVAC systems can be substantially lower during the winter months. Demand for HVAC services, especially in the residential sector, is generally higher in the second and third calendar quarters. Commercial HVAC maintenance, repair and replacement service is subject to seasonality as well. The Company expects that its revenues and operating results generally will be lower in its first and fourth calendar quarters. The HVAC, plumbing and electrical service industries are also subject to fluctuations caused by periods of inclement weather. Prolonged climate or weather conditions may cause unpredictable fluctuations in operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Seasonal and Cyclical Nature of Business."

AVAILABILITY OF TECHNICIANS

  The Company's ability to provide high-quality HVAC, plumbing and electrical services on a timely basis requires an adequate supply of skilled technicians. Accordingly, the Company's ability to increase its productivity and profitability will be limited by its ability to employ, train and retain the skilled technicians necessary to meet the Company's service requirements. From time to time, there are shortages of qualified technicians, and there can be no assurance that the Company will be able to maintain an adequate skilled labor force necessary to operate efficiently, that the Company's labor expenses will not increase as a result of a shortage in the supply of skilled technicians or that the Company will not have to curtail its planned internal growth as a result of labor shortages. See "Information Regarding the Company--Business--Centralized Support Services--Employee Screening, Training and Development."

RISKS ASSOCIATED WITH DEVELOPMENT, IMPLEMENTATION, AND INTEGRATION OF OPERATING SYSTEMS AND POLICIES

  As a rapidly growing provider of HVAC, plumbing and electrical services, the Company is faced with the development, implementation and integration of Company-wide policies and systems related to its operations. The Company plans to implement and integrate certain information and operating systems and procedures for the GroupMAC Companies including, but not limited to, accounting systems, employment and human resources policies, uniform purchasing programs and certain centralized marketing programs. Each of the GroupMAC Companies and companies to be acquired in the future may need to modify certain systems and policies they have utilized historically to implement the Company's systems and policies. As a result of the Company's decentralized operating strategy, there can be no assurance that the Company's operating systems and policies will be successfully implemented at the subsidiary level or that the Company will be successful in monitoring the performance of the subsidiaries. The Company may experience delays, complications and expenses in implementing, integrating and operating such systems, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Information Regarding the Company--Business--Operating Strategy."

FACTORS AFFECTING INTERNAL GROWTH

  The Company's ability to increase the revenues of the GroupMAC Companies and any subsequently acquired company will be affected by various factors, including demand for HVAC, plumbing and electrical services, the level of new construction, the Company's ability to expand the range of services offered to customers of individual GroupMAC Companies and other acquired businesses, the Company's ability to develop national accounts and other marketing programs in order to attract new customers and the Company's ability to attract and retain a sufficient number of qualified technicians and other necessary personnel. Many of these factors are beyond the control of the Company, and there can be no assurance that the Company's operating and internal growth strategies will be successful or that it will be able to generate cash flow adequate for its operation and to support internal growth. Furthermore, there can be no assurance that management can integrate acquired companies and reduce overhead expenses. See "Information Regarding the Company--Business--Operating Strategy."

DETERMINATION OF IPO PRICE; VALUATION OF ACQUISITIONS

  The initial public offering price for the shares of Company Common Stock to be sold in the IPO will be the basis, in part, for determining the number of shares of Company Common Stock to be received by holders of MMI Common Stock in the Merger. This IPO Price will be determined based on negotiations between the Company and the representatives of the Company's underwriters for the IPO ("Underwriters"), and the factors which will be considered in determining such price include, in addition to prevailing market conditions, the expected results of operations of the Company, estimates of the business potential and earnings prospects of the Company and the economy as a whole. The valuation of the Company has not been established on a company-by-company basis, and no third party appraisals of the GroupMAC Companies were obtained by the Company for purposes of the IPO nor has a fairness opinion been obtained on behalf of the Company. A valuation of the Company determined solely by appraisal of the individual GroupMAC Companies would likely result in a different valuation of the Company than that reflected by the IPO Price. At the assumed initial public offering price, the aggregate consideration related to the Pre-Offering and Offering Acquisition Companies would be approximately $204.6 million, which would consist of $123.7 million in common stock, $19.3 million in preferred stock (valued at its redemption value of $1.00 per share) and $61.6 million in cash. There can be no assurance that the consideration paid or to be paid by the Company for the GroupMAC Companies accurately reflects the value of the assets of these companies or that the percentage of Company Common Stock owned by the former owners of the GroupMAC Companies reflects the value of the assets of the GroupMAC Companies.

PROCEEDS OF IPO PAYABLE FOR EXISTING OBLIGATIONS AND TO AFFILIATES

  The Company will use the net proceeds of the IPO to repay indebtedness incurred to fund the cash portion of the consideration paid to acquire the Pre-IPO Companies, to redeem warrants and preferred stock issued in connection with the acquisition of the Pre-IPO Companies, to repay debt assumed and certain obligations resulting from the acquisition of the GroupMAC Companies and to fund the cash portion of the consideration to be paid to acquire the IPO Acquisition Companies. Only a small portion, if any, of the net proceeds of the IPO will be available to meet the Company's cash requirements following the closing of the IPO. Some of the warrants and preferred stock redeemed with the proceeds of the IPO and the stock or assets purchased with the proceeds of the IPO are beneficially owned by individuals who are or who may become directors of the Company and/or executive officers of GroupMAC Companies. See "The Acquisitions" and "Information Regarding the Company--Related Party Transactions."

COMPETITION

  The HVAC, plumbing and electrical service industries are highly competitive and are served principally by small, owner-operated private companies. Certain of these smaller competitors have lower overhead cost structures and may be able to provide their services at lower rates than the Company. The Company believes the HVAC, plumbing and electrical service industries are subject to rapid consolidation on both a national and a regional scale. Three companies have completed initial public offerings, have begun consolidation efforts and have entered into some of the Company's markets. Other companies, including unregulated affiliates of electric and gas public utilities and HVAC equipment manufacturers, may enter the industry. These consolidators and other entrants may have greater financial resources and name recognition than the Company and may be willing to pay higher prices than the Company for the same opportunities. Consequently, the Company may encounter significant competition in its efforts to achieve its growth objectives. See "Information Regarding the Company--Business--Competition."

DEPENDENCE ON KEY PERSONNEL

  The Company's operations depend on the continuing efforts of its executive officers and the senior management of the GroupMAC Companies, and the Company will depend on the senior management of significant businesses it acquires in the future. The business of the Company could be affected adversely if any of these persons does not continue in his or her management role with the Company or an acquired business and the Company is unable to attract and retain qualified replacements. See "Information Regarding the Company--Business-- Centralized Support Services--Employee Screening, Training and Development" and "Management."

REGULATION

  HVAC systems are subject to various environmental statutes and regulations, including, but not limited to, (i) laws and regulations implementing the federal Clean Air Act, as amended (the "Clean Air Act"), relating to minimum energy efficiency standards of HVAC systems and the production, servicing and disposal of certain ozone depleting refrigerants used in such systems and (ii) the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), which can impose strict, joint and several liability on past and present owners or operators of facilities at, from, or to which a release of hazardous substances has occurred, on parties who generated hazardous substances that were released at such facilities and on parties who arranged for the transportation of hazardous substances to such facilities. In connection with its entry into new markets, the Company may become subject to compliance with additional regulations, and there can be no assurance that the regulatory environment in which the Company operates will not change significantly in the future. Various local, state and federal laws and regulations, including, but not limited to, laws and regulations implementing the Clean Air Act impose licensing standards on technicians who service heating and air conditioning units. While the installers and technicians employed by the Company are duly certified by applicable local, state and federal agencies and have been able to meet or exceed such standards to date, there can be no assurance that they will be able to meet future standards. In some states, warranties provided for in the Company's service agreements may be deemed insurance contracts by applicable state insurance regulatory agencies thereby subjecting the Company and the service agreements to the insurance laws and regulations of such state. See "Information Regarding the Company--Business--Governmental Regulation and Environmental Matters."

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

  Upon the closing of the IPO, the executive officers, directors and certain founding shareholders of the Company will beneficially own in the aggregate approximately 28.2% of the outstanding Company Common Stock. Accordingly, such persons will have substantial influence on the Company, which influence might not be consistent with the interests of other shareholders, and on the outcome of any matters submitted to the Company's shareholders for approval. In addition, although there is no current agreement, understanding or arrangement for these shareholders to act together on any matter, these shareholders may have economic and business reasons to act together, and would be in a position to execute significant influence over the affairs of the Company if they were to act together in the future. If these persons were to act in concert, they might, as a practical matter, be able to exercise control over the Company's affairs, including the election of the entire Board of Directors and (subject to Article Thirteen of the Texas Business Corporation Act (the "TBCA") which applies to transactions between the Company and certain interested persons) any matter submitted to a vote of shareholders. See "Information Regarding the Company--Security Ownership of Certain Beneficial Owners and Management."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMPANY COMMON STOCK

  Upon the closing of the IPO, 19,961,706 shares of Company Common Stock will be outstanding. The 643,064 shares to be issued in connection with the Merger (assuming an IPO Price of $14.00 per share) and the 7,500,000 shares to be sold in the IPO (other than shares that may be purchased by affiliates of the Company) will be freely tradable. The remaining shares outstanding may be resold publicly only following their effective registration under the Securities Act of 1933, as amended (the "Securities Act") or pursuant to an available exemption (such as provided by Rule 144 following a holding period for previously unregistered shares) from the registration requirements of the Securities Act. The holders of 3,575,586 shares of Common Stock have the right (subject to minimum participation requirements) to require the Company to register such shares pursuant to the Securities Act for the purpose of allowing them to effect a public offering of all or a portion of such shares (a "Demand Registration"), and such holders and substantially all of the other holders of Common Stock outstanding on the date hereof also have the right to require the Company to register their shares of Common Stock under the Securities Act in connection with a public offering of Common Stock contemplated by the Company (a "Piggyback Registration"). The number of Demand Registrations that may be requested is limited, and the Company will not be obligated to effect a Demand Registration within 60 days prior to the proposed filing date of a registration statement relating to an offering by the Company of its securities (with certain exceptions) or within 120 days after the effective date of such a registration statement. Further, the Company may delay a Demand Registration for up to 120 days if the Company determines that such registration would be detrimental to the Company. In connection with a Piggyback Registration involving an underwritten offering, the number of shares to be registered by selling shareholders may be limited or eliminated entirely if the managing underwriter determines marketing factors require a limitation on the number of shares to be underwritten. The holders of Demand Registration rights have agreed with the Company and the Underwriters not to exercise their respective demand right for the two year period following the offering except for Gordon A. Cain who has agreed not to exercise his demand rights for one year. In addition, such holders and the holders of Common Stock issued in connection with the acquisition of the GroupMAC Companies have agreed with the Company that they generally will not sell, transfer or otherwise dispose of any of their shares for one year following the date of acquisition of such shares and for one additional year will limit sales to no more than 36% of their holdings. Sales made pursuant to Rule 144 must comply with its applicable volume limitations and other requirements. Commencing October 24, 1997, 1,211,200 "restricted" shares of Common Stock will be eligible for resale pursuant to Rule 144, subject to the volume, manner of sale and other limitations thereof. The remaining "restricted" shares will become eligible for resale pursuant to Rule 144 from time to time thereafter.

  Upon the closing of the IPO, the Company also will have outstanding options and warrants to purchase up to a total of 2,964,995 shares of Company Common Stock, of which only warrants and options to purchase 709,994 shares will be exercisable immediately after the closing of the IPO. The Company intends to register all the shares subject to these options and warrants under the Securities Act for public resale.

  The Company intends to continue to acquire companies using Company Common Stock as part of the consideration. Accordingly, the Company intends to register 7,000,000 additional shares of Company Common Stock under the Securities Act during the fourth quarter of 1997 for its use in connection with future acquisitions. These shares generally will be freely tradable after their issuance by persons not affiliated with the Company unless the Company contractually restricts their resale.

  The effect, if any, of the availability for sale, or sale, of the shares of Company Common Stock eligible for future sale on the market price of the Company Common Stock prevailing from time to time is unpredictable, and no assurance can be given that the effect will not be adverse.

RESTRICTIONS ON DIVIDENDS; DEPENDENCE ON SUBSIDIARIES

  The Company will conduct its operations through subsidiaries, including substantially all of the Pre-IPO Companies and the IPO Acquisition Companies, and is therefore dependent upon the cash flow of and the transfer of funds by those subsidiaries to the Company in the form of loans, dividends or otherwise to meet its financial obligations. Each GroupMAC Company and any future subsidiary of the Company will be distinct legal entities and will have no obligation, contingent or otherwise, to transfer funds to the Company. The Company's ability to pay dividends on the Company Common Stock is restricted by the terms of the $75 million bank credit facility (the "Bank Credit Agreement") and could be restricted by the terms of subsequent financings and subsequent series of preferred stock that may be issued in future transactions. See "Description of Company Capital Stock" and "Description of Company Capital Stock--Company Common Stock." Additionally, the ability of the GroupMAC Companies to pay dividends to the Company is limited by the terms of the Bank Credit Agreement. See "Description of Bank Credit Agreement."

NO MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  There presently exists no public market for the Company Common Stock, and the IPO Price of the shares to be sold in the IPO, which will be determined by negotiation between the Company and representatives of the Underwriters, may not be indicative of the price at which the Company Common Stock will trade after the IPO. The Company Common Stock has been approved for listing on the NYSE, subject to official notice of issuance, but no assurance can be given that an active trading market for the Company Common Stock will develop or, if it developed, that it will continue after the IPO. The market price of the Company Common Stock after the IPO may be subject to significant fluctuations from time to time in response to numerous factors, including variations in the reported financial results of the Company and changing conditions in the economy in general or in the Company's industry in particular. In addition, stock markets generally experience significant price and volume volatility from time to time which may affect the market price of the Company Common Stock for reasons unrelated to the Company's performance.

POTENTIAL ANTI-TAKEOVER EFFECTS

  Provisions of the Company's Articles of Incorporation and Bylaws and the TBCA may have the effect of delaying, discouraging, inhibiting, preventing or rendering more difficult an attempt to obtain control of the Company by means of a tender offer, business combination, proxy contest or otherwise. These provisions include the authorization in the Company's Articles of Incorporation of preferred stock having such preferences, powers and relative, participating, optional and other rights (including preferences over the Company Common Stock respecting dividends, distributions and voting rights) as the Board of Directors may determine, classification of the Board of Directors, a TBCA restriction on the ability of shareholders to take actions by written consent and a TBCA provision imposing restrictions on business combinations with certain interested parties. See "Description of Company Capital Stock."

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  Neither the Company nor MMI has requested or will request any ruling from the Internal Revenue Service in connection with the Merger. Although the Merger has been structured with the intention that it qualify as a reorganization under Section 368(a) of the Code, qualification of the Merger as a reorganization depends on compliance with certain technical requirements of federal income tax law. If any such requirements are not satisfied, the Merger will not be treated as a reorganization and material adverse tax consequences will result to MMI and some or all of the holders of MMI Common Stock. If the Merger is treated as a reorganization under Section 368(a) of the Code, generally those persons who hold MMI Common Stock as capital assets will recognize gain, but not loss, equal to the lesser of (1) the gain realized or (2) the cash portion of the consideration received in the Merger. The gain realized equals the fair market value of the consideration received in the Merger minus the adjusted basis of the holder's MMI Common Stock transferred in the Merger. If the Merger is treated as a taxable transaction, generally those persons who hold MMI Common Stock as capital assets will recognize capital gain or loss equal to the fair market value of the consideration received in the Merger minus the adjusted basis of the holder's MMI Common Stock transferred in the Merger. See "The Merger--Certain Federal Income Tax Considerations."

DIFFERENT SHAREHOLDER RIGHTS

  The Company is incorporated under the laws of the State of Texas. MMI is incorporated under the laws of the State of Washington. If the Merger is consummated, the MMI shareholders will become shareholders of the Company. As shareholders of a Texas corporation, their rights will differ in certain respects from those of shareholders of a Washington corporation. See "Comparison of the Rights of Holders of the Company Common Stock and MMI Common Stock."

UNCERTAINTY CONCERNING COST SAVINGS

  The Company believes that the Merger will involve some cost savings. Upon consummation of the Merger, the Company will seek to achieve these cost savings, including any such savings arising from the integration of systems and procedures and the increased bargaining power of a larger company. While the Company will work diligently to achieve these goals, there can be no assurance that any substantial cost savings will be achieved as a result of the Merger.

ASSET ENCUMBRANCE

  The obligations of the Company under the Bank Credit Agreement are secured by a first priority security interest on the accounts receivable and inventory of the Company and its material subsidiaries and all the capital stock of its domestic subsidiaries. In addition, borrowings under the Bank Credit Agreement will be guaranteed by the material GroupMAC Companies, and any future material subsidiaries. If the Company becomes insolvent or is liquidated, or if there were a breach of the restrictions in the Bank Credit Agreement so as to result in a default thereunder, or if the Company were unable to repay its borrowings thereunder, lenders under the Bank Credit Agreement could declare all amounts outstanding thereunder to be due and payable and the obligations of the lenders to make further extensions of credit could be terminated. The lenders under the Bank Credit Agreement also would be entitled to proceed against the collateral securing such indebtedness. Accordingly, such lenders would have a prior claim on certain assets of the Company and its subsidiaries. See "Description of Bank Credit Agreement."

                            THE MMI SPECIAL MEETING

TIME, PLACE AND DATE

  The MMI Special Meeting will be held at 4:00 p.m., local time, on November 7, 1997, in the Service Training Room located at the offices of MMI, 7717 Detroit Ave. S.W., Seattle, Washington 98106.

PURPOSE

  At the MMI Special Meeting, shareholders of MMI will be asked to consider and vote upon a proposal to adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger. A copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Annex A.

RECORD DATE; VOTING RIGHTS

  Shareholders of record at the close of business on the Record Date, will be entitled to notice of and to vote at the MMI Special Meeting and at any adjournment or postponement thereof. There were issued and outstanding 113,025 shares of MMI Common Stock as of the Record Date, held by approximately 213 shareholders of record.

  Under the WBCA, the adoption and approval of the Merger Agreement by the shareholders requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of MMI Common Stock. As of the Record Date, 65,983 shares of MMI Common Stock (approximately 58.4% of the shares outstanding as of the Record Date) were outstanding and entitled to be voted by the directors and executive officers, and their affiliates, of MMI.

  The MacDonald-Miller Industries, Inc. Employee Stock Ownership Plan (the "ESOP") is the holder of 56,937 shares of MMI Common Stock (approximately 50.4% of the outstanding MMI Common Stock); however, each participant in the ESOP has the right to direct the voting of the shares attributable to the accounts of such participant. Consequently, the Trustees of the ESOP will vote the shares held by it only in accordance with directions received from the participants in the ESOP.

  The Principal Shareholders and Larry D. Boyer, Jack D. Cheetham, Michael D. Gooden, Derrick R. Simonds, Robert A. Willis, Peter J. DeLaurenti, Stephen D. Johnson, David E. McArdle, John B. Rozell and Mark D. Housman, have entered into a Voting and Instruction Agreement with the Company, pursuant to which such shareholders have agreed to vote their MMI Common Stock, or to cause their shares of MMI Common Stock to be voted, in favor of the Merger. See "The Merger--Agreement to Vote." These shareholders beneficially owned as of the Record Date an aggregate of 75,601 shares of MMI Common Stock, constituting approximately 66.9% of the shares of MMI Common Stock outstanding on the Record Date. When these shares of MMI Common Stock are voted at the MMI Special Meeting in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby, including the Merger, the affirmative vote of additional shares of MMI Common Stock will not be required to so adopt and approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

  Holders of a majority of the shares entitled to vote at the MMI Special Meeting, represented in person or by proxy, will constitute a quorum. Each holder will be entitled to cast one vote for each share of MMI Common Stock held.

PROXIES, REVOCATION OF PROXIES

  Shares of MMI Common Stock represented by properly executed and unrevoked proxies will be voted at the MMI Special Meeting in accordance with the directions contained therein. If no direction is made in a properly executed and unrevoked proxy, the shares of MMI Common Stock represented by such proxy will be voted FOR the adoption and approval of the Merger Agreement, and the transactions contemplated thereby. Any MMI shareholder is empowered to revoke a proxy (except for the proxy contemplated in the Voting and Instruction Agreement) at any time before its exercise. A proxy (except for the proxy contemplated in the Voting and Instruction Agreement) may be revoked by filing with the Secretary of MMI a written revocation or a duly executed proxy bearing a later date. Any written notice revoking a proxy should be sent to: MacDonald-Miller Industries, Inc., 7717 Detroit Ave. S.W., Seattle, Washington 98106,
Attention: Secretary, or hand delivered to the Secretary at or before the taking of the vote at the MMI Special Meeting. Any MMI shareholder may attend the MMI Special Meeting and vote in person, whether or not he has previously given a proxy.

  MMI will bear the costs of soliciting proxies from MMI shareholders. In addition to soliciting proxies by mail, directors, officers and employees of MMI may solicit proxies by telephone, by courier service, by telegram or in person, each without receiving additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries (collectively, "Fiduciaries") to forward solicitation materials to the beneficial owners of shares of MMI Common Stock held of record by such persons, and arrangements may be made with Fiduciaries to obtain authority to sign proxies. MMI will reimburse such Fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

  Shares represented at the meetings but not voted for or against a proposal, such as abstentions or "broker non-votes," will be counted in determining a quorum and will have the same effect as votes against the proposal. A "broker non-vote" refers to shares represented at the MMI Special Meeting in person or by proxy by a broker or nominee where such broker or nominee (i) has not received voting instructions on a particular matter from the beneficial owners or persons entitled to vote and (ii) does not have discretionary voting power on such matter.

MMI SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS

                                  THE MERGER

GENERAL

  The Merger Agreement provides for a business combination between the Company and MMI in which MMI will be merged with and into a wholly owned subsidiary of the Company, and the holders of MMI Common Stock would be issued shares of Company Common Stock. Following the Merger, the surviving corporation will change its name to "MacDonald-Miller Industries, Inc." and will be a wholly owned subsidiary of the Company. The discussion in this Proxy Statement/Prospectus of the Merger and the description of the principal terms of the Merger are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Annex A.

EFFECTIVE TIME

  If the Merger Agreement and the transactions contemplated thereby are approved and adopted by the requisite vote of the shareholders of MMI and the other conditions to the Merger are satisfied or waived (if permissible), the Merger will be consummated and effected (the "Effective Time") at the time Articles of Merger are filed with the Secretary of State of Washington or at such later time as the parties to the Merger Agreement agree and specify in such Articles of Merger. The Merger Agreement provides that the Company and MMI will cause the Effective Time of the Merger to occur as promptly as practicable following the satisfaction or, if permissible, waiver of all the conditions set forth in the Merger Agreement. The Merger Agreement may be terminated prior to the Effective Time by either the Company or MMI in certain circumstances, whether before or after approval and adoption of the Merger by the shareholders of MMI. See "The Merger Agreement--Termination; Amendment."

TERMS OF THE MERGER

  If the Merger is approved and consummated, then at the Effective Time MMI will be merged with and into Merger Sub, which will be the surviving corporation. In the Merger, each share of MMI Common Stock outstanding at the Effective Time (other than shares of MMI Common Stock held in MMI's treasury or owned by any subsidiary of MMI) will be converted into the right to receive
(i) cash and (ii) shares of Company Common Stock (collectively, the "Merger Consideration"). The Merger Consideration will be paid 40% in cash and 60% in stock. In the aggregate, the Merger Consideration will be equal to $16,000,000 subject to adjustments based on working capital, long-term debt and certain reductions in MMI expenses ("Total Consideration"), all as of the last day of the month immediately preceding the Effective Time. The cash consideration to be paid for one share of MMI Common Stock will be determined by multiplying the Total Consideration by 40% and dividing the result by the number of shares of MMI Common Stock to be outstanding immediately prior to the Effective Time ("Outstanding MMI Common Stock Number"). The number of shares of Company Common Stock to be exchanged for one share of MMI Common Stock will be determined by multiplying the Total Consideration by 60% and dividing the result by the IPO Price, as set forth in an executed underwriting agreement between the Company and its underwriters, and the number of shares of Company Common Stock equal to the resulting number will be divided by the Outstanding MMI Common Stock Number. In addition, the holders of MMI Common Stock as of the Effective Time will be entitled to additional consideration of two times the excess, if any, of EBITDA over $2,613,012.80. Such additional consideration, if any, will be payable on or before April 30, 1998, and will be apportioned between cash and Company Common Stock in the same ratio as in the Merger. See "The Merger Agreement--Exchange of Share Certificates."

  The Total Consideration will be determined based upon the balance sheet of MMI as of the last day of the month immediately preceding the month in which the closing of the Merger occurs (if such closing occurs on or after the 16th day of the month), or the last day of the month next preceding the month immediately preceding the month in which the closing of the Merger occurs (if such closing occurs prior to the 16th day of the month). On a pro forma basis, assuming the applicable balance sheet date was June 30, 1997, the Total Consideration would have been $15,004,826 and the Outstanding MMI Common Stock Number would have been 139,140 shares, assuming exercise of all exercisable options immediately prior to the Merger. The Merger Consideration payable per share of MMI Common Stock would have been approximately $43.14 in cash and, based upon an estimated IPO Price of $14.00 per share, 4.6217 shares of Company Common Stock (subject to the receipt of cash in lieu of any fractional shares of Company Common Stock), for a total Merger Consideration of approximately $107.84 per share.

  MMI shareholders should consider that there is presently no market for the shares of Company Common Stock and the IPO Price will be determined based upon negotiations between the Company and representatives of the Underwriters. See "Risk Factors--Determination of IPO Price; Valuation of Acquisitions." In addition, following completion of the IPO, there can be no assurance as to the market price of the Company Common Stock and the market value of the Company Common Stock that holders of MMI Common Stock will receive in the Merger may increase or decrease following the Merger.

BACKGROUND OF THE MERGER

  In early 1997, the MMI Board observed three trends in the competitive makeup of the industry: (i) the continuing push by national and international equipment and parts manufacturers (e.g. Trane, Carrier, Johnson Controls, Honeywell, and others) into the market traditionally served by local/regional HVAC contractors and service organizations; (ii) the acquisition of HVAC contractors and service organizations by companies in or related to the business of providing energy (e.g. electricity, gas and/or energy management service companies); and (iii) the recent combining or consolidation of HVAC contractors and service organizations into larger companies. At the time of such observation, the MMI Board was aware of American Residential Services, Inc. ("ARS") and Service Experts, Inc. ("Service Experts"), which were publicly traded, Comfort Systems USA, Inc. ("Comfort Systems") and the Company, which were preparing to become publicly traded, and Callahan Roach, which was investigating the possibility of becoming publicly traded.

  The MMI Board also observed changes taking place in the customer environment, particularly in its HVAC service and maintenance business. National chain accounts were continuing to make up a larger share of available business opportunities, and consolidation activity was continuing at a high level in the banking and property management industries, both trends resulting in emphasis on centralized purchasing of services provided by MMI. Such centralization of purchasing decision making was putting or potentially could put current as well as potential MMI local and regional customer relationships at risk.

  In light of the aforementioned issues and with respect to the MMI Board's ongoing effort to assure continuity of its business and its responsibility to enhance shareholder value, the MMI Board made a decision in February 1997, to actively investigate the possibilities presented by the then present active consolidators. Representatives of the MMI Board attended the Air Conditioning Contractors of America (ACCA) convention in Los Angeles, California and heard presentations by and met with representatives of the Company, ARS and Comfort Systems. There were no specifics pursued at that convention, but the MMI Board believed that there was likely an opportunity for MMI in the industry consolidation activity. Most certainly there was interest expressed by such consolidators in MMI's HVAC service and maintenance business, with lesser interest expressed in the larger HVAC construction component. Also in February 1997, representatives of the Company made a presentation to the Board of Directors of USA in Chicago, Illinois. MMI had a minority ownership interest in USA and representatives of the MMI Board were in attendance.

  In an effort to become more knowledgeable about the consolidation process, two members of the MMI Board, Fredric J. Sigmund and Charles H. Orton, attended an education seminar sponsored by Fails Management Institute in Denver, Colorado in mid-March 1997. It was, again, reported to the MMI Board that there was a level of activity in industry consolidation that could present significant opportunity for both MMI and its shareholders. In late March 1997, the MMI Board arranged for a meeting with Al Roach, principal of Callahan Roach, to further discuss industry consolidation and specifics concerning each of the known consolidators. After considering information about the various consolidators, the MMI Board decided at that mid-March 1997 meeting to have Mr. Roach arrange for an introduction of the MMI Board to the Company. This decision was based upon: (i) the exposure representatives of the MMI Board had to personnel from the Company, as well as ARS, Service Experts and Comfort Systems; (ii) the timing of the MMI Board's investigation which precluded actively pursuing Comfort Systems which was in its "quiet period;" and (iii) the desire of the MMI Board to maximize potential returns as a "founding company" in an organization that had not yet filed a registration statement because, based on information the MMI Board learned during its investigation of the consolidation trend, it was the MMI Board's belief that the earnings multiple paid for pre-public offering acquisitions by the consolidators was most often higher than the multiple paid in post-public offering acquisitions. While a price for MMI had not been presented by any of the consolidators, the range of multiples appeared to be from 6-7 times EBITDA for founding-type companies, and in the range of 4-5 times EBITDA for post-public offering acquisitions.

  After approximately two months of studying the process involved in consolidation and the general makeup of the then current participants, early-April 1997 marked the beginning of a series of meetings between the MMI Board and officers of the Company.

  On April 4, 1997, a meeting was held in the Seattle, Washington offices of MMI between representatives of the Company and the senior officers of MMI to discuss MMI's interest in a potential merger transaction. These discussions led to the Company's receipt and review of financial information and other data concerning MMI and a subsequent meeting in Houston, Texas on May 22, 1997, at which a formal merger proposal was presented by the Company to three members of the MMI Board, Fredric J. Sigmund, James MacDonald and Steven C. Lovely. At that meeting, agreement was reached on the manner in which MMI and the Company would control the risks, real and perceived, attendant to the new construction component of MMI's commercial construction operations. MMI focused its business around a balance of commercial new construction and special services, including engineering services, tenant improvements, retrofits, remodels, service and maintenance. A critical element of MMI's business development is the continuing flow of new construction projects that to a large degree feed the other components of its business, and which in turn through development of long term client relationships, feed the new construction activity. The merging of the MMI business process with the Company was recognized as both an opportunity and a risk. Some companies focused on the new HVAC/mechanical construction industry have struggled to attain levels of performance necessary to attract and retain investor interest. In part, that can be attributed to normal business cycles in the domestic construction industry. At the same time, it can be partially attributed to seeking and attaining growth through added volume, which generally is accompanied by additional risk, or at least higher probability of variances in operating performance. While MMI is not immune to industry business cycles, it has developed a base of business, approximately 40 percent of its total revenues, that are derived from special services related to the new construction business, but not solely dependent thereon. MMI and the Company agreed that the new construction component was necessary to the future growth of service, maintenance and the other special services, but that a process would be put in place that would involve a joint review of projects with an estimated value in excess of 5 percent of MMI's preceding year's revenues, so that there would be a continuing balance of new construction versus special services within MMI, and so that the Company's shareholders would not be unreasonably exposed to the risks associated with the new construction market place. Negotiations continued over the next two weeks, leading to a signed letter of intent of June 4, 1997. The Company then conducted more intensive due diligence on the financial condition and operations of MMI.

  On June 23, 1997, the Company's legal counsel hand delivered a draft of the Merger Agreement and exhibits to the senior officers of MMI and the MMI Board. Following such delivery, the Company and the Company's legal counsel continued their due diligence review of MMI.

  Senior officers of the Company and MMI and each company's legal counsel held numerous discussions regarding the drafts of the Merger Agreement and exhibits. On August 15, 1997, the MMI Board approved the Merger and the Merger Agreement. On August 16, 1997, the Company's Board of Directors and the Merger Sub's Board of Directors and sole shareholder approved the Merger and the Merger Agreement. The Merger Agreement was executed on August 18, 1997.

  After the MMI Board began negotiating with the Company, it did not pursue, nor seek out the existence of, other opportunities with other consolidators, national equipment and parts manufacturers, or energy companies. It was the assessment of the MMI Board that the respective business objectives and cultures of MMI and the Company represented a "best case partnership" and that the pursuit of other opportunities, while perhaps leading to a marginally improved short term financial opportunity for MMI shareholders, would, of necessity, delay a final decision in regard to the proposed merger with the Company, and would most likely close the door on that merger and the potential benefits of participating as a founding company in the Company's intended IPO.

  In addition to the financial considerations, the MMI Board was continually impressed by the Company's organization, including its officers, staff and the organizations that the Company had acquired or would acquire contemporaneously with the planned IPO. The MMI Board viewed the established corporate leadership at the Company as a critical element in the merger decision and to the continuing growth and success of MMI.

MMI'S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE MMI BOARD OF DIRECTORS

  The MMI Board had developed a strategic plan to build aggressively the service, maintenance, retrofit and remodeling aspects of its business (collectively, "Specialty Services"), so that the balance between its new construction business ("New Construction") and these Specialty Services would be approximately equal. The manner in which this balance is achieved is through planned aggressive growth in the Special Services business and by market driven growth in the New Construction business. The MMI Board believes that such a balance provides stability to MMI's operations and that it allows MMI to control the risks most often attributed to New Construction. Such risk takes on two forms: financing risk and execution risk, each related directly to the ease with which new construction volume can be increased through the bidding process. While obtaining higher volumes of New Construction can be driven by lowering prices, such lower prices generally result in lower realizable margins and higher risk associated with that incremental volume. The financing risk surfaces in the form of an organization's financial resources (e.g. equity, working capital, trade credit, bank credit and surety credit) being inadequate to finance a higher level of volume that is reasonably easy to attain in the price driven New Construction bid market. The execution risk can also be described as operating risk, and is centered on an organization's capacity to execute the incremental volume with limited human and productive resources.

  While MMI has demonstrated a steady and successful growth rate, it has become increasingly apparent that to continue its growth in the Special Services arena at a rate that will match or keep pace with the opportunities available in the very active Northwest New Construction market over the next few years will require a measure of external growth through acquisition as well as internal growth. The proposed Merger with the Company will provide the resources and a platform for that external growth in the Special Services arena. The focus on growth in that part of MMI's business is not intended to downplay or disregard the opportunities for growth in the New Construction portion of MMI's business, rather it is intended to promote the aforementioned balance in MMI's business such that the risks generally attributed to the New Construction business are controlled.

  The MMI Board views the Merger with the Company as presenting an option for external growth through acquisitions in the Specialty Services portion of its business. Such options are presented due to the size of the Company, its available financial resources and the attractiveness to potential acquirees in becoming part of a company with a national as well as regional presence, and publicly traded stock. MMI, in concert with the Company, will seek acquisition opportunities to expand the Special Services part of its business, particularly in the area of commercial service and maintenance. The type of potential acquisitions will include: (i) relatively small companies that will be "tucked in" to MMI's operations; (ii) companies of moderate size that will maintain a significant market independence, but will be part of MMI's responsibility as the Company's "platform company" in the Northwest HVAC business; and (iii) larger companies that may, because of product focus (e.g. electrical), may become part of the Company, but independent of MMI other than having the underlying corporate relationship. In addition, the MMI Board believed that by being one of the initial merger parties to form the GroupMAC Companies, MMI could be in a position to influence the future direction and operations of the Company.

  Another factor considered by the MMI Board was the realizable gain to the MMI shareholders presented by the proposed Merger with the Company. The recent valuation as of December 31, 1996, of the MMI Common Stock which was obtained from an independent third party for purposes of the ESOP, was $42.05 per share. If the Merger was consummated based upon MMI's balance sheet as of June 30, 1997, and assuming all outstanding options are exercised immediately prior to the Merger, the total consideration to be received by the holders of MMI Common Stock would be approximately $107.84 per share, or a premium of approximately 157% over the most recent valuation amount. Such amount does not include any additional consideration that may result from operating income and an improved MMI balance sheet as of the Effective Date or the potential additional consideration described in "The Merger--Terms of the Merger."

  The MMI Board of Directors believes that the combination of the Company and MMI will benefit MMI's shareholders by providing a consideration substantially in excess of prior valuations of MMI Common Stock and a continuing interest in a larger company. The material reasons for the MMI Board authorizing the Merger are the following:

    1. The Company is paying a significant premium over the most recent valuation of MMI Common Stock. In addition, there is a potential benefit to the MMI Shareholders due to the registration and liquidity of the Common Stock.

    2. Consolidation is occurring within the industry. The increased size, financial strength and product and geographic diversification of the Company will help MMI maintain a strong and growing market position and the ability to provide large regional and national clients with a combination of services from a single organization.

    3. The Merger will increase MMI's opportunity for expansion in the Northwest through acquisitions by the Company of complementary operations, particularly companies engaged in Specialty Services.

    4. The Merger provides MMI with greater access to capital for its growth and provides liquidity for its business.

    5. MMI will have access to, and be part of, the larger group of the Company's contracting and service companies that will promote development and implementation of industry "best practices" directed to improving the performance of each operation, including MMI.

    6. As part of a larger organization, MMI's personnel will have opportunities for personal and professional growth in terms of education, professional development and career advancement.

    7. MMI will have access to more sophisticated business consulting and planning resources.

    8. The Merger will result in administrative efficiencies and cost savings by eliminating certain overlapping expenses.

  In addition to the issues favoring the Merger, the MMI Board undertook to review the negative issues, as well. There were two specific issues that attracted the attention of the MMI Board. First, there is the actual and perceived "loss of independence" that accompanies becoming part of a larger organization. While there is no question that becoming part of a large organization takes away some independence and in some cases the flexibility of local decision making, MMI had already begun an organizational evolution that involves a large group of employees as shareholders and in the decision making process in concert with MMI's executives. The MMI Board believes that the positive aspects associated with becoming part of a large organization outlined above, such as increased financial strength, product diversification and opportunity for expansion, outweigh the perceived "loss of independence."

  The second negative issue reviewed by the MMI Board was whether the Company would be able to positively deal with a cyclical downturn in MMI's New Construction business. The MMI Board is confident that the Company and MMI have established a very clear set of New Construction parameters under which both organizations will be able to operate into the foreseeable future, and will promote the prosperity of New Construction in MMI and the Company as a whole.

  After taking into consideration all of the factors set forth above, the MMI Board determined that the Merger was in the best interests of MMI and its shareholders, and that MMI should proceed with the Merger at this time. The potential individual interests of the officers and directors of MMI and the Company, except for their interests as shareholders, were not considered by the MMI Board in making this determination.

  THE MMI BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF MMI AND ITS SHAREHOLDERS. ACCORDINGLY, THE MMI BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF MMI COMMON STOCK VOTE FOR THE APPROVAL OF THE MERGER.

OPINION OF MMI'S FINANCIAL ADVISOR

  MMI has engaged Business Advisory to render an opinion to the MMI Board of Directors as to the fairness, from a financial point of view, to the holders of the common stock of MMI of the consideration to be paid by the Company in the Merger. Business Advisory is an independent professional services firm providing business valuation, economic analysis and financial advisory services, specializing in the appraisal and valuation of closely held businesses. Business Advisory has extensive experience in the valuation of business enterprises, fractional business interests, business equity, intangible assets and debt securities. It provides fairness opinions in merger and acquisition transactions, provides financial advice to buyers and sellers of businesses, and provides valuations as to the fair market value of securities for transactions, gift and estate tax purposes, recapitalizations and ERISA compliance.

  On August 19, 1997, Business Advisory delivered to the Board of Directors of MMI a written opinion (the "Fairness Opinion") to the effect that as of the date of the opinion and based upon the factors and assumptions stated therein, that the consideration to be received by the holders of MMI Common Stock in the Merger will be fair, from a financial point of view.

  THE SUMMARY OF THE FAIRNESS OPINION SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION, A COPY OF WHICH IS ATTACHED HERETO AS APPENDIX B. HOLDERS OF MMI COMMON STOCK ARE URGED TO READ THE FAIRNESS OPINION IN ITS ENTIRETY FOR FURTHER INFORMATION AS TO THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND OTHER ASPECTS OF THE REVIEW BY BUSINESS ADVISORY.

  Business Advisory did not, and was not requested by the MMI Board to, make any recommendations as to the form or amount of consideration to be paid to the MMI shareholders in the Merger, which issues were resolved in arm's length negotiations between MMI and the Company. Business Advisory did not participate in these negotiations. Furthermore, Business Advisory was not requested to, and did not, solicit third party indications of interest in acquiring all or any part of MMI or investigate any alternative transactions which might be available to MMI. No limitations were imposed by MMI on Business Advisory with respect to the investigations made by Business Advisory in arriving at its opinion.

  In arriving at its opinion, Business Advisory (i) reviewed the letter of intent dated June 3, 1997 between the Company and MMI and drafts of the Merger Agreement and related documents, (ii) reviewed certain audited and unaudited financial statements and business information relating to MMI, (iii) conducted discussions with members of the senior management of MMI regarding financial performance, current business operations and future prospects, and (iv) reviewed public information with respect to certain other companies in lines of business deemed to be generally comparable in whole or in part to the businesses of MMI on both a control and minority interest basis. In addition to the foregoing, Business Advisory reviewed such other financial studies and analyses, has performed such other investigations and has taken into account such other matters as Business Advisory deemed necessary and appropriate.

  Business Advisory did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Business Advisory did not form a conclusion as to whether any individual analysis or factor, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Business Advisory considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole.

  Accordingly, notwithstanding the separate factors summarized below, Business Advisory believes that its analyses must be considered as a whole and that selecting portions of its analyses without considering all analyses and factors may create an incomplete view of the processes underlying its opinion. In its analyses, Business Advisory made numerous assumptions with respect to industry performance, business, economic, market and other matters. The assumptions and estimates contained in Business Advisory's analyses are not necessarily indicative of actual values or predictive of future results or values which may be significantly more or less favorable than suggested by the analyses. The following is a summary of the material factors considered and primary financial analyses performed by Business Advisory in arriving at its opinion of fairness.

  Using publicly available information, Business Advisory analyzed, among other things, selected transactions involving the acquisition of companies involved in the construction and contracting industry with an emphasis on companies providing mechanical and HVAC installation and service. The selected transactions included 23 completed and pending acquisitions occurring during 1996 and 1997, including five completed acquisitions and seven pending acquisitions by the Company, not including MMI. The selected transactions represent companies whose operations were judged to be sufficiently similar to MMI. These transactions were viewed as relevant for comparison to the business of MMI and were not intended to represent a complete list of transactions.

  Business Advisory reviewed the consideration paid in such transactions in terms of the price paid for the common stock ("Equity Value") of such transactions as a multiple of net income, sales and book value and the ratio of market capitalization of the common stock plus interest-bearing debt, less cash and cash equivalents to earnings before interest, taxes, depreciation and amortization ("EBITDA"). This analysis indicated an implied Equity Value of MMI of between $14.3 million and $21.8 million, or $102.77 to $156.68 per share.

  To provide additional data and comparative market information, Business Advisory analyzed the market values of a group of publicly traded companies in the construction and contracting industry. Business Advisory compared selected operating and financial data of MMI to the corresponding data of the following companies whose securities are publicly traded: Abrams Industries, Inc., Amelco Corporation, Comfort Systems USA, Inc., Gibbs Construction, Inc., KSW, Inc. and Service Experts, Inc. Although Business Advisory used these companies for comparison purposes, none of them are identical to MMI.

  Business Advisory examined certain publicly available data for each company including sales, earnings, book value and EBITDA. Business Advisory analyzed the ratio of each company's share price to its sales per share, earnings per share, book value per share and the ratio of the aggregate value of common stock and interest bearing debt of each company to its EBITDA. This analysis indicated an implied Equity Value of MMI of between $11.9 to $17.1 million, or $85.53 to $122.90 per share.

  Business Advisory performed discounted cash flow analyses based upon a forecast provided by MMI. This forecast estimated, among other things, MMI's total year 1997 and 1998 sales of $70.8 million and $67.9 million, respectively, and pretax income of $2.7 million and $3.8 million, respectively. Business Advisory discounted the forecasted cash flow available to debt and equity holders using weighted average cost of capital as the discount rate. The discount rates used ranged from 13% to 17%. To estimate the residual value of MMI at the end of the forecast period, Business Advisory used capitalization rates ranging from 9% to 13%. Business Advisory then totaled the present values of the cash flows and residual values to arrive at a range of value of MMI's invested capital, or value of interest bearing debt and equity. Business Advisory then deducted MMI's interest bearing debt to estimate a range of value of MMI's equity. This analysis indicated an implied Equity Value of MMI of between $13.4 million to $21.8 million, or $96.31 to $156.68 per share.

  In arriving at its opinion of the relevant range of an implied Equity Value under each of its valuation analyses, Business Advisory considered a wide range of valuation data. These data included a range of transactions as well as a variety of valuation measures (i.e., net income, sales, book value and EBITDA). In arriving at its conclusion of the relevant ranges of implied Equity Value for MMI set forth above, Business Advisory eliminated data points that were extreme and, therefore, in the opinion of Business Advisory, less likely to be representative of MMI's value.

  The Equity Values implied by each measure utilized in each analysis, including the Equity Values that were considered by Business Advisory to be extreme, are as follows:

      ANALYSIS                          MEASURE              EQUITY VALUE RANGE
      --------                          -------              ------------------
      Selected Transactions    Net Income                      $90.56-$118.59
                               Sales                          $237.17-$332.04
                               Book Value                     $125.77-$156.68
                               EBITDA                          $67.56-$102.77

  Conclusion of analysis after eliminating extreme Equity Values: $102.77-
$156.68

      ANALYSIS                          MEASURE              EQUITY VALUE RANGE
      --------                          -------              ------------------
      Comparable Companies     Net Income                     $117.15-$142.30
                               Sales                           $85.53-$142.30
                               Book Value                      $75.46-$94.15
                               EBITDA                          $81.21-$122.90

  Conclusion of analysis after eliminating extreme Equity Values: $85.53-
$122.90

      ANALYSIS                          MEASURE                 EQUITY VALUE
      --------                          -------                 ------------
      Discounted Cash Flow     Discount Rate = 15%;
                               Capitalization Rate = 11%          $121.46
                               Discount Rate = 13%;
                               Capitalization Rate = 9%           $156.68
                               Discount Rate = 17%;
                               Capitalization Rate = 13%           $96.31

  Conclusion of analysis: $96.31-$156.68

  Business Advisory's opinion was necessarily based upon the economic and market conditions and other circumstances as they existed and could be evaluated by Business Advisory as of the date of the Fairness Opinion. Management of MMI does not expect to request Business Advisory to update its Fairness Opinion.

  In connection with its review, Business Advisory has relied upon the accuracy and completeness of the financial and other information and representations provided to it by MMI and its representatives and did not attempt to independently verify such information. Business Advisory assumed that any forecasts provided to it were prepared in good faith and on bases reflecting the best currently available estimates and judgment of the management of MMI relative to the expected future financial performance of MMI and did not undertake any independent analysis to verify the reasonableness of the assumptions underlying such forecasts.

  Business Advisory is a regionally recognized valuation firm and was selected by the MMI Board based upon Business Advisory's experience, reputation and expertise. Business Advisory was selected through a process of investigations by and interviews with members of the MMI Board and their advisors. For its services as financial advisor to MMI in connection with the Merger, MMI has agreed to pay Business Advisory a fee of approximately $40,000, plus out of pocket expenses.

  Business Advisory has had prior formal engagements with MMI. Since 1995, Business Advisory has provided valuation services to the ESOP. In this capacity, Business Advisory received fees for providing these services. Since 1995, aggregate fees paid to Business Advisory for these engagements were approximately $35,000.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  In considering the recommendation of the MMI Board to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, MMI shareholders should be aware that the executive officers of MMI and members of the MMI Board have interests in the Merger that are in addition to the interests of MMI shareholders generally, and that the members of the MMI Board having such interests participated in the discussion, deliberation and voting of the MMI Board with respect to the Merger:

  . Fredric J. Sigmund, President and Chief Executive Officer of MMI, will become a director of the Company.

  . MMI will enter into a new ten year renewable lease with F&V Investments, a company owned by Mr. Sigmund, to replace the existing lease for MMI's Seattle, Washington facility. The annual base rent to be paid under this lease is approximately $475,000. The Company believes that the terms of such lease are no less favorable to the Company than would be available under a similar lease entered into on an arm's length basis.

  . Each of the Principal Shareholders will enter into an employment agreement with MMI which provides for an annual salary of $120,000 and a bonus based on MMI's future performance. Each of the agreements is for a three year term. In the event of a Principal Shareholder's death, such Principal Shareholder's agreement will terminate. In the event of a Principal Shareholder's disability, MMI will continue payment of compensation during the first six month period of such disability to the extent not covered by MMI's disability insurance policies. In the event a Principal Shareholder's employment is terminated, such Principal Shareholder will receive compensation for the periods described in the agreement. In addition, generally, each Principal Shareholder has agreed not to compete with MMI until the later to occur of (i) three years after the date of the agreement or (ii) one year following such Principal Shareholder's termination of employment.

AGREEMENT TO VOTE

  The Voting and Instruction Agreement provides, among other things, that each Principal Shareholder and each of the other shareholders named therein shall vote (or cause to be voted) during the time the Voting and Instruction Agreement is in effect, the shares of MMI Common Stock held of record or beneficially by such shareholder in favor of the Merger. In addition, the Voting and Instruction Agreement provides that each Principal Shareholder and each of the other shareholders named therein shall instruct the trustee (the "Trustee") of the ESOP to vote the shares held by the Trustee in such shareholder's account in favor of the Merger. Finally, each Principal Shareholder and each of the other shareholders named therein has granted to, and appointed, Merger Sub and certain officers of Merger Sub as each such shareholder's irrevocable proxy and attorney-in-fact (with full power of substitution) to vote their shares of MMI Common Stock in accordance with the provisions of the Voting and Instruction Agreement.

ACCOUNTING TREATMENT

  The Merger will be accounted for by the Company under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the aggregate Merger consideration price will be allocated to MMI's assets and liabilities based on their estimated fair values at the Effective Time, and the results of operations of MMI will be included in the results of operations of the Company only for periods subsequent to the Effective time.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion is the opinion of KPMG Peat Marwick LLP and summarizes the material federal income tax considerations associated with the Merger under the Code, to holders who hold shares of MMI Common Stock as capital assets, the Company, Merger Sub and MMI. As it is not feasible to describe all of the tax consequences associated with the Merger, each shareholder should consult his or her tax advisor with respect to the tax consequences of the Merger applicable to his or her specific circumstances. In particular, the following discussion does not address the potential tax consequences applicable to MMI shareholders who are dealers in securities, who acquired their MMI Common Stock through stock option or stock purchase programs or other employee plans or otherwise as compensation, who are subject to special treatment under the Code (such as insurance companies, tax-exempt organizations, financial institutions, nonresident alien individuals or foreign entities) or who hold shares of MMI Common Stock in a hedging transaction or as part of a straddle or conversion transaction, nor any potential tax consequences applicable to the holders of options or warrants to purchase MMI Common Stock assumed by the Company in the Merger. The following summary, which was prepared by KPMG Peat Marwick LLP, is based on the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice, all as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the statements and conclusions set forth herein. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to MMI, the Company and their respective shareholders. Furthermore, the following discussion addresses only certain federal income tax matters and does not consider any state, local or foreign tax consequences of the Merger or other transactions described in this Proxy Statement/Prospectus.

  Neither the Company nor MMI has requested or will request any ruling from the Internal Revenue Service or an opinion of counsel in connection with the Merger. However, the Merger has been structured with the intention that it qualify as a reorganization under Section 368(a) of the Code. Qualification of the Merger as a reorganization depends on compliance with certain technical requirements of federal income tax law, including, among others, the requirement that a continuity of proprietary interest be maintained by the shareholders of the merged corporation. In order for this requirement to be satisfied, the shareholders of MMI must not, pursuant to a plan or intention existing at or prior to the Merger, dispose of so much of either (A) their shares of MMI Common Stock in anticipation of the Merger or (B) the Company Common Stock received pursuant to the Merger such that the holders of shares of MMI Common Stock, as a group, would no longer have a significant equity interest in the MMI business being conducted by the combined companies after the Merger. It is the position of the Internal Revenue Service that the continuity of interest requirement generally will be considered satisfied if the shareholders of the merged corporation receive in the aggregate (and have no plan to dispose of) stock of the acquiring corporation equal in value to at least 50% of the value of all of the formerly outstanding stock of the acquired corporation as of the effective date of the reorganization, and a decision of the United States Supreme Court indicates that continuity of interest in the range of 40% is sufficient.

  The Merger Agreement provides that 60% of the consideration paid by the Company to MMI shareholders in exchange for their MMI Common Stock pursuant to the Merger will consist of Company Common Stock and 40% will consist of cash. Furthermore, pursuant to the Merger Agreement, the Principal Shareholders are obligated to give a representation that each such shareholder has no plan to sell, transfer or otherwise dispose of or convey the Company Common Stock received by it pursuant to the Merger. Satisfaction of the continuity of interest requirement, however, depends in part on actions that may be taken by MMI shareholders either before or after the consummation of the Merger over which neither MMI nor the Company has any control. Accordingly, there can be no assurance that the continuity of interest requirement will be satisfied with respect to the Merger. If the continuity of interest requirement (or any other requirement for reorganization treatment under the Code or Treasury Regulations) is not satisfied, the Merger will not be treated as a reorganization and material adverse tax consequences will result to MMI and some or all of the holders of MMI Common Stock.

  Tax Consequences to MMI Shareholders. Assuming the Merger is treated as a reorganization under the Code, the following federal income tax consequences, among others, generally will apply to MMI shareholders:

    (i) The holders of MMI Common Stock will recognize gain, but not loss, equal to the lesser of the (1) gain realized or (2) the cash portion of the consideration received in the Merger. The gain realized equals the fair market value of the total consideration received in the Merger minus the adjusted basis of the holder's MMI Common Stock transferred to the Company in the Merger. The gain recognized will qualify for sale or exchange treatment under Section 356(a)(2) of the Code, resulting in capital gain, provided that the MMI Common Stock is a capital asset in the hands of the holder. Notwithstanding the foregoing, the ESOP will recognize no gain or loss on the receipt of the cash or shares of Company Common Stock.

    (ii) The basis of the Company Common Stock to be received by the holders of MMI Common Stock will be equal to the basis of the MMI Common Stock to be surrendered in the Merger decreased by the cash received in the Merger and increased by the amount of gain recognized as a result of the Merger.

    (iii) The holding period of the Company Common Stock received by each MMI shareholder will include the period for which the MMI Common Stock surrendered in exchange therefor was considered to be held, provided the MMI Common Stock so surrendered is held as a capital asset at the Effective Time.

    (iv) The payment of cash in lieu of fractional share interests of Company Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by the Company. These cash payments will be treated as having been received as distributions in full payment in exchange for the shares redeemed as provided in Section 302(b) of the Code. Provided the fractional share interest is a capital asset in the hands of an exchanging shareholder, the gain or loss will constitute capital gain or loss subject to the provisions and limitations of Subchapter P of Chapter 1 of the Code.

    (v) The holders of MMI Common Stock who exercise dissenter's rights in the Merger and receive a cash payment for their shares will recognize gain or loss equal to the cash received minus the adjusted basis of the holder's MMI Common Stock transferred to the Company in the Merger. The gain or loss recognized will qualify for sale or exchange treatment under Section 1001 of the Code, resulting in capital gain or loss, provided that the MMI Common Stock is a capital asset in the hands of the holder.

  Irrespective of the reorganization status of the Merger, a recipient of shares of the Company Common Stock will recognize income if and to the extent any such shares are considered to be received in exchange for services or property (other than MMI Common Stock). All or a portion of such income may be taxable as ordinary income. Gain also will be recognized if and to the extent an MMI shareholder is treated as receiving (directly or indirectly) consideration other than the Company Common Stock in exchange for his or her MMI Common Stock.

  Tax Consequences to the Company and MMI. Assuming the Merger is treated as a reorganization under the Code, generally no gain or loss will be recognized by the Company, Merger Sub or MMI as a result of the Merger. The Merger will not have any tax consequences for the Company shareholders.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE DESCRIPTION OF ALL POTENTIAL TAX CONSEQUENCES THAT MAY OCCUR AS A RESULT OF THE MERGER. MMI SHAREHOLDERS SHOULD THEREFORE CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL TAX CONSEQUENCES OF THE MERGER, THE HOLDING AND DISPOSING OF COMPANY COMMON STOCK RECEIVED IN THE MERGER AND THE TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR OTHER JURISDICTION.

REGULATORY APPROVALS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. At any time before or after consummation of the Merger, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of the Company or MMI. As of the date of this Proxy Statement/Prospectus, early termination of waiting periods under the HSR Act have been granted by the FTC and the Antitrust Division. At any time before or after the Effective Time of the Merger, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of MMI or businesses of the Company or MMI. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. See "The Merger Agreement--Conditions to the Merger." Based on information available to them, the Company and MMI believe that the Merger will be effected in compliance with federal and state antitrust laws. However, there can be no assurance that a challenge to the consummation of the Merger on antitrust grounds will not be made or that, if such a challenge were made, the Company and MMI would prevail or would not be required to accept certain conditions, possibly including certain divestitures, in order to consummate the Merger.

  Consummation of the Merger is conditioned upon the receipt of all material governmental licenses, authorizations, consents, orders and approvals, subject to waiver of such conditions, in accordance with the terms of the Merger Agreement. The Company and MMI intend to pursue vigorously all required regulatory approvals. However, there can be no assurance regarding the timing of such approvals or that such approvals will, in fact, be obtained. See "The Merger Agreement--Conditions to the Merger."

FEDERAL SECURITIES LAW CONSEQUENCES

  All shares of the Company Common Stock received by MMI shareholders in the Merger will be freely transferable, except that shares of the Company Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of MMI are restricted pursuant to Rule 145 promulgated under the Securities Act, which will allow "affiliates" of MMI to resell their Company Common Stock obtained in the Merger if they comply with paragraphs (c), (e), (f) and (g) of Rule 144 pertaining to public information, limits on amounts sold, the manner of such sales and restrictions on brokers' transactions. In addition, the Principal Shareholders will be required to enter into a Stock Transfer Restriction Agreement.

STOCK TRANSFER RESTRICTION AGREEMENT

  The Stock Transfer Restriction Agreement into which the Principal Shareholders will enter requires that, at any time that the Company is engaged in an underwritten public offering of its securities, each shareholder who is a party thereto shall refrain from making any disposition of Company Common Stock on a securities exchange or in the over-the-counter or any other public trading market for the period of time requested by the Company; provided, however, that (i) the restrictions on the transfer of Company Common Stock shall not limit any shareholder's right to sell Company Common Stock in the same proportion as other shareholders of the Company who may have piggyback registration rights pursuant to any registration rights or similar agreement binding upon the Company and (ii) such restrictions are no more restrictive than those imposed on the management of the Company. Additionally, the Stock Transfer Restriction Agreement provides that, during the one-year period following the date of such agreement (the "First Holding Period"), the shareholder will not dispose of his or her shares of Company Common Stock (subject to certain limited exceptions generally involving transfers to family members and trusts). In addition to the foregoing restrictions, during the one year period following the First Holding Period (the "Second Holding Period"), no shareholder who is a party thereto may dispose of any Company Common Stock in any calendar month in an amount greater than 3% of the number of shares of Company Common Stock issued to such shareholder increasing cumulatively for months in which less than 3% was sold. Finally, any shareholder who is a party thereto shall provide five business days' notice to the Company prior to any proposed disposition until the later of (i) the end of the one-year period following the Second Holding Period, (ii) for as long as such shareholder is an officer or director of the Company or any of its subsidiaries or (iii) the date on which such shareholder ceases to hold the greater of 50,000 shares of Company Common Stock or 20% of the number of shares originally issued to such shareholder.

  No shareholder who is a party thereto shall make a transfer of any Company Common Stock if such action would constitute (i) a violation of any federal or state securities law, (ii) a breach of any condition to any exemption from registration of the Company Common Stock under any such laws or
(iii) a breach of any undertaking or agreement of such shareholder entered into pursuant to such laws or in connection with obtaining an exemption thereunder.

  The summary herein of the material provisions of the Stock Transfer Restriction Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions thereof, the form of which is filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part.

DISSENTERS' RIGHTS

  Chapter 23B.13 (sections 23B.13.010 through 23B.13.310) of the WBCA entitles any MMI shareholder who objects to the Merger and, who follows the procedures prescribed by Chapter 23B.13, in lieu of receiving the consideration proposed under the Merger, to receive cash equal to the "fair value" of such shareholder's shares of MMI Common Stock, as appropriate. Set forth below is a summary of the procedures relating to the exercise of such dissenters' rights. This summary of the material provisions of Chapter 23B.13 of the WBCA does not purport to be a complete statement of dissenters' rights and is qualified in its entirety by reference to Chapter 23B.13 of the WBCA, which is reproduced in full as Annex C attached to this Proxy Statement/Prospectus and to any amendments to such provisions as may be adopted after the date of this Proxy Statement/Prospectus.

  ANY MMI SHAREHOLDER CONTEMPLATING THE POSSIBILITY OF DISSENTING FROM THE MERGER SHOULD CAREFULLY REVIEW THE TEXT OF ANNEX C (PARTICULARLY THE SPECIFIED PROCEDURAL STEPS REQUIRED TO PERFECT THE DISSENTERS' RIGHTS FOUND IN SECTIONS 23B.13.210 AND 23B.13.230, WHICH ARE COMPLEX) AND SHOULD ALSO CONSULT SUCH SHAREHOLDER'S LEGAL COUNSEL. SUCH RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF CHAPTER 23B.13 OF THE WBCA ARE NOT FULLY AND PRECISELY SATISFIED.

  The WBCA provides dissenters' rights for any shareholder of MMI who objects to the Merger and who meets the requisite statutory requirements contained in the WBCA. Under the WBCA, any MMI shareholder who (i) files with MMI written notice of his or her intent to demand the fair value of his or her shares of MMI Common Stock if the Merger is consummated and becomes effective, which notice is filed with MMI before the vote is taken at the MMI Special Meeting and (ii) does not vote his or her shares of MMI Common Stock at the Special Meeting in favor of the proposal to approve the Merger, shall be entitled, if the Merger is approved and effected, to receive a cash payment of the fair value of such shareholder's shares of MMI Common Stock upon compliance with the applicable statutory procedural requirements. A shareholder who does not satisfy such requirements will not be entitled to payment for such shareholder's shares of MMI Common Stock under the dissenters' rights provisions of the WBCA and will be bound by the terms of the Merger Agreement.

  Any written notice of a MMI shareholder's intent to demand payment for such shareholder's shares of MMI Common Stock if the Merger is consummated must be filed with MMI at: 7717 Detroit Ave. S.W., Seattle, Washington 98106, prior to the vote on the Merger at the MMI Special Meeting. A shareholder who votes for the Merger will have no dissenters' rights. A shareholder who does not satisfy each of the requirements of Chapter 23B.13.210(1) of the WBCA is not entitled to payment for such shareholder's shares of MMI Common Stock under the dissenters' rights provisions of the WBCA and will be bound by the terms of the Merger Agreement.

  After the proposed Merger has been approved, MMI must send written notice within ten days after the effective date of the approval to all shareholders who have given written notice of their intent to demand the fair value of their shares of MMI Common Stock and who have not voted in favor of the Merger as described above. The notice will: (i) state the address where the demand for payment and certificates must be sent and the date by which they must be received, (ii) inform shareholders of any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received, (iii) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the merger and that requires any shareholder asserting dissenters' right to certify whether or not the shareholder acquired beneficial ownership of the shares before that date, (iv) set a date by which the corporation must receive the payment demand which shall be not fewer than 30 or more than 60 days after the date of notice, and (v) attach a copy of the provisions of the WBCA set forth in Annex C with a brief description of the procedures to be followed under those provisions. A shareholder who has been sent such notice must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date set forth in such notice for such purpose and deposit the shareholder's certificates in accordance with the terms of such notice. A shareholder who does not demand payment or deposit the shareholder's certificates by the date set forth in such notice is not entitled to payment for such shareholder's shares of MMI Common Stock under the dissenters' rights provisions of the WBCA and will be bound by the terms of the Merger Agreement. Prior to the Effective Time, a MMI shareholder exercising dissenters' rights retains all other rights of a MMI shareholder. From and after the Effective Time of the Merger, dissenting shareholders will no longer be entitled to any rights of a MMI shareholder, including, but not limited to, the right to receive notice of meetings, to vote at any meetings or to receive dividends, and will only be entitled to any rights to appraisal as provided by the WBCA. If any such holder of MMI Common Stock shall have failed to perfect or shall have effectively withdrawn or lost such right, his or her shares of MMI Common Stock shall thereupon be deemed to have been converted into the right to receive the Merger Consideration.

  Within 30 days of the Effective Time or receipt of a valid demand for payment, whichever is later, MMI must remit to each dissenting shareholder who complied with the requirements of the WBCA the amount MMI estimates to be the fair value of such shareholder's shares of MMI Common Stock, plus interest accrued from the Effective Time of the Merger to the date of payment. The payment also must be accompanied by certain financial data relating to MMI or MMI's estimate of the fair value of the shares and a description of the method used to reach such estimate, an explanation of how the interest was calculated and a copy of the applicable provisions of the WBCA with a brief description of the procedures to be followed in demanding supplemental payment. The dissenting shareholder may decline the offer and demand payment for the fair value of the MMI Common Stock or accept the offer of payment and demand the difference between the payment and the dissenter's estimate of the fair value of the MMI Common Stock. Failure to make such demand within 30 days of MMI's payment or offer of payment for the dissenting shareholder's shares entitles the dissenting shareholder only to the amount offered. If MMI fails to consummate the merger within 60 days of the deposit of the certificates by a dissenting shareholder, it shall return all deposited certificates; however, MMI may again give notice regarding the procedure to exercise dissenters' rights and require deposit at a later time.

  If MMI receives a demand from a dissenting shareholder to pay such difference, it shall, within 60 days after receiving the demand, either pay to the dissenting shareholder the amount demanded or agreed to by the dissenting shareholder or file in court a petition requesting that the court determine the fair value of the MMI Common Stock.

  The court may appoint one or more appraisers to receive evidence and make recommendations to the court on the amount of the fair value of the shares. The court shall determine whether the dissenting shareholder has complied with the requirements of Chapter 23B.13 of the WBCA and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value of the shares as determined by the court is binding on all dissenting shareholders who declined the offer by MMI and demanded payment for the fair market value of the MMI Common Stock or demanded the difference between the payment offered and the dissenter's estimate of the fair value of the MMI Common Stock but whose demand remains unsettled and may be less than, equal to or greater than the market price of the Company Common Stock and cash to be issued to non-dissenting shareholders for their shares of MMI Common Stock if the Merger is completed. If the court determines that the fair value of the shares is in excess of the amount, if any, remitted by MMI, then the court will enter a judgment for cash in favor of such dissenting shareholders whose demand remains unsettled in an amount by which the value determined by the court, plus interest, exceeds such amount previously remitted. A dissenting shareholder who does not object to the offer of payment by MMI will not receive such excess, if any.

A dissenting shareholder will not be liable to MMI if the amount, if any, remitted to such shareholder exceeds the fair value of the shares, as determined by the court, plus interest.

  Costs of the court proceeding shall be determined by the court and assessed against MMI, except that part or all of the costs may be assessed against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith.

  If the court finds that MMI did not substantially comply with the relevant provisions of the WBCA, the court may assess the fees and expenses, if any, of attorneys or experts as the court deems equitable against MMI. Such fees and expenses may also be assessed against any party in bringing the proceedings if the court finds that such party has acted arbitrarily, vexatiously or not in good faith, and may be awarded to a party injured by those actions. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to such shareholders, if any.

  A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in such shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies MMI in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of such a partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

MANAGEMENT AND OPERATIONS FOLLOWING THE MERGER

  The business and operations presently conducted by MMI will be essentially the business and operations to be conducted by Merger Sub as the surviving corporation following effectiveness of the Merger. The officers and directors of MMI will become the officers and directors of Merger Sub; however, Merger Sub will be a wholly owned subsidiary of the Company and the shareholders of MMI, who will become shareholders of the Company, will not have any direct influence on the management of Merger Sub. In addition, Fredric J. Sigmund, Chief Executive Officer of MMI, will become a director of the Company in addition to becoming the Chief Executive Officer of Merger Sub. Consequently, Mr. Sigmund will be required to devote a portion of his time to the business and affairs of the Company.

  In connection with, but immediately prior to the consummation of, the Merger, the business of the MacDonald-Miller Residential Division will be segregated into a new, wholly owned corporation, all of the stock of which will be distributed to the shareholders of MMI. The remaining business of MMI, including the businesses conducted by its subsidiaries, MacDonald-Miller Company, Inc. and MacDonald-Miller Service, Inc., will be merged with and into Merger Sub and, following the Merger, the business of MMI will be operated by Merger Sub, which will change its name to "MacDonald-Miller Industries, Inc.," as a wholly owned subsidiary of the Company.

  Although the Company expects to realize certain operating efficiencies and expense savings as a result of the Merger, it does not presently intend to consolidate any of the operations of MMI with those of the Company. Consequently, following the Merger, Merger Sub will continue to maintain its offices and facilities in Seattle, Washington and Portland, Oregon and will continue to operate the former business of MMI (other than the Residential division) without interruption.

                             THE MERGER AGREEMENT

  The following summarizes the material terms of the Merger Agreement, which is attached hereto as Annex A and incorporated by reference herein. Shareholders of MMI are urged to read the Merger Agreement in its entirety for a more complete description of the terms of the Merger.

EXCHANGE OF SHARE CERTIFICATES

  Prior to the Effective Time, the Company will send to each shareholder of record of MMI as of the Record Date a Letter of Transmittal and other transmittal materials for use in exchanging certificates of MMI Common Stock for certificates of the Company Common Stock. The transmittal materials will contain information and instructions with respect to the surrender of MMI Common Stock certificates in exchange for new certificates representing the Company Common Stock, the cash consideration and cash in payment for any fractional shares resulting from the exchange. Certificates should not be surrendered until the Letter of Transmittal is received. Pending delivery to the Company of MMI Common Stock certificates, any dividends on the Company Common Stock to be issued as a result of the Merger that are payable prior to the delivery of such certificates will be held by the Company. Such dividends will be paid, without interest, to the persons entitled thereto upon delivery of such MMI Common Stock certificates to the Company. In the event the Merger is not consummated for any reason, the certificates representing the MMI Common Stock will be returned to the holders thereof.

  Fractional shares of the Company Common Stock will not be issued in the Merger. Instead, each shareholder of MMI who would otherwise be entitled to a fractional share will receive cash equal to such fractional part of a share of Company Common Stock multiplied by the IPO Price.

BUSINESS OF MMI PENDING THE MERGER

  Pending the consummation of the Merger, except as expressly required or permitted by the Merger Agreement or as otherwise consented to or approved in advance by the Company in writing, the Principal Shareholders have agreed to use reasonable efforts to cause MMI to, and MMI has agreed to, conduct its operations according to its ordinary and usual course of business to preserve substantially intact its business organization, keep available the services of its officers and employees, and maintain its present relationships with licensors, suppliers, distributors, customers and others having significant business relationships with it. The Principal Shareholders have agreed to cause representatives of MMI to confer with representatives of the Company to keep it informed with respect to the general status of the on-going operations of the business of MMI.

  Without limiting the generality of the foregoing, and except as otherwise contemplated herein, the Principal Shareholders have agreed to use reasonable efforts to cause MMI to: (i) carry on its business in substantially the same manner as heretofore carried on and not introduce any material new method of management, operation or accounting, nor provide any new discounted services;
(ii) maintain its properties, facilities, equipment and other assets, including those held under leases, in good working order, condition and repair, ordinary wear and tear excepted; (iii) perform all of its obligations under all debt and lease instruments and other agreements relating to or affecting its business, assets, properties, equipment and rights, and pay all vendors, suppliers, and other third parties (including mechanics and materialmen) as and when their bills are due (in accordance with past practice) and pay in full all payroll obligations when due; (iv) keep in full force and effect its present insurance policies or other comparable insurance coverage; (v) use its best efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationship with suppliers, customers and others having business relations with MMI; (vi) refrain from effecting any change in the capital structure of MMI; refrain from incurring any expenditures outside the normal course of business, including any capital expenditures in excess of $50,000, without prior written notification to the Company; (vii) refrain from starting or acquiring any new businesses without the prior written consent of the Company;
(viii) maintain its present salaries and commission levels for all officers, directors, employees or agents, except for the usual and customary merit increases for employees; (ix) refrain from declaring or paying any bonuses, fees, extraordinary commissions or any other unusual distributions to any shareholder, directors, management, sales agents, employees or other personnel without prior written notification to the Company except for the payment of certain bonuses and the granting of certain options in connection with the Merger; (x) promptly notify the Company of the receipt by it or any Principal Shareholder of any notice or claim, written or oral, of (a) default or breach by MMI under, or of any termination (other than at the end of the stated term thereof) or cancellation, or threat of termination (other than at end of the stated term thereof) of cancellation, of any Company Contract (as defined in the Merger Agreement), (b) any loss of, damage to or disposition of, any of the properties, assets or the products of MMI of a value of $25,000 or more, singly or in the aggregate (other than the sale or use of inventories in the ordinary course of business), (c) any claim or litigation threatened or instituted, or any other material adverse event or occurrence involving or affecting MMI or any of its assets, properties, operations, businesses or employees, and (d) any proposal made by any third party received by MMI or of which any shareholder obtains knowledge in respect of any sale or other disposition, direct or indirect, of the assets (other than the sale or use of inventories in the ordinary course of business), businesses or outstanding capital stock or other ownership or voting interests of MMI; (xi) comply with and cause to be complied with all applicable laws, rules, regulations and orders of all federal, state and local governments or governmental agencies affecting or relating to MMI or its assets, properties, operations, businesses or employees except where the failure to comply will not have a material adverse effect; (xii) refrain from any sale, disposition, distribution or encumbrance of any of its properties or assets and refrain from entering into any agreement or commitment with respect to any such sale, disposition, distribution or encumbrance (other than the sale or use of inventories in the ordinary course of business); (xiii) refrain from any purchase or redemption of any capital stock, Other Ownership Interest (as defined in the Merger Agreement) or other voting interest of MMI and, except as provided in the Merger Agreement or in connection with the Merger, refrain from issuing any capital stock or Other Ownership Interest; (xiv) refrain from making any change in any accounting principle, classification, policy or practice; (xv) refrain from effecting any amendment to the certificate or articles of incorporation or bylaws or other governing instruments of MMI; (xvi) refrain from entering into or agreeing to enter into any merger or consolidation by MMI with or into, and refrain from acquiring all or substantially all of the assets, capital stock or business of, any person, corporation, partnership, association or other business organization or division of any thereof; (xvii) maintain its present debt and lease agreements and instruments (except those that expire on their stated maturity or lease termination dates); refrain from entering into any amendment thereto or new debt or lease agreements or instruments; refrain from increasing any indebtedness for borrowed money (other than financing of vehicles and equipment in the ordinary course of business consistent with past practices) or issuing or selling any debt securities or letters of credit; and refrain from making any payments of any indebtedness or interest or other amounts thereon or with respect thereto (other than regularly scheduled principal and interest payments and payments of principal, interest and fees under revolving lines of credit); (xviii) manage working capital in the ordinary course consistent with past practice and refrain from introducing any new method of management or operation, providing any new discounted services or products, discounting any receivables (other than in non-material amounts consistent with past practices) or taking any action to accelerate payment of any receivable prior to its due date; and
(xix) refrain from entering into any contract, lease, undertaking, commitment, mortgage, indenture, note, security agreement, license or other agreement (a) involving the receipt or expenditure of more than $50,000 over the term thereof, (b) containing provisions calling for the sale or purchase of raw materials, products or services at prices that vary from the market prices of such raw materials, products or services generally prevailing in customary third-party markets, (c) which include "take or pay", "meet or release", "most favored nations" or similar pricing or delivery arrangements, (d) with any officer, director, shareholder or affiliate of MMI, except as permitted in the Merger Agreement, (e) requiring MMI to indemnify or hold harmless any other person or entity, (f) evidencing any warranty obligation of MMI with respect to goods, services or products sold or leased by it (other than warranties given in the normal course of business containing substantially the same terms as those presently in effect), or (g) imposing on MMI any confidentiality, non-disclosure or non-compete obligation. The segregation and subsequent spinoff of the MacDonald-Miller Residential Division from MMI will not violate MMI's or the Principal Shareholder's convenants under the Merger Agreement.

CONDITIONS TO THE MERGER

  Consummation of the Merger is subject to the satisfaction of various conditions, including (i) the delivery of a certificate by each of the parties to the Merger Agreement to the other parties as to the accuracy of the representations and warranties of such parties contained in the Merger Agreement, (ii) the delivery by each of the parties to the other parties of certificates as to the performance and compliance with all covenants of the Merger Agreement to be performed or complied with by such parties, (iii) the delivery by the Principal Shareholders and MMI to the Company and Merger Sub of a certificate as to the absence of any legal action or proceeding against MMI, the Company or Merger Sub arising by reason of the acquisition of MMI pursuant to the Merger Agreement, which is likely (a) to restrain, prohibit or invalidate the consummation of the transactions contemplated by the Merger Agreement, (b) to have a material adverse effect upon MMI or (c) to have a material adverse effect upon the Company after giving effect to the consummations of the transactions contemplated by the Merger Agreement; (iv) the delivery by MMI and the Principal Shareholders to the Company and Merger Sub, and by the Company to the Principal Shareholders and MMI, of certificates with respect to the procurement of all consents, approvals and waivers of third parties or any regulatory body or authority required to be procured by such parties; (v) the execution and delivery of all documents required to be executed and delivered by the parties pursuant to the Merger Agreement; (vi) the occurrence of no casualty, loss or damage on or prior to the Effective Time to any of the properties or assets of MMI; (vii) the obtaining by MMI of all such licenses and permits as are legally required for the continued operation of the business after the Effective Time, except such licenses and permits, the absence of which would not have a material adverse effect upon MMI; (viii) since December 31, 1996, the occurrence of no event that in the reasonable judgment of the Company adversely effects the properties, assets, financial condition, results of operations, cash flows, business or prospects of MMI; (ix) the completion by the Company of the IPO on terms acceptable to it, and the receipt by the Company of the net proceeds thereof, (x) the execution and delivery of all necessary director and shareholder resolutions, waivers and consents required to consummate the transactions contemplated under the Merger Agreement; and (xi) the making of all required filings, if any, under the HSR Act with respect to the transactions contemplated by the Merger Agreement and the expiration or termination of the waiting periods thereunder (the FTC and the Antitrust Division have granted early termination of the waiting periods required under the HSR Act). Such conditions to closing under the Merger Agreement may be waived by MMI and the Principal Shareholders. Any such action taken by MMI must be authorized by its Board of Directors or its shareholders, depending on the action taken, as determined under the Washington Business Corporation Act.

TERMINATION; AMENDMENT

  The Merger Agreement may be terminated and the Merger may be abandoned prior to the Effective Time either before or after its approval by the shareholders of MMI, under the circumstances specified therein, including (i) by the written agreement of MMI and the Company; (ii) by MMI, by written notice to the Company, if the Closing shall have failed to occur by 5:00 p.m., Houston, Texas time on December 31, 1997, but only if neither MMI nor any Principal Shareholder has materially breached the Merger Agreement or has failed to perform any of their respective obligations under the Merger Agreement; (iii) by the Company, by written notice to MMI, if the Closing shall have failed to occur by 5:00 p.m., Houston, Texas time on December 31, 1997, but only if neither the Company nor Merger Sub has materially breached the Merger Agreement or has failed to perform any of its obligations under the Merger Agreement; (iv) by MMI, by written notice to the Company, if either the Company or Merger Sub has breached the Merger Agreement or failed to perform any of its obligations under the Merger Agreement; or (v) by the Company, by written notice to MMI, if MMI or any Principal Shareholder has breached the Merger Agreement or has failed to perform any of their respective obligations under the Merger Agreement.

  If the Merger Agreement is terminated as permitted thereunder, such termination will be without liability of any party to any other party, except that such termination will be without prejudice to any and all remedies the parties may have against each other for breach of the Merger Agreement.

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

  The Company has previously acquired the Pre-IPO Companies and will acquire the IPO Acquisition Companies simultaneously with the closing of its IPO. The first and largest acquisition made by the Company was that of Airtron. For accounting purposes, this transaction was accounted for as a reverse acquisition, as if Airtron acquired the GroupMAC Parent, because the former shareholders of Airtron owned a majority of GroupMAC Parent's Common Stock upon consummation of the transaction. As such, the selected historical financial data set forth below as of and for the three-year period ended February 28, 1997 have been derived from the financial statements of Airtron, which have been audited by KPMG Peat Marwick LLP, independent public accountants. The financial statements of GroupMAC Parent and the Pre-IPO Companies are included in the Financial Statements from their respective dates of acquisition. The selected historical financial data set forth below as of and for each of the four month periods ended June 30, 1996 and 1997 were derived from the financial statements of Airtron. In addition to reflecting the transaction discussed above, the historical balance sheet data as of June 30, 1997 include A-ABC/A-1, Hallmark and K&N, which were acquired effective June 1, 1997, and Charlie's, Costner, Jarrell and the assets of Way Residential, which were acquired effective June 30, 1997. The operations of all of these companies have been included in the historical income statement data from their respective dates of acquisition. In the opinion of the Company's management, the selected historical financial data of the Company as of and for the four months ended June 30, 1997 and 1996 include all adjusting entries (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results of operations for the four months ended June 30, 1997 should not be regarded as indicative of the results that may be expected for the full year.

  The selected pro forma financial data of the Company as of and for the six months ended June 30, 1996 and 1997 and the year ended December 31, 1996 are derived from the Unaudited Pro Forma Combined Financial Statements of the Company that appear elsewhere in this Proxy Statement/Prospectus. The pro forma financial data listed below present certain information for the Company, as adjusted for (i) the effects of the acquisitions of the GroupMAC Companies and (ii) the effects of certain pro forma adjustments to the historical financial data statements of the GroupMAC Companies directly related to those acquisitions. The pro forma as adjusted financial data give effect to the consummation of the IPO and the application of the net proceeds therefrom, as if they had all occurred on the first day of each respective period. The pro forma financial data of the Company do not purport to represent what the Company's results of operations or financial position actually would have been had these events, in fact, occurred on the date or at the beginning of the period indicated, nor are they intended to project the Company's results of operations or financial position for any future date or period.

  The selected pro forma financial data of MMI as of and for the six months ended June 30, 1996 and 1997 and the year ended December 31, 1996 are derived from the Unaudited Pro Forma Consolidated Financial Statements of MMI that appear elsewhere in this Proxy Statement/Prospectus. The pro forma as adjusted financial data give effect to the distribution of the net assets of MacDonald-Miller Residential, a division of MacDonald-Miller Company, Inc. as if it had occurred on the first day of each respective period. The pro forma financial data of MMI do not purport to represent what MMI's results of operations or financial position actually would have been had this event, in fact, occurred on the date or at the beginning of the period indicated, nor are they intended to project MMI's results of operations or financial position for any future date or period.

  The data presented below should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, the Financial Statements and the related notes thereto, the Unaudited Pro Forma Combined Financial Statements of the Company and the Unaudited Pro Forma Consolidated Financial Statements of MMI and the notes thereto included elsewhere herein.

                    SELECTED FINANCIAL DATA OF THE COMPANY

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                PRO FORMA        HISTORICAL            PRO FORMA AS
                    FISCAL YEAR ENDED FEBRUARY 28 OR 29,      AS ADJUSTED(2) FOUR MONTHS ENDED     ADJUSTED SIX MONTHS
                                     (1)                        YEAR ENDED        JUNE 30,            ENDED JUNE 30,
                   ------------------------------------------  DECEMBER 31,  -------------------  ----------------------
                    1993    1994    1995       1996    1997        1996         1996     1997(3)    1996(2)    1997(2)
                   ------- ------- -------    ------- ------- -------------- ----------  -------  ----------- ----------
                                                                (UNAUDITED)  (UNAUDITED)          (UNAUDITED) (UNAUDITED)
INCOME STATEMENT
 DATA:
Revenues.........  $54,552 $66,281 $72,226    $73,765 $81,880    $307,507     $25,957    $31,086   $151,396    $157,941
Gross Profit.....   15,565  18,977  21,766     21,091  23,374      71,596       7,031      8,399     33,479      36,582
Selling, General
 and
 Administrative
 Expenses(4).....   12,648  15,760  20,282(5)  17,615  19,811      48,953(6)    5,461     13,136     24,068      26,978(7)
Goodwill
 Amortization(8).       --      --      --         --      --       1,891          --         31        946         946
                   ------- ------- -------    ------- -------    --------     -------    -------   --------    --------
Income (Loss)
 from Operations.    2,917   3,217   1,484      3,476   3,563      20,752       1,570     (4,768)     8,465       8,658
Interest Income
 (Expense), Net..      152     127      76         68      89         154         (17)      (259)        39         181
Other Income,
 Net.............      114      33     140        246     256         297          23          3        240         508
                   ------- ------- -------    ------- -------    --------     -------    -------   --------    --------
Income (Loss)
 Before Income
 Tax Provision...    3,183   3,377   1,700      3,790   3,908      21,203       1,576     (5,024)     8,744       9,347
Income Tax
 Provision.......    1,332   1,300     911      1,651   1,572       9,237         634        800      3,876       4,117
                   ------- ------- -------    ------- -------    --------     -------    -------   --------    --------
Net Income
 (Loss)..........  $ 1,851 $ 2,077 $   789    $ 2,139 $ 2,336     $11,966     $   942    $(5,824)  $  4,868    $  5,230
                   ======= ======= =======    ======= =======    ========     =======    =======   ========    ========
Net Income (Loss)
 Per Share.......                                                $    .59                          $    .24    $    .26
                                                                 ========                          ========    ========
Weighted Average
 Shares
 Outstanding(9)..                                                  20,159                            20,159      20,159
                                                                 ========                          ========    ========
OTHER DATA:
EBITDA(10).......  $ 3,074 $ 3,417 $ 1,853    $ 3,960 $ 4,027     $26,061     $ 1,665    $(4,570)  $ 11,132    $ 11,843
                   ======= ======= =======    ======= =======    ========     =======    =======   ========    ========

                          FISCAL YEAR ENDED FEBRUARY 28 OR 29,              JUNE 30, 1997
                         --------------------------------------- -------------------------------------
                                                                                PRO       PRO FORMA
                          1993    1994    1995    1996    1997   ACTUAL(3)   FORMA(2)   AS ADJUSTED(2)
                         ------- ------- ------- ------- ------- ---------  ----------- --------------
                                                                            (UNAUDITED)  (UNAUDITED)
BALANCE SHEET DATA:
Cash and Cash
 Equivalents............ $   700 $   186 $   650 $ 1,774 $ 4,339 $  5,875    $ 10,214      $  9,457
Working Capital.........   3,633   3,473   4,561   3,285   6,337    7,425     (13,359)       29,303
Total Assets............  12,438  15,221  23,528  28,282  27,153   64,942     174,284       173,330
Total Debt..............      --      --      --      --   1,290   31,045      46,022         2,107
Preferred Stock.........      --      --      --      --      --   17,121      19,271            --
Shareholders' Equity....   3,257   2,175   5,955   6,373   5,990  (10,998)     25,468       118,618

-------
(1) Concurrent with the IPO, the Company intends to change its fiscal year end from February 28 to December 31.
(2) Pro forma financial data give effect to the completed and pending acquisitions that are described in Unaudited Pro Forma Combined Financial Statements of the Company, as if they had all occurred at the beginning of each period presented. Such results are not necessarily indicative of the results the Company would have obtained had these events actually occurred on January 1, 1996 for the Income Statement Data or on June 30, 1997 for the Balance Sheet Data. Pro forma as adjusted financial data give effect to a reduction in interest expense as a result of reductions in indebtedness upon application of a portion of the net proceeds to the Company from the IPO and the redemption of preferred stock.
(3) The Company's acquisitions of the Pre-IPO Companies and Group Maintenance America Corp. have been accounted for as purchases and, accordingly, the operations of these acquired businesses are included in the financial data from the effective date of their respective acquisition.
(4) Includes non-recurring non-cash compensation expense of $7.0 million related to the reverse acquisition of GroupMAC Parent during the four months ended June 30, 1997, which is excluded in the Pro Forma As Adjusted Six Months Ended June 30, 1997. Reflects a decrease of $11.1 million, $4.2 million and $5.2 million for the Pro Forma As Adjusted year ended December 31, 1996, and the Pro Forma As Adjusted six months ended June 30, 1996 and 1997, respectively, for pro forma reductions in salaries, bonuses and benefits to former owners of the GroupMAC Companies to which they have agreed prospectively.
(5) Includes $2.4 million for compensation expense resulting from revaluation of warrants.
(6) Includes $0.5 million of expenses for the formation and build-up of corporate management and infrastructure.
(7) Includes $1.6 million of expenses for the formation and build-up of corporate management and infrastructure.
(8) Consists of amortization recorded or to be recorded, as a result of the acquisition of GroupMAC Companies, over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements of the Company.
(9) Computed on a basis described in Note 4 of Notes to Unaudited Pro Forma Combined Financial Statements of the Company.
(10) Represents earnings before interest, taxes, depreciation and amortization ("EBITDA"). Based on its experience in the industry, the Company believes that EBITDA is an important tool for measuring the performance of companies in the industry (including potential acquisition targets) in several areas such as liquidity, operating performance and leverage. In addition, lenders use EBITDA as a criterion in evaluating companies in the industry and the Company's financing arrangement contains covenants in which EBITDA is used as a measure of financial performance. The EBITDA measure for the Company may not be consistent with similarly titled measures for other companies. EBITDA should not be considered by a shareholder of MMI Common Stock as an alternative to operating or net income (as determined in accordance with GAAP) as an indicator of the Company's performance or to cash flow from operations (as determined in accordance with GAAP) as a measure of liquidity. See the comparative historical statements of cash flows included herein and "Management's Discussion of Financial Condition and Results of Operations" and "-- Liquidity and Capital Resources" for discussion of other measures of performance determined in accordance with GAAP and the Company's sources and applications of cash flow.

                        SELECTED FINANCIAL DATA OF MMI

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                      PRO FORMA          HISTORICAL           PRO FORMA AS
                                                                    AS ADJUSTED(1)    SIX MONTHS ENDED     ADJUSTED SIX MONTHS
                                    DECEMBER 31,                      YEAR ENDED          JUNE 30,           ENDED JUNE 30,
                       -------------------------------------------   DECEMBER 31,  ----------------------- -------------------
                        1992     1993     1994     1995     1996         1996         1996        1997       1996(1)   1997(1)
                       -------  -------  -------  -------  -------  -------------- ----------- ----------- ----------- -------
                                                                                   (UNAUDITED) (UNAUDITED) (UNAUDITED)
                                                                                   ----------- ----------- -----------
 CONSOLIDATED INCOME
  STATEMENT DATA:
 Revenues...........   $45,265  $40,328  $42,807  $50,372  $71,598     $66,059       $38,980     $41,973     $36,382   $38,836
 Gross Profit.......     7,920    8,497    8,055    9,660   10,024       9,686         4,678       5,885       4,792     5,385
 Selling, General
  and Administrative
  Expenses..........     7,256    8,015    7,238    8,652    8,785       7,632         4,283       4,279       3,706     3,788
 Goodwill Amortiza-
  tion..............        --       --       --       --       --          --            --          --          --        --
                       -------  -------  -------  -------  -------     -------       -------     -------     -------   -------
 Income from Opera-
  tions.............       664      482      817    1,008    1,239       2,054           395       1,606       1,086     1,597
 Interest Income
  (Expense), Net....      (307)    (411)    (295)    (405)    (593)       (520)         (275)       (258)       (244)     (214)
 Other Income, Net..        45       43        2       52       (4)          8            87         185          67       167
                       -------  -------  -------  -------  -------     -------       -------     -------     -------   -------
 Income Before In-
  come Tax Provi-
  sion..............       402      114      524      655      642       1,542           207       1,533         909     1,550
 Income Tax Provi-
  sion..............       160       42      202      266      257         574            93         569         347       569
                       -------  -------  -------  -------  -------     -------       -------     -------     -------   -------
 Net Income.........   $   242  $    72  $   322  $   389  $   385     $   968       $   114     $   964     $   562   $   981
                       =======  =======  =======  =======  =======     =======       =======     =======     =======   =======
 Net Income Per
  Share.............                                                   $  8.26                                         $  7.57
                                                                       =======                                         =======
 Weighted Average
  Shares
  Outstanding.......                                                       117                                             130
                                                                       =======                                         =======
 OTHER DATA:
 EBITDA(2)..........   $   940  $   755  $ 1,102  $ 1,364  $ 1,656     $ 2,440       $   681     $ 2,022     $ 1,332   $ 1,974
                       =======  =======  =======  =======  =======     =======       =======     =======     =======   =======

                                      DECEMBER 31,                 JUNE 30, 1997
                           ---------------------------------- ------------------------
                                                                      PRO   PRO FORMA
                            1992   1993   1994   1995   1996  ACTUAL FORMA AS ADJUSTED
                           ------ ------ ------ ------ ------ ------ ----- -----------
 CONSOLIDATED BALANCE
  SHEET DATA:
 Cash and Cash
  Equivalents............  $    6 $   11 $   32 $   -- $   -- $   --  $--    $   --
 Working Capital.........   1,396  2,006  1,807  2,229  2,325  3,256   --     2,990
 Total Assets............  11,793 10,333 10,949 15,213 19,319 20,851   --    19,952
 Total Debt..............   3,107  2,137  2,349  3,672  6,280  5,630   --     5,630
 Preferred Stock.........      --     --     --     --     --     --   --        --
 Shareholders' Equity....   2,435  2,525  2,823  3,317  3,795  4,823   --     4,362

-------
(1) Pro forma financial data give effect to the divestiture by MMI of the MacDonald-Miller Residential Division.
(2) Represents earnings before interest, taxes, depreciation and amortization ("EBITDA"). Based on its experience in the industry, the Company believes that EBITDA is an important tool for measuring the performance of companies in the industry in several areas such as liquidity, operating performance and leverage. The EBITDA measure for MMI may not be consistent with similarly titled measures for other companies. EBITDA should not be considered by a shareholder of MMI Common Stock as an alternative to operating or net income (as determinined in accordance with GAAP) as an indicator of MMI's performance or to cash flow from operations (as determined in accordance with GAAP) as a measure of liquidity. See the comparative historical statements of cash flows included herein.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the historical financial statements and related notes of the Company, all financial statements of the GroupMAC Companies presented herein and Selected Historical and Pro Forma Financial Data included elsewhere in this Proxy
Statement/Prospectus.

INTRODUCTION

  The Company's revenues are derived from providing new installation services and maintenance, repair and replacement services for HVAC, plumbing, electrical and other systems to residential and commercial customers. Approximately 54% of the company's pro forma combined 1996 revenues of $307.5 million were derived from new installation services and 46% were attributable to maintenance, repair and replacement services. Maintenance, repair and replacement revenues are recognized as the services are performed, except for service contract revenue which is recognized ratably over the life of the contract. Revenues from fixed price installation and retro-fit contracts are generally accounted for on a percentage-of-completion basis, using the cost-to-cost method.

  Cost of services consists primarily of components, parts and supplies related to the Company's new installation and maintenance, repair and replacement services, salaries and benefits of service and installation technicians, subcontracted services, depreciation, fuel and other vehicle expenses and equipment rentals. Selling, general and administrative expenses consist primarily of compensation and related benefits for owners, administrative salaries and benefits, advertising, office rent and utilities, communications and professional fees. Certain owners and certain key employees of the GroupMAC Companies have agreed to reductions totaling $11.1 million in fiscal 1996 in their compensation and related benefits in connection with their acquisition by the Company, which have been reflected as a pro forma adjustment in the Unaudited Pro Forma Combined Statement of Operations. Such reductions in salaries, bonuses and benefits are in accordance with the terms of employment agreements.

  The Company's diversified business mix is reflected to varying degrees in its gross margins. The Company's businesses performing primarily maintenance, repair and replacement services in the residential markets tend to have higher gross margins, averaging 37.4% for fiscal 1996. The combined gross margin for GroupMAC Companies providing primarily maintenance, repair and replacement services in the commercial markets during fiscal 1996 was 27.2%. On the average, GroupMAC Companies primarily engaged in residential new installation services have lower gross margins. Such companies' combined gross margin for fiscal 1996 was 21.2%. The company primarily providing HVAC services in the residential new installation market had a gross margin of 28.5%; which was somewhat offset by the companies providing primarily plumbing service to this market at gross margins ranging from 10.0% to 14.7%. Future consolidated gross margins may vary depending on, among other things, shifts in the business mix within the GroupMAC Companies as well as the impact of future acquisitions on the business mix.

  The Company believes that it will, and in certain cases has already begun to, realize savings from (i) greater volume discounts from suppliers of components, parts and supplies; (ii) consolidation of insurance and bonding programs; (iii) other general and administrative expenses such as training and advertising; and (iv) the Company's ability to borrow at lower interest rates than most, if not all, of the GroupMAC Companies. Offsetting these savings will be costs related to the Company's new corporate management, costs associated with being a public company and integration costs.

  The Company recorded a non-recurring, non-cash compensation charge of $206,000 during the fourth quarter of 1996 relating to certain shares of Common Stock sold to management, representing the difference between the amount paid for the shares and the estimated fair value of the shares on the date of sale. This non-recurring compensation charge is not included in the Pro Forma Combined Financial Statements.

  As a result of the acquisition of the GroupMAC Companies, $75.7 million, representing the excess of the fair value of the consideration paid over the fair value of the net assets to be acquired, will be recorded as goodwill on the Company's balance sheet. Goodwill will be amortized as a non-cash charge to the income statement over a 40-year period. The pro forma impact of this amortization expense, which is substantially non-deductible for tax purposes, is $1.9 million per year on an after-tax basis.

COMBINED RESULTS OF OPERATIONS

  The combined results of operations of the GroupMAC Companies for the periods presented do not represent combined results of operations presented in accordance with generally accepted accounting principles, but are only a summation of the revenues, cost of services and selling, general and administrative expenses of the individual GroupMAC Companies on an historical basis. The combined results of operations assume that each of the GroupMAC Companies was combined from the beginning of each period presented. The combined results also exclude the effect of pro forma adjustments and may not be comparable to, and may not be indicative of, the Company's post-combination results of operations because (i) the GroupMAC Companies were not under common control or management during the periods presented; (ii) the Company will incur incremental costs for its corporate management and the costs of being a public company; (iii) the Company will use the purchase method to record the acquisitions of the GroupMAC Companies at different points in time, resulting in the recording of goodwill that will be amortized over 40 years; and (iv) the combined data does not reflect the potential benefits and cost savings the Company expects to realize when operating as a combined entity.

  The following table sets forth certain unaudited combined financial data for the periods indicated (dollars in thousands).

                                         FISCAL YEAR(1)                     SIX MONTHS ENDED JUNE 30,
                          ----------------------------------------------  -------------------------------
                               1994            1995            1996            1996            1997
                          --------------  --------------  --------------  --------------  ---------------
Revenues................  $235,234 100.0% $258,834 100.0% $307,507 100.0% $151,396 100.0% $157,941  100.0%
Cost of Services........   178,748  76.0   196,847  76.1   235,911  76.7   117,917  77.9   121,359   76.8
                          -------- -----  -------- -----  -------- -----  -------- -----  --------  -----
Gross Profit............    56,486  24.0    61,987  23.9    71,596  23.3    33,479  22.1    36,582   23.2
Selling, General and Ad-
 ministrative
 Expenses...............    49,410  21.0    53,143  20.5    60,162  19.6    28,319  18.7    39,273   24.9
                          -------- -----  -------- -----  -------- -----  -------- -----  --------  -----
Income (Loss) from Oper-
 ations.................     7,076   3.0     8,844   3.4    11,434   3.7     5,160   3.4    (2,691)  (1.7)

--------
(1) Several of the individual GroupMAC Companies have fiscal year ends that differ from December 31, which is the year end all of the GroupMAC Companies will use concurrent with the IPO.

 Unaudited Six Months Ended June 30, 1997 Compared to Unaudited Six Months Ended June 30, 1996

  Revenues. Revenues increased $6.5 million, or 4.3%, from $151.4 million for the six months ended June 30, 1996 to $157.9 million for the six months ended June 30, 1997. The increase in revenues was primarily volume driven and was attributable to continuing strength in the Seattle, Washington and Portland, Oregon commercial markets with respect to MMI, increased market penetration in certain Ohio markets by Airtron, incremental business from existing customers at Masters and incremental service agreements secured by Linford. Of the 24 GroupMAC Companies, 18 reported an increase in revenues from the six month period ended June 30, 1996 to the corresponding period in 1997.

  Gross Profit. Gross profit increased $3.1 million, or 9.3%, from $33.5 million for the six months ended June 30, 1996 to $36.6 million for the six months ended June 30, 1997. Gross margin increased from 22.1% to 23.2% from the six month period ended June 30, 1996 to the corresponding period in 1997. The increase in gross profit was primarily attributable to the overall revenue increase coupled with lower material costs at Airtron, an increase in higher margin special project and tenant improvement work at MMI and an increase in higher margin replacement sales at Willis.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $11.0 million, or 38.9%, from $28.3 million for the six months ended June 30, 1996 to $39.3 million for the six months ended June 30, 1997. The increase was primarily attributable to (i) a non-recurring, non-cash compensation expense of $7.0 million related to the reverse acquisition of GroupMac Parent, (ii) $844,000 of the increase is due to additional compensation paid to owners of the individual companies and (iii) $2.4 million related to the formation and build-up of the corporate management infrastructure necessary to build the Company through acquisitions and manage the consolidated GroupMAC Companies. As a percentage of revenues, selling, general and administrative expenses increased from 18.7% to 24.9% from the six month period ended June 30, 1996 compared to the corresponding period in 1997.

 Unaudited Fiscal Year 1996 Compared to Unaudited Fiscal Year 1995

  Revenues. Revenues increased $48.7 million, or 18.9%, from $258.8 million in fiscal 1995 to $307.5 million for fiscal 1996. The increase in revenues was primarily volume driven and was attributable to an increase in all sectors of MMI's business, particularly contracted "design and build" projects, retrofits, remodeling and technical services; increased residential HVAC new installation revenue at Airtron; and increased residential HVAC and plumbing installation revenues at Masters. Additionally, other companies providing primarily commercial services increased revenues by $8.0 million, or 20.8%, for the period and companies providing primarily residential services increased revenues by $5.8 million or 13.4% for the period. Of the 24 GroupMAC Companies, 22 reported an increase in revenues from fiscal 1995 to 1996, most of which were due to increases in volume.

  Gross Profit. Gross profit increased $9.6 million, or 15.5%, from $62.0 million in fiscal 1995 to $71.6 million in fiscal 1996. Gross margin declined slightly from 23.9% to 23.3% from fiscal 1995 to fiscal 1996. Approximately 54% of the increase in gross profit was attributable to increased sales volume at Airtron, Masters and K&N at consistent or slightly higher gross margins between the periods coupled with an increase in sales volume at MMI, although at lower gross margins. The decline in gross margin at MMI largely resulted from a higher mix of larger contracts that typically have lower margins. The remaining residential and commercial service companies contributed 28% and 19%, respectively, to the increase in gross profit which resulted from both volume increases and, in the residential services group, margin increases.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $7.1 million, or 13.4%, from $53.1 million in fiscal 1995 to $60.2 million in fiscal 1996. Approximately $2.7 million of the increase was due to additional compensation paid to owners of the individual businesses, $724,000 was due to the formation and building of the corporate management infrastructure and the remainder was due to an overall build-up of administrative infrastructure to manage and control the significant growth at various companies. As a percentage of revenues, selling, general and administrative expenses decreased from 20.5% to 19.6% from fiscal 1995 to fiscal 1996.

 Unaudited Fiscal Year 1995 Compared to Unaudited Fiscal Year 1994

  Revenues. Revenues increased $23.6 million, or 10.0%, from $235.2 million in fiscal 1994 to $258.8 million in fiscal 1995. The increase in revenues was primarily attributable to higher volumes in each sector of MMI's business, particularly in "design and build" projects, retrofits and remodeling; increased market penetration and additional revenues from existing customers at Masters; incremental revenues from the purchase of A-1 by A-ABC during fiscal 1994; a higher volume of "design and build" work at Yale; increased market share captured at Airtron and the start-up of two new offices in Austin, Texas and Las Vegas, Nevada by K&N.

  Gross Profit. Gross profit increased $5.5 million, or 9.7%, from $56.5 million in fiscal 1994 to $62.0 million in fiscal 1995. The increase in gross profit was primarily attributable to the higher sales volumes at MMI, Masters, A-ABC/A-1, Yale, Airtron and K&N. Gross margin remained fairly consistent at 24.0% in fiscal 1994 and 23.9% in fiscal 1995.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $3.7 million, or 7.6%, from $49.4 million in fiscal 1994 to $53.1 million in fiscal 1995. The increase in selling, general and administrative expense was largely due to a $2.2 million increase in compensation paid to owners of the individual businesses. As a percentage of revenues, selling, general and administrative expenses decreased from 21.0% to 20.5%.

LIQUIDITY AND CAPITAL RESOURCES

  Historically, the operations and growth of the GroupMAC Companies have been financed through internally generated working capital and borrowings from commercial banks or other lenders. These borrowings are generally secured by substantially all of the assets of the respective GroupMAC Companies, as well as personal guarantees of the respective owners. With respect to the Pre-IPO Companies, a substantial portion of their existing indebtedness was repaid and refinanced through the Company's borrowing facility immediately following the closing of each of the transactions. The Company believes that $12.4 million of the net proceeds of the IPO will be used to repay debt assumed and certain obligations resulting from the acquisition of the GroupMAC Companies.

  In May 1997, the Company entered into a $35 million credit agreement (as modified to date, the "Original Credit Agreement") with a group of banks providing for secured facilities consisting of an 18 month revolving credit line of $3 million, a six-year term loan of $20 million used in connection with the acquisition of Airtron, and a $12 million term loan facility, having a final maturity six years after the date of the Original Credit Agreement, which was used to acquire the Pre-IPO Companies. All of the Company's loan obligations bear interest at the prime rate. The Original Credit Agreement contains covenants which, among other matters, restrict or limit the ability of the Company to pay dividends, incur indebtedness, make capital expenditures and repurchase capital stock. The Company must also maintain (i) a minimum level of net worth (deficit) of ($10,111,467) plus 100% of any increase in net worth resulting from the issuance of any capital stock plus 75% of consolidated after tax income (adjusted semi-annually), (ii) a ratio of indebtedness to earnings before interest, taxes, depreciation and amortization not greater than 3.0 to 1.0, (iii) a ratio of indebtedness to net worth of
3.25 to 1.0 (decreasing to 2.60 in 1998 and 1.50 in 1999) and (iv) a fixed charge coverage ratio of at least 1.25 to 1.0. As of the date hereof, the Company is in compliance with these requirements. As of September 30, 1997, available borrowing capacity under the Original Credit Agreement was $3.0 million.

  The Company has received a commitment from Texas Commerce Bank National Association to provide a new credit facility with an initial borrowing capacity of up to $75 million upon completion of the Offering and is currently negotiating the definitive documentation for such facility. There is no assurance, however, that such facility will be in place prior to the closing of the Offering. Under the Bank Credit Agreement, the Company must maintain
(i) a minimum level of net worth equal to the net worth at the closing date of the facility less $750,000 plus 100% of the net proceeds of any equity issued plus 75% of cumulative net income after the closing date, (ii) a ratio of indebtedness to earnings before interest, taxes, depreciation and amortization of less than 2.5 to 1.0, (iii) a ratio of indebtedness to capitalization of not greater than 55%, (iv) a fixed charge coverage ratio of at least 1.20 to
1.0 and (v) a positive tangible net worth. If such financial covenants were in place on the date hereof and assuming the Offering and the Acquisitions had been completed, the Company would be in compliance with those covenants. For additional information about the proposed terms of this credit facility, see "Description of Bank Credit Agreement." Management expects to repay all amounts outstanding under the Original Credit Agreement with net proceeds of the IPO. The Company may also utilize proceeds of the IPO to pay additional amounts, if any, due to the former owners of the IPO Acquisition Companies under working capital adjustments to the purchase prices.

  Prior to the closing of the IPO, certain of the IPO Acquisition Companies that are S corporations may distribute cash and certain non-operating assets to their shareholders in an amount not to exceed the balances of their respective accumulated adjustment accounts. In addition, several former owners of the GroupMAC Companies have the ability to receive additional amounts of purchase price, payable in cash and Common Stock in 1998, contingent upon the occurrence of future events. The Company's best estimate of this amount is approximately $5 million, payable in a combination of cash and shares of Common Stock.

  The Company's primary requirements for capital (other than those related to acquisitions) consist of purchasing vehicles, inventory and supplies used in the operation of the business. During fiscal 1996 and the six months ended June 30, 1997, capital expenditures aggregated $4.0 million and $2.4 million, respectively.

  The Company anticipates that its cash flow from operations will provide cash in excess of the Company's normal working capital needs, debt service requirements and planned capital expenditures for property and equipment.

  The Company intends to pursue aggressively acquisition opportunities and to fund future acquisitions through a combination of operating cash flow, borrowings under the Bank Credit Agreement and issuance of Company Common Stock.

SEASONAL AND CYCLICAL NATURE OF BUSINESS

  The HVAC industry is subject to seasonal variations. Specifically, the demand for new installations is generally lower during the winter months due to reduced construction activities during inclement weather and less use of air conditioning during the colder months. Demand for HVAC services is generally higher in the second and third quarters. Accordingly, the Company expects its revenues and operating results generally will be lower in the first and fourth quarters. Historically, the construction industry has been highly cyclical. As a result, the Company's volume of business may be adversely affected by declines in new installation projects in various geographic regions of the United States. See "Risk Factors--Exposure to Downturns in Housing Starts or New Commercial Construction" and "--Fluctuation in Quarterly Operating Results."

INFLATION

  Inflation did not have a significant effect on the results of operations of the GroupMAC Companies for 1994, 1995, 1996 or the six months ended June 30, 1997.

GROUPMAC AND SUBSIDIARIES (FORMERLY AIRTRON)

  Airtron was founded in 1970 and custom designs, installs, maintains and repairs HVAC systems in new and existing homes and businesses from 14 locations in six states. Airtron's revenues for fiscal 1996 were $81.9 million and income from operations was $3.6 million. Airtron derived 81% of its 1996 revenues from new installation services and 19% from maintenance, repair and replacement services. Airtron is headquartered in Dayton, Ohio and has its facilities in New Port Richey and Clearwater, Florida, Indianapolis, Indiana, Wichita, Kansas, Louisville and Erlanger, Kentucky, Cincinnati, Cleveland, Columbus and Dayton, Ohio, and Austin, Dallas, Houston and San Antonio, Texas. Airtron acquired GroupMAC in May 1997 and acquired A-ABC/A-1, Charlie's, Costner, Hallmark, Jarrell and K&N and the assets of Way Residential in June 1997.

RESULTS OF OPERATIONS--GROUPMAC AND SUBSIDIARIES (FORMERLY AIRTRON)

  The following table sets forth certain financial data for the periods indicated. For comparative purposes, for the six month period ended June 30, 1997, the "Historical Airtron" column excludes the effects of the acquisitions in May and June 1997. The "GroupMAC and Subsidiaries" column reflects the consolidated operations of Airtron and such companies from their respective dates of acquisition (dollars in thousands):

                           FISCAL YEAR ENDED FEBRUARY 28 OR 29,               SIX MONTHS ENDED JUNE 30,
                         -------------------------------------------  --------------------------------------------
                                                                                      HISTORICAL    GROUPMAC AND
                                                                                        AIRTRON     SUBSIDIARIES
                                                                                     -------------  --------------
                             1995           1996           1997           1996           1997           1997
                         -------------  -------------  -------------  -------------  -------------  --------------
Revenues................ $72,226 100.0% $73,765 100.0% $81,880 100.0% $37,127 100.0% $38,676 100.0% $42,844  100.0%
Cost of Services........  50,460  69.9   52,674  71.4   58,506  71.5   26,918  72.5   27,813  71.9   30,920   72.2
                         ------- -----  ------- -----  ------- -----  ------- -----  ------- -----  -------  -----
Gross Profit............  21,766  30.1   21,091  28.6   23,374  28.5   10,209  27.5   10,863  28.1   11,924   27.8
Selling, General and
 Administrative
 Expenses...............  20,282  28.0   17,615  23.9   19,811  24.1    9,470  25.5    9,824  25.4   18,056   42.1
                         ------- -----  ------- -----  ------- -----  ------- -----  ------- -----  -------  -----
Income from Operations..   1,484   2.1    3,476   4.7    3,563   4.4      739   2.0    1,039   2.7   (6,132) (14.3)

 Unaudited Six Months Ended June 30, 1997 Compared to Unaudited Six Months Ended June 30, 1996

  Revenues. Revenues for Historical Airtron increased $1.6 million, or 4.3%, from $37.1 million for the six months ended June 30, 1996 to $38.7 million for the six months ended June 30, 1997. Revenues for GroupMAC and Subsidiaries increased $5.7 million, or 15.4%, from $37.1 million for the six months ended June 30, 1996 to $42.8 million for the six months ended June 30, 1997. The increase in revenues with respect to historical Airtron comparisons was attributable to Airtron's market penetration in the Columbus, Ohio and Dayton, Ohio markets. The increase in revenues for GroupMAC and Subsidiaries resulted from the above-mentioned growth in Historical Airtron and the inclusion of $4.1 million in revenues from the acquisitions completed during the period.

  Gross Profit. Gross profit for Historical Airtron increased $655,000, or 6.4%, from $10.2 million for the six months ended June 30, 1996 to $10.9 million for the six months ended June 30, 1997. Gross margin increased slightly from 27.5% to 28.1% for the six-month periods ending June 30, 1996 and 1997, respectively. The gross margin increase with respect to Historical Airtron was primarily due to a reduction in material costs, partially offset by increased labor costs. Gross profit for GroupMAC and Subsidiaries increased $1.7 million, or 16.7%, from $10.2 million to $11.9 million. As a percentage of revenues, gross margin increased from 27.5% to 27.8%. The margin increase resulted from increased gross margin at Historical Airtron partially offset by somewhat lower gross margin from K&N.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses for Historical Airtron increased $354,000, or 3.7%, from $9.5 million for the six months ended June 30, 1996 to $9.8 million for the six months ended June 30, 1997. The overall increase in selling, general and administrative expenses was primarily due to an increase in compensation, professional fees and office rent partially offset by a decline in selling expenses. As a percentage of revenues, selling, general and administrative expenses remained relatively constant at 25.5% and 25.4% for the six month periods ending June 30, 1996 and 1997, respectively. Selling, general and administrative expenses for GroupMAC and Subsidiaries increased $8.6 million, or 90.5%, from $9.5 million for the six months ended June 30, 1996 to $18.1 million for the six months ended June 30, 1997. This increase resulted from
(i) a non-recurring, non-cash compensation expense of $7.0 million related to the reverse acquisition of GroupMac Parent and (ii) increased expenses for Historical Airtron and the inclusion of $1.3 million of selling, general and administrative expenses related to the companies acquired during the period. As a percentage of revenues, selling, general and administrative expenses increased from 25.5% to 42.1% for the six months ended June 30, 1996 and 1997, respectively, as a result of the inclusion of two months of the corporate overhead expenses of GroupMAC Parent and higher selling, general and administrative expenses as a percentage of revenues for the companies acquired during the period and the non-recurring, non-cash compensation expense discussed above.

 Year Ended February 28, 1997 Compared to Year Ended February 29, 1996

  Revenues. Revenues increased $8.1 million, or 11.0%, from $73.8 million for the year ended February 29, 1996 to $81.9 million for the year ended February 28, 1997. The increase in revenues was attributable to increased market penetration in new residential construction in the Indianapolis, Indiana and Dallas, Texas markets, resulting in a larger volume of new home starts.

  Gross Profit. Gross profit increased $2.3 million, or 10.9%, from $21.1 million for the year ended February 29, 1996 to $23.4 million for the year ended February 28, 1997. Gross margin remained relatively constant at 28.6% and 28.5% for the years ending February 29, 1996 and February 28, 1997, respectively.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $2.2 million, or 12.5%, from $17.6 million for the year ended February 29, 1996 to $19.8 million for the year ended February 28, 1997. Such increase was primarily attributable to an increase in compensation, vehicle leases and professional fees of the Company. As a percentage of revenues, selling, general and administrative expenses remained relatively constant at 23.9% and 24.1% for the years ending February 29, 1996 and February 28, 1997, respectively.

 Year Ended February 29, 1996 Compared to Year Ended February 28, 1995

  Revenues. Revenues increased $1.6 million, or 2.2%, from $72.2 million for the year ended February 28, 1995 to $73.8 million for the year ended February 29, 1996. The increase in revenues was attributable to increased sales volume from new residential construction through the capture of additional market share in the Indianapolis, Indiana and Dallas, Texas markets.

  Gross Profit. Gross profit decreased $675,000, or 3.1%, from $21.8 million for the year ended February 28, 1995 to $21.1 million for the year ended February 29, 1996. Gross margin declined from 30.1% to 28.6%. The decrease in gross profits was primarily attributable to higher material costs.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $2.7 million, or 13.3%, from $20.3 million for the year ended February 28, 1995 to $17.6 million for the year ended February 29, 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 28.0% to 23.9% due to a significantly higher non-cash compensation charge in fiscal 1995 to accrue for the change in market value of stock appreciation rights and warrants.

LIQUIDITY AND CAPITAL RESOURCES--GROUPMAC AND SUBSIDIARIES (FORMERLY AIRTRON)

  From March 1, 1994 through the six months ended June 30, 1997, Historical Airtron generated a net $9.7 million from operating activities. Net income, depreciation, deferred taxes and non-cash compensation generated $12.4 million and changes in asset and liability accounts utilized a net $2.7 million, principally due to a $3.3 million increase in accounts receivable partially offset by increases in accounts payable and accrued expenses.

  Cash used in investment activities by Historical Airtron from March 1, 1994 through the six months ended June 30, 1997, was primarily attributable to purchases of property and equipment of $1.0 million and was partially offset by proceeds from sales of property and equipment. Cash used in financing activities by Historical Airtron was primarily attributable to purchases of stock and warrants from selling shareholders totaling $5.5 million.

  Historical Airtron had working capital of $7.1 million as of June 30, 1997 and no long-term debt outstanding. GroupMAC and Subsidiaries had working capital of $7.4 million as of June 30, 1997 and had outstanding long-term debt of $26.5 million, which primarily resulted from the financing of the acquisitions of GroupMAC Parent, A-ABC/A-1, Hallmark, K&N, Costner, Charlie's, Jarrell and Way. See "Combined Results of Operations--Liquidity and Capital Resources."

MMI-HISTORICAL

  MMI was founded in 1965 and provides a full range of HVAC system services to commercial, industrial and residential customers in the Northwestern United States including design and engineering; fabrication and installation of sheet metal, piping, plumbing and controls; and HVAC service and maintenance. MMI's revenues for fiscal 1996 were $71.6 million and income from operations was $1.2 million. MMI derived 55% of its 1996 revenues from maintenance, repair and replacement services, 38% from new installation services, and 7% from residential heating and air conditioning. MMI is headquartered in Seattle, Washington and has facilities in Seattle and Redmond, Washington, and Portland, Oregon. See "Information Regarding MMI."

RESULTS OF OPERATIONS-MMI-HISTORICAL

  The following table sets forth certain financial data for the periods indicated (dollars in thousands).

                              FISCAL YEAR ENDED DECEMBER 31,        SIX MONTHS ENDED JUNE 30,
                         ----------------------------------------- ---------------------------
                             1994          1995          1996          1996          1997
                         ------------- ------------- ------------- ------------- -------------
Revenues................ 42,807 100.0% 50,372 100.0% 71,598 100.0% 38,980 100.0% 41,973 100.0%
Cost of Services........ 34,752  81.2% 40,712  80.8% 61,574  86.0% 34,302  88.0% 36,088  86.0%
                         ------ ------ ------ ------ ------ ------ ------ ------ ------ ------
Gross Profit............  8,055  18.8%  9,660  19.2% 10,024  14.0%  4,678  12.0%  5,885  14.0%
Selling, General and
 Administrative
 Expenses...............  7,238  16.9%  8,652  17.2%  8,785  12.3%  4,283  11.0%  4,279  10.2%
                         ------ ------ ------ ------ ------ ------ ------ ------ ------ ------
Income from Operations..    817   1.9%  1,008   2.0%  1,239   1.7%    395   1.0%  1,606   3.8%

 Unaudited Six Months Ended June 30, 1997 Compared to Unaudited Six Months Ended June 30, 1996

  Revenues. Revenues increased $3 million or 7.7% from $39 million for the six months ended June 30, 1996 to $42 million for the six months ended June 30, 1997. The increase in revenue was attributable to continuing strength in the company's Northwest commercial markets, principally Seattle, Washington and Portland, Oregon, including a $20 million contract with a large software company to be completed in 1997, a 32% increase in revenues from the company's Special Projects and Tenant Improvement operations, a 9% increase in revenues from the company's Commercial Service operations, and a 21% increase from the company's residential HVAC operation.

  Gross Profit. Gross Profit increased $1.2 million or 25.5% from $4.7 million for the six months ended June 30, 1996 to $5.9 million for the six months ended June 30, 1997. Gross margin increased from 12.0% for the first six months of 1996 to 14.0% for the same period of 1997. The gross profit increase is attributable principally to higher volume and realized margins in the company's Special Projects and Tenant Improvement, and Commercial Service operations.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses remained the same at $4.3 million for the six months ended June 30, 1996 to the six months ended June 30, 1997. As a percentage of revenues, selling, general and administrative expenses decreased marginally from 11% for the first six months of 1996, to 10.2% for the same period of 1997.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenues. Revenues increased $21.2 million, or 42% from $50.4 million for the year ended December 31, 1995 to $71.6 million for the year ended December 31, 1996. The increase in revenues was attributable to a 15% or $1.6 million increase in revenues from Service and Maintenance operations, a 23% or $2.0 million increase in revenues from the company's Special Projects and Tenant Improvement operations, a 14% or $.7 million increase in revenues from Residential operations, with the remaining $17 million increase attributable to contracted design and build projects, HVAC system retrofits and remodels, lighting energy retrofits and technical services, representing a revenue increase of 65.4% over 1995 from those sources, with the increase being primarily volume driven and directly related to the company's effort to increase its market presence in the Seattle, Washington and Portland, Oregon metropolitan areas, and fueled by continuing strength of commercial activity in the Northwest.

  Gross Profit. Gross profit increased $.3 million, or 3.1%, from $9.7 million for the year ended December 31, 1995 to $10.0 million for the year ended December 31, 1996. Gross margin decreased from 19.2% to 14.0% due to the acceptance and performance of certain lower margin projects and increased direct costs related to the rapid revenue growth experienced in 1996.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $.1 million, or 1.1%, from $8.7 million for the year ended December 31, 1995 to $8.8 million for the year ended

December 31, 1996. This increase was directly attributable to incremental costs incurred to implement a job cost and accounting software conversion and other management information systems processes and infrastructure. As a percentage of revenues, selling, general and administrative expenses decreased from 17.2% to 12.3% due to the increased revenue levels.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Revenues. Revenues increased $7.6 million, or 17.8%, from $42.8 million for the year ended December 31, 1994 to $50.4 million for the year ended December 31, 1995. The increase in revenues was attributable to a $1.1 million or 10.5% increase in revenues from Service and Maintenance operations, a $1.8 million or 27.8% increase in revenues from the company's Special Projects and Tenant Improvement operations, a $1.6 million or 48.6% increase in revenues from the company's Residential HVAC operations, and a $3.1 million or 12.6% increase in revenues from installation operations, including design and build projects, retrofits and remodeling. The broad-based increase in revenues was primarily volume driven and attributable to generally increasing activity in the company's principal Seattle-area market, and a continuing effort focused on increasing the underlying base of service and maintenance business.

  Gross Profit. Gross profit increased $1.6 million, or 19.8%, from $8.1 million for the year ended December 31, 1994 to $9.7 million for the year ended December 31, 1995. Gross margin increased slightly from 18.8% to 19.2% for the years ending December 31, 1994 and 1995, respectively.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.5 million, or 20.8%, from $7.2 million for the year ended December 31, 1994 to $8.7 million for the year ended December 31, 1995. This increase was attributable generally to the higher level of revenues and approximately $.2 million relating to the initial stages of the aforementioned job cost and accounting software conversion and other management information system processes and infrastructure that continued into 1996. As a percentage of revenues, selling, general and administrative expenses increased from 16.9% to 17.2% for the years ending 1994 and 1995, respectively.

LIQUIDITY AND CAPITAL RESOURCES--MMI-HISTORICAL

  From January 1, 1994 through the six months ended June 30, 1997, MMI utilized a net $1.2 million from operations, generated principally from net income plus depreciation and amortization, and short term bank financing directed to support the growth in operating revenues and the related investment in property and equipment. Net income and depreciation generated $3.3 million and changes in asset and liability accounts utilized a net $4.5 million, principally due to an $8.2 million increase in accounts receivable partially offset by corresponding increases in accounts payable and accrued expenses.

  Net cash used in investment activities was primarily attributable to equipment and to real estate held for investment.

  Net cash provided by financing activities was primarily attributable to the issuance and redemption of common stock, long term bank financing related to capital expenditures and real estate held for investment and short term bank financing utilized to increase working capital.

  As of June 30, 1997, MMI had working capital of $3.3 million and $.7 million of long-term debt outstanding.

MMI-PRO FORMA

  In connection with and immediately prior to the Merger, MMI will distribute the net assets of MacDonald-Miller Residential, a division of MacDonald-Miller Company, Inc., in a tax-free distribution followed by the acquisition of MacDonald-Miller Residential by certain shareholders of MMI. The following is a discussion and analysis of the financial condition and results of operations of MMI as if the distribution had been completed as of December 31, 1993. See the MacDonald-Miller Industries, Inc. Unaudited Pro Forma Consolidated Financial Statements located elsewhere in this Proxy Statement/Prospectus.

RESULTS OF OPERATIONS--MMI-PRO FORMA

  The following table sets forth certain financial data for the periods indicated (dollars in thousands).

                              FISCAL YEAR ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                         -------------------------------------------  ----------------------------
                             1994           1995           1996           1996           1997
                         -------------  -------------  -------------  -------------  -------------
Revenues................ $39,534 100.0% $45,508 100.0% $66,059 100.0% $36,382 100.0% $38,836 100.0%
Cost of Services........  32,256  81.6   36,927  81.1   56,373  85.3   31,590  86.8   33,451  86.1
                         ------- -----  ------- -----  ------- -----  ------- -----  ------- -----
Gross Profit............   7,278  18.4    8,581  18.9    9,686  14.7    4,792  13.2    5,385  13.9
Selling, General and
 Administrative
 Expenses...............   6,088  15.4    7,338  16.1    7,632  11.6    3,706  10.2    3,788   9.8
                         ------- -----  ------- -----  ------- -----  ------- -----  ------- -----
Income from Operations..   1,190   3.0    1,243   2.8    2,054   3.1    1,086   3.0    1,597   4.1

 Six Months Ended June 30, 1997 Compared to Unaudited Six Months Ended June 30, 1996

  Revenues. Revenues increased $2.4 million, or 6.6%, from $36.4 million for the six months ended June 30, 1996 to $38.8 million for the six months ended June 30, 1997. The increase in revenues was attributable to continuing strength in the company's Northwest commercial markets, principally Seattle, Washington and Portland, Oregon, including a $20 million contract with a large software company to be completed in 1997, a 32% increase in revenues from the company's Special Projects and Tenant Improvement operations, and a 9% increase in revenues from the company's Commercial Service operations.

  Gross Profit. Gross Profit increased $593,000, or 12.4%, from $4.8 million for the six months ended June 30, 1996 to $5.4 million for the six months ended June 30, 1997. Gross margin increased from 13.2% for the first six months of 1996 to 13.9% for the same period of 1997. The gross profit increase was attributable principally to higher volume and realized gross margins in the MacDonald-Miller's Special Projects and Tenant Improvement operations.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $82,000, or 2.2%, from $3.7 million for the six months ended June 30, 1996 to $3.8 million for the six months ended June 30, 1997. Both the dollar and percentage of revenue changes were attributable to the higher revenue levels in 1997 compared to 1996. As a percentage of revenues, selling, general and administrative expenses decreased slightly from 10.2% for the six months of 1996 to 9.8% for the same period of 1997.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenues. Revenues increased $20.6 million, or 45.3%, from $45.5 million for the year ended December 31, 1995 to $66.1 million for the year ended December 31, 1996. The increase in revenues was attributable to a 15%, or $1.6 million, increase in revenues from Service and Maintenance operations, and a 23%, or $2.0 million, increase in revenues from the company's Special Projects and Tenant Improvement operations. The $17 million balance of the increase was attributable to contracted design and build projects, HVAC system retrofits and remodels, lighting energy retrofits and technical services, together representing a revenue increase of 65.4% over 1995. This increase was primarily volume driven and directly related to the company's effort to increase its market presence in the Seattle, Washington and Portland, Oregon metropolitan areas and was fueled by continued strength of commercial activity in the Northwest.

  Gross Profit. Gross profit increased $1.1 million, or 12.8%, from $8.6 million for the year ended December 31, 1995 to $9.7 million for the year ended December 31, 1996. Gross margin decreased from 18.9% to 14.7% due to the acceptance of certain lower margin projects and increased direct costs related to the rapid revenue growth experienced in 1996.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $294,000, or 4.0%, from $7.3 million for the year ended December 31, 1995 to $7.6 million for the year ended December 31, 1996. The increase in these expenses was directly attributable to incremental costs incurred to implement a job cost and accounting software conversion and other management information systems processes and infrastructure. As a percentage of revenues, selling, general and administrative expenses decreased from 16.2% to 11.6% due to the increased revenue levels.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Revenues. Revenues increased $6.0 million, or 15.2%, from $39.5 million for the year ended December 31, 1994 to $45.5 million for the year ended December 31, 1995. The increase in revenues was attributable to a $1.2 million, or 10.5%, increase in revenues from Service and Maintenance operations, a $1.9 million, or 27.8%, increase in revenues from the company's Special Projects and Tenant Improvement operations, and a $2.9 million, or 12.6%, increase in revenues from installation operations, including design and build projects, retrofits and remodeling. The broad-based increase in revenues was primarily volume driven and attributable to generally increasing activity in the Seattle area, the Company's principal market, and continued efforts to increase the underlying base of service and maintenance business.

  Gross Profit. Gross profit increased $1.3 million, or 17.8%, from $7.3 million for the year ended December 31, 1994 to $8.6 million for the year ended December 31, 1995. Gross margin increased from 18.4% to 18.9% for the years ending December 31, 1994 and 1995, respectively.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.2 million, or 19.7%, from $6.1 million for the year ended December 31, 1994 to $7.3 million for the year ended December 31, 1995. The increase was attributable generally to the higher level of revenues and an approximate $200,000 increase relating to the initial stages of the aforementioned job cost and accounting software conversion and other management information system processes and infrastructure that continued into 1996. As a percentage of revenues, selling, general and administrative expenses increased from 15.4% to 16.1% for the years ending 1994 and 1995, respectively.

LIQUIDITY AND CAPITAL RESOURCES--MMI-PRO FORMA

  From January 1, 1994 through the six months ended June 30, 1997, MMI utilized a net $315,000 from operating activities. Net income and depreciation generated $4.1 million and changes in asset and liability accounts utilized a net $4.4 million, principally due to a $7.7 million increase in accounts receivable partially offset by corresponding increases in accounts payable and accrued expenses.

  Net cash used in investment activities of $2.6 million was primarily attributable to equipment and to real estate held for investment.

  Net cash provided by financing activities of $2.9 million was primarily attributable to the issuance and redemptions of common stock, long-term bank financing related to capital expenditures and real estate held for investment and short-term bank financing utilized to increase working capital.

  As of June 30, 1997, MMI had working capital of $3.0 million and $708,000 of long-term debt outstanding.

MASTERS

  Masters, Inc. ("Masters") was founded in 1986 and provides HVAC and plumbing services in the Washington, D.C. area. Masters' revenues for fiscal 1996 were $39.8 million and income from operations for fiscal 1996 was $1.5 million. Masters derived 100% of its 1996 revenues from new installation services. Masters is headquartered in Gaithersburg, Maryland and has its facilities in Gaithersburg and Chantilly, Virginia.

RESULTS OF OPERATIONS--MASTERS

  The following table sets forth certain financial data for the periods indicated (dollars in thousands).

                              FISCAL YEAR ENDED DECEMBER 31,           SIX MONTHS ENDED JUNE 30,
                         -------------------------------------------  ----------------------------
                             1994           1995           1996           1996           1997
                         -------------  -------------  -------------  -------------  -------------
Revenues................ $30,327 100.0% $35,160 100.0% $39,826 100.0% $18,279 100.0% $19,318 100.0%
Cost of Services........  28,018  92.4   31,746  90.3   35,854  90.0   16,639  91.0   17,457  90.4
                         ------- -----  ------- -----  ------- -----  ------- -----  ------- -----
Gross Profit............   2,309   7.6    3,414   9.7    3,972  10.0    1,640   9.0    1,861   9.6
Selling, General and
 Administrative
 Expenses...............   1,664   5.5    2,373   6.7    2,484   6.3    1,009   5.5    1,197   6.2
                         ------- -----  ------- -----  ------- -----  ------- -----  ------- -----
Income from Operations..     645   2.1    1,041   3.0    1,488   3.7      631   3.5      664   3.4

 Six Months Ended June 30, 1997 Compared to Unaudited Six Months Ended June 30, 1996

  Revenues. Revenues increased $1.0 million, or 5.5%, from $18.3 million for the six months ended June 30, 1996 to $19.3 million for the six months ended June 30, 1997. The increase in revenues was primarily attributable to an additional volume of housing starts generated from existing customers.

  Gross Profit. Gross profit increased $221,000, or 13.8%, from $1.6 million for the six months ended June 30, 1996 to $1.9 million for the six months ended June 30, 1997. Gross margin increased from 9.0% for the six months ended June 30, 1996 to 9.6% for the six months ended June 30, 1997. The increase was primarily attributable to a higher mix of fire sprinkler installations that typically produce higher margins.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $188,000, or 18.8%, from $1.0 million for the six months ended June 30, 1996 to $1.2 million for the six months ended June 30, 1997. The increase in selling, general and administrative expenses was primarily due to staff additions to keep pace with the growth of the company, increased bad debts and an increase in professional fees. As a percentage of revenues, selling, general and administrative expenses increased from 5.5% to 6.2% over the respective periods.

 Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

  Revenues. Revenues increased $4.6 million, or 13.1%, from $35.2 million for the year ended December 31, 1995 to $39.8 million for the year ended December 31, 1996. The increase was attributable to an additional volume of housing starts generated from existing customers and increased market penetration.

  Gross Profit. Gross profit increased $558,000, or 16.4%, from $3.4 million for the year ended December 31, 1995 to $4.0 million for the year ended December 31, 1996. Gross margins increased slightly from 9.7% to 10.0% for the years ending 1995 and 1996, respectively.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $111,000, or 4.6%, from $2.4 million for the year ended December 31, 1995 to $2.5 million for the year ended December 31, 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 6.7% to 6.3% over the same period. This decrease was primarily attributable to the net increase in revenue and the relatively fixed nature of these expenses.

 Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

  Revenues. Revenues increased $4.9 million, or 16.2%, from $30.3 million for the year ended December 31, 1994 to $35.2 million for the year ended December 31, 1995. The increase was attributable to an additional volume of housing starts generated from existing customers, increased market penetration and a greater volume of HVAC new installations resulting from management efforts to further expand this service line.

  Gross Profit. Gross profit increased $1.1 million, or 47.8%, from $2.3 million for the year ended December 31, 1994 to $3.4 million for the year ended December 31, 1995. Gross margin increased from 7.6% to 9.7% due to a greater volume of higher margin HVAC new installations coupled with margin expansion in plumbing new installations from more efficient production.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $709,000, or 41.7%, from $1.7 million for the year ended December 31, 1994 to $2.4 million for the year ended December 31, 1995. As a percentage of revenues, selling, general and administrative expenses increased from 5.5% to 6.7% due to an increase in bad debt expense, an increase in personnel necessary to effectively manage the Company's rapid growth and the addition of an executive incentive program.

LIQUIDITY AND CAPITAL RESOURCES--MASTERS

  From January 1, 1994 through the six months ended June 30, 1997, Masters generated $4.2 million in cash from operating activities. Net cash used in investment activities was primarily attributable to capital expenditures of $1.8 million. Net cash used in financing activities was primarily attributable to $2.1 million in dividends paid to the shareholder.

  Masters had working capital of $4.0 million as of June 30, 1997 and $765,000 of long-term debt outstanding.

K&N

  K&N was founded in 1978 and provides plumbing services to the residential new construction market in the Dallas, Fort Worth and Austin, Texas and Las Vegas, Nevada markets. K&N also designs, sells, installs and services HVAC systems in Dallas and Fort Worth. K&N's revenues for fiscal 1996 were $24.3 million and income from operations was $936,000. K&N derived 89% of its 1996 revenues from new installation services and 11% from maintenance, repair and replacement services. K&N is headquartered in Arlington, Texas and has facilities in Arlington and Austin, Texas and Las Vegas, Nevada.

RESULTS OF OPERATIONS--K&N

  The following table sets forth certain unaudited financial data for the periods indicated (dollars in thousands).

                                FISCAL YEAR ENDED MARCH 31,             SIX MONTHS ENDED JUNE 30,
                         --------------------------------------------  ----------------------------
                             1995           1996            1997           1996          1997(1)
                         -------------  --------------  -------------  -------------  -------------
Revenues................ $21,458 100.0% $22,709  100.0% $24,279 100.0% $11,893 100.0% $12,355 100.0%
Cost of Services........  18,843  87.8   20,350   89.6   20,705  85.3   10,433  87.7   10,662  86.3
                         ------- -----  -------  -----  ------- -----  ------- -----  ------- -----
Gross Profit............   2,615  12.2    2,359   10.4    3,574  14.7    1,460  12.3    1,693  13.7
Selling, General and
 Administrative
 Expenses...............   2,275  10.6    2,478   10.9    2,638  10.8    1,349  11.4    1,605  13.0
                         ------- -----  -------  -----  ------- -----  ------- -----  ------- -----
Income from Operations..     340   1.6     (119)  (0.5)     936   3.9      111    .9       88    .7

--------
(1) The operating results of K&N represent six months of activity, even though K&N was acquired, for accounting purposes, by Airtron on June 1, 1997.

 Unaudited Six Months Ended June 30, 1997 Compared to Unaudited Six Months Ended June 30, 1996

  Revenues. Revenues increased $462,000, or 3.9%, from $11.9 million for the six months ended June 30, 1996 to $12.4 million for the six months ended June 30, 1997. The increase in revenues was attributable to a higher volume of new home construction in the Austin and Las Vegas markets.

  Gross Profit. Gross profit increased $233,000, or 15.5%, from $1.5 million for the six months ended June 30, 1996 to $1.7 million for the six months ended June 30, 1997. Gross margin increased from 12.3% to 13.7% due to increases in operational efficiency.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $256,000, or 19.7%, from $1.3 million for the six months ended June 30, 1996 to $1.6 million for the six months ended June 30, 1997. The increase in selling, general and administrative expenses was primarily attributable to additional owners' compensation expense. As a percentage of revenues, selling, general and administrative expenses increased from 11.4% to 13.0% for 1996 and 1997 respectively.

 Year Ended March 31, 1997 Compared to Unaudited Year Ended March 31, 1996

  Revenues. Revenues increased $1.6 million, or 7.0%, from $22.7 million for the year ended March 31, 1996 to $24.3 million for the year ended March 31, 1997. The increase in revenues was primarily volume driven and attributable to the expansion of the Company's customer base to include several new home builders in the Austin and Las Vegas markets.

  Gross Profit. Gross profit increased $1.2 million, or 50.0%, from $2.4 million for the year ended March 31, 1996 to $3.6 million for the year ended March 31, 1997. The increase was due to a decline in production labor and material costs for start ups in Austin, Texas and Las Vegas, Nevada, and the savings from the closing during fiscal 1996 of an unsuccessful operation in Palmdale, California. Gross margin increased from 10.4% to 14.7% for the years ending March 31, 1996 and 1997, respectively.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $160,000, or 6.4%, from $2.5 million for the year ended March 31, 1996 to $2.6 million for the year ended March 31, 1997. As a percentage of revenues, selling, general and administrative expenses remained relatively constant at 10.9% and 10.8% for the years ending March 31, 1996 and 1997, respectively.

 Unaudited Year Ended March 31, 1996 Compared to Unaudited Year Ended March 31, 1995

  Revenues. Revenues increased $1.2 million, or 5.6%, from $21.5 million for the year ended March 31, 1995 to $22.7 million for the year ended March 31, 1996. The increase in revenues was attributable to the new operating facilities in Austin, Texas and Las Vegas, Nevada and a higher level of new home construction in the Dallas and Fort Worth metropolitan area.

  Gross Profit. Gross profit decreased $256,000, or 9.8%, from $2.6 million for the year ended March 31, 1995 to $2.4 million for the year ended March 31, 1996. Gross margin decreased from 12.2% to 10.4% for the years ending March 31, 1995 and 1996, respectively. The gross margin decline was primarily attributable to aggressive pricing and start-up labor costs for the two new divisions in Austin, Texas and Las Vegas, Nevada.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $203,000, or 8.8% from $2.3 million for the year ended March 31, 1995 to $2.5 million for the year ended March 31, 1996. The increase in selling, general and administrative expenses was primarily attributable to incremental costs relating to the closing of the Palmdale, California operation and the implementation of a new management information system. As a percentage of revenues, selling, general and administrative expenses increased slightly from 10.6% to 10.9%.

LIQUIDITY AND CAPITAL RESOURCES--K&N

  From April 1, 1994 through the six months ended June 30, 1997, K&N utilized $269,000 in cash from operating activities, essentially funding its working capital needs from operations.

  Net cash used in investment activities from April 1994 through June 30, 1997 was attributable to capital expenditures of $2.2 million, primarily relating to the consolidation of offices in the Dallas-Fort Worth metropolitan area, the start up of the Austin, Texas and Las Vegas, Nevada operations and fleet expansion. Financing activities generated a net increase of $2.4 million from the issuance of long-term debt and net borrowings from shareholders. The funds were utilized to finance the capital expenditures noted above and for working capital.

  As of June 30, 1997, K&N had working capital of $731,000 and $291,000 of long-term debt outstanding.

OTHER RESIDENTIAL SERVICE COMPANIES

 Pre-IPO Companies

  A-ABC and A-1, founded in 1976 and 1994, respectively, provide maintenance, repair and replacement services for HVAC equipment, as well as home appliances, to residential customers in the Dallas and Garland, Texas areas. A-ABC also offers plumbing repair and replacement services. Combined revenues for fiscal 1996 totaled $8.5 million and combined income from operations totaled $333,000. A-ABC and A-1 are headquartered in Dallas, Texas.

  Callahan Roach and its affiliates provide training and consulting services, marketing products and pricing programs nationally to over 1,300 independent service companies, manufacturers and associations. Callahan Roach's revenues for fiscal 1996 were $1.9 million and income from operations for fiscal 1996 was $8,257. Callahan Roach, founded in 1989, is headquartered in Colorado Springs, Colorado and has facilities in Atlanta, Georgia, Dublin, Ohio and Colorado Springs, Colorado.

  Costner was founded in 1985 and provides HVAC maintenance, repair and replacement services to residential customers in the Rock Hill, South Carolina and Charlotte, North Carolina areas. Costner's revenues for fiscal 1996 were $3.0 million, and income from operations was $7,487. Costner is headquartered in Rock Hill, South Carolina.

  Hallmark was founded in 1951 and provides HVAC maintenance, repair and replacement services to residential customers in the Houston and San Antonio, Texas areas. Hallmark's revenues for fiscal 1996 were $6.5 million, and income from operations was $8,749. Hallmark is headquartered in Houston, Texas and has facilities in Houston and San Antonio, Texas.

  Jarrell was founded in 1959 and provides plumbing repair services to residential customers in the Houston, Texas area. Jarrell's revenues for the fiscal year ended February 28, 1997 were $1.2 million and it had income from operations of $34,547 during that year. Jarrell is headquartered in Houston, Texas.

  Way Residential was founded in 1977 and provides HVAC services to residential customers in Houston, Texas. Way Residential's revenues for fiscal 1996 were $659,000 and income from operations was $123,000. Way Residential's operations have been combined with Hallmark's operations.

 IPO Acquisition Companies

  Central Carolina Air Conditioning Company ("Central Carolina") was founded in 1967 and provides HVAC maintenance, repair and replacement services to residential and commercial customers in the Greensboro and Winston Salem, North Carolina areas. Central Carolina's revenues for fiscal 1996 were $8.2 million and income from operations was $381,000. In addition, Central Carolina has deferred $967,000 of service contract revenues due to five-year extended service contracts. Other GroupMAC Companies typically do not have extended service contracts in excess of one year. Central Carolina is headquartered in Greensboro, North Carolina.

  Evans Services, Inc. ("Evans") was founded in 1901 and provides plumbing and HVAC services to residential customers in the Birmingham, Alabama area. Evans' revenues for fiscal 1996 were $2.3 million and income from operations was $86,000. Evans is headquartered in Birmingham, Alabama.

  Paul E. Smith Co., Inc. ("Paul E. Smith") was founded in 1967 and installs and maintains, repairs and replaces plumbing systems in new and existing residences in the Indianapolis, Indiana area. Paul E. Smith's revenues for fiscal 1996 were $5.6 million and income from operations was $297,000. Paul E. Smith is headquartered in Indianapolis, Indiana.

  Van's Comfortemp Air Conditioning, Inc. ("Van's") was founded in 1965 and provides HVAC services to residential and light commercial customers in the Palm Beach-Ft. Lauderdale, Florida area. Van's revenues for fiscal 1996 were $4.3 million and income from operations was $7,000. Van's is headquartered in Delray Beach, Florida.

  Willis Refrigeration, Air Conditioning & Heating, Inc. ("Willis") was founded in 1954 and installs, maintains and repairs HVAC systems in new and existing residences in the greater Cincinnati and northern Kentucky areas. Willis' revenues for fiscal 1996 were $6.8 million and income from operations was $542,000 Willis is headquartered in Cincinnati, Ohio.

RESULTS OF OPERATIONS--OTHER RESIDENTIAL SERVICE COMPANIES

  The GroupMAC Companies included in the Other Residential Services Companies derive a majority of their revenues from residential new installation and maintenance, repair and replacement services. In the aggregate, these 11 companies derived 84% of their revenue in fiscal 1996 from residential services and 16% from light commercial service. The following table sets forth certain unaudited financial data for the periods indicated (dollars in thousands).

                                      FISCAL YEAR(1)                   SIX MONTHS ENDED JUNE 30,
                         -------------------------------------------  ----------------------------
                             1994           1995           1996           1996          1997(2)
                         -------------  -------------  -------------  -------------  -------------
Revenues................ $38,481 100.0% $43,216 100.0% $48,964 100.0% $23,255 100.0% $24,886 100.0%
Cost of Services........  25,397  66.0   27,537  63.7   30,628  62.6   14,762  63.5   14,799  59.5
                         ------- -----  ------- -----  ------- -----  ------- -----  ------- -----
Gross Profit............  13,084  34.0   15,679  36.3   18,336  37.4    8,493  36.5   10,087  40.5
Selling, General and
 Administrative
 Expenses...............  11,432  29.7   14,210  32.9   16,506  33.7    8,082  34.7    8,277  33.2
                         ------- -----  ------- -----  ------- -----  ------- -----  ------- -----
Income from Operations..   1,652   4.3    1,469   3.4    1,830   3.7      411   1.8    1,810   7.3

--------
(1) Several of the individual GroupMAC Companies have fiscal year ends that differ from December 31, which is the year end all of the GroupMAC Companies will use concurrent with the IPO.
(2) The operating results of the Other Residential Service Companies, including Hallmark and A-ABC/A-1, represent six months of activity, even though Hallmark and A-ABC/A-1 were acquired, for accounting purposes, by Airtron on June 1, 1997.

 Unaudited Six Months Ended June 30, 1997 Compared to Unaudited Six Months Ended June 30, 1996

  Revenues. Revenues increased $1.6 million, or 6.9%, from $23.3 million for the six months ended June 30, 1996 to $24.9 million for the six months ended June 30, 1997. The increase in revenues was primarily volume driven and attributable to expansion of Central Carolina's commercial service and replacement business, an increase in replacement sales at Willis and the occurrence of a significant light commercial job at Jarrell.

  Gross Profit. Gross profit increased $1.6 million, or 18.8%, from $8.5 million for the six months ended June 30, 1996 to $10.1 million for the six months ended June 30, 1997. Gross margin increased from 36.5% to 40.5% from the six month period ended June 30, 1996 to the corresponding period in 1997. The increase in gross margin was attributable to higher margins at Central Carolina from operational efficiencies and from increased higher margin replacement sales at Willis.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $196,000, or 2.4%, from $8.1 million for the six months ended June 30, 1996 to $8.3 million for the six months ended June 30, 1997. As a percentage of revenues, selling, general and administrative expenses decreased from 34.7% to 33.2% for the six month period ended June 30, 1996 compared to the corresponding period in 1997.

 Unaudited Fiscal 1996 Compared to Unaudited Fiscal 1995

  Revenues. Revenues increased $5.8 million, or 13.4%, from $43.2 million in fiscal 1995 to $49.0 million in fiscal 1996. The increase in revenues was primarily volume driven and attributable to the continued internal expansion of HVAC services to an appliance company acquired by A-ABC in late 1994, an acquisition made during early 1996 by Hallmark of an operation in San Antonio and an aggressive advertising campaign at Costner. Also, revenues increased significantly at Van's and Willis due to a higher level of replacement sales.

  Gross Profit. Gross profit increased $2.6 million, or 16.6%, from $15.7 million in fiscal 1995 to $18.3 million in fiscal 1996. The increase in gross profit was attributable to the continued internal expansion of HVAC services at A-1, which was acquired by A-ABC in 1994, an acquisition by Hallmark of a high margin operation in San Antonio and revenue increases at Costner and other higher margin companies. Gross margin increased from 36.3% to 37.4% for fiscal 1995 and 1996, respectively.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $2.3 million, or 16.2%, from $14.2 million in fiscal 1995 to $16.5 million in fiscal 1996. The increase in selling, general and administrative expenses was mainly due to the acquisition of an operation in San Antonio by Hallmark during the period, a higher level of spending on advertising at Costner and an increase in owner compensation among all of the residential service companies of $129,000. As a percentage of revenues, selling, general and administrative expenses increased from 32.9% to 33.7% for fiscal 1995 and 1996, respectively.

 Unaudited Fiscal 1995 Compared to Unaudited Fiscal 1994

  Revenues. Revenues increased $4.7 million, or 12.2%, from $38.5 million in fiscal 1994 to $43.2 million in fiscal 1995. The increase in revenues was primarily volume driven and attributable to incremental revenues from an acquisition made by A-ABC in late 1994, the expansion of the customer base at Central Carolina to include the commercial sector and an increased emphasis on the selling of service agreements and a higher level of replacement revenues at Van's.

  Gross Profit. Gross profit increased $2.6 million, or 19.8%, from $13.1 million in fiscal 1994 to $15.7 million in fiscal 1995. The increase in gross profits was primarily attributable to the expanded revenue volumes. Gross margin increased from 34.0% to 36.3% for fiscal years 1994 and 1995, respectively.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $2.8 million, or 24.6%, from $11.4 million in fiscal 1994 to $14.2 million in fiscal 1995. As a percentage of revenues, selling, general and administrative expenses increased from 29.7% to 32.9% due to incremental overhead at the company acquired in late 1994 by A-ABC, incremental owners' compensation of $378,000 across the residential service companies and an overall increase in infrastructure to keep pace with the internal growth at each company within the group.

OTHER COMMERCIAL SERVICE COMPANIES

 Pre-IPO Companies

  Charlie's was founded in 1979 and provides plumbing maintenance, repair and replacement services to commercial and residential customers in the Houston, Texas area and specializes in the high-rise condominium market in Houston. Charlie's revenues for fiscal 1996 were $3.1 million, and income from operations was $65,000. Charlie's is headquartered in South Houston, Texas.

  Sibley Services, Incorporated ("Sibley") was founded in 1974 and provides HVAC and refrigeration maintenance, repair and replacement services to commercial and industrial customers in the greater Memphis, Tennessee area which includes northern Mississippi and northeast Arkansas. Sibley also offers design and build services, including facility automation. Sibley's revenues for fiscal 1996 were $7.0 million and income from operations was $130,018. Sibley is headquartered in Memphis, Tennessee.

  USA was founded in 1988 and provides marketing products and training materials to over 100 member companies across the country. USA's revenues for fiscal 1996 were $763,000 and income from operations was $33,000. USA is headquartered in Lakewood, Colorado.

 IPO Acquisition Companies

  All Service Electric, Inc. ("All Service") was founded in 1990 and provides electrical contracting services (including new installation and repair services) primarily to commercial customers in the Jacksonville, Florida area. All Service's revenues for fiscal 1996 were $2.8 million and income from operations was $687,000. All Service is headquartered in Jacksonville, Florida.

  Arkansas Mechanical Services, Inc. ("Arkansas Mechanical") was founded in 1988 and provides HVAC maintenance, repair and replacement services to commercial and industrial customers in the greater Little Rock and Fayetteville, Arkansas areas. Arkansas Mechanical also provides engineering services for retrofit upgrades and replacements. Arkansas Mechanical's revenues were $3.3 million and income from operations was $325,000. Arkansas Mechanical is headquartered in North Little Rock, Arkansas and has facilities in the North Little Rock and Fayetteville, Arkansas areas.

  Linford Service Company ("Linford") was founded in 1960 and provides HVAC maintenance, repair and replacement to commercial customers throughout California. Linford's revenues for fiscal 1996 were $11.3 million and the loss from operations was $267. Linford is headquartered in Oakland, California and has facilities in Oakland, Ontario, Sacramento, San Diego and San Jose, California.

  Mechanical Services, Inc. ("Mechanical") was founded in 1993 and provides design and build, engineering and installation services in the mechanical trades industry in the Little Rock and Fayetteville, Arkansas areas. Mechanical Services' revenues for fiscal 1996 were $2.9 million and income from operations was $56,000. Mechanical Services is headquartered in North Little Rock, Arkansas and has facilities in North Little Rock and Fayetteville, Arkansas.

  Southeast Mechanical Service, Inc. ("Southeast Mechanical") was founded in 1979 and provides HVAC maintenance, repair and replacement services in the Miami and Fort Lauderdale, Florida areas. Southeast Mechanical's revenues for fiscal 1996 were $5.3 million and income from operations was $585,000. Southeast Mechanical is headquartered in Hollywood, Florida.

  Yale Incorporated ("Yale") was founded in 1939 and provides HVAC services to commercial customers throughout Minnesota. Yale's revenues for fiscal 1996 were $10.1 million and income from operations was $405,000. Yale is headquartered in Minneapolis, Minnesota.

RESULTS OF OPERATIONS--OTHER COMMERCIAL SERVICE COMPANIES

  The GroupMAC Companies included in the Other Commercial Services Companies derive a majority of their revenues from commercial new installation and maintenance, repair and replacement services. In the aggregate, these nine companies derive 96% of their revenue from commercial services and 4% of their revenues from residential services. The following table sets forth certain unaudited financial data for the periods indicated (dollars in thousands).

                                      FISCAL YEAR(1)                   SIX MONTHS ENDED JUNE 30,
                         -------------------------------------------  ----------------------------
                             1994           1995           1996           1996           1997
                         -------------  -------------  -------------  -------------  -------------
Revenues................ $33,208 100.0% $38,476 100.0% $46,499 100.0% $24,460 100.0% $23,870 100.0%
Cost of Services........  23,774  71.6   27,613  71.8   33,845  72.8   17,575  71.9   17,177  72.0
                         ------- -----  ------- -----  ------- -----  ------- -----  ------- -----
Gross Profit............   9,434  28.4   10,863  28.2   12,654  27.2    6,885  28.1    6,693  28.0
Selling, General and
 Administrative
 Expenses...............   7,669  23.1    9,129  23.7   10,367  22.3    4,703  19.2    5,198  21.7
                         ------- -----  ------- -----  ------- -----  ------- -----  ------- -----
Income from Operations..   1,765   5.3    1,734   4.5    2,287   4.9    2,182   8.9    1,495   6.3

--------
(1) Several of the individual GroupMAC Companies have fiscal year ends that differ from December 31, which is the year end all of the GroupMAC Companies will use concurrent with the IPO.

 Unaudited Six Months Ended June 30, 1997 Compared to Unaudited Six Months Ended June 30, 1996

  Revenues. Revenues declined $590,000, or 2.4%, from $24.5 million for the six months ended June 30, 1996 to $23.9 million for the six months ended June 30, 1997. The decrease in revenues was primarily volume driven and attributable to a $2.0 million decline in revenues at Sibley which resulted from an internal decision to discontinue a large, low margin customer relationship. Such decline was offset by growth at Linford from incremental service agreements and at Mechanical Services from incremental "design and build" project work.

  Gross Profit. Gross profit declined $192,000, or 2.9%, from $6.9 million for the six months ended June 30, 1996 to $6.7 million for the six months ended June 30, 1997. The decline in gross profit primarily resulted from the discontinuance of the customer relationship discussed above. Gross margin remained consistent at 28.1% and 28.0% for the six month periods ended June 30, 1996 and 1997, respectively.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $494,000, or 10.6%, from $4.7 million for the six months ended June 30, 1996 to $5.2 million for the six months ended June 30, 1997. The increase in selling, general and administrative expenses was primarily attributable to incremental owners' compensation and additional personnel to support the growth in sales at Linford and an intentional shift in business mix at Yale toward higher margin service contract work. As a percentage of revenues, selling, general and administrative expenses increased from 19.2% to 21.7% over the six month periods ended June 30, 1996 and 1997, respectively.

 Unaudited Fiscal 1996 Compared to Unaudited Fiscal 1995

  Revenues. Revenues increased $8.0 million, or 20.8%, from $38.5 million in fiscal 1995 to $46.5 million in fiscal 1996. The increase in revenues was primarily volume driven and attributable to incremental service agreements at Linford, incremental design and build projects at Mechanical Services and an increase in maintenance, repair and replacement sales at Southeast Mechanical and Sibley Services.

  Gross Profit. Gross profit increased $1.8 million, or 16.5%, from $10.9 million in fiscal 1995 to $12.7 million in fiscal 1996. The largest factor impacting the increase in gross profit was volume growth in revenues at Linford, although the growth was at slightly lower margins. Additionally, significant increases in gross profit were due to rapid service revenue growth combined with margin expansion at All Service and Yale. Gross margin decreased slightly from 28.2% to 27.2% between fiscal 1995 and fiscal 1996.

  Selling, General and Administrative Expense. Selling, general and administrative expenses increased $1.3 million, or 14.3%, from $9.1 million in fiscal 1995 to $10.4 million in fiscal 1996. The overall increase in selling, general and administrative expenses was due to the expansion and relocation of facilities as well as an increase in administrative and sales personnel at Linford. As a percentage of revenues, selling, general and administrative expenses decreased slightly from 23.7% to 22.3% in fiscal 1996.

 Unaudited Fiscal 1995 Compared to Unaudited Fiscal 1994

  Revenues. Revenues increased $5.3 million, or 16.0%, from $33.2 million in fiscal 1994 to $38.5 million in fiscal 1995. The increase in revenues was primarily volume driven and attributable to an increase in design and build jobs at Yale and Mechanical and an increase in service agreement volumes at Linford.

  Gross Profit. Gross profit increased $1.5 million, or 16.0%, from $9.4 million in fiscal 1994 to $10.9 million in fiscal 1995. The increase in gross profit was primarily attributable to a $2.0 million increase in revenues at Linford at slightly higher margins, volume increases at Yale and Mechanical and gross margin expansion at Charlie's and Arkansas Mechanical. As a percentage of revenues, gross margin declined slightly from 28.4% in fiscal 1994 to 28.2% in fiscal 1995.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.4 million, or 18.2%, from $7.7 million in fiscal 1994 to $9.1 million in fiscal 1995. As a percentage of revenues, selling, general and administrative expenses increased from 23.1% to 23.7% due primarily to an increase in owners' compensation of $503,000 and personnel additions necessary to adequately manage the revenue growth at Linford.

                       INFORMATION REGARDING THE COMPANY

GENERAL

  The Company was founded in 1996 to create the leading nationwide provider of HVAC, plumbing and electrical services to residential and commercial customers. The Company has completed the purchase of 11 Pre-IPO Companies and has definitive agreements to acquire an additional 13 IPO Acquisition Companies, including MMI, upon the closing of its IPO. The initial capitalization of the Company was provided through private equity capital and a $35 million acquisition and working capital borrowing facility. This initial financing allowed the Company to acquire the Pre-IPO Companies, including Airtron, a residential HVAC service company with new installation and maintenance, repair and replacement services in 14 cities in six states. The Company believes Airtron, with revenues in fiscal 1996 of $81.9 million, was the largest independent residential HVAC service company in the United States. The combined 1996 revenue of the Pre-IPO Companies was $138.8 million. With the purchase of the 13 IPO Acquisition Companies, the Company will have approximately 2,860 employees at operations in 37 cities in 21 states, with combined 1996 revenues of $307.5 million, and will be among the largest providers of HVAC, plumbing and electrical services in the United States.

  For a description of the transactions pursuant to which the businesses of the Pre-IPO Companies were acquired and the IPO Acquisition Companies will be acquired, see "The Acquisitions." The GroupMAC Companies are described below.

                     1996 REVENUES   YEAR
PRE-IPO COMPANIES:  ($ IN 000'S)(1) FOUNDED   HEADQUARTERS SITE                 PRIMARY SERVICES
------------------  --------------- ------- --------------------- ---------------------------------------------
Airtron(2).......       $81,880      1970   Dayton, OH            Residential & Commercial HVAC
K&N(2)...........        24,279      1978   Arlington, TX         Residential Plumbing & HVAC
A-ABC/A-1(2).....         8,546      1976   Dallas, TX            Residential HVAC & Plumbing
Sibley...........         6,962      1974   Memphis, TN           Commercial HVAC
Hallmark(2)......         6,516      1951   Houston, TX           Residential & Commercial HVAC
Charlie's........         3,058      1979   Houston, TX           Commercial & Residential Plumbing
Costner..........         3,042      1985   Rock Hill, SC         Residential HVAC & Electrical
Callahan
 Roach(2)(3).....         1,867      1989   Colorado Springs, CO  Residential Training, Products & Publications
Jarrell..........         1,236      1957   Houston, TX           Residential Plumbing
USA..............           763      1988   Lakewood, CO          Commercial Training & Member Services
Way Residential..           659      1977   Houston, TX           Residential HVAC
                       --------
 Total...........      $138,808
                       --------
IPO ACQUISITION COMPANIES:
----------------------------
MMI(2)...........      $ 66,059      1965   Seattle, WA           Commercial HVAC, Plumbing & Electrical
Masters(2).......        39,826      1986   Gaithersburg, MD      Residential Plumbing & HVAC
Linford(2).......        11,305      1960   Oakland, CA           Commercial HVAC
Yale.............        10,065      1939   Minneapolis, MN       Commercial HVAC
Central
 Carolina(2).....         8,161      1967   Greensboro, NC        Residential & Commercial HVAC
Willis...........         6,781      1954   Cincinnati, OH        Residential HVAC
Paul E. Smith....         5,573      1967   Indianapolis, IN      Residential Plumbing
Southeast
 Mechanical......         5,282      1979   Hollywood, FL         Commercial HVAC
Van's............         4,289      1965   Delray Beach, FL      Residential HVAC
Arkansas
 Mechanical(2)...         3,337      1988   North Little Rock, AR Commercial HVAC
Mechanical(2)....         2,900      1993   North Little Rock, AR Commercial HVAC
All Service......         2,826      1990   Jacksonville, FL      Commercial & Residential Electrical
Evans............         2,295      1901   Birmingham, AL        Residential Plumbing & HVAC
                       --------
 Total...........      $168,699
                       --------
Pro Forma
 Combined........      $307,507
                       ========
                     SOURCE OF 1996 REVENUES
                    -------------------------
                                 MAINTENANCE,
                        NEW       REPAIR AND
PRE-IPO COMPANIES:  INSTALLATION REPLACEMENT
------------------  ------------ ------------
Airtron(2).......        81%          19%
K&N(2)...........        89%          11%
A-ABC/A-1(2).....         0%         100%
Sibley...........         0%         100%
Hallmark(2)......         0%         100%
Charlie's........         0%         100%
Costner..........         0%         100%
Callahan
 Roach(2)(3).....        N/A          N/A
Jarrell..........         0%         100%
USA..............        N/A          N/A
Way Residential..         0%         100%
 Total...........
IPO ACQUISITION COMPANIES:
-----------------------------------
MMI(2)...........        41%          59%
Masters(2).......       100%           0%
Linford(2).......         0%         100%
Yale.............        28%          72%
Central
 Carolina(2).....        17%          83%
Willis...........        59%          41%
Paul E. Smith....        61%          39%
Southeast
 Mechanical......         0%         100%
Van's............         4%          96%
Arkansas
 Mechanical(2)...         0%         100%
Mechanical(2)....        14%          86%
All Service......        14%          86%
Evans............         0%         100%
 Total...........
Pro Forma
 Combined........        54%          46%
                    ============ ============

-------
(1) Several of the individual GroupMAC Companies have fiscal year ends that differ from December 31, which is the year end all of the GroupMAC Companies will use concurrent with the IPO.
(2) Operates through multiple locations.
(3) Includes Callahan/Roach Products & Publications, Inc. ("CRPP") and Callahan/Roach & Associates ("CRA" and, together with CRPP, "Callahan Roach").

  The consideration paid or to be paid by the Company for each GroupMAC Company was the result of arm's-length negotiations between representatives of the Company and representatives of that company and was based generally on the Company's evaluation of such company's operating results, assets and capitalization. Certain shareholders and key managers of the GroupMAC Companies were required to enter into employment agreements containing, among other things, confidentiality and non-competition provisions.

BUSINESS

GENERAL

  The Company offers a comprehensive range of services to residential and commercial customers in both the new installation and the maintenance, repair and replacement segments of the HVAC, plumbing and electrical service industries. The Company's services include installing and maintaining, repairing and replacing central air conditioning systems, furnaces, heat pumps and plumbing and electrical systems. Approximately 74%, 23% and 3% of the Company's pro forma 1996 revenues were derived from HVAC, plumbing and electrical and other services, respectively. Approximately 59% of pro forma 1996 revenues were derived from residential services and 41% from commercial services, while 54% of pro forma 1996 revenues were from the new installation segment and 46% were from the maintenance, repair and replacement services. Through Callahan Roach and USA, the Company also provides consulting services and sells products to over 1,300 independent HVAC and plumbing service companies. The Company believes that its broad service offering and geographic diversity provide several advantages, including the ability to offer its commercial and residential customers a single source for a range of services, to consolidate purchasing power with vendors, to capture business from customers that operate on a regional and national basis, to mitigate the effects of seasonality and to balance local or regional economic cycles.

  The Company believes that it can maximize its long-term growth and profitability by participating in both the new installation and the maintenance, repair and replacement segments of the HVAC, plumbing and electrical service industries. The new installation business is generally characterized by higher volume sales to homebuilders, commercial developers and other large customers. The maintenance, repair and replacement business generally produces higher margins from services provided to a broader customer base. The Company intends to focus on growing its maintenance, repair and replacement business, to capitalize on the higher margins and the more predictable nature of revenues associated with this segment and to target a revenue mix of approximately 60% maintenance, repair and replacement and 40% new installation over time. The Company derives considerable profits and strategic value from its new installation business, as this segment generates a database of potential customers for maintenance, repair and replacement services. The higher volumes associated with consolidating a number of new installation firms provide purchasing economies of scale that increase the competitiveness of both the new installation and the maintenance, repair and replacement segments.

INDUSTRY OVERVIEW

  Based on available industry data, the Company believes the HVAC, plumbing and electrical service industries in the United States represent a market with annual revenues of approximately $100 billion. The HVAC service industry is believed to generate approximately $65 billion in annual revenues, the plumbing service industry generates approximately $19 billion in annual revenues and the electrical service industry generates approximately $16 billion in annual revenues. The Company also believes these industries are highly fragmented with over 100,000 businesses, consisting predominantly of small, owner-operated companies focusing on a single local geographic area and providing a limited range of services. The Company believes that the majority of owners in its industry have limited access to adequate capital for modernization, training and expansion and limited opportunities for liquidity in their business. As a result of this fragmentation, three publicly traded consolidators have emerged in these markets. The combined revenues of these consolidators and the Company represent less than 2% of the revenues for the HVAC, plumbing and electrical markets.

  Growth in the HVAC service industry is affected by a number of factors, particularly (i) the aging of the installed base of equipment, (ii) the increasing efficiency, sophistication and complexity of HVAC systems and (iii) the increasing restrictions on the use of refrigerants commonly used in older HVAC systems. These factors also mitigate the effect on the HVAC service industry of economic cycles inherent in the traditional construction industry. An aging installed base has also positively affected growth in the plumbing service industry. Industry sources report that 75% of the kitchen market and 65% of the bath market now consist of remodeling rather than new construction. Growth in electrical services is closely tied to the new construction markets, although the retrofitting of existing structures is driven by increased demand for computer networks and other modernization.

  The HVAC, plumbing and electrical service industries can be broadly divided into the new installation segment and the maintenance, repair and replacement segment. The new installation segment includes the installation of HVAC, plumbing and electrical systems in new homes and commercial buildings for contractors, builders, developers and other users. The maintenance, repair and replacement segment includes the maintenance, repair, replacement and reconfiguration of existing systems in residential homes and commercial buildings. In the HVAC industry, the new installation segment represents approximately 34% of industry revenues, while the maintenance, repair and replacement segment represents 66% of industry revenues.

  The Company believes significant opportunities are available to a well capitalized, national company employing professionally trained, customer-oriented service technicians and providing a full complement of high quality residential and commercial services in an industry that has been characterized by inconsistent quality, reliability and pricing. In addition, the increasing complexity of HVAC systems has led to a need for better trained technicians to install, monitor and service these systems. The cost of recruiting, training and retaining a sufficient number of qualified technicians makes it more difficult for smaller HVAC companies to expand their businesses. The Company also believes the highly fragmented nature of the residential and commercial service industries will provide it with significant opportunities to consolidate a large number of existing residential and commercial service businesses.

OPERATING STRATEGY

  The goal of the Company's operating strategy is to increase the revenues and profitability of the GroupMAC Companies and subsequently acquired businesses, while maintaining the highest level of service to its customers. The key elements of the Company's operating strategy are as follows:

    ACHIEVE OPERATING EFFICIENCIES. The Company intends to pursue significant cost savings through the consolidation of purchasing power and to obtain additional operating efficiencies through the implementation of a variety of "best practices." It expects to achieve substantial purchasing economies in the areas of equipment and supplies, service vehicles (including fuel and maintenance), insurance and benefits, marketing and advertising, long distance services and a variety of professional services. Callahan Roach and USA, leading providers of integration, training and business consulting services to the HVAC industry, will assist the Company in identifying and refining its best practices and implementing such practices across the GroupMAC Companies and future acquisitions through a systematic program of training and consulting. In addition, the Company has recently established a Council of Presidents consisting of the key operating management of acquired companies, which will meet regularly to facilitate the sharing of operating practices, synergies and strategies across the Company.

    OPERATE ON A DECENTRALIZED BASIS. The Company intends to retain the managers of the businesses it acquires, allow them to maintain substantial responsibility for the day-to-day operations, profitability and growth of those businesses and provide them with incentives based upon performance. This will allow the Company to capitalize on the local market knowledge and customer relationships at each acquired company. The Company believes that the operating autonomy provided by this decentralized structure, together with the implementation of reporting systems and financial controls at the corporate level, will give it a competitive advantage in growing market share and in attracting additional acquisition candidates.

    ATTRACT, DEVELOP AND RETAIN HIGH QUALITY TECHNICIANS. The Company believes operational success in this industry results from attracting and retaining a highly trained and motivated workforce in order to deliver consistently high-quality service at a fair price and to reduce re-work and other costs. The Company's strategy is to become the employer of choice in its industry by offering to its employees and managers a market-leading combination of training, compensation and employee benefits, career development opportunities and an equity participation in the Company's success. Over time, the Company intends to develop an internal technical training program to enhance the skill level of its employees.

    ESTABLISH NATIONAL MARKET COVERAGE. The Company intends to expand its existing relationships with home builders, commercial real estate developers and property managers and other enterprises by offering comprehensive HVAC, plumbing and electrical new installation and maintenance, repair and replacement services on a national or regional basis. The Company believes that significant demand exists from these customers to utilize the services of a single company capable of providing these services and that the GroupMAC Companies' many geographic locations allow it to respond to this demand. Many of the GroupMAC Companies already provide local or regional coverage to companies with nationwide operations. In addition, the Company plans to utilize the customer bases of Callahan Roach and USA, which are nationwide in scope, to establish an affiliate network to market services on a national basis.

  The Company began to implement its operating strategy following its acquisition of the Pre-IPO Companies and has already entered into negotiations with vendors in the areas of equipment and supplies, service vehicles, casualty insurance, employee benefits, fuel supply arrangements, Yellow Pages advertising, business forms and uniforms. Callahan Roach personnel have conducted field visits with the GroupMAC Companies to assess each company's operating strengths and weaknesses and to identify operating best practices for use throughout the organization and are currently developing customized training programs for the management and staff personnel of these companies. Based on a study of the GroupMAC Companies' existing benefit plans, the Company intends to implement a program that will preserve or enhance the overall level of benefits resulting in projected cost savings to the Company. The Compensation Committee has approved the issuance, after the IPO, of up to 1,976,734 stock options covering all eligible employees of the GroupMAC Companies. In preparation for creation of a national account marketing program, the Company is conducting a study of the national and regional companies currently serviced by one or more of the GroupMAC Companies.

ACQUISITION STRATEGY

  The Company's acquisition program is designed to enhance its position in existing markets and to expand its operations into new markets. The key elements of the Company's acquisition strategy are as follows:

    ACQUIRE COMPANIES ACROSS MULTIPLE MARKET SEGMENTS. The Company intends to acquire profitable businesses with well-developed market positions that are engaged in the new installation and the maintenance, repair and replacement segments of the HVAC, plumbing and electrical service industries in order to develop synergies from the combined operations. For example, the Company believes that new installation companies can be successfully teamed with companies providing maintenance, repair and replacement services in the same geographical markets, providing the latter with a new source of service customers (purchasers of new homes) before these customers have a chance to develop service relationships with other competitors. Likewise, the combination of two or more companies providing complementary services within a geographical market will enable the Company to offer to the combined customer bases a wider range of services from a single supplier.

    EXPAND GEOGRAPHIC PRESENCE. In new geographic markets, the Company will target for acquisition one or more of the leading local or regional companies in each market segment. Important criteria for these acquisition candidates will be a reputation as a high quality provider and superior operational management and systems. Once the Company has entered a market it will seek to acquire other high quality service providers operating within the region in order to expand its market penetration and the range of services it offers in that market. The Company will also pursue "tuck in" acquisitions of smaller companies whose customer bases, operating assets and service personnel can be incorporated into the Company's existing operations without a significant increase in selling, general and administrative costs.

    RETAIN AND PROVIDE INCENTIVES TO EXISTING MANAGEMENT. The Company will seek acquisitions of successful companies whose senior managers will remain as employees of the Company and continue to operate their respective businesses on a local level. The Company intends to motivate these managers and align their interests with those of the Company by utilizing Company Common Stock as a significant portion of the purchase consideration, by establishing a key manager stock option plan for their benefit and by implementing a cash bonus plan that rewards managers and key employees for improvement in after-tax earnings that exceeds the cost of capital employed.

    LEVERAGE INDUSTRY REPUTATION AND CONTACTS. The Company intends to utilize existing industry relationships established by its acquired companies and Company management, as well as the industry-wide contacts of Callahan Roach and USA, to develop a broad base of potential acquisitions. The Company believes that its ability to acquire additional high quality companies will be influenced by the level of success enjoyed by companies that have previously joined with the Company, as well as the continuing efforts of the Company and its operating subsidiaries to maintain a high profile in the industry. The Company intends to remain actively involved in industry organizations on the local and national level, working with independent companies to support issues of interest to the Company and its operating subsidiaries.

  The Company began implementing the above strategies with the acquisition of Airtron in May 1997 and has since acquired 8 other companies providing both new installation and maintenance, repair and replacement services in the residential and commercial HVAC, plumbing and electrical markets. The Pre-IPO Companies have combined fiscal 1996 revenues of $138.8 million. After the acquisition of the 13 IPO Acquisition Companies, the Company will have operations in 37 cities in 21 states with combined 1996 revenues of $307.5 million. The Company will have two or more companies offering complementary services in four geographical markets (Houston, Dallas, Austin and Indianapolis). Within certain of its markets (Dallas, Houston, San Antonio and Cincinnati), the Company has acquired or is acquiring at the IPO companies with a primary focus on maintenance, repair and replacement services to augment its new installation businesses in these areas.

BEST PRACTICES

  The Company believes that one of the most significant competitive advantages of a consolidation company is its ability to identify the best marketing, sales and operating practices within individual acquired companies and to spread those best practices across all of its operating locations. The key to successful implementation is having a disciplined approach to identifying the desired practices, developing the procedures and related training to ensure these practices are understood and implemented properly in the field locations, and measuring systematically the operating performance of the companies against benchmarks or standards to ensure that the practices are effective.

  The Company believes it enjoys a distinct competitive advantage in this area resulting from its purchase of Callahan Roach and USA in July 1997. These two organizations provide the Company with professional level capabilities in the areas of integration, training and management development for both the residential and commercial segments of its business. The Company intends to utilize the expertise of these two industry-recognized GroupMAC Companies in developing, implementing and monitoring its best practices. Both of these organizations have extensive industry-wide experience from which to draw best practices, in addition to the ideas and procedures that come from existing GroupMAC Companies and future acquisitions. The Company believes that this expertise, and the exploitation of best practices in this manner, will enable the Company to accelerate the integration of acquired companies.

  Callahan Roach serves HVAC and plumbing contractors across the United States in such areas as advertising, marketing, business valuation, pricing strategies, management information services, acquisition planning and integration and general consulting. It provides the Customer Assurance Pricing(TM) models to over 1,300 HVAC and plumbing service companies. Callahan Roach has been an industry leader in the development and commercialization of this flat rate pricing best practice known as Customer Assurance Pricing(TM), successfully marketing it to over 2,800 independent contractors across the United States. Callahan Roach has developed and is currently field testing a flat rate pricing software product (derived from its manual Customer Assurance Pricing(TM) systems) that will run on hand-held computers for use by sales and service personnel in the field. USA provides training and other products and services to a network of 105 independent service companies focused on maintenance, repair and replacement of commercial HVAC systems. The Company believes that its acquisition of USA adds significant commercial HVAC expertise to complement the residential HVAC and plumbing expertise provided by Callahan Roach.

  In order to ensure that best practices are shared among each of the individual GroupMAC Companies, the Company has created a Council of Presidents composed of the president or senior executive of each of the GroupMAC Companies. The Council will meet on a regular basis, as well as divide into smaller working committees, to share operating practices and develop additional means to improve the overall performance of the Company and the individual GroupMAC Companies. Best practices that result from the work of the Council will be included in the training and monitoring programs developed and disseminated through Callahan Roach and USA.

SERVICES PROVIDED

  The Company provides a broad variety of maintenance, repair and replacement services for HVAC, plumbing, electrical and other systems to both residential and commercial customers. These services include preventive maintenance (periodic checkups, cleaning and filter change-outs); emergency repairs; and the replacement (in conjunction with the retrofitting or remodeling of a residence or commercial building, or as a result of an emergency repair request) of HVAC systems and associated parts, plumbing fixtures, pipes, water feed and sewer lines, water heaters, softeners, filters and controls, and electrical control systems, wiring, data cabling, switches and panels. The Company also acts as a subcontractor for a variety of national, regional and local residential home builders in the installation of HVAC, plumbing, electrical and other systems in new residential construction, as well as designing and installing HVAC, plumbing, electrical and other systems on behalf of owners or general contractors in commercial buildings. In a few of its operating locations, the Company provides certain specialized services, including repair of home appliances, duct cleaning, installation and repair of fireplaces, installation of fire sprinkler systems and the provision of technical facilities management services to commercial building owners or building managers. In connection with both its new installation business and its maintenance, repair and replacement services, the Company sells a wide range of HVAC, plumbing and electrical equipment, parts and supplies.

  The following table shows the approximate percentages of the revenues of the combined GroupMAC Companies during fiscal 1996 represented by new installation services and maintenance, repair and replacement services, respectively.

                                                                ELECTRICAL
                                                  HVAC PLUMBING  & OTHER   TOTAL
                                                  ---- -------- ---------- -----
Residential Services:
  New Installation............................... 26%    16%       --%      42%
  Maintenance, Repair and Replacement............ 13%     2%        2%      17%
                                                  ---    ---       ---      ---
    Total Residential............................ 39%    18%        2%      59%
Commercial Services:
  New Installation............................... 10%     2%       --%      12%
  Maintenance, Repair and Replacement............ 25%     3%        1%      29%
                                                  ---    ---       ---      ---
    Total Commercial............................. 35%     5%        1%      41%

  The Company intends to make additional acquisitions across the three main technical disciplines (HVAC, plumbing and electrical) within the residential and commercial markets. The Company's long term objective is to develop maintenance, repair and replacement capabilities (both residential and commercial) in the top 100 markets within the United States, while offering new installation services across a more limited range of markets where new construction in the residential and/or commercial sectors is expected to out-pace the national average over the long term. Over time, this objective is expected to shift the revenues of the Company to an increased percentage of service revenue. See "--Operating Strategy" and "--Acquisition Strategy."

FIELD OPERATIONS

  The Company's field operations are conducted out of the individual operating locations of the various GroupMAC Companies. Typically, the GroupMAC Companies specialize in one of the technical disciplines in either the residential or commercial market. However, a few of the GroupMAC Companies that operate principally in the residential new installation or residential maintenance, repair and replacement markets also engage to a limited extent in projects or service work for "light commercial" customers (i.e., smaller commercial buildings where systems are similar in design to residential systems). In addition, six of the GroupMAC Companies offer services in more than one technical discipline. The Company permits the GroupMAC Companies to function in a largely autonomous manner in delivering products and services to their respective markets. The Company believes this flexible operating strategy improves each location's ability to respond quickly to opportunities and competition.

 New Installation

  New installation service in the residential market begins with the home builder providing architectural plans or mechanical drawings for the particular type or types of residences within the tract to be developed, and requesting a bid or contract proposal for the work (often broken into phases within the tract). Company personnel analyze the plans and drawings and estimate the equipment, materials and parts and the direct and supervisory labor required for the project. The company delivers a written bid or negotiates the written agreement for the job. In HVAC installations, a portion of the required air ducts are fabricated and pre-assembled with other components in the company's own facilities prior to delivery to the job site. Other equipment and materials for the particular project are ordered from manufacturers, distributors or other suppliers for delivery in time for the scheduled onsite construction work. The installation work is coordinated by the company's field supervisors along with the builder's construction supervisors. Draw payments for the project are generally obtained within 30 days of completing the installation, at which time any mechanics' and materialmen's liens securing such payments are released. Interim payments are often obtained to cover labor and materials costs on larger installation projects. During 1996, the GroupMAC Companies were involved in the installation of approximately 18,000 HVAC systems and 6,500 plumbing systems in new residences.

  Commercial new installation work begins with a design request from the owner or general contractor. Initial meetings with the parties allow the contractor to prepare preliminary and then more detailed design specifications, engineering drawings and cost estimates. Once a project is awarded, it is conducted in pre-agreed phases and progress billings are rendered to the owner for payment, less a retainage. Actual field work (ordering of equipment and materials, fabrication or assembly of certain components, delivery of such materials and components to the job site, scheduling of work crews with the necessary skills, and inspection and quality control) is coordinated in these same phases. During 1996, the GroupMAC Companies were involved in the installation of approximately 480 HVAC systems and 95 plumbing systems in new commercial facilities. The Company has established a policy to review and approve any new installation project by a GroupMAC Company which exceeds 5% of the projected annual revenue of that GroupMAC Company.

  Substantially all the equipment and component parts the Company sells or installs are purchased from manufacturers and other outside suppliers. The Company is not materially dependent on any of these outside sources.

 Maintenance, Repair and Replacement

  The GroupMAC Companies engaged in maintenance, repair and replacement services use specialized systems to log service orders, schedule service calls, identify and ready the necessary repair parts or equipment, track the work order, provide information for communication with the service technicians and customers, and prepare accurate invoices. Service histories and specific product information are generally accessible to the dispatcher in a database that may be searched by customer name or address. Maintenance, repair and replacement service calls are initiated when a customer requests emergency repair service or the Company calls the client to schedule periodic service agreement maintenance. Service technicians are scheduled for the call or routed to the customer's residence or business by the dispatcher via a scheduling board or daily work sheet (for non-emergency service) or through cellular telephone, pager or radio. Service personnel work out of the Company's service vehicles, which carry an inventory of equipment, tools, parts and supplies needed to complete the typical variety of jobs. The technician assigned to a service call travels to the residence or business, interviews the customer, diagnoses the problem, prepares and discusses a price quotation, performs the work and often collects payment from the customer. Service technicians of GroupMAC Companies that are existing clients of Callahan Roach carry a Customer Assurance Pricing(TM) manual which lists labor and equipment parts required to fulfill certain tasks and the associated prices. This manual is custom generated for each company from a database containing over 15,000 different repair operations and which is updated for price changes periodically. This "flat rate pricing" strategy allows the Company to monitor margins and labor productivity at the point of sale, while increasing the level of customer satisfaction by demonstrating greater fairness and objectivity in pricing. Payment for maintenance, repair and replacement services not covered by a warranty or service contract is generally requested in cash or by check or credit card at the service location. During fiscal 1996, the GroupMAC Companies performed approximately 150,000 service calls for periodic maintenance under existing service contracts, and approximately 175,000 emergency or other service calls.

  A portion of the Company's service work is done to satisfy factory warranties. For such services, the Company is generally compensated by the manufacturer responsible for the defective equipment under warranty. The Company attempts to enter into service contracts whereby the customer pays an annual or semi-annual fee for periodic diagnostic services. The customers under service contracts receive specific discounts from standard prices for repair and replacement service.

CENTRALIZED SUPPORT SERVICES

  The Company provides certain management, financial, accounting and logistical support services for all of the GroupMAC Companies, including the following:

 Purchasing

  The Company believes it will be able to structure volume purchasing arrangements or otherwise achieve purchasing economies of scale in the following areas: (i) HVAC, plumbing and electrical equipment, parts and supplies, (ii) purchase or lease and maintenance of service vehicles, (iii) casualty and liability insurance, (iv) health insurance and related benefits,
(v) retirement benefits administration, (vi) office equipment, (vii) marketing and advertising (including Yellow Pages), (viii) long distance services and
(ix) a variety of accounting, financial management, marketing and legal services. The principal manufacturers or suppliers of the products sold by the Company include Carrier Air Conditioning, Inc., The Trane Company, Lennox Industries, Inc., Goodman Manufacturing Corp. and Ferguson Enterprises, Inc. Each GroupMAC Company will have the opportunity to order products from the manufacturers or distributors at the discounted rate negotiated by the Company and therefore, benefit from the Company's purchasing power while maintaining existing supplier relationships.

 Management Information Systems

  With limited exceptions, the Company intends to continue to operate for the near-term with the existing accounting and other computer systems currently in place at the various GroupMAC Companies. The Company will, however, cause each of the GroupMAC Companies to adopt a uniform chart of accounts and to standardize their budgeting process and reports so that results among the GroupMAC Companies more easily can be compared and integrated. In addition, where a GroupMAC Company or a future acquired company has a system in place that is inadequate for its existing or near term needs, the Company will begin the migration to a standard that will allow for greater consistency (and a longer term change to a Company-wide, integrated system). The Company has implemented regular financial and operational "flash reports" and other mechanisms to allow for management control and oversight. The Company will utilize this information to establish and monitor performance of individual GroupMAC Companies against operating benchmarks and ratios.

 Employee Screening, Training and Development

  The Company is committed to providing the highest level of customer service through the development of a highly trained workforce. Prior to employment, the Company makes an assessment of the technical competence level of all potential new employees, confirms background references and conducts criminal and driving record checks. In addition, all employees of the Company are subject to random drug testing. Once hired, employees of the Company are required to complete a progressive training program to advance their technical competencies and to ensure that they understand and follow the Company's safety practices and other internal policies. Both technical and customer service personnel are given intensive training in customer communication, sales and problem-solving skills.

  The Company also conducts a detailed internal evaluation of each acquired company's strengths, weaknesses and compliance with recognized industry or Company "best practices," and then designs a training program to develop and enhance the communication, sales, management and other relevant skills of its employees and management to bring about continuous improvement in these areas. The Company acquired Callahan Roach and USA in part for their professional training and consulting capabilities and intends to implement their market-leading training programs within the GroupMAC Companies.

 Advertising and Marketing

  The Company intends to capitalize on cross-marketing and business development opportunities that it believes will be available to the Company as a national provider of comprehensive residential and commercial HVAC, plumbing and electrical services. The Company will leverage the diverse technical and marketing strengths of individual GroupMAC Companies to expand the overall penetration of services within those local markets in which two or more GroupMAC Companies are located. Eventually, the Company intends to offer comprehensive services from all of its operating locations.

  The GroupMAC Companies use both general advertising and a direct sales force to market their residential and commercial services (both new installation and repair services) in their respective geographic markets. The Company is developing a marketing and advertising program to establish a national brand identity while preserving and enhancing the value of the unique and long-standing trade names and customer identification enjoyed by the individual GroupMAC Companies. The GroupMAC logo and identifying marks will be featured on service trucks, marketing materials and advertising of the GroupMAC Companies, but in a manner that does not detract from the local brand. The Company proposes to develop (initially for the GroupMAC Companies, but ultimately for delivery to the market through licensed affiliates developed by Callahan Roach and USA) market-leading warranty and service programs for the residential and commercial markets, as well as an aggressive national account sales program focused on national and large regional home builders, as well as major corporations, governmental and private institutions, real estate investment trusts, real estate management firms and other multi-location commercial property owners and managers. In 1996, advertising and marketing expenditures represented 0.9% of the Company's combined revenue.

PROPERTIES AND VEHICLES

  The Company operates a fleet of approximately 1,580 owned or leased service trucks, vans and support vehicles. It believes these vehicles generally are well-maintained, ordinary wear and tear excepted, and adequate for the Company's current operations.

  The Company has a total of 54 facilities, one of which it owns and 53 of which are under leases with remaining terms ranging from four months to 15 years from the date hereof on terms the Company believes to be commercially reasonable. The aggregate of the leased or owned space at the Company's facilities is approximately 600,000 square feet. A majority of the Company's facilities are leased from certain former shareholders (or entities controlled by certain former shareholders) of the GroupMAC Companies. None of these leases expire prior to 2000. The provisions of the leases are on terms the Company believes to be at least as favorable to the Company as could have been negotiated by the Company with unaffiliated third parties. The Company believes the owned and leased facilities are adequate to serve its current level of operations.

  The Company believes that it has generally satisfactory title to the property owned by it, subject to the liens for current taxes, liens incident to minor encumbrances and easements and restrictions that do not materially detract from the value of such property or the interests therein or the use of such property in its business.

COMPETITION

  The market for HVAC, plumbing and electrical services is highly competitive. The Company believes that the principal competitive factors in the residential and commercial services industry are (i) timeliness, reliability and quality of services provided, (ii) range of services offered, (iii) market share and visibility and (iv) price. The Company believes its strategy of creating a leading national provider of comprehensive services directly addresses these factors. The ability of the Company to employ, train and retain highly motivated service technicians to provide quality services should be enhanced by its ability to utilize professionally managed recruiting and training programs. In addition, the Company expects to offer compensation, health and savings benefits that are more comprehensive than most offered in the industry, including a stock option plan for all employees. Service quality should be enhanced by the implementation and continuous reinforcement of best practices across the GroupMAC Companies. Competitive pricing is possible through purchasing economies and other cost saving opportunities that exist across each of the service lines offered and from productivity improvements.

  Most of the Company's competitors are small, owner-operated companies that typically operate in a single market. Certain of these smaller competitors may have lower overhead cost structures and may be able to provide their services at lower rates. Moreover, many homeowners have traditionally relied on individual persons or small repair service firms with whom they have long-established relationships for a variety of home repairs. There is currently a limited number of public companies focused on providing residential or commercial services in some of the same service lines provided by the Company.

  In addition, there are a number of national retail chains that sell a variety of plumbing fixtures and equipment, and HVAC equipment for residential use and offer, either directly or through various subcontractors, installation, warranty and repair services. Other companies or trade groups engage in franchising their names and marketing programs in some service lines. In the future, competition may be encountered from, among others, HVAC equipment manufacturers, the unregulated business segments of regulated gas and electric utilities or from newly deregulated utilities entering into various residential service areas. Certain of the Company's competitors and potential competitors have greater financial resources than the Company to finance residential services acquisition and development opportunities, to pay higher prices for the same opportunities or to develop and support their own residential services operations if they decide to enter the field.

EMPLOYEES

  As of August 1, 1997, the Company and the GroupMAC Companies had approximately 2,860 full and part-time employees, approximately 1,825 of which are installation/service technicians. In the course of performing installation work, the Company may utilize the services of subcontractors. Approximately 500 employees (in five of the commercial GroupMAC Companies) are members of the Bridge, Structural and Ornamental Iron Workers, Construction Building Material, Ice and Coal Drivers, Helpers and Inside Employees, Mechanical Contractors, Mechanical Services, Pipe-fitters, Plumbing and Pipe-fitters and Sheet Metal Workers, Air Conditioning Contractors, Stationary Engineers and Electrical Contractors unions, and work under collective bargaining agreements. Two of such agreements recently expired and are now on a year-to-year basis and may be renegotiated after either side gives the requisite notice (90 days in one case and 120 days in the other). The other collective bargaining agreements have expiration dates between April 30, 1998 and August 16, 2000. Employees at K&N's operations in Las Vegas, Nevada, are currently being solicited to join a union, from time to time, other operating locations of the Company may experience union organizing efforts. The Company believes its relationship with its employees is satisfactory.

LEGAL PROCEEDINGS

  The Company and its subsidiaries are parties to various legal proceedings, most of which pertain to contract installation, service and employee matters arising in the ordinary course of business. Although no assurance can be given, the Company believes that the outcome of these proceedings, individually and in the aggregate, will not have a material adverse effect on its financial condition or results of operations.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS

  Many aspects of the Company's operations are subject to various federal, state and local laws and regulations, including, among others, (i) permitting and licensing requirements applicable to service technicians in their respective trades, (ii) building, HVAC, plumbing and electrical codes and zoning ordinances, (iii) laws and regulations relating to consumer protection, including laws and regulations governing service contracts for residential services, and (iv) laws and regulations relating to worker safety and protection of human health and the environment. In Florida, warranties provided for in the Company's service agreements subject the Company and such agreements to that state's insurance laws and regulations. Specifically, the Company is required to maintain funds on deposit with the Florida Office of Insurance Commissioner and Treasurer, the amount of which is not material to the Company's business. The Company is in compliance with these deposit requirements.

  The Company believes it has all required permits and licenses to conduct its operations and is in substantial compliance with applicable regulatory requirements relating to its operations. Failure of the Company to comply with the applicable regulations could result in substantial fines or revocation of the Company's operating permits.

  A large number of state and local regulations governing the residential services trades require various permits and licenses to be held by individuals. In some cases, a required permit or license held by a single individual may be sufficient to authorize specified activities for all the Company's service technicians who work in the geographic area covered by the permit or licenses.

  The Company's operations are subject to numerous federal, state and local environmental laws and regulations, including those governing vehicle emissions and the use and handling of refrigerants. These laws are administered by the United States Environmental Protection Agency, the Coast Guard, the Department of Transportation and various state and local governmental agencies. The technical requirements of these laws and regulations are becoming increasingly complex, stringent and expensive. Federal and state environmental laws include statutes intended to allocate the cost of remedying contamination among specifically identified parties. CERCLA (or "Superfund") can impose strict, joint and several liability on past and present owners or operators of facilities at, from, or to which a release of hazardous substances has occurred, on parties who generated hazardous substances that were released at such facilities and on parties who arranged for the transportation of hazardous substances to such facilities. A majority of states have adopted "Superfund" statutes comparable to, and in some cases more stringent than, CERCLA. If the Company were to be found to be a responsible party under CERCLA or a similar state statute, the Company could be held liable for all investigative and remedial costs associated with addressing such contamination, even though the releases were caused by a prior owner or operator or third party. In addition, claims alleging personal injury or property damage may be brought against the Company as a result of alleged exposure to hazardous substances resulting from the Company's operations.

  Prior to entering into the agreements relating to the acquisition of the GroupMAC Companies, the Company evaluated the properties owned or leased by such companies and in some cases engaged an independent environmental consulting firm to conduct or review assessments of environmental conditions at certain of those properties. No material environmental problems were discovered in these reviews, and the Company is not otherwise aware of any actual or potential environmental liabilities that would be material to the Company. There can be no assurance that all such liabilities have been identified, that such liabilities will not occur in the future, that a party could not assert a material claim against the Company with respect to such liabilities, or that the Company would be required or able to answer for such claim.

  The Company's operations are subject to federal, state and local laws and regulations protecting the health and safety of workers. These laws are administered by the federal Occupational Safety & Health Administration and state and local health and safety governmental agencies. The Company's operations are subject to the Clean Air Act, Title VI of which governs air emissions and imposes specific requirements on the use and handling of substances known or suspected to cause or contribute significantly to harmful effects on the stratospherical ozone layer, such as chlorofluorocarbons and certain other refrigerants ("CFCs"). Clean Air Act regulations require the certification of service technicians involved in the service or repair of systems, equipment and appliances containing these refrigerants and also regulate the containment and recycling of these refrigerants. These requirements have increased the Company's training expenses and expenditures for containment and recycling equipment. The Clean Air Act is intended ultimately to eliminate the use of CFCs in the United States and require alternative refrigerants to be used in replacement HVAC systems. The implementation of the Clean Air Act restrictions has also increased the cost of CFCs in recent years and is expected to continue to increase such costs in the future. As a result, the number of conversions of existing HVAC systems that use CFCs to systems using alternative refrigerants is expected to increase.

  The Company's operations in certain geographic regions are subject to laws that will, over the next few years, require specified percentages of vehicles in large vehicle fleets to use "alternative fuels," such as compressed natural gas or propane, and meet reduced emissions standards. The Company does not anticipate that the cost of fleet conversion that may be required under current laws will be material. Future costs of compliance with these laws will be dependent upon the number of vehicles purchased in the future for use in the covered geographic regions, as well as the number and size of future business acquisitions by the Company in these regions. The Company cannot determine to what extent its future operations and earnings may be affected by new regulations or changes in existing regulations relating to vehicle emissions.

  Capital expenditures related to environmental matters during fiscal 1996 were not material. The Company does not currently anticipate any material adverse effect on its business or consolidated financial position as a result of future compliance with existing environmental laws and regulations controlling the discharge of materials into the environment. Future events, however, such as changes in existing laws and regulations or their interpretation, more vigorous enforcement policies of regulatory agencies or stricter or different interpretations of existing laws and regulations may require additional expenditures by the Company which may be material.

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the directors and executive officers of the Company upon completion of the IPO.

            NAME             AGE                     POSITION
            ----             ---                     --------
James P. Norris.............  58 Chairman of the Board; Director
J. Patrick Millinor, Jr.....  52 Chief Executive Officer; Director
Donald L. Luke..............  60 President and Chief Operating Officer; Director
William Michael Callahan....  51 Executive Vice President-Training, Technology
                                  and Field Support
Chester J. Jachimiec........  42 Executive Vice President-Acquisitions; Director
Alfred R. Roach, Jr.........  53 Executive Vice President-Marketing, Sales and
                                  Product Support
Richard S. Rouse............  51 Executive Vice President-Corporate Development
                                  and Administration; Director
Randolph W. Bryant..........  46 Senior Vice President, General Counsel and
                                  Secretary
Darren B. Miller............  37 Senior Vice President and Chief Financial
                                  Officer
James D. Jennings...........  55 President and Chief Executive Officer of
                                  Airtron; Director
Timothy Johnston............  41 Senior Vice President of Airtron; Director
John M. Sullivan............  61 Director
James D. Weaver.............  48 Director
Ronald D. Bryant............  50 Director
David L. Henninger..........  53 Director
Andrew Jeffrey Kelly........  43 Director
Thomas B. McDade............  74 Director
Lucian Morrison.............  60 Director
Fredric Sigmund.............  56 Director

  JAMES P. NORRIS became a Director and Chairman of the Board of the Company in June 1997. From 1969 to May 1997, he served as Executive Vice President of Air Conditioning Contractors of America ("ACCA"), an industry trade association based in Washington, D.C.

  J. PATRICK MILLINOR, JR. became a Director and Chief Executive Officer of the Company upon its formation in 1997. From April 1997 to August 1997, he served as President of the Company. From October 1996 through April 1997, he served as Chief Executive Officer of the Company's predecessor, GroupMAC Management Co. ("Management Co."). From September 1994 to October 1996, Mr. Millinor worked directly for Gordon Cain, a major stockholder in the Company, assisting in the formation and management of Agennix Incorporated and Lexicon Genetics, two biotechnology companies. From March 1993 to September 1994, he served as Chief Executive Officer of UltrAir, Inc., a start-up passenger airline. From October 1992 to March 1993, he served as Chief Financial Officer of UltrAir, Inc. From 1991 to 1992, he served as Chief Financial Officer of Lifeco Travel Services, a travel management company. From 1986 to 1991, Mr. Millinor served as Chief Operating Officer and Senior Vice President, respectively, of Commonwealth Savings Association and Bank United. From 1979 to 1986, Mr. Millinor was a partner with KPMG Peat Marwick LLP. He currently serves as a director of Agennix Incorporated, Haelan Health(R) Corporation and Lexicon Genetics.

  DONALD L. LUKE became a Director and President and Chief Operating Officer of the Company in August 1997. From November 1996 to July 1997, he served as Chairman of Arriva Air International, Inc. a start-up commercial air cargo business. From September 1996 to August 1997, he served as a consultant to Batteries Batteries, Inc., a consolidator of specialty battery distribution companies which completed its initial public offering in April 1996. From 1995 to September 1996, he served as President, Chief Executive Officer and Director of Batteries Batteries, Inc. From 1991 to 1995, Mr. Luke served as President and Chief Executive Officer of Miracle Ear New York City. From 1989 to 1991, he served as President and Chief Executive Officer of Senior Service Corporation. From 1988 to 1989, he served as Chairman and Chief Executive Officer of Cuisinarts, Inc. From 1987 to 1988, he served as President and Chief Operating Officer of Aetmedia, Inc. From 1981 to 1987, he served as President and Chief Operating Officer and a director of Chemlawn Services Corporation. He is currently the Chief Executive Officer of CTW, Inc. a privately held acquisitions and management company, and a partner in McFarland Grossman Capital Ventures, L.C., a consolidator of fastener distribution companies.

  WILLIAM MICHAEL CALLAHAN became Executive Vice President-Training, Technology and Field Support of the Company in August 1997. From 1989 to July 1997, Mr. Callahan was a partner in Callahan Roach & Associates. From 1972 to 1989, Mr. Callahan served as President of Capital City Heating & Cooling, a company he founded. In 1988, Mr. Callahan served as President of ACCA.

  CHESTER J. JACHIMIEC became a Director and Executive Vice President-Acquisitions of the Company upon its formation in 1997. From October 1996 to April 1997, he served as Executive Vice President-Acquisitions at the Company's predecessor, Management Co. From February 1994 to October 1996, Mr. Jachimiec served as the Director of Acquisitions & Investments for Tenneco Energy. From 1990 to 1994, he was an investor in or consultant to various private ventures engaged in natural gas gathering, processing and exploration as well as computer software development. Prior to 1990, Mr. Jachimiec practiced securities law and public accounting with several professional firms.

  ALFRED R. ROACH, JR. became Executive Vice President-Marketing, Sales and Product Support of the Company in August 1997. From 1989 to July 1997, Mr. Roach was a partner in Callahan Roach & Associates. From 1986 to 1989, he served as President and General Counsel of Service America Corporation, an HVAC franchise company. From 1970 to 1986, Mr. Roach engaged in the private practice of law.

  RICHARD S. ROUSE became a Director and Executive Vice President-Corporate Development and Administration of the Company upon its formation in 1997. From October 1996 to April 1997, he served as Executive Vice President-Corporate Development and Administration of the Company's predecessor, Management Co. From July 1994 to July 1996, Mr. Rouse served as Vice President and General Manager of Southcoast Services, a privately held landfill operating company. From 1992 to 1994, he served as Vice President and General Manager of SWS, an industrial services company. From 1990 to 1991, he was a co-founder and Senior Vice President-Corporate Development for Republic Waste Industries, Inc. From 1984 to 1990, he was Marketing Manager of Lubripac, a blender and packager of lubricants and specialty chemicals. Prior to 1984, Mr. Rouse served in various marketing and management capacities with the Exxon Chemical Company.

  RANDOLPH W. BRYANT became Senior Vice President, General Counsel and Secretary of the Company upon its formation in 1997. From December 1996 to April 1997, Mr. Bryant served as Associate General Counsel of El Paso Natural Gas Company. From 1984 to 1996, he was an attorney with Tenneco Inc. and Tenneco Energy Inc., last serving as Associate General Counsel.

  DARREN B. MILLER became Senior Vice President and Chief Financial Officer of the Company upon its formation in 1997. From October 1996 to April 1997, he served as Senior Vice President and Chief Financial Officer of the Company's predecessor, Management Co. From 1989 to 1996, Mr. Miller served in several capacities at Allwaste, Inc., a consolidator of industrial service companies, including Vice President-Treasurer and Controller from 1995 to 1996. Prior to 1989, he was employed in the audit practice of Arthur Andersen LLP.

  JAMES D. JENNINGS became a Director of the Company in May 1997 in connection with the acquisition of Airtron. Since 1985, Mr. Jennings has served as President, Chief Executive Officer and a director of Airtron. Prior to 1985, Mr. Jennings was employed by Airtron in various other capacities.

  TIMOTHY JOHNSTON became a Director of the Company in May 1997 in connection with the acquisition of Airtron. Since 1995, Mr. Johnston has served as a Senior Vice President of Airtron. Mr. Johnston has served as

Secretary/Treasurer of Airtron since 1991 and as Chief Financial Officer of Airtron since 1988. Prior to 1987, Mr. Johnston was employed by Airtron in various other capacities.

  JOHN M. SULLIVAN became a Director of the Company upon its formation in 1997. From October 1996 to April 1997, he served as a Director of the Company's predecessor, Management Co. Since 1994, Mr. Sullivan has been engaged as an independent financial and tax consultant. From 1992 through 1994, he was an International Tax Director for General Motors Corporation. Prior to 1992, Mr. Sullivan was a tax partner with Arthur Andersen LLP. He currently serves as a director of Atlantic Coast Airlines, Inc.

  JAMES D. WEAVER became a Director of the Company upon its formation in 1997. From October 1996 to April 1997, he served as a Director at the Company's predecessor, Management Co. Mr. Weaver has been the President of the Gordon and Mary Cain Foundation, a nonprofit organization, since 1988 and the Director of the Good Samaritan Foundation, a nonprofit organization, since 1986.

  RONALD D. BRYANT will become a Director upon consummation of the IPO. He founded Masters in 1986 and has served as its president since that time and will continue in that capacity after consummation of the IPO.

  DAVID L. HENNINGER will become a Director upon consummation of the IPO. He acquired Van's in 1975, has served as its president since that time and will continue in that capacity after consummation of the IPO.

  ANDREW JEFFREY KELLY will become a Director upon consummation of the IPO. He founded K&N in 1979, has served as its president since that time and will continue in that capacity after consummation of the IPO.

  THOMAS B. MCDADE will become a Director upon consummation of the IPO. He has been engaged in consulting and managing his personal investments since 1985. From 1957 to 1985, he was employed by Texas Commerce Bancshares, last serving in the capacity of Vice Chairman. He has been Chairman of the Board of TransTexas Gas Corp. since 1993. He served as a director and trustee of eleven registered investment companies from 1985 to 1995 for which John Hancock Funds serves as investment advisor in Boston, Massachusetts. He currently serves as a director of Bankers Trust Co. of the Southwest, TransAmerican Energy Corp. and TransAmerican Refining Corp.

  LUCIAN MORRISON will become a Director upon consummation of the IPO. He has been engaged as a trustee and consultant with respect to trust, estate, probate and qualified plan matters since 1992. From 1979 until 1990, he served as Chief Executive Officer of Heritage Trust Company. From 1990 through 1991, he served as Chief Fiduciary Officer of Northern Trust Company.

  FREDRIC SIGMUND will become a Director upon consummation of the IPO. Since 1986, he has served as Chief Executive Officer of MMI. Prior to that time, he served as the President and Chief Executive Officer of MacDonald-Miller Company, Inc. from 1974 to 1986 and in various other capacities with MacDonald-Miller Company, Inc. from 1967 to 1974.

  Effective upon the consummation of the IPO, the Board of Directors of the Company will consist of 15 members divided into three classes of five directors serving staggered three-year terms expiring at the annual meeting of shareholders in 1998, 1999 and 2000, respectively. At each annual meeting of shareholders, one class of directors will be elected for a full term of three years to succeed the class of directors whose terms are expiring.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has established three committees--the Audit Committee, the Compensation Committee and the Acquisition Committee. Pursuant to resolutions of the Board, these committees have the following described responsibilities and authority.

  The Audit Committee has the responsibility, among other things, of (i) recommending the selection of the Company's independent public accountants,
(ii) reviewing and approving the scope of the independent public accountants' audit activity and extent of non-audit services, (iii) reviewing with management and such independent public accountants the adequacy of the Company's basic accounting system and the effectiveness of the Company's internal audit plan and activities, (iv) reviewing with management and the independent public accountants the Company's financial statements and exercising general oversight of the Company's financial reporting process and (v) reviewing with the Company litigation and other legal matters that may affect the Company's financial condition, and monitoring compliance with the Company's business ethics and other policies. As of the date of this Proxy Statement/Prospectus, no members have been appointed to the Audit Committee.

  The Compensation Committee has the responsibility, among other things, of
(i) establishing the salary rates of officers and employees of the Company and its subsidiaries, (ii) examining periodically the compensation structure of the Company and (iii) supervising the welfare and pension plans and compensation plans of the Company. The members of the Compensation Committee are Messrs. Sullivan (Chair) and Weaver.

  The Acquisition Committee has the authority to approve the terms and conditions of acquisitions by the Company of businesses having less than $40 million of revenues and $20 million of assets, including the authority to approve the issuance of debt and equity securities of the Company in connection with such acquisitions, provided that the consideration paid by the Company for each such business is less than $20 million. The members of the Acquisition Committee are Messrs. Millinor (Chair), Jachimiec and Rouse.

  The Company's Board may also establish other committees.

DIRECTOR COMPENSATION

  In October 1996, the Company granted to each of Messrs. Sullivan and Weaver options to purchase 10,000 shares of Company Common Stock at a price of $3.08 per share. Between the grant of such options and the date of this Proxy Statement/Prospectus, directors of the Company have not received compensation for their services as directors nor have they received compensation for attending the Company's board meetings. After the IPO, the Company intends to grant to directors of the Company who are not employees of the Company or its subsidiaries an option to purchase 4,000 shares of Company Common Stock at a purchase price per share equal to the fair market value of one share of Company Common Stock on the date of grant. Such options will remain in effect for five years after the date of grant and 800 shares of each such grant will become exercisable each year. If a director ceases to serve in such capacity because of his death, disability or retirement, the options granted to that director will become exercisable for a one-year period. Each director also will be reimbursed for travel expenses incurred for each meeting of the Board or for each Board Committee meeting attended.

EXECUTIVE COMPENSATION

  The Company did not conduct any operations other than activities related to the acquisition of the GroupMAC Companies prior to May 2, 1997 and did not pay any compensation prior to October 1996. The Company anticipates that during 1997 its most highly compensated executive officers (the "Named Executive Officers") and their annualized base salaries will be: Mr. Norris--$150,000; Mr. Millinor--$150,000; Mr. Luke--$150,000; Mr. Jennings--$150,000; Mr.
Johnston--$150,000; Mr. Callahan--$150,000; and Mr. Roach--$150,000. Pursuant to the terms of their employment agreements with the Company, the annual base salaries of each of the Named Executive Officers named above are subject to upward adjustment effective one year from the effective date of the employment agreement. The effective dates of the employment agreements of the Named Executive Officers are as follows: Mr. Millinor, October 24, 1996; Messrs. Jennings and Johnston, April 30, 1997; Mr. Norris, June 1, 1997; and Messrs. Luke, Callahan and Roach, August 1, 1997. Each of the Named Executive Officers is eligible to earn additional performance based incentive compensation for 1997. None of the executive officers is expected to receive perquisites the value of which exceeded the lesser of $50,000 or 10% of the salary and bonus of such executive.

OPTION GRANTS

  The following table sets forth the number of options to purchase shares of Company Common Stock that have been granted to the Named Executive Officers since the formation of the Company:

                                                                              POTENTIAL
                                                                           REALIZABLE VALUE
                                                                              AT ASSUMED
                                      INDIVIDUAL GRANTS                    ANNUAL RATES OF
                                    ---------------------                    STOCK PRICE
                          OPTIONS    % OF TOTAL  EXERCISE                  APPRECIATION FOR
                          GRANTED     OPTIONS     PRICE                     OPTION TERM(3)
                          (NO. OF    GRANTED TO    PER                     ----------------
                         SHARES)(1) EMPLOYEES(2)  SHARE   EXPIRATION DATE    5%      10%
                         ---------- ------------ -------- ---------------- ------- --------
James P. Norris.........   28,000        7.4%     $3.08     June 1, 2007   $54,236 $137,444
J. Patrick Millinor,
 Jr.....................   50,000       13.2       3.08   October 24, 2006  96,850  245,436
Donald L. Luke..........   14,000        3.7       3.08    August 1, 2007   27,118   68,722
James D. Jennings.......       --         --         --          --             --       --
Timothy Johnston........       --         --         --          --             --       --
W. Michael Callahan.....       --         --         --          --             --       --
Alfred R. Roach, Jr.....       --         --         --          --             --       --

--------
(1) The options reported in this column consist of Non-Qualified Options granted under Stock Option Agreements between the Company and each of the Named Executive Officers. The options will become exercisable on each of the first, second and third anniversaries of the date of grant with respect to one-third of the shares subject to the option. In the case of Mr. Millinor's options, the three annual vesting periods are accelerated in the event the closing price of the Company Common Stock over ten consecutive trading days exceeds $17.50, $22.50 and $27.50 per share, respectively.
(2) Based on outstanding options to purchase an aggregate of 378,800 shares of Company Common Stock.
(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the Securities and Exchange Commission (the "Commission") and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Company Common Stock. In order to realize the potential values set forth in the 5% and 10% columns of this table, the per share price of the Company Common Stock would be $5.02 and $7.99, respectively, or 63% and 159% respectively, above the base exercise price. Because the Company Common Stock is not publicly traded prior to the IPO, these amounts were calculated based on the assumption that the fair market value of one share of Company Common Stock on the date of grant was equal to the exercise price.

  The following table sets forth the number of options to purchase shares of Company Common Stock held, as of August 1, 1997, by the Named Executive Officers.

                                  NUMBER OF SECURITIES
                                 UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED
                                       OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                     AUGUST 1, 1997         AUGUST 1, 1997(1)
                                 ----------------------- -----------------------
                                                 NOT                     NOT
              NAME               EXERCISABLE EXERCISABLE EXERCISABLE EXERCISABLE
              ----               ----------- ----------- ----------- -----------
James P. Norris.................      --       28,000         --      $305,760
J. Patrick Millinor, Jr.........      --       50,000         --       546,000
Donald L. Luke..................      --       14,000         --       152,880
James D. Jennings...............      --           --         --            --
Timothy Johnston................      --           --         --            --
W. Michael Callahan.............      --           --         --            --
Alfred R. Roach, Jr.............      --           --         --            --

--------
(1) Based on an estimated IPO Price of $14.00 per share.

EMPLOYMENT AGREEMENTS

  In 1997, Mr. Norris entered into an employment agreement with the Company which provides for an annual base salary of $150,000 and an annual cash bonus depending on the actual annual performance of the Company.

The agreement expires on June 1, 2000. In the event of Mr. Norris' death, the agreement will terminate. In the event of Mr. Norris' disability, the Company will continue payment of compensation during the first 12 month period of such disability to the extent not covered by the Company's disability insurance policies. In the event his employment is terminated, Mr. Norris will receive compensation for the periods described in the agreement. In addition, Mr. Norris has agreed not to compete with the Company during the six-month period following his termination of employment.

  In 1996, Mr. Millinor entered into an employment agreement with the Company which provides for an annual base salary of $150,000 and an annual cash bonus of up to 100% of Mr. Millinor's annual base salary depending on the actual annual performance of the Company. The agreement expires on October 24, 1999. In the event of Mr. Millinor's death, the agreement will terminate. In the event of Mr. Millinor's disability, the Company will continue payment of compensation during the first 12 month period of such disability to the extent not covered by the Company's disability insurance policies. In the event his employment is terminated, Mr. Millinor will receive compensation for the periods described in the agreement. In addition, Mr. Millinor has agreed not to compete with the Company during the six-month period following his termination of employment.

  In 1997, Mr. Luke entered into an employment agreement with the Company which provides for an annual base salary of $150,000 and an annual cash bonus depending on the actual annual performance of the Company. The agreement expires on August 1, 2000. In the event of Mr. Luke's death, the agreement will terminate. In the event of Mr. Luke's disability, the Company will continue payment of compensation during the first 12 month period of such disability to the extent not covered by the Company's disability insurance policies. In the event his employment is terminated, Mr. Luke will receive compensation for the periods described in the agreement. In addition, Mr. Luke has agreed not to compete with the Company during the six-month period following his termination of employment.

  In 1997, Mr. Jennings entered into an employment agreement with Airtron which provides for an annual base salary of $150,000. Mr. Jennings also participates in the Airtron incentive bonus plan (which provides him an award equal to 3.55% of Airtron's EBITDA before corporate bonus, not to exceed $366,000 annually). The agreement expires on April 30, 2000. In the event of Mr. Jennings' death, the agreement will terminate. In the event of Mr. Jennings' disability, Airtron will continue payment of compensation during the first six month period of such disability to the extent not covered by Airtron's disability insurance policies. In the event his employment is terminated, Mr. Jennings will receive compensation for the periods described in the agreement. In addition, Mr. Jennings has agreed not to compete with Airtron until the later to occur of (i) April 30, 2002 or (ii) one year following his termination of employment.

  In 1997, Mr. Johnston entered into an employment agreement with Airtron which provides for an annual base salary of $150,000. Mr. Johnston also participates in the Airtron incentive bonus plans (which provides him an award equal to 1.50% of Airtron's EBITDA before corporate bonus, not to exceed $154,000 annually). The agreement expires on April 30, 2000. In the event of Mr. Johnston's death, the agreement will terminate. In the event of Mr. Johnston's disability, Airtron will continue payment of compensation during the first six month period of such disability to the extent not covered by Airtron's disability insurance policies. In the event his employment is terminated, Mr. Johnston will receive compensation for the periods described in the agreement. In addition, Mr. Johnston has agreed not to compete with Airtron until the later to occur of (i) April 30, 2002 or (ii) one year following his termination of employment.

  In 1997, Mr. Callahan entered into an employment agreement with the Company which provides for an annual base salary of $150,000 and an annual cash bonus depending on the actual annual performance of the Company. The agreement expires on August 1, 2000. In the event of Mr. Callahan's death, the agreement will terminate. In the event of Mr. Callahan's disability, the Company will continue payment of compensation during the first 12 month period of such disability to the extent not covered by the Company's disability insurance policies. In the event his employment is terminated, Mr. Callahan will receive compensation for the periods described in the agreement. In addition, Mr. Callahan has agreed not to compete with the Company during the six-month period following his termination of employment.

  In 1997, Mr. Roach entered into an employment agreement with the Company which provides for an annual base salary of $150,000 and an annual cash bonus depending on the actual annual performance of the Company. The agreement expires on August 1, 2000. In the event of Mr. Roach's death, the agreement will terminate. In the event of Mr. Roach's disability, the Company will continue payment of compensation during the first 12 month period of such disability to the extent not covered by the Company's disability insurance policies. In the event his employment is terminated, Mr. Roach will receive compensation for the periods described in the agreement. In addition, Mr. Roach has agreed not to compete with the Company during the six-month period following his termination of employment.

  Each of the foregoing employment agreements, except the employment agreements applicable to Messrs. Jennings and Johnston, grants the executive certain rights in the event of a change in control of the Company. Under the terms of each agreement, the Company must pay the executive an amount equal to twelve months compensation at the executive's current salary and provide benefits to the executive for twelve months if the Company terminates the executive's employment without "cause." In addition, if an executive's employment terminates within six months after a sale of all or substantially all of the assets of the Company or a merger, consolidation, liquidation or reorganization of the Company, the Company shall pay the executive an amount equal to three times the executive's severance benefits otherwise available under the employment agreement.

STOCK AWARDS PLAN

  The Group Maintenance America Corp. 1997 Stock Awards Plan (the "Stock Awards Plan") was adopted by the Company's Board of Directors to further promote and align the interests of Directors, key employees and other persons providing services to the Company with those of its shareholders. Pursuant to this plan and a stock option plan for non-management employees, the Company intends to grant options to purchase up to 1,976,734 shares of Company Common Stock upon consummation of the IPO at an exercise price equal to the IPO Price.

  Purpose. The purpose of the Stock Awards Plan is to promote the long-term success of the Company and its subsidiaries for the benefit of the Company's shareholders by encouraging its officers, employees, Directors and consultants to have meaningful investments in the Company so that, as shareholders themselves, those individuals will be more likely to represent the views and interests of other shareholders and by providing incentives to such individuals for continued services. The Company believes that the possibility of participation under the Stock Awards Plan will provide this group of individuals with an incentive to perform more effectively and will assist the Company and its subsidiaries in attracting and retaining people of outstanding training, experience and ability.

  Term. The Stock Awards Plan will expire on June 30, 2007.

  Administration. The Stock Awards Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"), which has exclusive authority to make all interpretations and determinations affecting the Stock Awards Plan. The Committee has the power to determine which officers, employees, Directors and consultants will receive an award, the time or times when such award will be made, the type of award and the number of shares of Company Common Stock to be issued under an award or the value of an award.

  Participation. All officers, key employees, Directors and consultants of the Company and its subsidiaries are eligible to participate in the Stock Awards Plan, subject to the discretion of the Committee. Participants in the Stock Awards Plan are also eligible to participate in other incentive plans of the Company.

  Shares Available for Awards. The number of shares of Company Common Stock that may be issued under the Stock Awards Plan may not exceed 9% of the number of shares outstanding (determined quarterly), subject to adjustment for corporate transactions and changes that affect the Company, its shares or share status. The number of shares of Company Common Stock that may be issued to employees of the GroupMAC Companies and companies acquired in the future under the Stock Awards Plan and the stock option plan for non-management employees will equal 12% of the number of shares outstanding (determined quarterly), subject to adjustment for corporate transactions and changes that affect the Company, its shares or share status. Such shares may consist in whole or in part of authorized and unissued shares or treasury shares. If an award lapses or is terminated or settled in cash in lieu of Company Common Stock, the shares of Company Common Stock previously covered by such awards will be available for future awards under the Stock Awards Plan.

  Awards. The Stock Awards Plan permits grants of the following types of awards: (i) options, including incentive stock options ("ISOs"), non-qualified stock options, and reload stock options; (ii) stock appreciation rights ("SARs"); (iii) restricted stock; (iv) performance awards; (v) phantom stock awards; or (vi) any combination thereof. Under the Stock Awards Plan, ISOs, non-qualified stock options and SARs may not vest in less than six months from the award date; provided, however, that the Committee may, in its sole discretion, shorten or terminate restrictions with respect to an award. Upon the occurrence of a change of control of the Company, all outstanding awards under the Stock Awards Plan shall immediately vest and become exercisable.

  Stock Options. The Stock Awards Plan provides that the option price pursuant to which Company Common Stock may be purchased will be determined by the Committee, provided that the option price of an ISO will not be less than 100% of the fair market value of a share of Company Common Stock on the date of grant. The term of each option will be fixed by the Committee. Payment of the option price may be made in cash, through the delivery of shares of Company Common Stock having a fair market value on the exercise date equal to the option exercise price or such other method as may be permitted by the Committee.

  In conjunction with non-qualified stock options awarded under the Stock Awards Plan or otherwise, the Committee may award an additional option to purchase a number of shares of Common Stock as determined by the Committee if a holder exercises all or part of an original option within five years of the date of grant of the original option. The additional option is deemed to be granted upon delivery of payment upon exercise of the original option without further action by the Committee (a "Reload Option"). Reload Options are subject to all of the terms and conditions of stock options generally, except that their term ends upon termination of the stock options with respect to which they are granted.

  Stock Appreciation Rights. The Committee may award SARs either separately as an additional right (the "Additional Right SAR") or in conjunction with a stock option as an alternative right (the "Alternative Right SAR"). The exercise of a stock option granted in conjunction with an Alternative Right SAR terminates the Alternative Right SAR to the extent of the shares acquired upon exercise of the award. Conversely, the exercise of an Alternative Right SAR terminates the associated stock option to the extent of the shares with respect to which such right is exercised. The exercise of an Additional Right SAR has no effect on the exercisability of any other award and the exercise of any other award has no effect on the exercisability of an Additional Right SAR.

  Upon the exercise of an SAR, the participant will receive an amount equal to the excess of the fair market value of a share of Common Stock on the date the SAR is exercised over the award price. The award price for SARs will be determined by the Committee, provided that the award price will not be less than 100% of the fair market value of a share of Company Common Stock on the date such award was made. For purposes of the limitation on the aggregate number of shares of Company Common Stock that may be issued under the Stock Awards Plan, only the number of shares actually issued in connection with the exercise of an SAR is to be considered.

  Restricted Stock. The Committee may make awards of restricted Company Common Stock on such terms, conditions and restrictions (which may include, but are not limited to, continuous employment with the Company, achievement of specific business objectives, and other measurements of individual, business unit or Company performance), as it determines. Such terms and conditions may include the manner in which such restricted stock is held, the extent to which the holder of such stock has rights of a shareholder and the circumstances under which such shares will be forfeited. None of the shares subject to a restricted stock award may be assigned, transferred, pledged or sold by the participant until the termination or earlier lapse of restrictions relating thereto.

  Performance Awards. The Committee may make awards of performance awards, which are based on future performance of the officer, employee, Director or consultant, the Company or any business unit in which he is employed or providing services to during the performance period. The Committee will establish the performance measures applicable to such performance prior to the beginning of the performance period but subject to such later revisions as the Committee may deem appropriate to reflect significant unforeseen events or changes.

  Phantom Stock. Phantom stock awards are awards of Company Common Stock or rights to receive amounts equal to stock appreciation over a specified period of time. The Committee may make awards of phantom stock on such terms, conditions and restrictions as it determines. Such terms and conditions may include the manner in which such phantom stock is held and the circumstances under which such units will be forfeited. Phantom stock is an award unit having a value equivalent to the fair market value of one share of Company Common Stock, the value of which fluctuates with that of the Company Common Stock from which such unit derives its value. Each phantom stock award will have a maximum value established by the Committee at the time of the award.

  Settlement of Awards. At the Committee's discretion, awards may be settled in cash, shares of Common Stock, other awards, or in combinations thereof. The Committee may also require or permit participants to defer the issuance or vesting of shares or the settlement of awards in cash. The Committee may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts or the payment or crediting of dividend equivalents on deferred settlements denominated in shares of Company Common Stock. The Committee may determine the manner in which federal, state or local tax withholding obligations of the Company will be satisfied including, but not limited to, the reduction in the amount of stock or cash to be delivered or paid to the participant or reimbursement by the participant in cash or with shares of Company Common Stock, at the fair market value on the settlement date.

INCENTIVE BONUS PROGRAM

  The Company has implemented a cash bonus program for the key employees of its subsidiaries under which awards will be determined based upon the performance of each subsidiary. The size of the bonus pool will be equal to a defined percentage of the amount by which the subsidiary's after-tax net operating profit (as defined) less a charge for capital allocated to the subsidiary exceeds a similar calculation of the previous year's results. A certain percentage of earned bonuses are carried over to the following year for retention purposes and to promote long-term goal achievement. Messrs. Jennings and Johnston participate in such program in 1997. Messrs. Bryant, Henninger, Kelly and Sigmund will participate in 1998.

RELATED PARTY TRANSACTIONS

  Airtron leases its headquarters offices in Dayton, Ohio and its operating facilities in Cincinnati and Cleveland, Ohio, Indianapolis, Indiana, Clearwater, Florida, Dallas, Houston and San Antonio, Texas and Wichita, Kansas from entities controlled by certain former shareholders of Airtron, including Messrs. Jennings, Johnston, Seifring and Wilkerson. None of these leases expire prior to 2008. The aggregate annual base rent to be paid under these leases is approximately $678,500 with annual increases based on the consumer price index. The Company believes that the terms of such leases are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties available under similar leases entered into on an arm's-length basis.

  In the Company's acquisition of Airtron, Mr. Jennings received $3,729,653, together with 848,074 shares of Company Common Stock and 2,711,344 shares of Series A preferred stock, par value $0.001 per share, of the Company and Mr. Johnston received $1,393,474, together with 330,764 shares of Company Common Stock and

1,057,473 shares of Series A Preferred Stock. Also in the Airtron acquisition, Richard M. Siefring, a holder of more than 5% of the outstanding Company Common Stock, received $4,345,177, together with 985,431 shares of Company Common Stock and 3,150,484 shares of Series A Preferred Stock, and Dale M. Wilkerson, another holder of more than 5% of the outstanding Company Common Stock, received, together with his spouse, $3,244,206, together with 739,744 shares of Company Common Stock and 2,365,007 shares of Series A Preferred Stock. All of such shares of preferred stock will be redeemed at a redemption price of $1.00 per share out of the net proceeds of the IPO.

  In the Company's acquisition of CRPP, each of Messrs. Callahan and Roach received consideration in the form of 18,400 shares of Company Common Stock and 230,000 shares of Series H Preferred Stock. In the Company's acquisition of CRA, each of Messrs. Callahan and Roach received $500,000, together with 250,000 shares of Series H Preferred Stock. All of such shares of preferred stock will be redeemed at a redemption price of $1.00 per share out of the net proceeds of the IPO. Each of them may receive additional cash of $500,000, 25,629 shares of Company Common Stock and warrants to purchase 257,000 shares of Company Common Stock at $17.50 per share depending on the occurrence of certain events.

  In the Company's acquisition of K&N, Andrew Jeffrey Kelly, who will become a director of the Company, received $1,568,000, together with 403,111 shares of Company Common Stock and 1,568,000 shares of Series D Preferred Stock. All of such shares of preferred stock will be redeemed at a redemption price of $1.00 per share out of the net proceeds of the IPO. Mr. Kelly may receive contingent consideration based on the operating results of K&N for the 15 month period ended June 30, 1998. The Company estimates that such payments will be $640,000. K&N entered into a new five year renewable lease with Sigma Management, a company owned by Mr. Kelly, to replace the existing lease for the Company's Arlington, Texas facility. The annual base rent to be paid under this lease is approximately $94,800. The Company believes that the terms of such lease are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties.

  In the Company's pending acquisition of MMI, Fredric J. Sigmund, who will become a director of the Company, will receive approximately $1,752,564 and 187,775 shares of Company Common Stock. Mr. Sigmund may receive a portion of the contingent consideration payable to the former shareholders of MMI based on the operating results of MMI for the 12 month period ended December 31, 1997. The Company estimates that such payments will be approximately $425,000. MMI will enter into a new ten year renewable lease with F&V Investments, a company owned by Mr. Sigmund, to replace the existing lease for MMI's Seattle, Washington facility. The annual base rent to be paid under this lease is approximately $475,000. The Company believes that the terms of such lease are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties.

  In the Company's pending acquisition of Masters, Ronald D. Bryant, who will become a director of the Company, will receive approximately $6,254,000 and 464,921 shares of Company Common Stock. Additionally, Masters will enter into a new six year renewable lease with Mr. Bryant to replace the existing lease for Masters' Gaithersburg, Maryland facility. The annual base rent to be paid under this lease is approximately $233,700, with annual increases of 4%. The Company believes that the terms of such lease are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties.

  In the Company's pending acquisition of Van's, David L. Henninger, who will become a director of the Company, will receive, together with his spouse, approximately $1,559,125 and 113,033 shares of Company Common Stock. Additionally, Van's will enter into a new five-year renewable lease with Mr. Henninger to replace the existing lease for Van's Delray Beach, Florida facility. The initial annual base rent to be paid under this lease is approximately $69,000 with annual increases of 3%. The Company believes that the terms of such lease are no less favorable to the Company than could have been negotiated by the Company with unaffiliated third parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of the date of this Proxy Statement/Prospectus, certain information known by the Company with respect to the ownership of shares of Company Common Stock as to (i) all persons who are expected to be the beneficial owners of 5% or more of the outstanding shares of Company Common Stock upon consummation of the IPO, (ii) each director and each person who has consented to be named as a director (the "named directors"), (iii) each Named Executive Officer, and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, each of the following persons may be deemed to have sole voting and dispositive power with respect to such shares. Information set forth in the table with respect to beneficial ownership of the Company Common Stock has been provided to the Company by such holders. Unless otherwise indicated, each person's address is c/o the Company's principal executive offices at 1800 West Loop South, Suite 1375, Houston, Texas 77027.

                                              PERCENT OF
                           AMOUNT AND        OUTSTANDING
                            NATURE OF        COMMON STOCK
                           BENEFICIAL        ------------
  NAME AND ADDRESS OF     OWNERSHIP OF       BEFORE AFTER
    BENEFICIAL OWNER     COMMON STOCK(1)      IPO    IPO
  -------------------    ---------------     ------ -----
James P. Norris.........           --           --    --
J. Patrick Millinor,
 Jr.....................      236,812(2)       2.5%  1.2%
Donald L. Luke..........           --           --    --
Chester J. Jachimiec....      147,333(3)       1.6%    *
Richard S. Rouse........      125,933(4)       1.3%    *
William Michael
 Callahan...............       18,400(5)         *     *
Alfred R. Roach, Jr.....       18,400(5)         *     *
John M. Sullivan........      112,050(6)       1.2%    *
James D. Weaver.........       96,500(7)       1.0%    *
James D. Jennings.......      653,872(8)       6.9%  3.3%
Timothy Johnston........      330,764(8)       3.5%  1.7%
Ronald D. Bryant........      464,921(9)        --   2.3%
David L. Henninger......      113,033(9)        --     *
Andrew Jeffrey Kelly....      403,111          4.2%  2.0%
Thomas B. McDade........           --           --    --
Lucian Morrison.........        2,000            *     *
Fredric Sigmund.........      187,775(9)(10)    --     *


National City Bank
 Dayton, as Trustee of
 the Airtron, Inc.
 Savings and Profit
 Sharing Plan...........      639,074          6.7%  3.2%
 c/o Mr. David Smeltzer
 6 North Main Street
 Dayton, Ohio 45412
Richard M. Siefring.....      985,431(8)      10.4%  4.9%
 7813 N. Dixie Drive
 Dayton, Ohio 45414
Dale M. Wilkerson.......      527,969(8)       5.6%  2.6%
 7813 N. Dixie Drive
 Dayton, Ohio 45414
Gordon A. Cain..........    2,417,950         25.5% 12.1%
 Eight Greenway Plaza,
 Suite 702
 Houston, Texas 77046
All executive officers
 and named directors of
 the Company as a group
 (19 persons)...........    2,992,904         31.2% 14.9%

--------
 * Beneficially owns less than 1% of the outstanding shares of Company Common Stock.
(1) The numbers shown do not include an aggregate of 171,333 options or warrants to purchase Company Common Stock held by such individuals which are not exercisable within 60 days.
(2) Includes 16,667 shares subject to options exercisable on December 31, 1997.
(3) Includes 16,000 shares held in each of the Paula Ann Jachimiec Trust and the Sarah Elizabeth Jachimiec Trust of which Mr. Jachimiec is trustee. Mr. Jachimiec disclaims beneficial ownership of such shares. Includes 15,333 shares subject to options exercisable on December 31, 1997.
(4) Includes 13,333 shares subject to options exercisable on December 31, 1997.
(5) Does not include warrants to purchase 257,000 shares of Common Stock at $17.50 per share or 25,629 shares of Common Stock that may be issued upon the occurrence of certain events. See "Related Party Transactions."
(6) Includes 82,050 shares for which Mr. Sullivan has a limited power of attorney to vote and exercise investment powers until revoked by the actual owners.

(7) Includes 10,000 shares subject to currently exercisable options.

(8) Includes shares held in employee benefit plans (Jennings--195,728 shares; Johnston--285,334 shares; and Wilkerson--383,484 shares).
(9) All shares will be issued upon the completion of the Offering.
(10) Includes shares held by employee stock option plans.

                               THE ACQUISITIONS

  The Company entered into exchange agreements with shareholders of the Pre-IPO Companies (other than Jarrell) and merger agreements with the shareholders of Jarrell and the IPO Acquisition Companies. With respect to the Pre-IPO Companies, the Company paid, and with respect to the IPO Acquisition Companies the Company will pay, an agreed value for all the issued and outstanding capital stock of each GroupMAC Company based generally on the Company's evaluation of the operating results and capitalization of such company. In some cases, the shareholders of a company have the opportunity to receive additional amounts of purchase price contingent upon the occurrence of future events. Shareholders of several Pre-IPO Companies also received preferred stock which will be redeemed for cash (at a redemption price equal to $1.00 per share) with a portion of the proceeds of the IPO.

  The following table sets forth for each GroupMAC Company, as of the date of its acquisition, the consideration paid or to be paid to its shareholders (i) in cash, (ii) in Company Common Stock, (iii) in Preferred Stock and (iv) in assumed debt.

                                           SHARES OF   SHARES OF
                                            COMMON     PREFERRED       ASSUMED
                             CASH(1)(4)   STOCK(1)(4) STOCK(1)(5)       DEBT
                             -----------  ----------- -----------    -----------
PRE-IPO COMPANIES:
Airtron..................... $20,848,637   4,652,140  14,873,133     $ 1,289,927
A-ABC/A-1...................   1,886,000     359,302          --         947,937
Charlie's...................   1,502,502     157,256          --         112,741
CRPP(2).....................     450,000     192,123     550,000(2)       78,236
CRA (asset purchase)(2).....   2,000,000          --     500,000              --
Costner(2)(3)...............     501,290      65,536     100,000         193,755
Hallmark....................   2,080,794     105,687     580,000         338,398
Jarrell.....................     150,000      12,698          --          26,654
K&N(2)......................   1,568,000     403,111   1,568,000       1,498,995
Sibley(2)...................   1,201,873      62,001     664,691         376,368
USA (asset purchase)........     435,779      49,804     435,771         100,000
Way Residential (asset
 purchase)(2)(3)............      16,500       6,428          --              --
                             -----------   ---------  ----------     -----------
                              32,641,375   6,066,086  19,271,595       4,963,011
                             -----------   ---------  ----------     -----------
IPO ACQUISITION
 COMPANIES:(3)
All Service.................   2,311,570     201,804          --           8,830
Arkansas Mechanical.........   2,121,000     151,500          --         692,997
Central Carolina............   3,637,952     281,508          --             979
Evans.......................   1,167,391     101,915          --              --
Linford(2)..................     651,000     126,037          --         114,000
MMI(2)......................   6,001,931     643,064          --       5,624,398
Masters.....................   6,605,457     491,076          --       1,834,709
Mechanical..................     109,000       7,786          --              --
Paul E. Smith...............          --     217,062          --         325,000
Southeast Mechanical........   2,149,000     153,571          --         355,980
Van's.......................   1,559,125     113,034          --         340,000
Willis......................   2,257,000     241,786          --         220,731
Yale........................   2,215,000     158,214          --         420,045
                             -----------   ---------  ----------     -----------
                              30,785,426   2,888,357          --       9,937,669
                             -----------   ---------  ----------     -----------
S Corporation Distribu-
 tions(4)...................  (1,856,250)   (119,554)         --              --
                             -----------   ---------  ----------     -----------
    Total................... $61,570,551   8,834,889  19,271,595     $14,900,680
                             ===========   =========  ==========     ===========

--------
(1) Subject to post-closing adjustments.
(2) The former shareholders of these GroupMac Companies may receive additional consideration in the form of cash, Company Common Stock or warrants for Company Common Stock based on the occurance of future events.
(3) The shares of Company Common Stock to be issued are based on an estimated IPO Price of $14.00 per share.
(4) The cash and Company Common Stock consideration is presented before anticipated Subchapter S distributions.
(5) Includes 1,713,622 warrants for Preferred Stock.

                           INFORMATION REGARDING MMI

BUSINESS

  MMI was founded in 1965 as MacDonald-Miller Company, Inc. It began as a company offering HVAC service, maintenance and design/build engineering. In 1968, the company entered the contracting business when it started its sheet metal operations, and in 1971, it added plumbing and piping services to its capabilities. MMI's philosophy from the outset was to operate differently than most other companies by involving employees in management, introducing concepts such as Management Empowerment and Customer Satisfaction as key philosophies.

  In 1986, the company implemented a corporate restructuring and formed MMI as a holding company which provided financial and business services to MacDonald-Miller Company, Inc., which provided the design/build contracting services, and MacDonald-Miller Service, Inc., which provided the service and maintenance operations. In 1993, MacDonald-Miller Residential was created as a separate division of MacDonald-Miller Company, Inc.

  In connection with, but immediately prior to the consummation of, the Merger, the business of the MacDonald-Miller Residential Division will be segregated into a new, wholly owned corporation, all of the stock of which will be distributed to the shareholders of MMI. The remaining business of MMI, including the businesses conducted by its subsidiaries, MacDonald-Miller Company, Inc. and MacDonald-Miller Service, Inc., will be merged with and into Merger Sub and, following the Merger, the business of MMI will be operated by Merger Sub, which will change its name to "MacDonald-Miller Industries, Inc.," as a wholly owned subsidiary of the Company. See the MacDonald-Miller Industries, Inc. Unaudited Pro Forma Consolidated Financial Statements located elsewhere in this Proxy Statement/Prospectus.

  MacDonald-Miller Company, Inc. has grown to become one of the major design/build contractors in the Pacific Northwest. It specializes in a "cradle-to-grave" philosophy that includes engineering, pre-construction services, fabrication and installation of complex mechanical systems of all types. The services offered by MacDonald-Miller Company, Inc. include the following divisions: Lighting Retrofit Division, Controls Division, Test/Balancing/Commissioning Division, and a Special Project and Tenant Improvement Group (which MMI believes to be the largest of its kind in the Northwest).

  MacDonald-Miller Service, Inc. has grown to become one of the largest HVAC service and maintenance contractors in the Pacific Northwest. It serves a diverse group of customers from the Canadian border to central Oregon and provides a full spectrum of specialized mechanical services.

  In addition to MMI's main offices which are located in Seattle, Washington, MMI has a Service and Construction Sub-Office located in Portland, Oregon. In addition, the Residential Division is located in Redmond, Washington. All major sheet metal and piping fabrication is done in the Seattle location and shipped to Portland for installation. The Residential Division does its own sheet metal fabrication in its Redmond location, with support from the main fabrication shop in Seattle.

DIRECTORS AND EXECUTIVE OFFICERS

  The following table sets forth certain information concerning the directors and executive officers of the Company, all of whom are expected to serve in the same capacities for the surviving corporation following the Merger.

            NAME             AGE                     POSITION
            ----             ---                     --------
Fredric J. Sigmund..........  56 President and Chief Executive Officer, Director
James A. MacDonald, Jr......  53 Chief Financial Officer and Director
Steven C. Lovely............  53 President of MacDonald-Miller Company, Inc. and
                                  Director
B. Joel Smith...............  45 Executive Vice President of MacDonald-Miller
                                  Company, Inc. and Director
Gary S. Kuhlman.............  48 President of MacDonald-Miller Service, Inc. and
                                  Director
Charles H. Orton............  50 Executive Vice President--Sales/Marketing of
                                  MacDonald-Miller Service, Inc. and Director

  FREDRIC J. SIGMUND is presently the President and Chief Executive Officer and a director of MMI and has served in such capacities since 1986. Prior to that time, he served as the President and Chief Executive Officer of MacDonald-Miller Company, Inc. from 1974 to 1986 and in various other capacities with MacDonald-Miller Company, Inc. from 1967 to 1974.

  JAMES A. MACDONALD, JR. currently serves as the Chief Financial Officer and a director of MMI and has served in such capacities since 1986. He had previously served as the Chief Financial Officer of MacDonald-Miller Company, Inc. from 1983 to 1986.

  STEVEN C. LOVELY is the President of MacDonald-Miller Company, Inc. and has served in such capacity since 1986. He is also a director of MMI and has served as a director since 1986.

  B. JOEL SMITH is the Executive Vice President of MacDonald-Miller Company, Inc. and has served in such capacity since 1986. He is also a director of MMI and has served as a director since 1986.

  GARY S. KUHLMAN is and has been the President of MacDonald-Miller Service, Inc. since 1986 and previously has served in various capacities with MacDonald-Miller Service, Inc. since 1983. He is also a director of MMI and has served as a director since 1986.

  CHARLES H. ORTON is and has been the Executive Vice President--
Sales/Marketing, Accounting & Branch Operations of MacDonald-Miller Service, Inc. since 1986. Prior to that date, he also served as Sales Manager of MacDonald-Miller Service, Inc. since 1984. He is also a director of MMI and has served as a director since 1986.

EXECUTIVE COMPENSATION

  The following table shows compensation paid by MMI during the fiscal years indicated to the Chief Executive Officer and the five other executive officers ("Named MMI Executive Officers") of MMI:

                          SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION
                                 --------------------------------
   NAME AND PRINCIPAL     FISCAL                   OTHER ANNUAL    ALL OTHER
        POSITION           YEAR   SALARY   BONUS  COMPENSATION(1) COMPENSATION
   ------------------     ------ -------- ------- --------------- ------------
Fredric J. Sigmund.......  1994  $138,916 $     0          --        $7,540(2)
 President and Chief
 Executive Officer         1995   151,737       0          --         7,540(2)
                           1996   151,653       0     $15,000         7,540(2)
James A. MacDonald, Jr...  1994  $105,188 $25,000          --            --
 Chief Financial Officer   1995   106,239  72,906          --        71,017(3)
                           1996   110,290  31,641       9,120            --
Steven C. Lovely.........  1994  $107,377 $25,000          --            --
 President--MacDonald-
 Miller Company, Inc.      1995   107,082  82,906          --        71,017(3)
                           1996   101,640  31,641      22,620            --
B. Joel Smith............  1994  $106,740 $25,000          --            --
 Executive Vice
 President--               1995   108,212  82,906          --        71,017(3)
 MacDonald-Miller
 Company, Inc.             1996   107,809  31,641      15,396            --
Gary S. Kuhlman..........  1994  $107,922 $25,000          --            --
 President--MacDonald-
 Miller Service, Inc.      1995   107,312  72,906          --            --
                           1996   104,978  31,641          --            --
Charles H. Orton.........  1994  $105,218 $25,000          --            --
 Vice President--
 MacDonald-Miller
 Service, Inc.             1995   104,208  72,906          --        71,017(3)
                           1996   102,085  31,641      18,132            --

--------
(1) Represents amounts paid to such officers in consideration for such officers' agreement to provide joint and several guaranties of certain of MMI's obligations.
(2) Represents the amount of premiums paid by MMI on behalf of Mr. Sigmund for a reverse split dollar life insurance policy.
(3) Represents the amounts of deferred compensation allocable to each participant's account, for the period indicated, in MMI's Executive Management Incentive Compensation Plan. Such amounts are subject to reduction or elimination in the event of future operating losses of MMI.

OPTIONS

  No options to purchase shares of MMI Common Stock were granted to the Named MMI Executive Officers during the 1996 fiscal year. The following table sets forth information with respect to the value realized upon each exercise of options to purchase shares of MMI Common Stock by the Named MMI Executive Officers during the 1996 fiscal year and the value of unexercised options held as of the end of such fiscal year, by the Named MMI Executive Officers. All of these options are expected to be exercised by the holders thereof immediately prior to the consummation of the Merger.

                                                NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED  IN-THE-MONEY OPTIONS AT
                                                     OPTIONS AT           DECEMBER 31, 1996
                                                  DECEMBER 31, 1996            ($)(1)
                                               ----------------------- -----------------------
                           NUMBER OF
                            SHARES     VALUE
                          ACQUIRED ON REALIZED                 NOT                     NOT
NAME                       EXERCISE    ($)(1)  EXERCISABLE EXERCISABLE EXERCISABLE EXERCISABLE
----                      ----------- -------- ----------- ----------- ----------- -----------
Fredric J. Sigmund......        0           0         0           0           0           0
James A. MacDonald, Jr..      555      12,238     1,110       1,115      24,478      24,586
Steven C. Lovely........      611      13,473     1,222       1,223      26,945      26,967
B. Joel Smith...........      611      13,473     1,222       1,223      26,945      26,967
Gary S. Kuhlman.........      500      11,025     1,000       1,000      22,050      22,050
Charles H. Orton........      500      11,025     1,000       1,000      22,050      22,050

--------
(1) The value has been determined based upon the difference between the exercise price of the options ($20.00 in all cases) and the fair market value of the shares acquired upon exercise, or underlying such options, as of December 31, 1996. Because there is no public market for the shares of MMI Common Stock, the fair market value has been determined based upon an independent, third party valuation of such shares obtained for purposes of the ESOP. At December 31, 1996, such valuation was $42.05 per share.

RELATED PARTY TRANSACTIONS

  MMI leases its facility in Seattle, Washington from F&V Investments, a company owned by Fredric J. Sigmund, the President and Chief Executive Officer of MMI pursuant to a lease expiring in 2003. MMI believes that the terms of such lease are no less favorable to MMI than would be available under a similar lease entered into on an arm's length basis.

  Upon consummation of the Merger, MMI will enter into a new ten year renewable lease with F&V Investments to replace the existing lease for MMI's Seattle, Washington facility. The annual base rent to be paid under this lease is approximately $475,000. MMI believes that the terms of this lease are no less favorable to MMI than would be available under a similar lease entered into on an arm's length basis.

  Also upon consummation of the Merger, each of the Principal Shareholders will enter into an employment agreement with MMI which provides for an annual salary of $120,000 and a bonus based on MMI's future performance. Each of the agreements is for a three year term. In the event of a Principal Shareholder's death, such Principal Shareholder's agreement will terminate. In the event of a Principal Shareholder's disability, MMI will continue payment of compensation during the first six month period of such disability to the extent not covered by MMI's disability insurance policies. In the event a Principal Shareholder's employment is terminated, such Principal Shareholder will receive compensation for the periods described in the agreement. In addition, generally, each Principal Shareholder has agreed not to compete with MMI until the later to occur of (i) three years after the date of the agreement or (ii) one year following such Principal Shareholder's termination of employment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth, as of the date of this Proxy Statement/Prospectus, certain information known by MMI with respect to the ownership of shares of MMI Common Stock as to (i) all persons who are the beneficial owners of 5% or more of the outstanding shares of MMI Common Stock,
(ii) each director and each Named MMI Executive Officer, and (iii) all executive officers and directors of MMI as a group. Unless otherwise indicated, each of the following persons may be deemed to have sole voting and dispositive power with respect to such shares. Information set forth in the table with respect to beneficial ownership of MMI's Common Stock has been provided to MMI by such holders. Each person's address is c/o MMI's principal executive offices at 7717 Detroit Ave. S.W., Seattle, Washington 98106.

                                                  AMOUNT AND
                                                   NATURE OF         PERCENT OF
                                                  BENEFICIAL         OUTSTANDING
                                                 OWNERSHIP OF          COMMON
     NAME AND ADDRESS OF BENEFICIAL OWNER       COMMON STOCK(1)         STOCK
     ------------------------------------       ---------------      -----------
The MacDonald-Miller Industries, Inc. Employee
 Stock Ownership
 Plan and Trust................................     56,937(2)           40.9%
Fredric J. Sigmund.............................     40,634(3)(4)        29.2
B. Joel Smith..................................     12,916(3)(4)(5)      9.3
Steven C. Lovely...............................     11,780(3)(4)(5)      8.5
James A. MacDonald, Jr.........................     10,134(3)(4)(5)      7.3
Charles H. Orton...............................      7,542(3)(4)(5)      6.9
Gary S. Kuhlman................................      7,092(3)(4)(5)      5.1
All executive officers and directors of MMI as
 a group (6 in number).........................     92,098(3)(4)(5)     66.2

--------
(1) Based on 139,140 shares of MMI Common Stock outstanding as of the Effective Time.
(2) Pursuant to the terms of the ESOP, the participants in the ESOP have the power to direct the voting of shares held by the ESOP that are attributable to such participants. The Trustees of the ESOP are the directors of MMI, Messrs. Sigmund, Smith, Lovely, MacDonald, Orton and Kuhlman. For purposes of this table, only the shares attributable to such individuals as participants in the ESOP have been included in the number of shares beneficially owned by such persons. See note (3) below.
(3) Includes shares owned by the ESOP for which each individual has the power to direct the voting. The number of shares so beneficially owned by each executive officer and director of MMI is as follows: Sigmund--6,606 shares; Smith--2,791 shares; Lovely--1,655 shares; MacDonald--1,134 shares; Orton--1,667 shares; and Kuhlman--1,067 shares.
(4) Includes bonus shares issued to and beneficially owned by each executive officer and director of MMI as follows: Sigmund--1,500 shares; Smith-- 3,000 shares; Lovely--3,000 shares; MacDonald--3,000 shares; Orton--3,000 shares; and Kuhlman--1,500 shares.
(5) Includes options to purchase shares of MMI Common Stock. In connection with the Merger, the MMI Board has accelerated the vesting and exercisability of all outstanding options, subject to the consummation of the Merger. Consequently, for purposes of this table, the holders of such options are deemed to beneficially own the shares underlying all such options. The number of shares so beneficially owned by each such executive officer and director of MMI is as follows: Smith--2,445 shares; Lovely-- 2,445 shares; MacDonald--2,225 shares; Orton--2,000 shares; and Kuhlman-- 2,000 shares.

                     DESCRIPTION OF COMPANY CAPITAL STOCK

GENERAL

  Under the Company's Articles of Incorporation, as amended (the "Articles"), the Company has authority to issue 150,000,000 shares of capital stock, consisting of 50,000,000 shares of Preferred Stock, par value $0.001 per share ("Preferred Stock"), and 100,000,000 shares of Company Common Stock, par value $0.001 per share. As of the date of this Prospectus, the Company had outstanding 9,486,396 shares of Company Common Stock and 17,557,973 shares of Preferred Stock (13,159,511 shares of Series A Preferred Stock, 100,000 shares of Series C Preferred Stock, 1,568,000 shares of Series D Preferred Stock, 580,000 shares of Series E Preferred Stock, 664,691 shares of Series F Preferred Stock, 500,000 shares of Series H Preferred Stock, 435,771 shares of Series I Preferred Stock and 550,000 shares of Series G Preferred Stock). The Company expects that all of the outstanding Preferred Stock and warrants for 1,713,622 shares of Series A Preferred Stock will be redeemed at a price of $1.00 per share out of the net proceeds of the IPO, although there can be no assurance that such redemption will be fully effected. If and when so redeemed, all such shares of Preferred Stock will be authorized and subject to reissuance by the Company.

  The following summary description of the material features of the capital stock of the Company is intended as a summary only and is qualified in its entirety by reference to the Articles, a copy of which has been filed as an exhibit to the Registration Statement of which this Proxy Statement/Prospectus is a part.

PREFERRED STOCK

  The Articles authorize the issuance of Preferred Stock in one or more series having designations, rights and preferences determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without approval of holders of Company Common Stock, to issue Preferred Stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Company Common Stock. In the event of issuance, the Preferred Stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any additional shares of its Preferred Stock, there can be no assurance that it will not do so in the future.

  The following paragraphs in this section describe the Series A Preferred Stock. The rights, preferences and designations of the Series B, C, D, E, F, G, H and I Preferred Stock are virtually the same as those of the Series A Preferred Stock.

  The Series A Preferred Stock ranks prior to the Company Common Stock and any other class of stock of the Company expressly made junior to the Series A Preferred Stock with respect to rights upon liquidation, dissolution or winding up. The Series A Preferred Stock will rank on a parity with any other series of Preferred Stock whose terms provide that such series ranks on a parity with the Series A Preferred Stock and will, after being approved by holders of a majority of the Series A Preferred Stock, rank junior to any series of Preferred Stock whose terms provide that such series ranks senior to the Series A Preferred Stock.

 Dividends

  In the event that Company Common Stock is not publicly traded by June 30, 1999, the holders of record of shares of Series A Preferred Stock shall be entitled to be paid dividends (which shall accrue commencing July 1, 1999) out of funds of the Company available for the payment of dividends subject to applicable laws and any agreements to which the Company is a party, at the annual rate of $0.08 per whole share, and no more, payable semi-annually on the first day of January and July in each year (each a "Dividend Payment Date"), beginning on January 1, 2000.

  Such dividends shall be payable in cash or, in the event such payment in cash is prohibited by any loan agreement, indenture, mortgage, note, security agreement, deed of trust, guaranty or other instrument evidencing, securing or guaranteeing indebtedness for borrowed money (collectively, "Debt Agreements" and individually a "Debt Agreement"), in lieu of payment in cash of all or any portion of any dividend otherwise payable, such dividends may be paid, at the option of the Board of Directors, and if permitted by the Debt Agreements then in effect, in duly authorized, fully paid and nonassessable shares of Series A Preferred Stock (the "Additional Shares"). If the Board of Directors determines to pay all or any portion of a dividend in Additional Shares, the number of such Additional Shares issuable by the Company shall be one whole share of Series A Preferred Stock for each $1.00 of dividend declared. No fractional shares of Series A Preferred Stock shall be issued as a dividend payment; provided, however, that the cash amount determined by multiplying such fraction of a share by $1.00 shall cumulate as described in the next paragraph.

  If at any time dividends with respect to the shares of Series A Preferred Stock are not paid in full whether in cash, Additional Shares or any combination thereof (the "Omitted Dividends"), the Series A Preferred Stock shall cumulate such dividend and accrue additional dividends as though such Omitted Dividends had been paid in Additional Shares and such Additional Shares had thereafter accrued dividends in accordance with the terms of the Series A Preferred Stock (the "Cumulative Dividends"). Such Cumulative Dividends shall be fully cumulative (whether or not earned or declared) and shall be deemed to constitute accrued and unpaid dividends for all purposes even if such additional dividends are not specifically mentioned in any particular context.

  Dividends will be payable to the holders of record of the Series A Preferred Stock appearing on the stock books of the Company on such record dates as may be declared by the Board of Directors, not more than 60 days nor less than 10 days before a Dividend Payment Date. Dividends on account of arrears for any past dividend periods for which dividends were payable may be declared and paid at any time, without reference to any regular Dividend Payment Date, to holders of record on a date not more than 60 days nor less than 10 days before the payment date thereof.

  If any shares of Series A Preferred Stock are outstanding on or after June 30, 1999, the Company thereafter (a) will not declare or pay or set apart for payment any dividends or make any other distribution on any junior securities and (b) will not redeem, purchase or otherwise acquire for value, or set apart money for any sinking or other analogous fund for the redemption or purchase of, any shares of junior securities, unless all accrued but unpaid dividends with respect to the Series A Preferred Stock shall have been paid by the Company; provided, however, that the foregoing shall not prohibit (1) the payment or declaration and setting aside of a dividend payable in junior securities or a redemption, purchase or acquisition of junior securities with shares of junior securities or (2) a redemption, purchase or acquisition of junior securities from any terminated employee of the Company or any of its affiliated corporations. No dividend will be declared or paid or set apart for payment on any security on parity with the Series A Preferred Stock for any dividend period, unless at the same time a dividend for the same dividend period, determined ratably in proportion to the respective aggregate dividends otherwise payable with respect thereto, shall be paid or declared and set apart for payment (in cash and/or Additional Shares, as provided above) on the Series A Preferred Stock.

 Liquidation Preference

  In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Series A Preferred Stock then issued and outstanding will be entitled to payment of $1.00 per share out of the available assets of the Company, in preference to the holders of the Company Common Stock or any other class or series of stock ranking junior to such Series A Preferred Stock upon liquidation, dissolution or winding up.

 Redemption

  The Series A Preferred Stock is redeemable at the option of the Company at any time and from time to time, in whole or part, at a redemption price of $1.00 per share. If the Company chooses to redeem less than all of the outstanding shares of the Series A Preferred Stock, the redemption must be effected on a pro rata basis. The Series A Preferred Stock must be redeemed in full effective upon the closing of an initial public offering of Company Common Stock.

 Voting Rights

  Initially, there are no voting rights except for those mandatorily required by law; however, in the event that Company Common Stock is not publicly traded by June 30, 1999, the Series A Preferred Stock shall have a .14286 vote on all Company matters (including the election of directors).

COMPANY COMMON STOCK

  Voting Rights. Holders of Company Common Stock are entitled to one vote for each share on all matters on which shareholders generally are entitled to vote, including elections of directors. Upon consummation of the IPO, the Board of Directors will be classified into three classes of five directors, with the term of each class expiring on a staggered basis. The classification of the Board of Directors may make it more difficult to change the composition of the Board of Directors and thereby may discourage or make more difficult an attempt by a person or group to obtain control of the Company. The Articles do not provide for cumulative voting for the election of directors. Holders of Company Common Stock have no preemptive, subscription, redemption or conversion rights.

  Dividends. Subject to the preferential rights of any outstanding Preferred Stock that may be created by the Board of Directors under the Articles, or that may remain outstanding after the IPO, dividends may be paid to holders of Company Common Stock when, as and if declared by the Board of Directors out of funds legally available for such purpose. The declaration and payment of dividends on Company Common Stock could be restricted by the terms of any Preferred Stock issued. Under the TBCA, dividends may be paid by the Company out of "surplus" (as defined under Article 1.02 of the TBCA) or, if there is no surplus, out of net profits for the fiscal year in which the dividends are declared and/or the preceding fiscal year. On a pro forma basis, at June 30, 1997, the Company had surplus of approximately $21 million (on a book value basis) for the payment of dividends, and the Company will also be able to pay dividends out of any net profits for the current and/or prior fiscal year, if any. However, the Company does not intend to pay dividends at the present time. See "Summary--Comparative Per Share Data--Dividends" and "Description of Bank Credit Agreement."

  Liquidation. In the event of the dissolution or winding up of the Company, after payment or provision for payment of debts and other liabilities of the Company and any other series or class of the Company's stock hereafter issued that ranks senior as to liquidation rights to the Company Common Stock, the holders of Company Common Stock will be entitled to receive pro rata all remaining assets of the Company available to such holders. All outstanding shares of Company Common Stock are, and the shares of Company Common Stock to be issued in connection with the Merger will be, duly and validly issued, fully paid and nonassessable.

  Miscellaneous. There is no established public trading market for the Company Common Stock. The Company Common Stock has been approved for listing on the New York Stock Exchange.

  The transfer agent and registrar for the Company Common Stock is ChaseMellon Shareholder Services, L.L.C.

STATUTORY BUSINESS COMBINATION PROVISION

  The Company is subject to Article 13 of the TBCA ("Article 13") which, with certain exceptions, prohibits a Texas corporation from engaging in a "business combination" (as defined in Article 13) with any shareholder who is a beneficial owner of 20% or more of the corporation's outstanding stock for a period of three years after such shareholder's acquisition of a 20% ownership, unless: (i) the board of directors of the corporation approves the transaction or the shareholder's acquisition of shares prior to the acquisition or (ii) two-thirds of the unaffiliated shareholders of the corporation approve the transaction at a shareholders' meeting. Shares that are issuable, but have not yet been issued, pursuant to options, conversion or exchange rights or other agreements are not considered outstanding for purposes of Article 13.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS

  The Articles contain a "fair price" provision which generally requires that certain mergers, business combinations and similar transactions constituting a "Business Transaction" with a "Related Person" (generally the beneficial owner of at least 10 percent of the Company's voting stock) be approved by the holders of at least 80 percent of the Company's voting stock, unless (i) the transaction is approved by at least 80 percent of the "Continuing Directors" of the Company, who constitute a majority of the entire board, (ii) the transaction occurs more than five years after the last acquisition of the Company voting stock by the Related Person or (iii) certain "fair price" and procedural requirements are satisfied. The Articles define "Business Transaction" as (i) any merger or consolidation involving the Company or a subsidiary of the Company, (ii) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any substantial part of the assets either of the Company or of a subsidiary of the Company, (iii) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of an entity to the Company or a subsidiary of the Company, (iv) the issuance, sale, exchange, transfer or other disposition by the Company or a subsidiary of the Company of any securities of the Company or any subsidiary of the Company, (v) any recapitalization or reclassification of the Company's securities (including without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person, (vi) any liquidation, spinoff, splitoff, splitup or dissolution of the Company, and
(vii) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction. "Continuing Director" is defined to mean a director who either was a member of the Board of Directors of the Company prior to the time such Related Person became a Related Person or who subsequently became a director of the Company and whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least 80 percent of the Continuing Directors then on the Board of Directors, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the Board of Directors in which such person is named as nominee for director, without an objection to such nomination; provided, however, that in no event shall a director be considered a "Continuing Director" if such director is a Related Person and the Business Transaction to be voted upon is with such Related Person or is one in which such Related Person otherwise has an interest (except proportionately as a shareholder of the Company).

  In accordance with the Company's Bylaws, a shareholder of the Company may nominate persons for election to the Board of the Company if the shareholder submits such nomination, together with certain related information required by the Company's Bylaws, in writing to the Secretary of the Company not less than 50 days nor more than 75 days prior to the date of any annual meeting of shareholders.

                   DESCRIPTION OF THE BANK CREDIT AGREEMENT

GENERAL

  In connection with this Offering, the Company expects to enter into a credit agreement (the "Bank Credit Agreement") with lenders (the "Lenders") and Texas Commerce Bank National Association, as Agent (the "Agent"). The Agent has committed to provide, or arrange for a syndicate of Lenders to provide, the Company, subject to certain terms and conditions, the entire $75 million principal amount of the revolving credit facility described below. The following description summarizes the material provisions the Company currently expects will be included in the Bank Credit Agreement. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Bank Credit Agreement, which have yet to be fully negotiated.

AMORTIZATION; PREPAYMENTS

  Loans under the Bank Credit Agreement may be prepaid at any time without premium or penalty in reasonable minimum amounts. Prepayments of Eurodollar borrowings on any day other than the last day of an interest period will be required to be accompanied by a payment to the Lenders of various costs, expenses or losses, if any, incurred as a result of such prepayment. The amount available under the Bank Credit Agreement will be payable in full on its maturity date.

SECURITY; GUARANTEES

  Borrowings under the Bank Credit Agreement will be guaranteed by the Company's Material subsidiaries (as defined in the Bank Credit Agreement), including future Material subsidiaries. The obligations of the Company under the Bank Credit Agreement and the obligations under the guarantees will be secured by a first priority lien on the accounts receivable and inventory of the Company and its Material subsidiaries, including any future subsidiaries, and by a pledge of stock of its domestic subsidiaries.

INTEREST RATES

  Loans under the Bank Credit Agreement will bear interest at a rate per annum at the Company's option, of either (i) the Alternate Base Rate (which is equal to the greater of the Federal Funds Effective Rate (as defined in the Bank Credit Agreement) plus .5% or the Prime Rate (as defined in the Bank Credit Agreement) plus a margin depending on the ratio of indebtedness for borrowed money to Adjusted EBITDA (as defined in the Bank Credit Agreement), or (ii) the Eurodollar Rate (as defined in the Bank Credit Agreement) plus a margin, depending on the ratio of indebtedness for borrowed money to Adjusted EBITDA.

FEES, EXPENSES AND COSTS; CREDIT FACILITIES

  The terms of the Bank Credit Agreement will require the Company to pay the following fees in connection with the maintenance of loans under the Bank Credit Agreement: (i) commitment fees to be paid to the Lenders in amounts between .25% and .375% per annum with respect to the unused commitments under the Bank Credit Agreement depending on the ratio of indebtedness for borrowed money to Adjusted EBITDA, payable quarterly in arrears until such time as such facility is terminated; and (ii) administration fees payable annually to the Agent. In addition, the Company will pay various underwriting and arrangement fees and closing costs in connection with the origination and syndication of the Bank Credit Agreement.

  The Company will also be required to reimburse the Agent for all reasonable out-of-pocket costs and expenses incurred in the preparation, documentation and administration of the Bank Credit Agreement and to reimburse the Lenders for all reasonable costs and expenses incurred in connection with the enforcement of their rights in connection with a default or the enforcement of the Bank Credit Agreement. The Company will indemnify the Agent and the Lenders and their respective officers, directors, shareholders, employees, agents and attorneys against certain costs, expenses (including fees and disbursements of counsel) and liabilities arising out of or relating to the Bank Credit Agreement and the transactions contemplated thereby. The Lenders also will be entitled to be reimbursed for certain reserve requirements and increases therein, changes in law and circumstances, taxes (other than on overall net income), capital adequacy, and consequential costs. Further, the inability to determine Eurodollar Rates or the possible future illegality of the Eurodollar Rate option will result in such rate option being unavailable.

COVENANTS

  The Bank Credit Agreement will contain substantial restrictive covenants limiting the ability of the Company and its subsidiaries to: (i) incur Indebtedness (as defined in the Bank Credit Agreement), including contractual contingent obligations; (ii) pay certain debt after default; (iii) create or allow to exist liens or other encumbrances; (iv) transfer assets except for sales and other transfers of inventory or surplus, immaterial or obsolete assets in the ordinary course of business; (v) enter into mergers, consolidations and asset dispositions of all or substantially all of its properties; (vi) make investments; (vii) extend credit to any entity; (viii) sell, transfer or otherwise dispose of any class of stock or the voting rights of any subsidiary of the Company; (ix) enter into transactions with related parties other than on an arm's-length basis on terms no less favorable to the Company than those available from third parties; (x) amend certain agreements;
(xi) make any material change in the nature of the business conducted by the Company; (xii) pay dividends or redeem shares of capital stock; and (xiii) make capital expenditures.

  In addition, the Bank Credit Agreement will contain covenants that, among other things and with certain exceptions, will require the Company and its subsidiaries to: (i) maintain the existence, qualification and good standing of the Company and its subsidiaries; (ii) comply in all material respects with all material applicable laws; (iii) maintain material properties, rights and franchises; (iv) deliver certain financial and other information; (v) maintain specified insurance; (vi) pay taxes; and (vii) notify the Lenders of any default under the Loan Documents (as defined in the Bank Credit Agreement) and of certain other material events.

  Under the Bank Credit Agreement, the Company will be required to satisfy certain financial covenants and tests, including (i) a fixed charge coverage ratio of not less than 1.20 to 1.0; (ii) a minimum tangible net worth that is positive; (iii) a ratio of total indebtedness for borrowed money to Capitalization of not greater than 55%; and (iv) a minimum Consolidated Net Worth (as defined in the Bank Credit Agreement) equal to the net worth at the closing of the Bank Credit Agreement less $750,000 plus 100% of the net proceeds of any equity issued plus 75% of cumulative net income after the closing date. Changes in generally accepted accounting principles that materially affect financial covenants may result in modifications to the financial covenants with the view to placing the covenants on the same economic basis as before the change in generally accepted accounting principles.

EVENTS OF DEFAULT

  Events of Default under the Bank Credit Agreement will include, subject to certain applicable notice and grace periods, the following: (i) a default in the payment when due of any principal, interest, fees or other amount under the Bank Credit Agreement; (ii) a default by the Company under any debt instrument in excess of $500,000, or the occurrence of any event or condition that enables the holder of such debt to accelerate the maturity thereof; (iii) any material breach of any representation, warranty or statement in, or failure to perform any duty or covenant under the Bank Credit Agreement or any of the Loan Documents; (iv) commencement of voluntary or involuntary bankruptcy, insolvency or similar proceedings by or against the Company or any Material subsidiary; (v) any judgment or order in excess of $500,000 net of confirmed insurance remaining undischarged or unstayed for longer than certain periods; and (vi) a Change of Control (as defined in the Bank Credit Agreement).

                    COMPARISON OF THE RIGHTS OF HOLDERS OF
                 THE COMPANY COMMON STOCK AND MMI COMMON STOCK

GENERAL

  As a consequence of the Merger, former holders of MMI Common Stock will become shareholders of the Company and the rights of all such former MMI shareholders will thereafter be governed by the Company's Articles, the Company's Bylaws and the Texas Business Corporation Act (the "TBCA"). The Principal Shareholders will also be subject to the Stock Transfer Restriction Agreement referred to under "The Merger--Federal Securities Law Consequences." The rights of the holders of MMI Common Stock currently are governed by the MMI Articles of Incorporation, the MMI Bylaws and the Washington Business Corporation Act (the "WBCA"). The following summary, which does not purport to be a complete statement of the general differences among the rights of the shareholders of the Company and MMI, sets forth the material differences between the Company Articles and the MMI Articles of Incorporation, the Company Bylaws and the MMI Bylaws and the TBCA and the WBCA. The summary is qualified by reference to the full text of each of such documents and the TBCA and the WBCA.

MERGERS AND OTHER FUNDAMENTAL TRANSACTIONS

  Texas law generally requires that a merger, consolidation, sale of all or substantially all of the assets or dissolution of a corporation be approved by the holders of at least two-thirds of the outstanding shares entitled to vote, unless the corporation's articles of incorporation provide otherwise. The Articles of the Company contain no such provision and, thus, such actions require approval by the affirmative vote of holders of at least two-thirds of the outstanding shares entitled to vote thereon. Under Washington law, a plan of merger to be authorized must be approved by each voting group entitled to vote separately on the plan by two-thirds of all the votes entitled to be cast on the plan by that voting group, unless the articles of incorporation provide for approval by a lesser vote or for a lesser vote by separate voting groups, so long as the vote provided for each voting group entitled to vote separately on the plan of merger is not less than a majority of all the votes entitled to be cast on the plan of merger by that voting group (the MMI Articles of Incorporation do not allow a lesser number).

MERGERS WITHOUT SHAREHOLDER APPROVAL

  Under Article 5.03 of the TBCA, unless the articles of incorporation otherwise require (the Company Articles do not require otherwise), action by the shareholders of a corporation on a plan of merger will not be required if:
(i) the corporation is the sole surviving corporation in the merger; (ii) the articles of incorporation of the corporation following the merger will not differ from its articles of incorporation before the merger; (iii) each shareholder of the corporation prior to the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights, immediately after the merger as it held prior to the merger; (iv) the voting power of the number of voting shares outstanding immediately after the merger, plus the voting power of the number of voting shares issuable as a result of the merger, will not exceed by more than 20% the voting power of the number of voting shares of the corporation outstanding immediately before the merger; (v) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issued as a result of the merger, will not exceed by more than 20% the total number of participating shares of the corporation outstanding immediately before the merger; and (vi) the board of directors of the corporation adopts a resolution approving the plan of merger. Additionally, no vote of shareholders is required for the merger of a Texas corporation with a corporation in which it holds at least 90% of the outstanding shares of each class and series of such corporation.

  Unless the articles of incorporation otherwise provide (the MMI Articles of Incorporation do not provide otherwise), Washington law permits a corporation to consummate a merger in which a corporation is the surviving corporation without approval of the shareholders of the surviving corporation if (i) the articles of incorporation of the surviving corporation will not differ from its articles of incorporation before the merger; (ii) each shareholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the merger; (iii) the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number of voting shares of the surviving corporation authorized by its articles of incorporation immediately before the merger; and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, either by the conversion of securities issued pursuant to the merger or the exercise of rights and warrants issued pursuant to the merger, will not exceed the total number of participating shares authorized by its articles of incorporation immediately before the merger.

APPRAISAL RIGHTS

  Article 5.11 of the TBCA provides for appraisal rights in the case of a plan of merger or exchange or a sale of all or substantially all of the corporation's assets where shareholder approval is required. No appraisal rights are available for a plan of merger or plan of exchange if (i) the shares of the corporation held by the shareholder are listed on a national securities exchange or held of record by at least 2,000 holders and (ii) the shareholder is not required to accept any consideration other than (a) shares of a corporation that will be listed on a national securities exchange or will be held of record by at least 2,000 holders and (b) cash in lieu of fractional shares.

  Section 23B.13.020 of the WBCA provides for appraisal or dissenters' rights only in the case of a statutory merger (i) if shareholder approval is required for the merger or the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent. Shareholders are entitled to appraisal rights upon a sale of all or substantially all of the assets of the corporation not made in the usual and regular course of its business under Texas law and Washington law.

AMENDMENTS TO CHARTER

  Article 4.02 of the TBCA provides that an amendment to a corporation's articles of incorporation must be approved by the board of directors and by the affirmative vote of holders of at least two-thirds of the outstanding shares entitled to vote, unless the corporation's articles of incorporation provide otherwise. The Articles of the Company contain no such provision and, thus, the requirements of Article 4.02 of the TBCA control. Section 23B.10.030 of the WBCA provides that an amendment to a corporation's certificate of incorporation must be approved by the board of directors and by the affirmative vote of each voting group entitled to vote thereon by two-thirds, or, in the case of a public company, a majority of all of the votes entitled to be cast by that voting group. The articles of incorporation of a corporation other than a public company may provide for a lesser vote, so long as the vote provided for each voting group entitled to vote separately on the amendment is not less than a majority of all votes entitled to be cast on the amendment by that voting group.

SPECIAL MEETINGS OF SHAREHOLDERS

  The Company Bylaws provide that a special meeting of the shareholders may be called by the President of the Company, the Company Board of Directors, the holders of at least 50% of the shares outstanding and entitled to vote at such meeting or such other persons as may be authorized by the Company Articles. The MMI Bylaws provide that a special meeting of the shareholders may be called by the President or by a majority of the Board of Directors and shall be called by the President at the written request of shareholders owning not less than one-tenth (1/10) of the entire capital stock of MMI issued and outstanding and entitled to vote.

CUMULATIVE VOTING

  Holders of Company Common Stock have no right to vote cumulatively in the election of directors. Holders of MMI Common Stock do have the right to vote cumulatively.

NO PREEMPTIVE RIGHTS

  No holder of any class of capital stock of the Company or MMI has a preemptive right to subscribe to any or all additional issues of the stock of the Company or MMI.

SHAREHOLDER ACTION BY WRITTEN CONSENT

  Article 9.10 of the TBCA provides that shareholders may act without a meeting only by the unanimous written consent of all shareholders, unless the articles of incorporation otherwise provide. The Company Articles do not otherwise provide. Under Section 23B.07.040 of the WBCA, shareholders may, unless otherwise provided in the articles of incorporation (the MMI Articles of Incorporation do not provide otherwise), act without a meeting by written consent of holders of outstanding stock representing the number of shares necessary to take such action at a meeting at which all shares entitled to vote were present and voted.

NEWLY CREATED DIRECTORSHIPS

  Under Article 2.34 of the TBCA and the Company Bylaws, newly created directorships resulting from any increase in the number of directors may be filled by the affirmative vote of a majority of the directors then in office for a term of office continuing only until the next election of one or more directors by the shareholders entitled to vote thereon, provided that the Board of Directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders. Alternatively, such newly created directorships may be filled by election at an annual or special meeting of the shareholders called for that purpose.

  Section 23B.08.100 of the WBCA provides that unless the articles of incorporation state otherwise, if a vacancy occurs on a board of directors, including a vacancy resulting from an increase in the number of directors (i) the shareholders may fill the vacancy; (ii) the board of directors may fill the vacancy; or (iii) if the directors in office constitute fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of all the directors in office. If the vacant office was held by a director elected by holders of one or more authorized classes or series of shares, only the holders of those classes or series of shares are entitled to vote to fill the vacancy.

REMOVAL OF DIRECTORS

  Under Article 2.32 of the TBCA, directors of a corporation are elected to serve until the next annual meeting of shareholders, and until their successors shall have been elected and qualified, and any director or the entire board of directors may be removed in accordance with provisions of the corporation's articles of incorporation or bylaws. The Company Bylaws provide that directors may be removed only for cause by the holders of a majority of the shares entitled to vote in the election of directors.

  Under Section 23B.08.080 of the WBCA, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, unless the articles of incorporation otherwise provide. If a director is elected by holders of one or more authorized classes or series of shares, only the holders of those classes or series of shares may participate in the vote to remove the director. In the case of a corporation having cumulative voting, such as MMI, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors.

INSPECTION OF BOOKS AND RECORDS

  The TBCA provides that a person who has been a shareholder of a corporation for at least six months or is the holder of at least 5% of the outstanding shares of a corporation, may for any proper purpose upon written demand, inspect the books and records of the corporation and make extracts therefrom.

  The WBCA provides that any record owner of shares of a corporation may, for any proper purpose upon five days prior written demand, examine and copy, during regular business hours, the books and records of the corporation.

                                 LEGAL MATTERS

  The legality of the issuance of the shares of the Company Common Stock to be issued in connection with the Merger will be passed upon for the Company by Bracewell & Patterson, L.L.P., Houston, Texas.

                                    EXPERTS

  The financial statements of Group Maintenance America Corp. (GroupMAC Parent), Group Maintenance America Corp. and Subsidiaries (formerly Airtron, Inc.), K&N Plumbing, Heating and Air Conditioning, Inc., A-ABC Appliance, Inc. and A-1 Appliance & Air Conditioning, Inc., Arkansas Mechanical Services, Inc. and Mechanical Services, Inc., Callahan Roach Products and Publications, Inc., Central Carolina Air Conditioning Company, Hallmark Air Conditioning, Inc. and Subsidiary, Sibley Services, Incorporated, Southeast Mechanical Service, Inc., Willis Refrigeration, Air Conditioning & Heating, Inc., and Yale, Inc., to the extent and for the periods indicated in their reports, have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

  The financial statements of Masters, Inc. as of December 31, 1995, December 31, 1996 and June 30, 1997, and for each of the three years in the period ended December 31, 1996 and for the six month period ended June 30, 1997 included in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The financial statements and schedules of MMI included in this Proxy Statement/Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Moss Adams LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 OTHER MATTERS

  MMI's Board does not intend to bring any matters before the Meetings other than those specifically set forth in the Notice of Special Meeting and it does not know of any matters to be brought before the MMI Special Meeting by others. If any other matters properly come before the MMI Special Meeting, it is the intention of the persons named in the accompanying proxies to vote such proxies in accordance with the judgment of the MMI Board.

                             AVAILABLE INFORMATION

  The Company has filed with the Commission a Registration Statement (which term encompasses any and all amendments thereto) under the Securities Act with respect to the Common Stock offered hereby. This Proxy Statement/Prospectus, which is filed as part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain items of which were omitted in accordance with the rules and regulations of the Commission. Statements made in this Proxy Statement/Prospectus concerning the contents of any contract, agreement or other document referred to are summaries of the terms of such contract, agreement or other document and are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. For further information with respect to the Company, reference is hereby made to the Registration Statement and such exhibits and schedules filed as a part thereof, which may be inspected, without charge, at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference facilities of the Commission, upon payment of the prescribed fees. The Registration Statement is also available on the Internet at the Commission's World Wide Web site at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
MACDONALD-MILLER INDUSTRIES, INC. UNAUDITED PRO FORMA CONSOLIDATED
 FINANCIAL STATEMENTS
  Introduction to Unaudited Pro Forma Consolidated Financial Statements..  F-4
  Unaudited Pro Forma Consolidated Balance Sheet.........................  F-5
  Unaudited Pro Forma Consolidated Statement of Operations...............  F-6
  Notes to Unaudited Pro Forma Consolidated Financial Statements.........  F-7
GROUP MAINTENANCE AMERICA CORP. UNAUDITED PRO FORMA COMBINED FINANCIAL
 STATEMENTS
  Introduction to Unaudited Pro Forma Combined Financial Statements......  F-8
  Unaudited Pro Forma Combined Balance Sheet............................. F-10
  Unaudited Pro Forma Combined Statements of Operations.................. F-12
  Notes to Unaudited Pro Forma Combined Financial Statements............. F-18
HISTORICAL FINANCIAL STATEMENTS
 GROUP MAINTENANCE AMERICA CORP. (GROUPMAC PARENT)
  Report of Independent Public Accountants............................... F-23
  Balance Sheets......................................................... F-24
  Statements of Operations............................................... F-25
  Statements of Shareholders' Equity..................................... F-26
  Statements of Cash Flows............................................... F-27
  Notes to Financial Statements.......................................... F-28
GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES
 (FORMERLY AIRTRON, INC.)
  Report of Independent Public Accountants............................... F-33
  Consolidated Balance Sheets............................................ F-34
  Consolidated Statements of Operations.................................. F-35
  Consolidated Statements of Shareholders' Equity........................ F-36
  Consolidated Statements of Cash Flows.................................. F-37
  Notes to Consolidated Financial Statements............................. F-38
MACDONALD-MILLER INDUSTRIES, INC. AND SUBSIDIARIES
  Report of Independent Public Accountants............................... F-50
  Consolidated Balance Sheets............................................ F-51
  Consolidated Statements of Operations.................................. F-52
  Consolidated Statements of Shareholders' Equity........................ F-53
  Consolidated Statements of Cash Flows.................................. F-54
  Notes to Consolidated Financial Statements............................. F-55
MASTERS, INC.
  Report of Independent Public Accountants............................... F-65
  Balance Sheets......................................................... F-66
  Statements of Operations............................................... F-67
  Statements of Shareholders' Equity..................................... F-68
  Statements of Cash Flows............................................... F-69
  Notes to Financial Statements.......................................... F-70

                                                                           PAGE
                                                                           -----
K&N PLUMBING, HEATING AND AIR CONDITIONING, INC.
  Report of Independent Public Accountants................................  F-77
  Balance Sheet...........................................................  F-78
  Statement of Operations.................................................  F-79
  Statement of Shareholders' Equity.......................................  F-80
  Statement of Cash Flows.................................................  F-81
  Notes to Financial Statements...........................................  F-82
A-ABC APPLIANCE, INC. AND A-1 APPLIANCE & AIR CONDITIONING, INC.
  Report of Independent Public Accountants................................  F-87
  Combined Balance Sheets.................................................  F-88
  Combined Statements of Operations.......................................  F-89
  Combined Statements of Shareholders' Equity.............................  F-90
  Combined Statements of Cash Flows.......................................  F-91
  Notes to Combined Financial Statements..................................  F-92
ARKANSAS MECHANICAL SERVICES, INC. AND MECHANICAL
 SERVICES, INC.
  Report of Independent Public Accountants................................  F-97
  Combined Balance Sheets.................................................  F-98
  Combined Statements of Operations.......................................  F-99
  Combined Statements of Shareholders' Equity............................. F-100
  Combined Statements of Cash Flows....................................... F-101
  Notes to Combined Financial Statements.................................. F-102
CALLAHAN ROACH PRODUCTS AND PUBLICATIONS, INC.
  Report of Independent Public Accountants................................ F-108
  Balance Sheets.......................................................... F-109
  Statements of Operations................................................ F-110
  Statements of Shareholders' Equity...................................... F-111
  Statements of Cash Flows................................................ F-112
  Notes to Financial Statements........................................... F-113
CENTRAL CAROLINA AIR CONDITIONING COMPANY
  Report of Independent Public Accountants................................ F-116
  Balance Sheets.......................................................... F-117
  Statements of Operations................................................ F-118
  Statements of Shareholders' Equity...................................... F-119
  Statements of Cash Flows................................................ F-120
  Notes to Financial Statements........................................... F-121
HALLMARK AIR CONDITIONING, INC. AND SUBSIDIARY
  Report of Independent Public Accountants................................ F-126
  Consolidated Balance Sheets............................................. F-127
  Consolidated Statements of Operations................................... F-128
  Consolidated Statements of Shareholders' Equity......................... F-129
  Consolidated Statements of Cash Flows................................... F-130
  Notes to Consolidated Financial Statements.............................. F-131

                                                                           PAGE
                                                                           -----
SIBLEY SERVICES, INCORPORATED
  Report of Independent Public Accountants................................ F-137
  Balance Sheets.......................................................... F-138
  Statements of Operations................................................ F-139
  Statements of Shareholders' Equity...................................... F-140
  Statements of Cash Flows................................................ F-141
  Notes to Financial Statements........................................... F-142
SOUTHEAST MECHANICAL SERVICE, INC.
  Report of Independent Public Accountants................................ F-148
  Balance Sheets.......................................................... F-149
  Statements of Operations................................................ F-150
  Statements of Shareholders' Equity...................................... F-151
  Statements of Cash Flows................................................ F-152
  Notes to Financial Statements........................................... F-153
WILLIS REFRIGERATION, AIR CONDITIONING & HEATING, INC.
  Report of Independent Public Accountants................................ F-157
  Balance Sheets.......................................................... F-158
  Statements of Operations................................................ F-159
  Statements of Shareholders' Equity...................................... F-160
  Statements of Cash Flows................................................ F-161
  Notes to Financial Statements........................................... F-162
YALE INCORPORATED
  Report of Independent Public Accountants................................ F-167
  Balance Sheets.......................................................... F-168
  Statements of Operations................................................ F-169
  Statements of Shareholders' Equity...................................... F-170
  Statements of Cash Flows................................................ F-171
  Notes to Financial Statements........................................... F-172

                       MACDONALD-MILLER INDUSTRIES, INC.

                       UNAUDITED PRO FORMA CONSOLIDATED

                             FINANCIAL STATEMENTS

  On June 4, 1997, MacDonald-Miller Industries, Inc. ("MMI") signed a letter of intent with Group Maintenance America Corp. ("GroupMAC" or the "Company"), whereby GroupMAC would acquire MMI in a merger transaction for a combination of cash and common shares of GroupMAC concurrent with the consummation of the initial public offering of the common stock of GroupMAC, subject to certain conditions, including the negotiation of definitive agreements and approval by directors of both companies. Prior to the planned acquisition, MMI will distribute the net assets of MacDonald-Miller Residential ("MMR") (a division of MacDonald-Miller Company, Inc.) in a tax-free distribution followed by the acquisition of MMR by certain shareholders of MMI.

  The accompanying pro forma consolidated unaudited financial statement schedules have been prepared on the basis that the distribution of the net assets of MMR had been completed as of December 31, 1993. Effects of adjustments related to the distribution have been accounted for as a reduction in shareholder's equity.

  Amounts due from affiliate in the accompanying pro forma ending balance sheet represent the allocation of bank borrowings attributed to MMR and are expected to be remitted to MMI at the completion of the planned acquisition as separate financing of the division is established.

                       MACDONALD-MILLER INDUSTRIES, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1997

                              MACDONALD-     MACDONALD-
                          MILLER INDUSTRIES,   MILLER                    PRO FORMA AS
                                 INC.        RESIDENTIAL PRO FORMA ADJ'S   ADJUSTED
                          ------------------ ----------- --------------- ------------
         ASSETS
         ------
CURRENT ASSETS:
 Cash and cash
  equivalents...........     $        --      $      --     $     --     $        --
 Receivables, less
  allowance for doubtful
  accounts of $158,221,
  $8,568 and $149,653,
  respectively:
  Trade.................      15,448,095        719,805           --      14,728,290
  Related parties and
   employees............         679,277          6,870           --         672,407
  Unconsolidated
   affiliate............              --       (437,940)      49,940         388,000
 Inventories............       1,044,667        230,574           --         814,093
 Costs and estimated
  earnings in excess in
  excess of
  billings on uncom-
  pleted contracts......       1,117,506        102,038           --       1,015,468
 Prepaid expenses.......          73,781         10,378           --          63,403
 Income taxes refund-
  able..................              --             --           --              --
                             -----------      ---------     --------     -----------
   Total current assets.      18,363,326        631,725       49,940      17,681,661
                             -----------      ---------     --------     -----------
PROPERTY AND EQUIPMENT,
 net....................       1,744,972        189,649           --       1,555,323
                             -----------      ---------     --------     -----------
OTHER NONCURRENT ASSETS:
 Real estate held for
  investment............         411,066             --           --         411,066
 Other assets...........         113,026          5,503           --         107,523
 Deferred income taxes..         196,000             --           --         196,000
                             -----------      ---------     --------     -----------
                                 720,092          5,503           --         714,589
                             -----------      ---------     --------     -----------
   Total assets.........     $20,828,390      $ 826,877     $ 49,940     $19,951,573
                             ===========      =========     ========     ===========
   LIABILITIES AND SHAREHOLDERS' EQUITY
   ------------------------------------
CURRENT LIABILITIES:
 Current maturities of
  long-term debt........     $    96,000      $      --     $     --     $    96,000
 Accounts payable.......       5,472,131        230,250           --       5,241,881
 Notes payable:
  Bank..................       4,790,113             --           --       4,790,113
  Stockholders and
   related parties......          35,340             --           --          35,340
 Accrued expenses.......       2,602,335        185,587           --       2,416,748
 Income taxes payable...         396,001             --           --         396,001
 Billings in excess of
  costs and estimated
  earning on uncompleted
  contracts.............       1,715,783             --           --       1,715,783
                             -----------      ---------     --------     -----------
   Total current
    liabilities.........      15,107,703        415,837           --      14,691,866
                             -----------      ---------     --------     -----------
LONG-TERM DEBT, net of
 current maturities.....         708,285             --           --         708,285
                             -----------      ---------     --------     -----------
DEFERRED COMPENSATION...         189,848             --           --         189,848
                             -----------      ---------     --------     -----------
COMMITMENTS AND
 CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Common stock, no par
  value; 150,000 shares
  authorized............         355,133             --           --         355,133
 Retained earnings......       4,467,421        411,040      (49,940)      4,006,441
                             -----------      ---------     --------     -----------
   Total shareholders'
    equity..............       4,822,554        411,040      (49,940)      4,361,574
                             -----------      ---------     --------     -----------
   Total liabilities and
    shareholders'
    equity..............     $20,828,390      $ 826,877     $(49,940)    $19,951,573
                             ===========      =========     ========     ===========

    The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

                       MACDONALD MILLER INDUSTRIES, INC.

           UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                         TWELVE MONTHS ENDED DECEMBER 31,
                    ----------------------------------------------
                                       1996
                    ----------------------------------------------
                    MACDONALD-
                      MILLER     MACDONALD-    PRO        PRO
                    INDUSTRIES,    MILLER     FORMA     FORMA AS
                       INC.      RESIDENTAL    ADJ      ADJUSTED
                    -----------  ----------  --------  -----------
REVENUES..........  $71,597,840  $5,538,882  $     --  $66,058,958
COST OF SERVICES..   61,573,569   5,200,636        --   56,372,933
                    -----------  ----------  --------  -----------
  GROSS PROFIT....   10,024,271     338,246        --    9,686,025
                    -----------  ----------  --------  -----------
SELLING, GENERAL
AND ADMINISTRATIVE
EXPENSES..........    8,785,314   1,154,371      (908)   7,631,851
                    -----------  ----------  --------  -----------
  INCOME FROM
  OPERATIONS......    1,238,957    (816,125)      908    2,054,174
OTHER INCOME (EX-
PENSE)
 Interest expense.     (593,039)    (73,370)      173     (519,842)
 Interest income..           --          --        --           --
 Other............       (4,200)    (12,126)       --        7,926
                    -----------  ----------  --------  -----------
                       (597,239)    (85,496)      173     (511,916)
  INCOME BEFORE
  INCOME TAX PRO-
  VISION..........      641,718    (901,621)    1,081    1,542,258
INCOME TAX PROVI-
SION..............      257,000    (342,600)   25,600      574,000
                    -----------  ----------  --------  -----------
NET INCOME........  $   384,718  $ (559,021) $(24,519) $   968,258
                    ===========  ==========  ========  ===========
PRO FORMA NET
INCOME PER SHARE..                                     $      8.26
SHARES USED IN
COMPUTING PRO
FORMA NET INCOME
PER SHARE.........                                         117,277
                                                        SIX MONTHS ENDED JUNE 30,
                    --------------------------------------------------------------------------------------------------------
                                         1996                                                1997
                    ------------------------------------------------- ------------------------------------------------------
                    MACDONALD-
                      MILLER     MACDONALD-                              MACDONALD-    MACDOANLD-
                    INDUSTRIES,    MILLER     PRO FORMA PRO FORMA AS       MILLER        MILLER     PRO FORMA  PRO FORMA AS
                       INC.      RESIDENTIAL     ADJ      ADJUSTED    INDUSTRIES, INC. RESIDENTIAL     ADJ       ADJUSTED
                    ------------ ------------ --------- ------------- ---------------- ------------ ---------- -------------
REVENUES..........  $38,979,761  $2,597,456      $--    $36,382,305     $41,972,630    $3,136,968   $     --   $38,835,662
COST OF SERVICES..   34,302,006   2,711,811       --     31,590,195      36,087,411     2,636,387         --    33,451,024
                    ------------ ------------ --------- ------------- ---------------- ------------ ---------- -------------
  GROSS PROFIT....    4,677,755    (114,355)      --      4,792,110       5,885,219       500,581         --     5,384,638
                    ------------ ------------ --------- ------------- ---------------- ------------ ---------- -------------
SELLING, GENERAL
AND ADMINISTRATIVE
EXPENSES..........    4,282,720     577,026       --      3,705,694       4,279,274       465,052     26,400     3,787,822
                    ------------ ------------ --------- ------------- ---------------- ------------ ---------- -------------
  INCOME FROM
  OPERATIONS......      395,035    (691,381)      --      1,086,416       1,605,945        35,529    (26,400)    1,596,816
OTHER INCOME (EX-
PENSE)
 Interest expense.     (275,518)    (31,383)      --       (244,135)       (258,159)      (24,328)   (19,450)     (214,381)
 Interest income..           --          --       --             --              --            --         --            --
 Other............       87,110      20,359       --         66,751         185,180        17,971         --       167,209
                    ------------ ------------ --------- ------------- ---------------- ------------ ---------- -------------
                       (188,408)    (11,024)      --       (177,384)        (72,979)       (6,357)   (19,450)      (47,172)
  INCOME BEFORE
  INCOME TAX PRO-
  VISION..........      206,627    (702,405)      --        909,032       1,532,966        29,172    (45,850)    1,549,644
INCOME TAX PROVI-
SION..............       92,859    (254,200)      --        347,059         569,001            --         --       569,001
                    ------------ ------------ --------- ------------- ---------------- ------------ ---------- -------------
NET INCOME........  $   113,768  $ (448,205)     $--    $   561,973     $   963,965    $   29,172   $(45,850)  $   980,643
                    ============ ============ ========= ============= ================ ============ ========== =============
PRO FORMA NET
INCOME PER SHARE..                                                                                             $      7.57
SHARES USED IN
COMPUTING PRO
FORMA NET INCOME
PER SHARE.........                                                                                                 129,583

  The accompanying notes are an integral part of these consolidated financial statements.

                       MACDONALD MILLER INDUSTRIES, INC.

                         NOTES TO UNAUDITED PRO FORMA

                       CONSOLIDATED FINANCIAL STATEMENTS

1. ADJUSTMENTS RELATED TO THE PRO FORMA BALANCE SHEET

  The pro forma balance sheet reflects the effects of adjustments related to the unconsolidated affiliate as a reduction in the note payable to MMI and an increase in retained earnings.

2. ADJUSTMENTS RELATED TO THE PRO FORMA INCOME STATEMENT

  The adjustments related to the pro forma income statement consist of allocations from MMI to MMR related to ESOP expense, depreciation expense, general liability insurance, labor & industry refund, rent allocation, corporate overhead expense and interest expense.

                        GROUP MAINTENANCE AMERICA CORP.

                         UNAUDITED PRO FORMA COMBINED
                             FINANCIAL STATEMENTS

  The following unaudited pro forma combined financial statements give effect to the acquisitions by Group Maintenance America Corp. ("GroupMAC"), of 11 companies acquired to date ("the Pre-Offering Companies") and 13 additional companies for which definitive agreements have been signed (the "Offering Acquisition Companies" and together with the Pre-Offering Companies, the "GroupMAC Companies") as follows:

                                                                       DATE
                              COMPANY                                ACQUIRED
                              -------                               -----------
Airtron, Inc.......................................................   5/2/97
A-ABC Appliance, Inc. and A-1 Appliance & Air Conditioning, Inc....   6/1/97
Hallmark Air Conditioning, Inc.....................................   6/1/97
K&N Plumbing, Heating and Air Conditioning, Inc....................   6/1/97
Way Residential....................................................   6/30/97
AA JARL, Inc. (d/b/a "Jarrell Plumbing")...........................   6/30/97
Charlie Crawford, Inc. (d/b/a "Charlie's Plumbing")................   6/30/97
Costner Brothers, Inc..............................................   6/30/97
Callahan Roach Products & Publications, Inc. & Callahan Roach &
 Associates........................................................   7/1/97
Sibley Services, Incorporated......................................   7/1/97
United Service Alliance, L.C.......................................   7/31/97
All Service Electric, Inc.......................................... At offering
Arkansas Mechanical Services, Inc.................................. At offering
Central Carolina Air Conditioning Company.......................... At offering
Evans Services, Inc................................................ At offering
Linford Service Company............................................ At offering
MacDonald-Miller Industries, Inc................................... At offering
Masters, Inc....................................................... At offering
Mechanical Services, Inc........................................... At offering
Paul E. Smith Co., Inc............................................. At offering
Southeast Mechanical Service, Inc.................................. At offering
Van's Comfortemp Air Conditioning, Inc............................. At offering
Willis Refrigeration, Air Conditioning & Heating, Inc.............. At offering
Yale Incorporated.................................................. At offering

  All of the acquisitions have been or will be accounted for utilizing the purchase method of accounting. The pending acquisitions, which are all evidenced by signed definitive agreements, are expected to occur at or immediately following the closing of the Company's initial public offering, with Airtron, Inc. ("Airtron") as the acquirer for financial accounting purposes. These unaudited pro forma combined financial statements are based on the historical financial statements of the acquired companies and estimates and assumptions set forth below and in the notes to the unaudited pro forma combined financial statements.

  The unaudited pro forma combined balance sheets combine the historical consolidated balance sheet of the Company and the balance sheets of the acquisitions completed subsequent to June 30, 1997 with the balance sheets of the pending acquisitions, as if these acquisitions had occurred on June 30, 1997. The accompanying unaudited pro forma statements of operations of the Company combine the historical statements of operations of GroupMAC and the statements of operations of the completed and pending acquisitions as if such acquisitions had occurred on January 1, 1996.

  GroupMAC has preliminarily analyzed the savings that it expects to realize from reductions in salaries and certain benefits to the owners. To the extent the owners of the GroupMAC Companies have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the pro forma combined statements of operations. With respect to other potential cost savings, GroupMAC cannot fully quantify these savings until completion of the combination of the GroupMAC Companies. It is anticipated that these savings will be partially offset by costs related to GroupMAC's new corporate management and by the costs associated with being a public company. However, because these savings and costs cannot be accurately quantified at this time, they have not been included in the pro forma combined financial information of GroupMAC.

  The pro forma adjustments are based on preliminary estimates, available information and certain assumptions that management deems appropriate and may be revised as additional information becomes available. The pending acquisitions are subject to certain working capital and long-term debt adjustments, of which an estimate is reflected in the pro forma adjustments. The pro forma combined financial data do not purport to represent what GroupMAC's financial position or results of operations would actually have been if such transactions had in fact occurred on those dates and are not necessarily representative of GroupMAC's financial position or results of operations for any future period. Since the pending and completed acquisitions have not historically been under common control or management, historical pro forma combined results may not be indicative of or comparable to future performance. The unaudited pro forma combined financial statements should be read in conjunction with other financial statements and notes thereto included elsewhere in this prospectus. See "Risk Factors" included elsewhere herein.

                        GROUP MAINTENANCE AMERICA CORP.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 JUNE 30, 1997

                                (IN THOUSANDS)

                          GROUPMAC AND MACDONALD-         OTHER RESIDENTIAL OTHER COMMERCIAL             PRO FORMA  PRO FORMA
ASSETS                    SUBSIDIARIES   MILLER   MASTERS SERVICE COMPANIES SERVICE COMPANIES COMBINED  ADJUSTMENTS COMBINED
------                    ------------ ---------- ------- ----------------- ----------------- --------  ----------- ---------
CURRENT ASSETS:
 Cash and cash
 equivalents......          $  5,875    $    --   $   637      $ 1,792           $   446      $  8,750   $  1,464   $ 10,214
 Accounts receiv-
 able--
 Trade, net of al-
 lowance..........            14,940     14,728     6,270        2,921             7,576        46,435         --     46,435
 Other............               418        388       343           18                 4         1,171         --      1,171
 Due from related
 parties..........                --        673       246          215                74         1,208     (1,208)        --
 Inventories......             4,935        814       622        1,060             1,327         8,758         --      8,758
 Costs and esti-
 mated earnings in
 excess of bill-
 ings on uncom-
 pleted contracts.                43      1,016     1,420          214               387         3,080         --      3,080
 Refundable income
 taxes............               577         --        --           --                --           577         --        577
 Deferred tax as-
 set..............             1,607         --        --          230                --         1,837         --      1,837
 Prepaid expenses
 and other current
 assets...........               718         63        71          311               373         1,536         --      1,536
                            --------    -------   -------      -------           -------      --------   --------   --------
  Total current
  assets..........            29,113     17,682     9,609        6,761            10,187        73,352        256     73,608
PROPERTY AND
EQUIPMENT, net....             4,721      1,555       610        2,266             2,148        11,300       (206)    11,094
GOODWILL, net.....            18,318         --        --           --               591        18,909     56,761     75,670
DEFERRED TAX AS-
SETS..............            10,120        196        --           --                --        10,316         --     10,316
OTHER NONCURRENT
ASSETS............             2,670        519       674        1,383                 9         5,255     (1,659)     3,596
                            --------    -------   -------      -------           -------      --------   --------   --------
  Total assets....          $ 64,942    $19,952   $10,893      $10,410           $12,935      $119,132   $ 55,152   $174,284
                            ========    =======   =======      =======           =======      ========   ========   ========
LIABILITIES AND SHAREHOLDERS'
EQUITY:
-----------------------------
CURRENT
LIABILITIES:
 Accounts payable
 and accrued ex-
 penses...........          $ 11,551    $ 7,659   $ 3,312      $ 1,915           $ 4,528      $ 28,965   $    207   $ 29,172
 Short-term debt,
 including current
 maturities.......             4,577      4,886     1,070          727             1,256        12,516      2,092     14,608
 Billings in
 excess of costs
 and estimated
 earnings on
 uncompleted
 contracts........             1,781      1,716       851           39               317         4,704         --      4,704
 Liability for
 warranty costs...               854         --        --           55                --           909         --        909
 Deferred service
 revenue..........             1,153         --        --        1,209               332         2,694         --      2,694
 Income taxes
 payable..........               495        396        --          345                --         1,236         --      1,236
 Deferred tax
 liabilities......                --         --        --           26                32            58      1,506      1,564
 Other current
 liabilities......               740         --       395           27                --         1,162         --      1,162
 Due to
 shareholders/affiliates.        537         35        --           41               748         1,361     29,557     30,918
                            --------    -------   -------      -------           -------      --------   --------   --------
  Total current
  liabilities.....            21,688     14,692     5,628        4,384             7,213        53,605     33,362     86,967
LONG-TERM DEBT,
net of current
maturities........            26,434        708       765          739               817        29,463      1,903     31,366
LEASE OBLIGATIONS.                34         --        --           --                14            48         --         48
DEFERRED SERVICE
REVENUE...........               145         --        --          204                --           349         --        349
DEFERRED TAX LIA-
BILITY............                --         --        --          156                17           173        113        286
DEFERRED COMPENSA-
TION..............                --        190        --          372                --           562       (562)        --
DUE TO SHAREHOLD-
ERS...............             9,745         --        --           --                --         9,745         --      9,745
OTHER LONG-TERM
LIABILITIES.......               773         --        --           11                --           784         --        784
REDEEMABLE PRE-
FERRED STOCK AND
RELATED WARRANTS..            17,121         --        --           --                --        17,121      2,150     19,271
SHAREHOLDERS' EQ-
UITY (DEFICIT)
 Common stock.....                 9        355         5           52               502           923       (911)        12
 Additional paid-
 in capital.......            23,687         --        --           41               107        23,835     36,315     60,150
 Retained earnings
 (deficit)........           (34,694)     4,007     4,495        4,451             4,417       (17,324)   (17,370)   (34,694)
 Treasury stock...                --         --        --           --              (152)         (152)       152         --
                            --------    -------   -------      -------           -------      --------   --------   --------
  Total sharehold-
  ers' equity
  (deficit).......           (10,998)     4,362     4,500        4,544             4,874         7,282     18,186     25,468
                            --------    -------   -------      -------           -------      --------   --------   --------
  Total liabili-
  ties and share-
  holders' equity
  (deficit).......          $ 64,942    $19,952   $10,893      $10,410           $12,935      $119,132   $ 55,152   $174,284
                            ========    =======   =======      =======           =======      ========   ========   ========
                           OFFERING    PRO FORMA
ASSETS                    ADJUSTMENTS AS ADJUSTED
------                    ----------- -----------
CURRENT ASSETS:
 Cash and cash
 equivalents......         $   (757)   $  9,457
 Accounts receiv-
 able--
 Trade, net of al-
 lowance..........               --      46,435
 Other............               --       1,171
 Due from related
 parties..........               --          --
 Inventories......               --       8,758
 Costs and esti-
 mated earnings in
 excess of bill-
 ings on uncom-
 pleted contracts.               --       3,080
 Refundable income
 taxes............               --         577
 Deferred tax as-
 set..............               --       1,837
 Prepaid expenses
 and other current
 assets...........               --       1,536
                          ----------- -----------
  Total current
  assets..........             (757)     72,851
PROPERTY AND
EQUIPMENT, net....               --      11,094
GOODWILL, net.....               --      75,670
DEFERRED TAX AS-
SETS..............               --      10,316
OTHER NONCURRENT
ASSETS............             (197)      3,399
                          ----------- -----------
  Total assets....         $   (954)   $173,330
                          =========== ===========
LIABILITIES AND SHAREHOLDERS'
EQUITY:
-----------------------------
CURRENT
LIABILITIES:
 Accounts payable
 and accrued ex-
 penses...........         $     --    $ 29,172
 Short-term debt,
 including current
 maturities.......          (12,501)      2,107
 Billings in
 excess of costs
 and estimated
 earnings on
 uncompleted
 contracts........               --       4,704
 Liability for
 warranty costs...               --         909
 Deferred service
 revenue..........               --       2,694
 Income taxes
 payable..........               --       1,236
 Deferred tax
 liabilities......               --       1,564
 Other current
 liabilities......               --       1,162
 Due to
 shareholders/affiliates.   (30,918)         --
                          ----------- -----------
  Total current
  liabilities.....          (43,419)     43,548
LONG-TERM DEBT,
net of current
maturities........          (31,366)         --
LEASE OBLIGATIONS.              (48)         --
DEFERRED SERVICE
REVENUE...........               --         349
DEFERRED TAX LIA-
BILITY............               --         286
DEFERRED COMPENSA-
TION..............               --          --
DUE TO SHAREHOLD-
ERS...............               --       9,745
OTHER LONG-TERM
LIABILITIES.......               --         784
REDEEMABLE PRE-
FERRED STOCK AND
RELATED WARRANTS..          (19,271)         --
SHAREHOLDERS' EQ-
UITY (DEFICIT)
 Common stock.....                8          20
 Additional paid-
 in capital.......           93,142     153,292
 Retained earnings
 (deficit)........               --     (34,694)
 Treasury stock...               --          --
                          ----------- -----------
  Total sharehold-
  ers' equity
  (deficit).......           93,150     118,618
                          ----------- -----------
  Total liabili-
  ties and share-
  holders' equity
  (deficit).......         $   (954)   $173,330
                          =========== ===========

   The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 JUNE 30, 1997

                                (IN THOUSANDS)

                             OTHER RESIDENTIAL SERVICE COMPANIES
                     ----------------------------------------------------
                     CENTRAL                OTHER        TOTAL OTHER
 ASSETS              CAROLINA WILLIS CRPP COMPANIES RESIDENTIAL COMPANIES
 ------              -------- ------ ---- --------- ---------------------
 CURRENT ASSETS:
 Cash and cash
 equivalents.......   $  457  $  788 $106  $  441          $ 1,792
 Accounts receiv-
 able--
  Trade, net of
  allowance........      868   1,391   --     662            2,921
  Other............       --      --   --      18               18
 Due from related
 parties...........      175      --   --      40              215
 Inventories.......      246     194   47     573            1,060
 Costs and esti-
 mated earnings in
 excess of bill-
 ings on
 uncompleted con-
 tracts............      168      --   --      46              214
 Refundable income
 taxes.............       --      --   --      --               --
 Deferred tax as-
 set...............       --     230   --      --              230
 Prepaid expenses
 and other current
 assets............      220      10   --      81              311
                      ------  ------ ----  ------          -------
   Total current
   assets..........    2,134   2,613  153   1,861            6,761
 PROPERTY AND
 EQUIPMENT, net....      675     512  118     961            2,266
 GOODWILL, net.....       --      --   --      --               --
 DEFERRED TAX AS-
 SETS..............       --      --   --      --               --
 OTHER NONCURRENT
 ASSETS............       39     360   --     984            1,383
                      ------  ------ ----  ------          -------
   Total assets....   $2,848  $3,485 $271  $3,806          $10,410
                      ======  ====== ====  ======          =======
 LIABILITIES AND
 SHAREHOLDERS'
 EQUITY
 ---------------
 CURRENT LIABILI-
 TIES:
 Accounts payable
 and accrued ex-
 penses............   $  508  $  381 $ 90  $  936          $ 1,915
 Short-term debt,
 including current
 maturities........        1     221   61     444              727
 Billings in ex-
 cess of costs and
 estimated earn-
 ings on
 uncompleted con-
 tracts............       39      --   --      --               39
 Liability for
 warranty costs....       --      --   --      55               55
 Deferred service
 revenue...........      763     229   --     217            1,209
 Income taxes pay-
 able..............       --     284   14      47              345
 Deferred tax lia-
 bilities..........       --      --   --      26               26
 Other current li-
 abilities.........       --      --   --      27               27
 Due to related
 parties...........       --      --   --      41               41
                      ------  ------ ----  ------          -------
   Total current
   liabilities.....    1,311   1,115  165   1,793            4,384
 LONG-TERM DEBT,
 net of current ma-
 turities..........       --      --   18     721              739
 LEASE OBLIGATIONS.       --      --   --      --               --
 DEFERRED SERVICE
 REVENUE...........      204      --   --      --              204
 DEFERRED TAX LIA-
 BILITY............       --     147    9      --              156
 DEFERRED COMPENSA-
 TION..............       61      --   --     311              372
 DUE TO SHAREHOLD-
 ERS...............       --      --   --      --               --
 OTHER LONG-TERM
 LIABILITIES.......       --      --   --      11               11
 REDEEMABLE PRE-
 FERRED STOCK AND
 RELATED WARRANTS..       --      --   --      --               --
 SHAREHOLDERS' EQ-
 UITY (DEFICIT)
 Common stock......       20       4    1      27               52
 Additional paid-
 in capital........       23      --   --      18               41
 Retained earnings
 (deficit).........    1,229   2,219   78     925            4,451
 Treasury stock....       --      --   --      --               --
                      ------  ------ ----  ------          -------
   Total sharehold-
   ers' equity
   (deficit).......    1,272   2,223   79     970            4,544
                      ------  ------ ----  ------          -------
   Total liabili-
   ties and share-
   holders' equity
   (deficit).......   $2,848  $3,485 $271  $3,806          $10,410
                      ======  ====== ====  ======          =======
                                     OTHER COMMERCIAL SERVICE COMPANIES
                     -------------------------------------------------------------------
                                     ARKANSAS  SOUTHEAST    OTHER       TOTAL OTHER
 ASSETS               YALE  SIBLEY  MECHANICAL MECHANICAL COMPANIES COMMERCIAL COMPANIES
 ------              ------ ------- ---------- ---------- --------- --------------------
 CURRENT ASSETS:
 Cash and cash
 equivalents.......  $   94 $   41    $   20     $   74    $  217         $   446
 Accounts receiv-
 able--
  Trade, net of
  allowance........   1,554    635     1,338        936     3,113           7,576
  Other............      --     --        --         --         4               4
 Due from related
 parties...........      --     13        18         43        --              74
 Inventories.......      89    126        76         64       972           1,327
 Costs and esti-
 mated earnings in
 excess of bill-
 ings on
 uncompleted con-
 tracts............     295     55        36          1        --             387
 Refundable income
 taxes.............      --     --        --         --        --              --
 Deferred tax as-
 set...............      --     --        --         --        --              --
 Prepaid expenses
 and other current
 assets............      45    244        11         36        37             373
                     ------ ------- ---------- ---------- --------- --------------------
   Total current
   assets..........   2,077  1,114     1,499      1,154     4,343          10,187
 PROPERTY AND
 EQUIPMENT, net....     694     87       633        430       304           2,148
 GOODWILL, net.....      --     --        14         --       577             591
 DEFERRED TAX AS-
 SETS..............      --     --        --         --        --              --
 OTHER NONCURRENT
 ASSETS............      --     --         1         --         8               9
                     ------ ------- ---------- ---------- --------- --------------------
   Total assets....  $2,771 $1,201    $2,147     $1,584    $5,232         $12,935
                     ====== ======= ========== ========== ========= ====================
 LIABILITIES AND
 SHAREHOLDERS'
 EQUITY
 ---------------
 CURRENT LIABILI-
 TIES:
 Accounts payable
 and accrued ex-
 penses............  $  983 $  284    $  795     $  355    $2,111         $ 4,528
 Short-term debt,
 including current
 maturities........     245    307       500        135        69           1,256
 Billings in ex-
 cess of costs and
 estimated earn-
 ings on
 uncompleted con-
 tracts............      19     73       100        125        --             317
 Liability for
 warranty costs....      --     --        --         --        --              --
 Deferred service
 revenue...........      --     --        --         --       332             332
 Income taxes pay-
 able..............      --     --        --         --        --              --
 Deferred tax lia-
 bilities..........      --     32        --         --        --              32
 Other current li-
 abilities.........      --     --        --         --        --              --
 Due to related
 parties...........      --     --        35        371       342             748
                     ------ ------- ---------- ---------- --------- --------------------
   Total current
   liabilities.....   1,247    696     1,430        986     2,854           7,213
 LONG-TERM DEBT,
 net of current ma-
 turities..........     175     69       192        221       160             817
 LEASE OBLIGATIONS.      --     --        --         --        14              14
 DEFERRED SERVICE
 REVENUE...........      --     --        --         --        --              --
 DEFERRED TAX LIA-
 BILITY............      --     17        --         --        --              17
 DEFERRED COMPENSA-
 TION..............      --     --        --         --        --              --
 DUE TO SHAREHOLD-
 ERS...............      --     --        --         --        --              --
 OTHER LONG-TERM
 LIABILITIES.......      --     --        --         --        --              --
 REDEEMABLE PRE-
 FERRED STOCK AND
 RELATED WARRANTS..      --     --        --         --        --              --
 SHAREHOLDERS' EQ-
 UITY (DEFICIT)
 Common stock......       1     21        26         --       454             502
 Additional paid-
 in capital........     101     --        --          6        --             107
 Retained earnings
 (deficit).........   1,247    503       546        371     1,750           4,417
 Treasury stock....      --   (105)      (47)        --        --            (152)
                     ------ ------- ---------- ---------- --------- --------------------
   Total sharehold-
   ers' equity
   (deficit).......   1,349    419       525        377     2,204           4,874
                     ------ ------- ---------- ---------- --------- --------------------
   Total liabili-
   ties and share-
   holders' equity
   (deficit).......  $2,771 $1,201    $2,147     $1,584    $5,232         $12,935
                     ====== ======= ========== ========== ========= ====================

   The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     OTHER      OTHER
                                                                  RESIDENTIAL COMMERCIAL
                        GROUPMAC AND MACDONALD-                     SERVICE    SERVICE   GROUPMAC  PRO FORMA      PRO FORMA
                        SUBSIDIARIES   MILLER   MASTERS    K&N     COMPANIES  COMPANIES   PARENT  ADJUSTMENTS    AS ADJUSTED
                        ------------ ---------- -------  -------  ----------- ---------- -------- -----------    -----------
REVENUES..............    $81,880     $66,059   $39,826  $24,279    $48,964    $46,499    $  --    $     --       $307,507
COST OF SERVICES......     58,506      56,373    35,854   20,705     30,628     33,845       --          --        235,911
                          -------     -------   -------  -------    -------    -------    -----    --------       --------
 Gross profit.........     23,374       9,686     3,972    3,574     18,336     12,654       --          --         71,596
SELLING, GENERAL AND
ADMINISTRATIVE
EXPENSES..............     19,811       7,632     2,484    2,638     16,375     10,367      724     (11,078)(a)     48,953
GOODWILL AMORTIZATION.         --          --        --       --        131         --       --       1,760 (b)      1,891
                          -------     -------   -------  -------    -------    -------    -----    --------       --------
 Income (loss) from
 operations...........      3,563       2,054     1,488      936      1,830      2,287     (724)      9,318         20,752
OTHER INCOME
(EXPENSE):
 Interest expense.....        (82)       (520)     (135)     (97)      (295)      (210)      (1)      1,213 (c)       (127)
 Interest income......        171          --        --       --         86         22        2          --            281
 Other................        256           8        --       (3)       231         (1)      --        (194)(d)        297
                          -------     -------   -------  -------    -------    -------    -----    --------       --------
INCOME (LOSS) BEFORE
INCOME TAX PROVISION..      3,908       1,542     1,353      836      1,852      2,098     (723)     10,337         21,203
INCOME TAX PROVISION..      1,572         574        --      315        275         46       --       6,455 (e)      9,237
                          -------     -------   -------  -------    -------    -------    -----    --------       --------
NET INCOME (LOSS).....    $ 2,336     $   968   $ 1,353  $   521    $ 1,577    $ 2,052    $(723)   $  3,882       $ 11,966
                          =======     =======   =======  =======    =======    =======    =====    ========       ========
PRO FORMA NET INCOME
PER SHARE.............                                                                                            $    .59
                                                                                                                  ========
SHARES USED IN
COMPUTING PRO FORMA
NET INCOME PER SHARE..                                                                                      (f)     20,159
                                                                                                                  ========


   The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED DECEMBER 31, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               OTHER RESIDENTIAL SERVICE COMPANIES
                   ---------------------------------------------------------------
                                                                       TOTAL OTHER
                   CENTRAL  A-ABC/                             OTHER   RESIDENTIAL
                   CAROLINA  A-1    WILLIS  HALLMARK  CRPP   COMPANIES  COMPANIES
                   -------- ------  ------  -------- ------  --------- -----------
REVENUES.........   $8,161  $8,546  $6,781   $6,516  $1,553   $17,407    $48,964
COST OF SERVICES.    5,182   5,447   5,033    3,461     311    11,194     30,628
                    ------  ------  ------   ------  ------   -------    -------
 Gross profit....    2,979   3,099   1,748    3,055   1,242     6,213     18,336
SELLING, GENERAL
AND
ADMINISTRATIVE
EXPENSES.........    2,598   2,652   1,206    3,029   1,238     5,652     16,375
GOODWILL
AMORTIZATION.....       --     114      --       17      --        --        131
                    ------  ------  ------   ------  ------   -------    -------
 Income from op-
 erations........      381     333     542        9       4       561      1,830
OTHER INCOME
(EXPENSE):
 Interest
 expense.........      (10)    (95)    (25)     (31)     (9)     (125)      (295)
 Interest income.       30      11       8       16      --        21         86
 Other...........      (40)      1      48        3      (7)      226        231
                    ------  ------  ------   ------  ------   -------    -------
INCOME (LOSS)
BEFORE INCOME TAX
PROVISION........      361     250     573       (3)    (12)      683      1,852
INCOME TAX
PROVISION........       --      --     238       18      --        19        275
                    ------  ------  ------   ------  ------   -------    -------
NET INCOME
(LOSS)...........   $  361  $  250  $  335   $  (21) $  (12)  $   664    $ 1,577
                    ======  ======  ======   ======  ======   =======    =======
                              OTHER COMMERCIAL SERVICE COMPANIES
                   -----------------------------------------------------------
                                                                      TOTAL
                                                                      OTHER
                                     ARKANSAS  SOUTHEAST    OTHER   COMMERCIAL
                    YALE    SIBLEY  MECHANICAL MECHANICAL COMPANIES COMPANIES
                   -------- ------- ---------- ---------- --------- ----------
REVENUES.........  $10,065  $6,962    $6,237     $5,282    $17,953   $46,499
COST OF SERVICES.    7,931   5,335     4,773      3,831     11,975    33,845
                   -------- ------- ---------- ---------- --------- ----------
 Gross profit....    2,134   1,627     1,464      1,451      5,978    12,654
SELLING, GENERAL
AND
ADMINISTRATIVE
EXPENSES.........    1,729   1,498     1,083        866      5,191    10,367
GOODWILL
AMORTIZATION.....       --      --        --         --         --        --
                   -------- ------- ---------- ---------- --------- ----------
 Income from op-
 erations........      405     129       381        585        787     2,287
OTHER INCOME
(EXPENSE):
 Interest
 expense.........      (30)    (31)      (51)       (55)       (43)     (210)
 Interest income.       --      --        --         --         22        22
 Other...........      (50)     16        30        (15)        18        (1)
                   -------- ------- ---------- ---------- --------- ----------
INCOME (LOSS)
BEFORE INCOME TAX
PROVISION........      325     114       360        515        784     2,098
INCOME TAX
PROVISION........       --      42        --         --          4        46
                   -------- ------- ---------- ---------- --------- ----------
NET INCOME
(LOSS)...........  $   325  $   72    $  360     $  515    $   780   $ 2,052
                   ======== ======= ========== ========== ========= ==========


   The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                    FOR THE SIX MONTHS ENDED JUNE 30, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                   OTHER      OTHER
                                                                RESIDENTIAL COMMERCIAL
                                   MACDONALD-                     SERVICE    SERVICE             PRO FORMA     PRO FORMA
                          AIRTRON    MILLER   MASTERS    K&N     COMPANIES  COMPANIES  GROUPMAC ADJUSTMENTS   AS ADJUSTED
                          -------  ---------- -------  -------  ----------- ---------- -------- -----------   -----------
REVENUES................  $37,127   $36,382   $18,279  $11,893    $23,255    $24,460     $--      $    --      $151,396
COST OF SERVICES........   26,918    31,590    16,639   10,433     14,762     17,575      --           --       117,917
                          -------   -------   -------  -------    -------    -------     ---      -------      --------
 Gross profit...........   10,209     4,792     1,640    1,460      8,493      6,885      --           --        33,479
SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES.    9,470     3,706     1,009    1,349      8,021      4,676      --       (4,163)(a)    24,068
GOODWILL AMORTIZATION...       --        --        --       --         61         27      --          858 (b)       946
                          -------   -------   -------  -------    -------    -------     ---      -------      --------
 Income from operations.      739     1,086       631      111        411      2,182      --        3,305         8,465
OTHER INCOME (EXPENSE):
 Interest expense.......      (37)     (244)      (67)     (38)      (149)      (102)     --          575 (c)       (62)
 Interest income........       42        --         8        1         38         12      --           --           101
 Other..................      200        67        --        4        (18)        10      --          (23)(d)       240
                          -------   -------   -------  -------    -------    -------     ---      -------      --------
INCOME BEFORE INCOME TAX
PROVISION ..............      944       909       572       78        282      2,102      --        3,857         8,744
INCOME TAX PROVISION....      368       347        --      150        (38)       283      --        2,766 (e)     3,876
                          -------   -------   -------  -------    -------    -------     ---      -------      --------
NET INCOME (LOSS).......  $   576   $   562   $   572  $   (72)   $   320    $ 1,819     $--      $ 1,091      $  4,868
                          =======   =======   =======  =======    =======    =======     ===      =======      ========
PRO FORMA NET INCOME PER
SHARE...................                                                                                       $    .24
                                                                                                               ========
SHARES USED IN COMPUTING
PRO FORMA NET INCOME PER
SHARE...................                                                                                  (f)    20,159
                                                                                                               ========


   The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                    FOR THE SIX MONTHS ENDED JUNE 30, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                              OTHER RESIDENTIAL SERVICE COMPANIES
                   -------------------------------------------------------------
                                                                     TOTAL OTHER
                   CENTRAL  A-ABC/                           OTHER   RESIDENTIAL
                   CAROLINA  A-1    WILLIS  HALLMARK CRPP  COMPANIES  COMPANIES
                   -------- ------  ------  -------- ----  --------- -----------
REVENUES.........   $3,672  $4,314  $3,059   $3,016  $816   $8,378     $23,255
COST OF SERVICES.    2,141   2,802   2,669    1,390   174    5,586      14,762
                    ------  ------  ------   ------  ----   ------     -------
 Gross profit....    1,531   1,512     390    1,626   642    2,792       8,493
SELLING, GENERAL
AND
ADMINISTRATIVE
EXPENSES.........    1,420   1,251     625    1,573   548    2,604       8,021
GOODWILL
AMORTIZATION.....       --      58      --        3    --       --          61
                    ------  ------  ------   ------  ----   ------     -------
 Income (loss)
 from operations.      111     203    (235)      50    94      188         411
OTHER INCOME
(EXPENSE):
 Interest
 expense.........       (5)    (61)    (11)     (11)   (6)     (55)       (149)
 Interest income.        7       1       9        9    --       12          38
 Other...........       10      17       9      (42)    2      (14)        (18)
                    ------  ------  ------   ------  ----   ------     -------
INCOME (LOSS)
BEFORE INCOME TAX
PROVISION........      123     160    (228)       6    90      131         282
INCOME TAX
PROVISION........       --      --     (95)      34    26       (3)        (38)
                    ------  ------  ------   ------  ----   ------     -------
NET INCOME
(LOSS)...........   $  123  $  160  $ (133)  $  (28) $ 64   $  134     $   320
                    ======  ======  ======   ======  ====   ======     =======
                              OTHER COMMERCIAL SERVICE COMPANIES
                   ----------------------------------------------------------
                                                                     TOTAL
                                                                     OTHER
                                    ARKANSAS  SOUTHEAST    OTHER   COMMERCIAL
                    YALE   SIBLEY  MECHANICAL MECHANICAL COMPANIES COMPANIES
                   ------- ------- ---------- ---------- --------- ----------
REVENUES.........  $5,343  $4,210    $3,460     $2,847    $8,600    $24,460
COST OF SERVICES.   4,186   3,236     2,663      2,007     5,483     17,575
                   ------- ------- ---------- ---------- --------- ----------
 Gross profit....   1,157     974       797        840     3,117      6,885
SELLING, GENERAL
AND
ADMINISTRATIVE
EXPENSES.........     873     711       525        388     2,179      4,676
GOODWILL
AMORTIZATION.....      --      --        --         --        27         27
                   ------- ------- ---------- ---------- --------- ----------
 Income (loss)
 from operations.     284     263       272        452       911      2,182
OTHER INCOME
(EXPENSE):
 Interest
 expense.........     (16)    (17)      (23)       (28)      (18)      (102)
 Interest income.      --       1        --         --        11         12
 Other...........     (22)     15        17         (3)        3         10
                   ------- ------- ---------- ---------- --------- ----------
INCOME (LOSS)
BEFORE INCOME TAX
PROVISION........     246     262       266        421       907      2,102
INCOME TAX
PROVISION........      --     198        --         --        85        283
                   ------- ------- ---------- ---------- --------- ----------
NET INCOME
(LOSS)...........  $  246  $   64    $  266     $  421    $  822    $ 1,819
                   ======= ======= ========== ========== ========= ==========


   The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                    FOR THE SIX MONTHS ENDED JUNE 30, 1997

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     OTHER      OTHER
                                                                  RESIDENTIAL COMMERCIAL
                        GROUPMAC AND MACDONALD-                     SERVICE    SERVICE   GROUPMAC   PRO FORMA      PRO FORMA
                        SUBSIDIARIES   MILLER   MASTERS    K&N     COMPANIES  COMPANIES   PARENT   ADJUSTMENTS    AS ADJUSTED
                        ------------ ---------- -------  -------  ----------- ---------- --------  -----------    -----------
REVENUES..............    $42,844     $38,836   $19,318  $10,061    $23,012    $23,870   $    --    $     --       $157,941
COST OF SERVICES......     30,920      33,451    17,457    8,670     13,684     17,177        --          --        121,359
                          -------     -------   -------  -------    -------    -------   -------    --------       --------
 Gross profit.........     11,924       5,385     1,861    1,391      9,328      6,693        --          --         36,582
SELLING, GENERAL AND
ADMINISTRATIVE
EXPENSES..............     18,025       3,788     1,197    1,376      7,820      5,171     1,783     (12,182)(a)     26,978
GOODWILL AMORTIZATION.         31          --        --       --         55         27        --         833 (b)        946
                          -------     -------   -------  -------    -------    -------   -------    --------       --------
 Income (loss) from
 operations...........     (6,132)      1,597       664       15      1,453      1,495    (1,783)     11,349          8,658
OTHER INCOME
(EXPENSE):
 Interest expense.....       (395)       (214)      (76)     (40)      (128)      (142)       (2)        934 (c)        (63)
 Interest income......        153          --        11        1         59         16         4          --            244
 Other................        228         167        --       (9)       138         35        --         (51)(d)        508
                          -------     -------   -------  -------    -------    -------   -------    --------       --------
INCOME (LOSS) BEFORE
INCOME TAX PROVISION..     (6,146)      1,550       599      (33)     1,522      1,404    (1,781)     12,232          9,347
INCOME TAX PROVISION..        349         569        --      (55)       228         24        --       3,002 (e)      4,117
                          -------     -------   -------  -------    -------    -------   -------    --------       --------
NET INCOME (LOSS).....    $(6,495)    $   981   $   599  $    22    $ 1,294    $ 1,380   $(1,781)   $  9,230       $  5,230
                          =======     =======   =======  =======    =======    =======   =======    ========       ========
PRO FORMA NET INCOME
PER SHARE.............                                                                                             $    .26
                                                                                                                   ========
SHARES USED IN
COMPUTING PRO FORMA
NET INCOME PER SHARE..                                                                                      (f)      20,159
                                                                                                                   ========


   The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

             UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                    FOR THE SIX MONTHS ENDED JUNE 30, 1997

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                              OTHER RESIDENTIAL SERVICE COMPANIES
                   -------------------------------------------------------------
                                                                     TOTAL OTHER
                   CENTRAL  A-ABC/                           OTHER   RESIDENTIAL
                   CAROLINA  A-1    WILLIS  HALLMARK CRPP  COMPANIES  COMPANIES
                   -------- ------  ------  -------- ----  --------- -----------
REVENUES.........   $4,170  $3,419  $3,471   $2,168  $844   $8,940     $23,012
COST OF SERVICES.    2,208   2,227   2,413    1,005   184    5,647      13,684
                    ------  ------  ------   ------  ----   ------     -------
 Gross profit....    1,962   1,192   1,058    1,163   660    3,293       9,328
SELLING, GENERAL
AND
ADMINISTRATIVE
EXPENSES.........    1,485     949     511    1,455   532    2,888       7,820
GOODWILL
AMORTIZATION.....       --      48      --        7    --       --          55
                    ------  ------  ------   ------  ----   ------     -------
 Income (loss)
 from operations.      477     195     547     (299)  128      405       1,453
OTHER INCOME
(EXPENSE):
 Interest
 expense.........       (2)    (34)    (10)     (11)   (8)     (63)       (128)
 Interest income.       27       4      18        4    --        6          59
 Other...........       10      (8)     13       63    (1)      61         138
                    ------  ------  ------   ------  ----   ------     -------
INCOME (LOSS)
BEFORE INCOME
TAX PROVISION....      512     157     568     (243)  119      409       1,522
INCOME TAX
PROVISION........       --      --     225      (21)   22        2         228
                    ------  ------  ------   ------  ----   ------     -------
NET INCOME
(LOSS)...........   $  512  $  157  $  343   $ (222) $ 97   $  407     $ 1,294
                    ======  ======  ======   ======  ====   ======     =======
                              OTHER COMMERCIAL SERVICE COMPANIES
                   ----------------------------------------------------------
                                                                     TOTAL
                                                                     OTHER
                                    ARKANSAS  SOUTHEAST    OTHER   COMMERCIAL
                    YALE   SIBLEY  MECHANICAL MECHANICAL COMPANIES COMPANIES
                   ------- ------- ---------- ---------- --------- ----------
REVENUES.........  $5,174  $2,259    $4,029     $2,358    $10,050   $23,870
COST OF SERVICES.   3,791   1,679     3,169      1,725      6,813    17,177
                   ------- ------- ---------- ---------- --------- ----------
 Gross profit....   1,383     580       860        633      3,237     6,693
SELLING, GENERAL
AND
ADMINISTRATIVE
EXPENSES.........   1,052     627       583        409      2,500     5,171
GOODWILL
AMORTIZATION.....      --      --        --         --         27        27
                   ------- ------- ---------- ---------- --------- ----------
 Income (loss)
 from operations.     331     (47)      277        224        710     1,495
OTHER INCOME
(EXPENSE):
 Interest
 expense.........     (19)    (10)      (32)       (43)       (38)     (142)
 Interest income.      --      --        --         --         16        16
 Other...........      (9)     --         2         --         42        35
                   ------- ------- ---------- ---------- --------- ----------
INCOME (LOSS)
BEFORE INCOME
TAX PROVISION....     303     (57)      247        181        730     1,404
INCOME TAX
PROVISION........      --      (4)       --         --         28        24
                   ------- ------- ---------- ---------- --------- ----------
NET INCOME
(LOSS)...........  $  303  $  (53)   $  247     $  181    $   702   $ 1,380
                   ======= ======= ========== ========== ========= ==========


   The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

                         NOTES TO UNAUDITED PRO FORMA

                         COMBINED FINANCIAL STATEMENTS

1. BACKGROUND:

  Group Maintenance America Corp. ("GroupMAC") was founded in 1996 to create the leading nationwide provider of heating, ventilation and air conditioning ("HVAC"), plumbing and electrical services to residential and commercial customers. GroupMAC has acquired 11 companies to date (the "Pre-Offering Companies") and has definitive agreements to acquire an additional 13 companies (the "Offering Acquisition Companies") concurrently with this Offering.

  The unaudited pro forma combined statements of operations for the year ended December 31, 1996 utilize the fiscal years of the companies, all of which approximate GroupMAC's fiscal year end. For the six months ended June 30, 1996 and 1997, the respective companies' actual financial statements for the six month periods ended June 30, 1996 and 1997 are utilized. The respective results of operations for the Pre-Offering Companies from January 1, 1997 to the dates of the acquisitions were combined with GroupMAC and the Offering Acquisition Companies' actual results of operations for the six months ended June 30, 1997 to determine the pro forma results of operations for the six months ended June 30, 1997.

2. COMPLETED AND PENDING ACQUISITIONS:

  The acquisitions of the Pre-Offering Companies were financed by borrowings under a credit agreement dated May 2, 1997 (the "Credit Agreement"). The Credit Agreement provides secured facilities consisting of a) an 18-month revolving credit facility providing up to $3 million in revolving loans (the "Revolving Credit Facility"), b) a six-year term loan of $20 million to help fund the acquisition of Airtron (the "Airtron Term Loan"), and c) a term loan facility available until October 31, 1998, providing for up to $12 million in term loans having a final maturity six years after the date of the Credit Agreement (the "Acquisition Credit Facility"). The Credit Agreement is more fully described in Note 7 to the GroupMAC and Subsidiaries Consolidated Financial Statements contained herein.

  The results of operations of the completed transactions are included in the actual results of operations of the Company from the date of acquisition and the historical balance sheet at June 30, 1997 includes the acquisitions completed as of that date. In addition, the Company acquired three of the Pre-Offering Companies in July 1997 and has signed definitive agreements to purchase the outstanding capital stock of the Offering Acquisition Companies. The completion of these pending transactions are subject to various conditions. All of the completed and pending acquisitions are accounted for as purchases. The cash portion of the pending acquisitions is assumed to be provided by proceeds from the Offering.

  The following table sets forth the consideration paid or to be paid in (a) cash, (b) shares of non-convertible, non-voting Preferred Stock to the shareholders of the Pre-Offering Companies and (c) shares of Common Stock to the shareholders of the Pre-Offering and Offering Acquisition Companies. The Preferred Stock is redeemable at any time after the initial issuance, in whole or in part, at the option of the Company, at an amount equal to the liquidation value of $1.00 per share plus any accrued but unpaid dividends. In the event that an initial public offering ("IPO") has not occurred by June 30, 1999, cumulative dividends accrue commencing July 1, 1997 at an annual rate of $.08 per whole share. Redemption of all outstanding Preferred Stock is mandatory upon an IPO.

  For purposes of computing the estimated purchase price for accounting purposes, the value of the Preferred Stock is based on the liquidation value of $1.00 per share and the value of the Common Stock is determined using an estimated weighted average fair value of approximately $11.00 per share, which represents a discount rate of approximately 21% from the anticipated initial public offering price of $14.00 due primarily to restrictions on the sale and transferability of both the privately issued shares and shares to be issued simultaneous with the

                        GROUP MAINTENANCE AMERICA CORP.

IPO. The restrictions are created by the limitations on future sales caused by existing securities laws, and an additional contractual restriction imposed on the shares issued in connection with the acquisition of the GroupMAC Companies. This contractual provision prohibits the shareholders from selling, transferring or otherwise disposing of any shares for one year following the date of acquisition of such shares and limiting dispositions for one additional year to no more than 36% of their holdings. The total estimated purchase price of $91.0 million for the Pre-Offering and Offering Acquisition Companies (excluding Airtron, the accounting acquirer) is comprised of (a) cash of $40.7 million, (b) Preferred Stock of $4.4 million and (c) Common Stock of $45.9 million, based on the estimated fair values per share discussed in this paragraph.

  The estimated purchase price and related allocations of the excess purchase price are based upon preliminary estimates and are subject to certain purchase price adjustments at and following closing. Based upon management's preliminary analysis, it is anticipated that the historical carrying value of the assets and liabilities of the acquired companies (representing $15.3 million) will approximate fair value. This results in an allocation to goodwill of approximately $75.7 million. Management has not identified any other material tangible or identifiable intangible assets to which a portion of the purchase price could reasonably be allocated. The total consideration specified below has been reduced by distributions totaling $3.5 million representing substantially all of the previously taxed undistributed earnings of such acquired companies from the acquired companies that are S corporations. The total consideration specified below does not reflect $2.1 million of other distributions of real estate and non operating assets offset by related liabilities of $1.6 million. However, these amounts are reflected in the pro forma adjustments as further described in Note 3.

                                                            SHARES
                                                  SHARES OF   OF
                                                  PREFERRED COMMON     TOTAL
                                           CASH   STOCK(1)  STOCK  CONSIDERATION
                                          ------- --------- ------ -------------
PRE-OFFERING COMPANIES
 PRE-JUNE 30, 1997 ACQUISITIONS:
  Airtron................................ $20,849  14,873   4,652     $58,192
  A-ABC/A-1..............................   1,886      --     359       5,659
  Charlie's..............................   1,503      --     157       3,154
  Costner................................     501     100      66       1,289
  Hallmark...............................   2,081     580     106       3,770
  Jarrell................................     150      --      13         283
  K&N....................................   1,568   1,568     403       7,369
  Way Residential (asset purchase).......      16      --       6          84
                                          -------  ------   -----     -------
                                           28,554  17,121   5,762      79,800
                                          -------  ------   -----     -------
 REMAINING PRE-OFFERING ACQUISITIONS:
  Callahan Roach.........................   2,450   1,050     192       5,517
  Sibley.................................   1,202     665      62       2,518
  USA (asset purchase)...................     436     436      50       1,395
                                          -------  ------   -----     -------
                                            4,088   2,151     304       9,430
                                          -------  ------   -----     -------
    TOTAL PRE-OFFERING ACQUISITIONS......  32,642  19,272   6,066      89,230
                                          -------  ------   -----     -------
OFFERING ACQUISITION COMPANIES
  All Service............................   2,312      --     202       4,371
  Arkansas Mechanical....................   2,121      --     151       3,371
  Central Carolina.......................   3,638      --     281       6,342
  Evans .................................   1,167      --     102       2,309
  Linford ...............................     651      --     126       1,698
  MacDonald-Miller.......................   6,002      --     643      13,204
  Masters................................   6,605      --     491      11,461
  Mechanical.............................     109      --       8         196
  Paul E. Smith..........................      --      --     217       2,205
  Southeast Mechanical...................   2,149      --     154       3,706

                        GROUP MAINTENANCE AMERICA CORP.

                                                            SHARES
                                                  SHARES OF   OF
                                                  PREFERRED COMMON      TOTAL
                                          CASH    STOCK(1)  STOCK   CONSIDERATION
                                         -------  --------- ------  -------------
  Van's.................................   1,559       --     113        2,825
  Willis................................   2,257       --     242        4,965
  Yale..................................   2,215       --     158        3,250
                                         -------   ------   -----     --------
                                          30,785       --   2,888       59,940
                                         -------   ------   -----     --------
Sub S Corp Distributions................  (1,856)      --    (119)          --
                                         -------   ------   -----     --------
    Totals.............................. $61,571   19,272   8,835     $149,170
                                         =======   ======   =====     ========

--------
(1) The Preferred Stock is valued at $1.00 per share.

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

  a) Records the S Corporation Distributions of $3.5 million of which $1.4 million is expected to be paid using cash on hand of the applicable company and $2.1 million is expected to be satisfied with a note to the selling shareholders. Also records the deferred income tax liabilities associated with converting all acquired companies taxed under Subchapter S of the Internal Revenue Code (the Code) to corporations taxed under Subchapter C of the Code.

  b) Records the final proceeds expected to be received from the Stock Subscription Agreement dated October 24, 1996, representing the purchase of 668,000 shares by an individual at $3.08 per share.

  c) Records the settlement of all shareholder receivables and payables with cash at closing.

  d) Records the elimination of all assets and liabilities of the acquired companies that are specifically excluded as part of the purchase transaction.

  e) Records the proceeds from the final borrowings under the $12 million term loan facility of the Credit Agreement to fund the acquisitions of three Pre-Offering Companies that closed subsequent to June 30, 1997.

  f) Records the elimination of the historical equity accounts of the three Pre-Offering Companies discussed in Note 3e and the 13 Offering Acquisition Companies that will close concurrently with this Offering.

  g) Records the purchase of the three Pre-Offering Companies discussed in
Note 3e and the 13 Offering Acquisition Companies that will close concurrently with this Offering, including the cash, preferred stock and common stock consideration due to these companies. In connection with the acquisitions of certain of the GroupMAC Companies, the Company has agreed to make contingent payments, if earned, to the former owners over periods up to two years based on formulas in their respective acquisition agreements. These payments will be made through a combination of cash, shares of Common Stock and warrants to purchase Common Stock. Amounts earned under the terms of the agreements will be recorded as additional goodwill and amortized over the remaining amortization period.

  h) Records the proceeds from the issuance of 7,500,000 shares of GroupMAC Common Stock, net of estimated offering costs of $11,850,000. Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

  i) Records the repayment of the Revolving Credit Facility, the Airtron Term Loan and the Acquisition Line of Credit with proceeds from the Offering.

  j) Records the remaining estimated cash due to the Pre-Offering Companies and the cash portion to be paid to the Offering Acquisition Companies in connection with the acquisition of such companies.

  k) Records the retirement of GroupMAC preferred stock.

  l) Records the retirement of debt assumed in connection with the acquisition of the GroupMAC Companies.

                        GROUP MAINTENANCE AMERICA CORP.

  The following tables summarize unaudited pro forma combined balance sheet adjustments:

                                                                                            PRO FORMA
                            (A)      (B)      (C)      (D)      (E)      (F)       (G)     ADJUSTMENTS
                          -------  -------  -------  -------  -------  --------  --------  -----------
Cash and cash
 equivalents............  $(1,423) $ 2,056  $   383  $   184  $ 2,900            $ (2,636)  $  1,464
Due from related
 parties................                     (1,208)                                          (1,208)
Property and equipment,
 net....................                                (206)                                   (206)
Goodwill................    1,619                        107           $(14,750)   69,785     56,761
Other noncurrent assets.                              (1,659)                                 (1,659)
Accounts payable and
 accrued expenses.......                                                             (207)      (207)
Short-term debt,
 including current
 maturities.............   (2,107)                        15                                  (2,092)
Deferred tax
 liabilities, current...   (1,506)                                                            (1,506)
Due to
 shareholder/affiliates.                        825                               (30,382)   (29,557)
Long-term debt, net of
 current maturities.....                                 997   (2,900)                        (1,903)
Deferred tax
 liabilities, long-term.     (113)                                                              (113)
Deferred compensation...                                 562                                     562
Preferred stock.........                                                           (2,150)    (2,150)
Common stock............                (2)                                 915        (2)       911
Additional paid-in
 capital................            (2,054)                                 147   (34,408)   (36,315)
Retained earnings
 (deficit)..............    3,530                                        13,840               17,370
Treasury stock..........                                                   (152)                (152)
                          -------  -------  -------  -------  -------  --------  --------   --------
  Total.................  $    --  $    --  $    --  $    --  $    --  $     --  $     --   $     --
                          =======  =======  =======  =======  =======  ========  ========   ========

                                                                             OFFERING
                            (H)       (I)       (J)       (K)       (L)     ADJUSTMENTS
                          --------  --------  --------  --------  --------  -----------
Cash and cash
 equivalents............  $ 93,347  $(32,500) $(30,918) $(19,271) $(11,415)  $   (757)
Other noncurrent assets.      (197)                                              (197)
Short-term debt,
 including current
 maturities.............               3,833                         8,668     12,501
Due to
 shareholder/affiliates.                        30,918                         30,918
Long-term debt, net of
 current maturities.....              28,667                         2,699     31,366
Lease Obligations.......                                                48         48
Preferred stock.........                                  19,271               19,271
Common stock............        (8)                                                (8)
Additional paid-in
 capital................   (96,433)                                           (96,433)
Retained earnings
 (deficit)..............                                                           --
                          --------  --------  --------  --------  --------   --------
  Total.................  $     --  $     --  $     --  $     --  $     --   $     --
                          ========  ========  ========  ========  ========   ========

                        GROUP MAINTENANCE AMERICA CORP.

4. UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS:

  a) Reflects the prospective reduction in salaries, bonuses and benefits to the owners of the GroupMAC Companies to which they have agreed. These reductions in salaries, bonuses and benefits are in accordance with the terms of the employment agreements. Such employment agreements are primarily for three years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances. The salaries, bonuses, benefits and other compensation items recorded in the individual financial statements of each of the acquired companies amounted to $15.1 million, $6.2 million and $7.2 million for the twelve month period ended at or around December 31, 1996 and the six month periods ended June 30, 1996 and 1997, respectively. The contractually agreed upon compensation and benefits for these same companies, on a going forward basis, amount to $4.0 million, $2.0 million and $2.0 million for the twelve month period ended at or around December 31, 1996 and the six month periods ended June 30, 1996 and 1997, respectively. The differences between these amounts for the periods noted herein equate to $11.1 million, $4.2 million and $5.2 million, respectively, and are reflected as pro forma adjustments.

  Also reflects the reduction in compensation expense related to the non-recurring, non-cash compensation charge of $7.0 million recorded by the Company in the second quarter of 1997 related to the reverse acquisition of GroupMAC Parent.

  b) Reflects the amortization of goodwill to be recorded as a result of the Acquisitions over a 40-year estimated life.

  c) Reflects the elimination of historical interest expense related to the Credit Agreement and the assumed debt of the GroupMAC Companies resulting from the payoff of such debt with the proceeds of the Offering. Offsetting this reduction is interest expense related to the notes issued to fund the S Corporation Distributions discussed in Note 3a.

  d) Reflects the elimination of income and expenses related to a management benefit plan in effect at one of the GroupMAC Companies. This plan will be liquidated in connection with the acquisition of the company.

  e) Reflects the incremental provision for federal and state income taxes relating to the compensation differential and other pro forma adjustments discussed in this Note 4 as well as income taxes on S Corporation earnings.

  f) The number of shares estimated to be outstanding on completion of the Offering include the following:

Shares issued in Initial Public Offering.............................  7,500,000
Shares issued under Subscription Agreement dated October 24, 1996....  2,600,000
Shares issued to Pre-Offering Companies..............................  6,066,085
Shares issued to Offering Acquisition Companies......................  2,768,804
Shares issued to Founding Management and Directors...................  1,026,817
Incremental effect of options and warrants on shares outstanding.....    196,957
                                                                      ----------
Shares estimated to be outstanding................................... 20,158,663
                                                                      ==========

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Group Maintenance America Corp.

  We have audited the accompanying balance sheets of Group Maintenance America Corp. (the Company) as of December 31, 1996 and April 30, 1997, and the related statements of operations, shareholders' equity (deficit), and cash flows for the periods from October 21, 1996 (inception) to December 31, 1996 and the four months ended April 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Group Maintenance America Corp. as of December 31, 1996 and April 30, 1997 and the results of its operations and its cash flows for the periods from October 21, 1996 (inception) to December 31, 1996 and the four months ended April 30, 1997, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Houston, Texas
July 11, 1997

                        GROUP MAINTENANCE AMERICA CORP.

                                 BALANCE SHEETS

                                                      DECEMBER 31,  APRIL 30,
                                                          1996        1997
                                                      ------------ -----------
                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................   $ 228,036  $   516,838
  Due from employee..................................       1,200        6,759
  Prepaid expenses...................................       2,341           --
                                                       ----------  -----------
    Total current assets.............................     231,577      523,597
PROPERTY AND EQUIPMENT, net..........................     100,996      120,694
OTHER NONCURRENT ASSETS..............................      19,473    1,094,708
                                                       ----------  -----------
    Total assets.....................................  $  352,046  $ 1,738,999
                                                       ==========  ===========
   LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Accounts payable...................................  $  137,377  $   527,869
  Accrued expenses...................................       6,118    1,478,898
                                                       ----------  -----------
    Total current liabilities........................     143,495    2,006,767
LONG-TERM DEBT.......................................      75,000       75,000
OTHER LONG-TERM LIABILITIES..........................          --       73,424
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT):
  Preferred stock, $.001 par value; 50,000,000 shares
   authorized; none issued or outstanding............          --           --
  Common stock, $.001 par value; 100,000,000 shares
   authorized; 1,211,345 and 1,611,345 shares issued,
   respectively......................................       1,211        1,611
  Additional paid-in capital.........................   8,238,857    8,238,457
  Retained earnings..................................    (722,517)  (2,503,260)
  Subscriptions receivable...........................  (7,384,000)  (6,153,000)
                                                       ----------  -----------
    Total shareholders' equity (deficit).............     133,551     (416,192)
                                                       ----------  -----------
    Total liabilities and shareholders' equity
     (deficit).......................................  $  352,046  $ 1,738,999
                                                       ==========  ===========


   The accompanying notes are an integral part of these financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

                            STATEMENTS OF OPERATIONS

                                                       INCEPTION
                                                      (OCTOBER 21,
                                                         1996)     FOUR MONTHS
                                                        THROUGH       ENDED
                                                      DECEMBER 31,  APRIL 30,
                                                          1996        1997
                                                      ------------ -----------
REVENUES.............................................         --            --
COST OF SERVICES.....................................         --            --
                                                       ---------   -----------
  Gross profit.......................................         --            --
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.........    724,006     1,783,409
                                                       ---------   -----------
    Loss from operations.............................   (724,006)   (1,783,409)
OTHER INCOME (EXPENSE):
  Interest expense...................................     (1,118)       (2,000)
  Interest income....................................      2,607         4,666
                                                       ---------   -----------
    Loss before income tax provision.................   (722,517)   (1,780,743)
INCOME TAX PROVISION.................................         --            --
                                                       ---------   -----------
NET LOSS.............................................  $(722,517)  $(1,780,743)
                                                       =========   ===========



   The accompanying notes are an integral part of these financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                            COMMON STOCK
                          ---------------- ADDITIONAL                             SHAREHOLDERS'
                          NUMBER OF         PAID-IN     RETAINED    SUBSCRIPTIONS    EQUITY
                           SHARES   AMOUNT  CAPITAL     EARNINGS     RECEIVABLE     (DEFICIT)
                          --------- ------ ----------  -----------  ------------- -------------
BALANCE, October 21,
 1996                            -- $   -- $       --  $        --   $        --   $        --
  Net loss..............         --     --         --     (722,517)           --      (722,517)
  Issuance of
   subscription
   agreement............         --     --  8,000,000           --    (8,000,000)           --
  Issuance of common
   stock................    791,345    791     32,807           --            --        33,598
  Shares issued under
   subscription
   agreement............    200,000    200       (200)          --       616,000       616,000
  Compensation expense
   related to issuance
   of management shares.    220,000    220    206,250           --            --       206,470
                          --------- ------ ----------  -----------   -----------   -----------
BALANCE, December 31,
 1996...................  1,211,345  1,211  8,238,857     (722,517)   (7,384,000)      133,551
  Net loss..............         --     --         --   (1,780,743)           --    (1,780,743)
  Shares issued under
   subscription
   agreement............    400,000    400       (400)          --     1,231,000     1,231,000
                          --------- ------ ----------  -----------   -----------   -----------
BALANCE, April 30, 1997.  1,611,345 $1,611 $8,238,457  $(2,503,260)  $(6,153,000)  $  (416,192)
                          ========= ====== ==========  ===========   ===========   ===========



   The accompanying notes are an integral part of these financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

                            STATEMENTS OF CASH FLOWS

                                                       INCEPTION
                                                      (OCTOBER 21,
                                                         1996)     FOUR MONTHS
                                                        THROUGH       ENDED
                                                      DECEMBER 31,  APRIL 30,
                                                          1996        1997
                                                      ------------ -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss............................................  $(722,517)  $(1,780,743)
 Adjustments to reconcile net loss to net cash used
  in operating activities:
   Depreciation and amortization.....................      3,343        12,877
   Noncash compensation charge.......................    206,250            --
   Changes in operating assets and liabilities:
    (Increase) decrease in--
     Prepaid expenses and other assets...............     (3,541)       (3,218)
     Other noncurrent assets.........................         --        (1,567)
    Increase (decrease) in--
     Accounts payable................................    137,377       390,492
     Accrued expenses................................      6,118       979,562
                                                       ---------   -----------
      Net cash used in operating activities..........   (372,970)     (402,597)
                                                       ---------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment.................   (104,339)      (32,575)
                                                       ---------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of common stock..............    649,818     1,231,000
 Proceeds from borrowings............................     75,000            --
 Deferred offering costs.............................    (19,473)     (439,205)
 Deferred financing costs............................         --       (67,821)
                                                       ---------   -----------
      Net cash provided by financing activities......    705,345       723,974
                                                       ---------   -----------
INCREASE IN CASH AND CASH EQUIVALENTS................    228,036       288,802
CASH AND CASH EQUIVALENTS, beginning of period.......         --       228,036
                                                       ---------   -----------
CASH AND CASH EQUIVALENTS, end of period.............  $ 228,036   $   516,838
                                                       =========   ===========

   The accompanying notes are an integral part of these financial statements.

                        GROUP MAINTENANCE AMERICA CORP.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

  Group Maintenance America Corp. (the Company or GroupMAC Parent) was incorporated in October 1996 and, therefore, the financial statements reflect the period since the Company's inception through December 31, 1996 and the four months ended April 30, 1997. The Company's primary business is to build a national company providing heating, ventilation and air conditioning (HVAC), plumbing and electrical services.

  Effective April 30, 1997, GroupMAC Parent entered into an Agreement and Plan of Exchange (the Agreement) with Airtron, Inc. (Airtron), in which $20,366,951 in cash, 14,873,133 shares of GroupMAC Parent preferred stock and 4,652,140 shares of GroupMAC Parent common stock were issued to shareholders of Airtron in exchange for 100 percent of the then outstanding shares of Airtron. In connection with this merger the combined company is referred to as GroupMAC and Subsidiaries. The Agreement closed on May 2, 1997 with the cash portion funded by the Company's available credit facility and a capital contribution from a shareholder pursuant to a stock subscription agreement (see note 6). For accounting purposes, the transaction was accounted for as a reverse acquisition, as if Airtron acquired GroupMAC Parent, as the former shareholders of Airtron now own a majority of GroupMAC Parent's common stock. Concurrent with this transaction, the resulting combined entity will be named Group Maintenance America Corp. and Subsidiaries. The Company is included in the consolidated financial statements of GroupMAC and Subsidiaries, presented elsewhere herein, for periods subsequent to the effective date of the acquisition.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. There were no cash payments for interest or income taxes in 1996 or in the four months ended April 30, 1997.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

  Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures of major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

 Income Taxes

  The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards No. 109. Under this method deferred income taxes are recorded based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are received or settled.

                        GROUP MAINTENANCE AMERICA CORP.

  The Company has recorded a full valuation allowance against all deferred tax assets due to the uncertainty of ultimate realizability. Accordingly, no income tax benefit has been recorded for the losses incurred.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

  Other noncurrent assets consists of the following:

                                                        DECEMBER 31, APRIL 30,
                                                            1996        1997
                                                        ------------ ----------
       Deferred offering costs.........................   $ 13,648   $  452,853
       Deferred financing costs........................         --      634,463
       Other noncurrent assets.........................      5,825        7,392
                                                          --------   ----------
                                                          $ 19,473   $1,094,708
                                                          ========   ==========

  Accrued expenses consists of the following:

                                                        DECEMBER 31, APRIL 30,
                                                            1996        1997
                                                        ------------ ----------
       Accrued compensation............................   $    --    $  767,476
       Accrued financing costs.........................        --       566,642
       Other accrued expenses..........................     6,118       144,780
                                                          -------    ----------
                                                          $ 6,118    $1,478,898
                                                          =======    ==========

4. PROPERTY AND EQUIPMENT

  The principal categories and estimated useful lives of property and equipment are as follows:

                                              ESTIMATED
                                                USEFUL   DECEMBER 31, APRIL 30,
                                                LIVES        1996       1997
                                              ---------- ------------ ---------
Office equipment, furniture and fixtures..... 3--7 years  $ 104,339   $136,358
Less accumulated depreciation................                (3,343)   (15,664)
                                                          ---------   --------
                                                          $ 100,996   $120,694
                                                          =========   ========

5. LONG-TERM DEBT

CREDIT AGREEMENT

  In May 1997, the Company entered into a credit agreement (the Credit Agreement) with a group of banks providing for secured facilities consisting of an 18-month revolving credit line of $3 million, a six-year term loan of $20 million used in connection with the acquisition of Airtron (see note 1) and a term loan facility, available until October 31, 1998, providing for up to $12 million in term loans having a final maturity six years after the date of the Credit Agreement, to be used in connection with future acquisitions. Loans under the revolving credit facility are limited to a borrowing base consisting of 70% of eligible accounts receivable. Interest on outstanding borrowings is payable in quarterly installments beginning August 31, 1997. A commitment fee of .25% is payable on the unused portion of the revolving credit line.

                        GROUP MAINTENANCE AMERICA CORP.

  The Credit Agreement contains covenants which, among other matters, restrict or limit the ability of the Company to pay dividends, incur indebtedness, make capital expenditures and repurchase capital stock. The Company must also maintain a minimum fixed charge coverage ratio (as defined) and certain other ratios, among other restrictions.

  As of June 30, 1997, available borrowing capacity under the Credit Agreement was $5.4 million.

LONG-TERM DEBT

  On October 24, 1996, the Company executed a $75,000 subordinated note with a Texas limited liability company. The note bears interest at eight percent (8%) and is payable upon the earlier of (i) the closing of the Company's first public offering of its common stock or (ii) two years from the date of the note. The note is subordinate to all indebtedness of the Company to the banks and is guaranteed by certain officers of the Company.

6. SHAREHOLDERS' EQUITY (DEFICIT)

COMMON STOCK

  The Company is authorized to issue 100 million shares of common stock, $.001 par value. There were 1,211,345 and 1,611,345 shares of common stock issued and outstanding at December 31, 1996 and April 30, 1997, respectively. In connection with the sale of certain shares of common stock to management, a nonrecurring, noncash compensation charge of $206,250 was recorded in 1996 to reflect the difference between the amount paid for the shares and the estimated fair value of the shares on the date of sale.

  On October 24, 1996, the Company entered into a stock subscription agreement with an individual allowing for the purchase of up to 2.6 million shares of common stock at a purchase price of $3.08 per share. Under this agreement, 0.2 million shares were purchased in October 1996, 0.2 million in January 1997 and
0.2 million in April 1997 and additional shares are required to be purchased upon written notice from the Company, but in no event later than October 24, 1998. Subsequent to April 30, 1997, an additional 1.658 million shares have been purchased under the Subscription Agreement.

PREFERRED STOCK

  The Company is authorized to issue up to 50 million shares of preferred stock, par value $.001 per share, in one or more series. As of December 31, 1996 and April 30, 1997, none were outstanding.

                        GROUP MAINTENANCE AMERICA CORP.

OPTIONS

  Under an option agreement dated October 24, 1996, the Company is authorized to grant stock options with respect to 388,800 shares of the Company's common stock to directors and senior management.

  The following is a summary of stock option activity and number of shares reserved for outstanding options.

                                                                OPTION   NUMBER
                                                               PRICE PER   OF
                                                                 SHARE   SHARES
                                                               --------- -------
       Granted................................................   $3.08   291,600
                                                                         -------
       Balance at December 31, 1996...........................           291,600
       Granted................................................   $3.08    69,200
                                                                         -------
       Balance at April 30, 1997..............................           360,800
                                                                         =======

  At April 30, 1997, options representing 28,000 shares were available to be granted under the option agreement.

  The Company has adopted the disclosure-only provisions of the Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost has been recognized for the option agreement as all options have an exercise price equal to or greater than the fair value of the underlying stock at date of grant. Had compensation cost for the Company's stock option plan been determined consistent with the provisions of SFAS No. 123, net loss would have been increased by the following pro forma amounts:

                                                        INCEPTION
                                                       (OCTOBER 21,
                                                          1996)     FOUR MONTHS
                                                         THROUGH       ENDED
                                                       DECEMBER 31,  APRIL 30,
                                                           1996        1997
                                                       ------------ -----------
Net loss:
  As reported.........................................  $(722,517)  $(1,780,743)
  Pro forma...........................................  $(745,602)  $(1,837,870)

  The pro forma compensation cost may not be representative of that to be expected in future years because options vest over several years and additional awards may be made each year.

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used by the plan for fiscal 1996 and for the four months ending April 30, 1997: no dividend yield; expected volatility of 0%; risk-free interest rate of 6.26%; and expected lives of ten years. The weighted average fair value per share of the options granted during fiscal 1996 and in the four months ending April 30, 1997 is estimated to be $1.425.

7. INCOME TAXES

  There is no Federal income tax provision as losses were incurred and a valuation allowance has been established against future benefits deriving from the carryforward of these losses.

                        GROUP MAINTENANCE AMERICA CORP.

8. COMMITMENTS AND CONTINGENCIES

  The Company has entered into various operating lease agreements, primarily for office space, furniture and service equipment. Minimum annual rental payments under non-cancelable operating leases as of June 30, 1997, were approximately as follows:

         FOR THE YEAR ENDING APRIL 30,
         -----------------------------
           1997......................................... $46,000
           1998.........................................     600
           1999.........................................     300
                                                         =======

  Rental expense under operating leases was $9,032 for the period ended December 31, 1996 and $49,194 for the four months ending April 30, 1997.

9. EVENT SUBSEQUENT TO INDEPENDENT AUDITORS' REPORT--STOCK SPLIT

  On August 16, 1997, the Company's Board of Directors declared a 1-for-2.5 reverse stock split of the Company's common stock. All share data included in the consolidated financial statements have been restated to reflect the stock split.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Group Maintenance America Corp. and Subsidiaries (formerly Airtron, Inc.):

  We have audited the accompanying consolidated balance sheets of Group Maintenance America Corp. and Subsidiaries (formerly Airtron, Inc.) (the Company) as of February 29, 1996, February 28, 1997 and June 30, 1997 and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years ended February 28, 1995, February 29, 1996 and February 28, 1997, and the four months ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Group Maintenance America Corp. and Subsidiaries (formerly Airtron, Inc.) as of February 29, 1996, February 28, 1997 and June 30, 1997 and the results of its operations and its cash flows for the years ended February 28, 1995, February 29, 1996 and February 28, 1997, and the four months ended June 30, 1997, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Houston, Texas
August 1, 1997

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES
                            (FORMERLY AIRTRON, INC.)

                          CONSOLIDATED BALANCE SHEETS

                                            FEBRUARY    FEBRUARY     JUNE 30,
                                            29, 1996    28, 1997       1997
                                           ----------- ----------- ------------
                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..............  $ 1,773,643 $ 4,339,406 $  5,875,027
  Accounts receivable, net of allowance
   for doubtful accounts of $568,327,
   $479,905 and $528,769, respectively...    7,409,168   7,811,108   14,939,516
  Inventories............................    3,686,094   3,354,054    4,934,852
  Costs and estimated earnings in excess
   of billings on uncompleted contracts..       36,123      13,229       43,274
  Prepaid expenses and other current
   assets................................      351,783     359,427    1,136,436
  Deferred tax assets....................    1,338,000     764,500    1,607,450
  Refundable income taxes................           --   3,235,500      576,467
                                           ----------- ----------- ------------
    Total current assets.................   14,594,811  19,877,224   29,113,022
PROPERTY AND EQUIPMENT, net..............    1,387,456   1,289,242    4,721,461
GOODWILL, net of accumulated amortization
 of $30,795..............................           --          --   18,317,831
DEFERRED TAX ASSET.......................    4,957,700   3,195,100   10,120,000
OTHER NONCURRENT ASSETS..................    7,342,260   2,791,491    2,669,975
                                           ----------- ----------- ------------
    Total assets.........................  $28,282,227 $27,153,057 $ 64,942,289
                                           =========== =========== ============
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Short-term borrowings and current
   maturities of long-term debt..........  $        -- $   148,994 $  4,577,200
  Accounts payable.......................    2,958,771   2,882,012    7,089,459
  Accrued expenses.......................    5,231,529   7,765,355    5,315,951
  Due to related parties.................           --          --      537,421
  Billings in excess of costs and
   estimated earnings on uncompleted
   contracts.............................    1,554,948   1,469,002    1,780,467
  Deferred service contract revenue......      732,655     738,559    1,153,186
  Income taxes payable...................      832,023     536,498      494,479
  Other current liabilities..............           --          --      740,000
                                           ----------- ----------- ------------
    Total current liabilities............   11,309,926  13,540,420   21,688,163
LONG-TERM DEBT, net of current
 maturities..............................           --   1,140,933   26,467,994
COMPENSATION AND BENEFITS PAYABLE........    9,909,809   5,831,263           --
DUE TO SHAREHOLDERS......................           --          --    9,744,500
OTHER LONG-TERM LIABILITIES..............      689,100     650,000      918,477
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PREFERRED STOCK AND RELATED
 WARRANTS................................           --          --   17,121,133
SHAREHOLDERS' EQUITY (DEFICIT):
  Common stock, $.001 par value;
   100,000,000 shares authorized;
   5,692,261, 4,652,140 and 8,707,998
   shares issued and outstanding,
   respectively..........................        5,692       4,652        8,708
  Additional paid-in capital.............    2,701,116   2,646,093   25,740,895
  Retained earnings (deficit)............    3,666,584   3,339,696  (34,693,811)
                                           ----------- ----------- ------------
  Subscriptions receivable...............           --          --   (2,053,770)
    Total shareholders' equity (deficit).    6,373,392   5,990,441  (10,997,978)
                                           ----------- ----------- ------------
    Total liabilities and shareholders'
     equity (deficit)....................  $28,282,227 $27,153,057 $ 64,942,289
                                           =========== =========== ============

  The accompanying notes are an integral part of these consolidated financial statements.

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES
                            (FORMERLY AIRTRON, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              FOUR MONTHS ENDED JUNE
                         YEAR ENDED  YEAR ENDED  YEAR ENDED             30,
                          FEBRUARY    FEBRUARY    FEBRUARY    ------------------------
                          28, 1995    29, 1996    28, 1997       1996         1997
                         ----------- ----------- -----------  -----------  -----------
                                                              (UNAUDITED)
REVENUES................ $72,225,889 $73,764,643 $81,879,819  $25,956,840  $31,085,514
COST OF SERVICES........  50,459,914  52,673,935  58,505,888   18,925,670   22,686,136
                         ----------- ----------- -----------  -----------  -----------
  Gross profit..........  21,765,975  21,090,708  23,373,931    7,031,170    8,399,378
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............  17,882,164  17,614,854  19,811,136    5,461,278    6,189,127
COMPENSATION EXPENSE
 FROM REVERSE
 ACQUISITION............          --          --          --           --    6,978,300
WARRANT COMPENSATION....   2,400,000          --          --           --           --
                         ----------- ----------- -----------  -----------  -----------
  Income (loss) from
   operations...........   1,483,811   3,475,854   3,562,795    1,569,892   (4,768,049)
OTHER INCOME (EXPENSE):
  Interest expense......          --          --     (82,211)     (37,768)    (352,666)
  Interest income.......      75,835      67,744     170,918       20,100       93,212
  Other.................     140,078     246,219     256,249       23,535        2,821
                         ----------- ----------- -----------  -----------  -----------
    Income (loss) before
     income tax
     provision..........   1,699,724   3,789,817   3,907,751    1,575,759   (5,024,682)
INCOME TAX PROVISION....     910,664   1,650,956   1,571,680      633,614      800,000
                         ----------- ----------- -----------  -----------  -----------
NET INCOME (LOSS)....... $   789,060 $ 2,138,861 $ 2,336,071  $   942,145  $(5,824,682)
                         =========== =========== ===========  ===========  ===========
WEIGHTED AVERAGE SHARES
 OUTSTANDING............   8,008,122   6,190,337   5,172,201    5,172,201    8,875,295
                         =========== =========== ===========  ===========  ===========
NET INCOME (LOSS) PER
 SHARE.................. $      0.10 $      0.35 $      0.45  $      0.18  $     (0.66)
                         =========== =========== ===========  ===========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES
                            (FORMERLY AIRTRON, INC.)

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                             COMMON STOCK       ADDITIONAL                                                 TOTAL
                          --------------------    PAID-IN      RETAINED     TREASURY    SUBSCRIPTIONS  SHAREHOLDERS'
                            SHARES     AMOUNT     CAPITAL      EARNINGS       STOCK      RECEIVABLE   EQUITY (DEFICIT)
                          ----------  --------  -----------  ------------  -----------  ------------- ----------------
BALANCE, February 28,
 1994...................     502,767  $502,767  $        --  $  7,305,936  $(5,633,300)           --    $  2,175,403
 Adjustment to convert
  number and par value
  of Airtron shares to
  shares of GroupMAC
  Parent ...............   8,825,065  (493,439)     493,439            --           --            --              --
                          ----------  --------  -----------  ------------  -----------   -----------    ------------
RESTATED BALANCE,
 February 28, 1994......   9,327,832     9,328      493,439     7,305,936   (5,633,300)           --       2,175,403
 Purchases of stock.....          --        --           --            --   (1,534,896)           --      (1,534,896)
 Cancellation of
  treasury stock........  (2,639,420)   (2,640)    (139,626)   (4,618,714)   4,760,980            --              --
 Contributions of
  benefit trust.........          --        --           --            --    2,125,866            --       2,125,866
 Compensation on
  warrants..............          --        --    2,400,000            --           --            --       2,400,000
 Net income.............          --        --           --       789,060           --            --         789,060
                          ----------  --------  -----------  ------------  -----------   -----------    ------------
BALANCE, February 28,
 1995...................   6,688,412     6,688    2,753,813     3,476,282     (281,350)           --       5,955,433
 Purchases of stock.....          --        --           --            --   (2,657,565)           --      (2,657,565)
 Cancellation of
  treasury stock........    (996,151)     (996)     (52,697)   (1,948,559)   2,002,252            --              --
 Contributions to
  benefit trust.........          --        --           --            --      936,663            --         936,663
 Net income.............          --        --           --     2,138,861           --            --       2,138,861
                          ----------  --------  -----------  ------------  -----------   -----------    ------------
BALANCE, February 29,
 1996...................   5,692,261     5,692    2,701,116     3,666,584           --            --       6,373,392
 Purchases of stock.....          --        --           --            --   (2,112,474)           --      (2,112,474)
 Repurchase of warrants.          --        --           --      (600,000)          --            --        (600,000)
 Cancellation of
  treasury stock........  (1,040,121)   (1,040)     (55,023)   (2,056,411)   2,112,474            --              --
 Distributions to
  shareholders..........          --        --           --        (6,548)          --            --          (6,548)
 Net income.............          --        --           --     2,336,071           --            --       2,336,071
                          ----------  --------  -----------  ------------  -----------   -----------    ------------
BALANCE, February 28,
 1997...................   4,652,140     4,652    2,646,093     3,339,696           --            --       5,990,441
 Purchase of Acquired
  Companies.............   2,713,858     2,714   23,065,369            --           --    (6,153,000)     16,915,083
 Preferred Stock issued
  to Airtron
  shareholders in
  reverse acquisition...          --        --           --   (14,873,133)          --            --     (14,873,133)
 Distribution to Airtron
  shareholders in
  reverse acquisition...          --        --           --   (17,335,692)          --            --     (17,335,692)
 Shares issued under
  subscription
  agreement.............   1,332,000     1,332       (1,332)           --           --     4,099,230       4,099,230
 Exercise of options....      10,000        10       30,765            --           --            --          30,775
 Net loss...............          --        --           --    (5,824,682)          --            --      (5,824,682)
                          ----------  --------  -----------  ------------  -----------   -----------    ------------
BALANCE, June 30, 1997..   8,707,998  $  8,708  $25,740,895  $(34,693,811) $        --   $(2,053,770)   $(10,997,978)
                          ==========  ========  ===========  ============  ===========   ===========    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES
                            (FORMERLY AIRTRON, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      FOUR MONTHS ENDED
                          YEAR ENDED    YEAR ENDED    YEAR ENDED           JUNE 30,
                         FEBRUARY 28,  FEBRUARY 29,  FEBRUARY 28,  -------------------------
                             1995          1996          1997         1996          1997
                         ------------  ------------  ------------  -----------  ------------
                                                                   (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income (loss)...... $   789,060   $ 2,138,861   $ 2,336,071   $   942,145  $ (5,824,682)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
 Depreciation and
  amortization..........     228,759       238,338       208,037        71,836       194,477
 Gain from sale of
  property and
  equipment.............       6,993        (9,222)     (223,593)       (5,521)           --
 Deferred income taxes..  (2,295,336)   (1,400,500)    2,336,100     1,204,700     2,338,223
 Non-cash compensation
  expense from reverse
  acquisition...........          --            --            --            --     6,978,300
 Warrant compensation...   2,400,000            --            --            --            --
 Changes in operating
  assets and
  liabilities, net of
  effect of
  acquisitions
  accounted for as
  purchases:
  (Increase) decrease
   in -
   Accounts receivable..    (571,196)     (403,499)     (401,940)   (1,756,106)   (2,078,958)
   Inventories..........    (177,969)      171,699       332,040       456,037        29,553
   Costs and estimated
    earnings in excess
    of billings on
    uncompleted
    contracts...........    (174,216)      163,218        22,894            --       (30,045)
   Prepaid expenses and
    other current
    assets..............       2,718       (33,805)       (7,644)   (1,068,085)       71,952
   Refundable income
    taxes...............          --            --    (3,235,500)           --       431,378
   Other noncurrent
    assets..............          --            --            --            --         4,821
  Increase (decrease)
   in -
   Accounts payable.....      (2,464)      425,430       (76,759)    1,400,875       461,236
   Accrued expenses.....     417,434       667,499     2,533,826      (435,002)   (5,848,590)
   Due to related
    parties.............          --            --            --            --       (10,395)
   Billings in excess of
    costs and estimated
    earnings on
    uncompleted
    contracts...........     248,316      (143,888)      (85,946)      340,007       311,465
   Deferred service
    contract revenue....      46,264        23,516         5,904        27,844      (104,989)
   Income tax payable...     (77,096)      590,661      (295,525)   (1,597,897)     (221,172)
   Other current
    liabilities.........          --            --            --            --       619,120
   Compensation and
    benefits payable....   1,498,152     1,579,127       254,920    (1,086,957)       (8,513)
   Other long-term
    liabilities.........          --            --            --            --       121,405
                         -----------   -----------   -----------   -----------  ------------
    Net cash provided by
     (used in) operating
     activities.........   2,339,419     4,007,435     3,702,885    (1,506,124)   (2,565,414)
                         -----------   -----------   -----------   -----------  ------------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Cash paid for
  acquisitions, net of
  cash acquired of
  $2,011,220............          --            --            --            --    (5,342,855)
 Deferred offering
  costs.................          --            --            --            --      (545,690)
 Purchases of property
  and equipment.........    (370,289)     (246,009)     (182,256)      (49,048)     (364,955)
 Proceeds from sale of
  property and
  equipment.............          --        56,909       296,026            --            --
 Proceeds from note
  receivable............      29,396            --       155,803            --            --
                         -----------   -----------   -----------   -----------  ------------
    Net cash provided by
     (used in) investing
     activities.........    (340,893)     (189,100)      269,573       (49,048)   (6,253,500)
                         -----------   -----------   -----------   -----------  ------------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Purchases of stock.....  (1,534,896)   (2,657,565)     (787,174)     (205,471)           --
 Repurchase of warrants.          --            --      (538,500)           --            --
 Proceeds from long-term
  debt..................          --            --            --            --    29,600,000
 Payments of long-term
  debt..................          --            --       (35,373)           --    (2,976,681)
 Payments of other long-
  term obligations......          --       (37,000)      (39,100)      (13,000)           --
 Deferred offering
  costs.................          --            --            --            --       (31,838)
 Issuance of stock......          --            --            --            --     4,099,230
 Exercise of options....          --            --            --            --        30,775
 Distributions to
  shareholders..........          --            --        (6,548)           --   (20,366,951)
                         -----------   -----------   -----------   -----------  ------------
    Net cash provided by
     (used in) financing
     activities.........  (1,534,896)   (2,694,565)   (1,406,695)     (218,471)   10,354,535
                         -----------   -----------   -----------   -----------  ------------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............     463,630     1,123,770     2,565,763    (1,773,643)    1,535,621
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............     186,243       649,873     1,773,643     1,773,643     4,339,406
                         -----------   -----------   -----------   -----------  ------------
CASH AND CASH
 EQUIVALENTS, end of
 period................. $   649,873   $ 1,773,643   $ 4,339,406   $        --  $  5,875,027
                         ===========   ===========   ===========   ===========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES
                           (FORMERLY AIRTRON, INC.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

  Group Maintenance America Corp. (GroupMAC Parent) was incorporated as a Texas corporation in October, 1996 to build a national company providing heating, ventilation and air conditioning (HVAC), plumbing and electrical services.

  Effective April 30, 1997, GroupMAC Parent entered into an Agreement and Plan of Exchange (the Agreement) with Airtron, Inc. (Airtron), in which $20,366,951 in cash, 14,873,133 shares of GroupMAC Parent preferred stock and 4,652,140 shares of GroupMAC Parent common stock were issued to shareholders of Airtron in exchange for 100 percent of the then outstanding shares of Airtron.

  Although for legal purposes Airtron was acquired by GroupMAC Parent, for accounting purposes, the transaction was accounted for as a reverse acquisition, as if Airtron acquired GroupMAC Parent, due to the fact that the former shareholders of Airtron then owned a majority of GroupMAC Parent's common stock. In connection with the purchase of GroupMAC Parent, the consideration paid to the shareholders of GroupMAC Parent was recorded as a nonrecurring compensation expense of $6,978,300 in the accompanying statements of operations for the four month period ended June 30, 1997. The consolidated financial statements presented herein for the periods prior to the effective date of the acquisition only include the accounts of Airtron. The consolidated statements of shareholders' equity have been converted from Airtron's capital stock structure to GroupMAC Parent's capital stock structure to reflect the exchange of shares pursuant to the Agreement. The cash paid to the Airtron shareholders, net of existing liabilities to former shareholders, has been treated as a distribution to the Airtron shareholders. The consolidated group of companies are collectively referred to herein as GroupMAC and Subsidiaries or "the Company." All significant intercompany balances have been eliminated. Concurrent with the initial public offering of the Company's common stock, the Company intends to change its fiscal year end from February 28 to December 31.

  Airtron was incorporated in 1970 as a Delaware Corporation. Airtron installs and services brand name heating and air conditioning equipment for residential and commercial customers located in Ohio, Indiana, Kentucky, Florida and Texas.

  In May and June 1997, the Company acquired in separate transactions seven additional residential or commercial service companies (the Acquired Companies), through a combination of cash and preferred and common stock of the Company. Subsequent to June 30, 1997 the Company acquired three additional companies and has signed definitive agreements to acquire 13 others.

  The acquisitions of the Acquired Companies were accounted for as purchase business combinations, with the results of operations included in the Company's financial statements from the effective date of acquisition.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim Financial Information

  The interim consolidated financial statements for the four months ended June 30, 1996, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES
                           (FORMERLY AIRTRON, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Use of Estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

  Revenues from work orders are recognized as services are performed. Revenues from service and maintenance contracts are recognized over the life of the contracts. Revenues from construction contracts are recognized on a percentage of completion basis using the cost-to-cost method. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

Cash and Cash Equivalents

  Cash equivalents of approximately $911,000, $2,189,000 and $3,823,000 at February 29, 1996, February 28, 1997 and June 30, 1997, respectively, consist of short-term investments in money market funds. For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash payments for income taxes were approximately $2,946,000, $2,452,000, $2,586,000 and $456,000 for the years ended February 28, 1995, February 29, 1996 and February 28, 1997 and the four months ended June 30, 1997, respectively.

Investments

  The Company classifies all investments held for the deferred compensation plan with readily determinable fair values as trading securities. These securities are recorded at fair value with unrealized holding gains and losses reported in earnings. Where readily determinable fair values are not available, investments are recorded at cost.

Inventories

  Inventories consist primarily of purchased materials and supplies. The inventory is valued at the lower of cost or market, with cost determined on a first-in, first-out (FIFO) basis.

Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed principally using the straight-line method over the useful lives of the assets. Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated useful life of the asset.

  Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures of major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

Goodwill

  Goodwill represents the excess of the aggregate purchase price over the fair value of net assets acquired and is amortized on a straight-line basis over a period of 40 years. The Company assesses the recoverability of

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES
                           (FORMERLY AIRTRON, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows compared to the carrying value of goodwill. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

Stock-Based Compensation

  SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

Warranty Costs

  The Company generally warrants all of its work for a period of one year from the date of installation. A provision for estimated warranty costs is made at the time a product is sold or service is rendered.

Income Taxes

  The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

New Accounting Pronouncement

  Effective March 1, 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

  In February 1997, the Financial Accounting Standards Board issued SFAS 128, Earnings Per Share, which the Company is required to adopt for both interim and annual periods ending after December 15, 1997. SFAS 128 simplifies the earnings per share calculation by replacing primary earnings per share with basic earnings per share, as well as requiring the presentation of fully diluted earnings per share. Basic earnings per share is computed by dividing reported earnings available to common shareholders by the weighted average shares outstanding. The Company's current presentation of net income per share is the same as the fully diluted earnings per share presentation required by SFAS 128.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES
                           (FORMERLY AIRTRON, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Net Income Per Share

  Net income per share is calculated by dividing net income by the weighted average number of shares of common stock and common stock equivalents. Stock options are regarded as common stock equivalents and are therefore considered in net income per share calculations if dilutive. Common stock equivalents are computed using the treasury stock method. All stock options are dilutive and, accordingly, primary and fully diluted net income per share are the same.

  The following table summarizes weighted average shares outstanding for each of the periods presented (in thousands).

                                                                   FOUR MONTHS ENDED
                           YEAR ENDED   YEAR ENDED   YEAR ENDED        JUNE 30,
                          FEBRUARY 28, FEBRUARY 29, FEBRUARY 28, ---------------------
                              1995         1996         1997        1996       1997
                          ------------ ------------ ------------ ----------- ---------
                                                                 (UNAUDITED)
Shares issued in the
 acquisition of Airtron.   8,008,122    6,190,337    5,172,201    5,172,201  4,652,140
Group Maintenance
 America Corp. shares
 outstanding, excluding
 acquisitions...........          --           --           --           --  2,953,345
Shares issued for the
 acquisition of the
 Acquired Companies.....          --           --           --           --  1,102,513
Stock options, net of
 assumed repurchase of
 common shares as
 treasury stock.........          --           --           --           --    167,297
                           ---------    ---------    ---------    ---------  ---------
                           8,008,122    6,190,337    5,172,201    5,172,201  8,875,295
                           =========    =========    =========    =========  =========

3. BUSINESS COMBINATIONS

  During May and June 1997, the Company acquired the Acquired Companies for an aggregate consideration of approximately $21,608,000. This consisted of $7,705,000 in cash and payables to the former shareholders of the Acquired Companies, and 2,248,000 and 1,110,019 shares of preferred and common stock, respectively. The preferred stock was valued at $2,248,000 its redemption value of $1 per share. The common stock was valued at its estimated fair value at the time of the respective acquisition. The Company financed the cash portion of the purchase consideration through borrowings under its credit agreement. Purchase price consideration is subject to final adjustment. The allocation of purchase price to the assets acquired and liabilities assumed has been initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information becomes available.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES
                           (FORMERLY AIRTRON, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The unaudited pro forma data presented below consists of the combined income statement data for GroupMAC Parent, Airtron and the Acquired Companies as if the acquisitions were effective on the first day of the period being reported (in thousands, except for per share amounts) (unaudited).

                                                           FISCAL   FOUR MONTHS
                                                            YEAR       ENDED
                                                            1996   JUNE 30, 1997
                                                          -------- -------------
       Revenues.......................................... $128,500    $43,900
                                                          ========    =======
       Net income........................................ $  6,000    $ 1,000
                                                          ========    =======
       Net income per share.............................. $   0.68    $  0.11
                                                          ========    =======

  The above pro forma amounts for 1996 include the historical information for each of the companies using their historical year end, rather than the year end of the Company, as the Acquired Companies year end approximates the Company's. The pro forma amounts for 1997 include the results of operations for each of the companies for the four months ended June 30, 1997. Pro forma adjustments included in the amounts above include compensation differentials, adjustment for goodwill amortization over a period of 40 years, elimination of historical interest expense on long-term debt which was repaid, the addition of interest expense on borrowed funds used to finance the acquisition of Airtron and the Acquired Companies, and adjustment to the federal and state income tax provisions based on pro forma operating results. Net income per share for 1996 and 1997 assumes all shares issued for the acquisitions of Airtron and the Acquired Companies had been outstanding for the periods presented.

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

  Other noncurrent assets consists of the following:

                                               FEBRUARY   FEBRUARY   JUNE 30,
                                               29, 1996   28, 1997     1997
                                              ---------- ---------- ----------
Investments restricted for benefit of
 employees:
  Recorded at fair value..................... $4,033,097 $       -- $       --
  Recorded at cost...........................  3,153,360  2,791,491         --
Note receivable..............................    155,803         --         --
Refundable income taxes......................         --         --  2,183,883
Other noncurrent assets......................         --         --    486,092
                                              ---------- ---------- ----------
                                              $7,342,260 $2,791,491 $2,669,975
                                              ========== ========== ==========

  Accrued expenses consists of the following:

Accrued payroll costs and benefits............ $4,423,249 $7,006,790 $3,063,446
Warranties....................................    494,506    544,031    853,592
Other accrued expenses........................    313,774    214,534  1,398,913
                                               ---------- ---------- ----------
                                               $5,231,529 $7,765,355 $5,315,951
                                               ========== ========== ==========

                GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES
                            (FORMERLY AIRTRON, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
5. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

  The summary of the status of uncompleted contracts is as follows:

                                      FEBRUARY 29,  FEBRUARY 28,    JUNE 30,
                                          1996          1997          1997
                                      ------------  ------------  ------------
Costs incurred....................... $ 14,613,066  $ 13,125,649  $ 16,489,091
Estimated earnings recognized........    2,983,612     2,275,287     3,129,035
                                      ------------  ------------  ------------
                                        17,596,678    15,400,936    19,618,126
Less billings on contracts...........  (19,115,503)  (16,856,709)  (21,355,319)
                                      ------------  ------------  ------------
                                      $ (1,518,825) $ (1,455,773) $ (1,737,193)
                                      ============  ============  ============

  These costs and estimated earnings on uncompleted contracts are included in the accompanying consolidated balance sheets under the following captions:

                                         FEBRUARY 29,   FEBRUARY     JUNE 30,
                                             1996       28, 1997       1997
                                         ------------  -----------  -----------
Costs and estimated earnings in excess
 of billings on uncompleted contracts... $    36,123   $    13,229  $    43,274
Billings in excess of costs and
 estimated earnings on uncompleted
 contracts..............................  (1,554,948)   (1,469,002)  (1,780,467)
                                         -----------   -----------  -----------
                                         $(1,518,825)  $(1,455,773) $(1,737,193)
                                         ===========   ===========  ===========

6. PROPERTY AND EQUIPMENT

  The principal categories and estimated useful lives of property and equipment were as follows:

                              ESTIMATED
                               USEFUL     FEBRUARY     FEBRUARY     JUNE 30,
                                LIVES     29, 1996     28, 1997       1997
                             ----------- -----------  -----------  -----------
Land........................          -- $   244,813  $   217,551  $   217,551
Building and improvements... 20-30 years     927,631      639,903      639,903
Service and other vehicles..   4-7 years     114,837      134,795    2,533,669
Machinery and equipment.....  5-10 years     679,748      686,319    1,156,245
Office equipment, furniture
 and fixtures...............  5-10 years     667,220      724,013    1,313,933
Leasehold improvements......          --     542,422      550,033      687,214
                                         -----------  -----------  -----------
                                           3,176,671    2,952,614    6,548,515
Less accumulated
 depreciation...............              (1,789,215)  (1,663,372)  (1,827,054)
                                         -----------  -----------  -----------
                                         $ 1,387,456  $ 1,289,242  $ 4,721,461
                                         ===========  ===========  ===========

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES
                           (FORMERLY AIRTRON, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

7. SHORT-AND LONG-TERM DEBT

  Short-and long-term debt consists of the following:

                                                       FEBRUARY    JUNE 30,
                                                       28, 1997      1997
                                                      ----------  -----------
Note payable to former shareholder at 8.25%, due in
 monthly installments of $20,822 including interest,
 repaid in May 1997 with proceeds from the Company's
 Credit Agreement.................................... $1,289,927  $        --
Credit Agreement:
  Revolving credit loan..............................         --      500,000
  Advancing acquisition line of credit loan..........         --    9,100,000
  Term loan..........................................         --   20,000,000
Equipment installment loans payable to banks and
 other financial institutions, interest varying from
 7.5% to 10.25%, payable in monthly installments
 including interest, final installment due January
 1998................................................         --      450,230
Equipment installment loans payable to banks,
 interest varying from 8.75% to 9.0%, secured by
 certain equipment, payable in monthly and quarterly
 installments including interest, final installment
 due November 2000...................................         --      471,295
Notes payable to the former shareholders of an
 Acquired Company at 8%, payable in monthly
 installments through November 2004..................         --      523,669
                                                      ----------  -----------
    Total short- and long-term debt..................  1,289,927   31,045,194
Less short-term borrowings and current maturities....   (148,994)  (4,577,200)
                                                      ----------  -----------
                                                      $1,140,933  $26,467,994
                                                      ==========  ===========

  On May 2, 1997, the Company entered into a credit agreement (the Credit Agreement) with a total commitment of $35 million. The Credit Agreement consists of three portions: (a) a revolving credit agreement up to $3 million for use as working capital, (b) a $12 million advancing acquisition line of credit to finance the acquisitions, and (c) a $20 million term loan to finance the acquisition of Airtron. Borrowings under the Credit Agreement bear interest through October 1998 at the prime rate. Beginning in November 1998, the interest rate is adjusted for margins ranging from 0% to 0.5%, depending on the ratio of the Company's funded debt to its historical earnings before interest, taxes, depreciation and amortization, subject to certain adjustments, as approved by the lender. The Company is subject to commitment fees of 0.25% per annum for the unutilized portion of the revolving credit agreement and the advancing acquisition line of credit. The Credit Agreement prohibits the Company from incurring additional indebtedness, except for indebtedness existing at the time of execution of the Credit Agreement, letters of credit up to $750,000, earn-out obligations and other limitations. The Company may not pay any dividends or repurchase outstanding shares of the Company's stock, except for the purchase of stock of departing officers and employees. The Credit Agreement also requires the Company to maintain certain levels of consolidated net worth and comply with certain other financial covenants. The Company's subsidiaries have guaranteed all borrowings under the Credit Agreement. All outstanding borrowings under the revolving credit agreement are due on or before October 31, 1998, and the advancing acquisition line of credit and the term loan mature on April 30, 2003. At June 30, 1997, the applicable interest rate is 8.5%.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES
                           (FORMERLY AIRTRON, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The aggregate maturities of the long-term debt as of June 30, 1997 are as follows:

         YEAR ENDING JUNE 30,
         --------------------
           1998..................................... $ 4,577,200
           1999.....................................   5,168,487
           2000.....................................   5,498,520
           2001.....................................   5,450,153
           2002.....................................   5,450,153
           Thereafter...............................   4,900,681
                                                     -----------
                                                     $31,045,194
                                                     ===========

8. DUE TO SHAREHOLDERS

  Under the Agreement, part of the cash purchase price paid to shareholders relates to the tax benefits which will be received by the Company related to the exercise of previously outstanding warrants and distributions under deferred compensation arrangements. A liability and deferred tax asset of $9,744,500 have been recognized in the accompanying consolidated financial statements for an estimate of these amounts as of June 30, 1997.

9. STOCK-BASED COMPENSATION PLANS

  Prior to the Agreement, under an option agreement dated October 24, 1996, GroupMAC Parent granted stock options to directors and senior management to purchase an aggregate of 360,800 shares at an exercise price of $3.08. Subsequent to the Agreement the Company did not grant any stock options through June 30, 1997. Under this option agreement, options representing 350,800 shares of common stock were outstanding at June 30, 1997 and there were options representing 28,000 shares of common stock available for grant.

  The following is a summary of stock option activity and number of shares reserved for outstanding options.

                                                               OPTION   NUMBER
                                                              PRICE PER   OF
                                                                SHARE   SHARES
                                                              --------- -------
       Granted...............................................   $3.08   291,600
                                                                        -------
       Balance at December 31, 1996..........................           291,600
       Granted...............................................   $3.08    69,200
                                                                        -------
       Balance at April 30, 1997, date of Agreement..........           360,800
       Exercised.............................................   $3.08   (10,000)
                                                                        -------
       Balance at June 30, 1997..............................           350,800
                                                                        =======

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES
                           (FORMERLY AIRTRON, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The Company has adopted the disclosure-only provisions of the Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation. Accordingly, compensation cost has been recognized only for the options which have an exercise price less than the fair value of the underlying stock at date of grant. Had compensation cost for the Company's stock option plan been determined consistent with the provisions of SFAS No. 123, net income and net income per share would have been decreased by the following pro forma amounts:

                                                                    FOUR MONTHS
                                                                       ENDED
                                                                     JUNE 30,
                                                                       1997
                                                                    -----------
Net Loss:
  As Reported...................................................... $(5,824,682)
  Pro forma........................................................ $(5,853,682)
Net Loss Per Share:
  As Reported...................................................... $     (0.66)
  Pro forma........................................................ $     (0.66)

  The pro forma compensation cost may not be representative of that to be expected in future years because options vest over several years and additional awards may be made each year.

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for fiscal 1996 for the plan: no dividend yield; expected volatility of 0%; risk-free interest rate of 6.26%; and expected lives of ten years. The weighted average fair value per share of the options granted prior to the Agreement is estimated to be $1.425.

  In July 1994, Airtron extended 60,000 warrants to purchase common shares at $1 each until August 1, 2011. The appraisal for market value of Airtron's stock at that time, was $40 per share, resulting in a charge of $2,400,000 and an offsetting increase in retained earnings in fiscal 1995. All 60,000 warrants were outstanding at February 29, 1996. In August 1996, 15,000 of these warrants were purchased from a former shareholder for $538,500, resulting in a reduction in retained earnings for the original recorded value of the warrants of $600,000 with the offset recorded as other income. At February 28, 1997, 45,000 warrants were outstanding. In connection with the Agreement these warrants were exchanged for cash and preferred and common shares of GroupMAC Parent.

  Airtron had deferred compensation arrangements for certain members of management and the Board of Directors.The assets and liabilities previously recorded by the Company have been reflected as distributions in the accompanying financial statements.

10. SHAREHOLDERS' EQUITY

COMMON STOCK

  The Company is authorized to issue 100 million shares of common stock, $.001 par value. There are 8,707,998 shares of common stock outstanding at June 30, 1997.

  On October 24, 1996, the Company entered into a stock subscription agreement with an individual allowing for the purchase of up to 2.6 million shares of common stock at a purchase price of $3.08 per share. Under this agreement, 0.2 million shares were purchased in October, 1996, 0.2 million in January, 1997,
0.2 million in April, 1997, 880,000 on May 5, 1997, 452,000 on June 12, 1997,
326,000 on July 14, 1997 and additional shares are required to be purchased upon written notice from the Company, but in no event later than October 24, 1998.

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                           (FORMERLY AIRTRON, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

PREFERRED STOCK

  The Company is authorized to issue up to 50 million shares of preferred stock, par value of $.001 per share, in one or more series. The non-convertible, non-voting preferred stock is redeemable at any time after the initial issuance, in whole or in part, at the option of the Company, at an amount equal to the liquidation value of $1.00 per share plus any accrued but unpaid dividends. In the event that an initial public offering (IPO) has not occurred by June 30, 1999, cumulative dividends accrue commencing July 1, 1999 at an annual rate of $.08 per whole share. Redemption of all outstanding preferred stock is mandatory upon an IPO.

  In connection with certain acquisitions, the Company has issued 15,407,511 shares of preferred stock and warrants to purchase 1,713,622 shares of preferred stock. Subsequent to June 30, 1997, an additional 2,150,462 shares of preferred stock were issued in connection with other acquisitions (see Note
16).

11. INCOME TAXES

  Income tax expense consists of:

                                                                    FOUR MONTHS
                             YEAR ENDED   YEAR ENDED   YEAR ENDED      ENDED
                              FEBRUARY     FEBRUARY     FEBRUARY     JUNE 30,
                              28, 1995     29, 1996     28, 1997       1997
                             -----------  -----------  -----------  -----------
Current:
  Federal................... $ 2,590,000  $ 2,529,500  $(1,020,024) $(1,656,723)
  State and local...........     616,000      536,456      384,338      118,500
                             -----------  -----------  -----------  -----------
                               3,206,000    3,065,956     (635,686)  (1,538,223)
Deferred:
  Federal...................  (2,295,336)  (1,415,000)   2,207,366    2,338,223
  State and local...........          --           --           --           --
                             -----------  -----------  -----------  -----------
                             $   910,664  $ 1,650,956  $ 1,571,680  $   800,000
                             ===========  ===========  ===========  ===========

  Total income tax expense differs from the amounts computed by applying the U.S. federal statutory income tax rate of 34% to income before income tax provision as a result of the following:

                                                                   FOUR MONTHS
                             YEAR ENDED   YEAR ENDED   YEAR ENDED     ENDED
                            FEBRUARY 28, FEBRUARY 29, FEBRUARY 28,  JUNE 30,
                                1995         1996         1997        1997
                            ------------ ------------ ------------ -----------
Tax provision (benefit) at
 statutory rate............   $577,906    $1,288,538   $1,328,635  $(1,708,392)
Increase (decrease)
 resulting from:
  State income taxes, net
   of federal benefit......    406,560       354,061      253,663       78,210
  Compensation expense from
   reverse acquisition.....         --            --           --    2,372,622
  Other....................    (73,802)        8,357      (10,618)      57,560
                              --------    ----------   ----------  -----------
                              $910,664    $1,650,956   $1,571,680  $   800,000
                              ========    ==========   ==========  ===========

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                           (FORMERLY AIRTRON, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The components of the deferred income tax assets and liabilities are as follows:

                              FEBRUARY    FEBRUARY    JUNE 30,
                              29, 1996    28, 1997      1997
                             ----------  ----------  -----------
Deferred income tax assets:
  Allowance for doubtful
   accounts................. $  221,600  $  187,200  $   201,660
  Inventories...............    222,800     245,600      245,590
  Accrued expenses..........    611,200     577,300    1,213,640
  Compensation and benefits.  5,430,000   2,986,600   10,076,080
  Other.....................         --          --      473,360
                             ----------  ----------  -----------
    Total deferred income
     tax assets.............  6,485,600   3,996,700   12,210,330
                             ----------  ----------  -----------
Deferred income tax
 liabilities:
  Depreciation..............     (2,000)    (37,100)    (313,580)
  State franchise tax.......   (163,300)         --      (35,300)
  Other.....................    (24,600)         --     (134,000)
                             ----------  ----------  -----------
    Total deferred income
     tax liabilities........   (189,900)    (37,100)    (482,880)
                             ----------  ----------  -----------
    Net deferred income tax
     assets................. $6,295,700  $3,959,600  $11,727,450
                             ==========  ==========  ===========

  These deferred income tax assets and liabilities are included in the accompanying consolidated balance sheets under the following captions:

Deferred tax assets--current................. $1,338,000 $  764,500 $ 1,607,450
Deferred tax assets--long-term...............  4,957,700  3,195,100  10,120,000
                                              ---------- ---------- -----------
                                              $6,295,700 $3,959,600 $11,727,450
                                              ========== ========== ===========

  Management believes it is more likely than not the Company will realize the benefits of the net deferred tax assets.

12. LEASES

  Operating leases for certain facilities and transportation equipment expire at various dates through 2009. Certain leases contain renewal options. Approximate minimum future rental payments as of June 30, 1997 are as follows:

         1998....................................... $ 2,141,000
         1999.......................................   1,705,000
         2000.......................................   1,341,000
         2001.......................................   1,129,000
         2002.......................................   1,018,000
         Thereafter.................................   5,569,000
                                                     -----------
                                                     $12,903,000
                                                     ===========

  Total rental expense for the years ended February 28, 1995, February 29, 1996 and February 28, 1997 and the four months ended June 30, 1997 was approximately $1,223,000, $1,970,000, $1,726,000 and $584,000, respectively,
(including $328,000, $445,000, $605,000 and $245,000, respectively, to related parties).

               GROUP MAINTENANCE AMERICA CORP. AND SUBSIDIARIES

                           (FORMERLY AIRTRON, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


13. EMPLOYEE BENEFIT PLANS

  Airtron maintains a Profit Sharing and Stock Ownership Plan (the Plan). Substantially all Airtron employees are eligible to participate in the Plan. Airtron's contribution, as determined by the Board of Directors, is based upon the participant's gross pay and amounted to approximately $222,000 in fiscal years ending in 1995, 1996 and 1997 and $74,000 in the four months ended June 30, 1997. In connection with the Agreement (see Note 1) all Airtron shares held by the Plan were exchanged for cash and preferred and common shares of Group MAC Parent.

  Certain of the Acquired Companies maintain defined contribution plans covering substantially all employees.

14. COMMITMENTS AND CONTINGENCIES

  The Company is involved in various legal actions. It is not possible to predict the outcome of these matters; however, in the opinion of management, the disposition of these matters will not have a material adverse effect on the Company's consolidated financial position or results of operations.

15. FINANCIAL INSTRUMENTS

  The Company's financial instruments consist of cash and cash equivalents, restricted investments (carried at cost or fair value--see Note 4) and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximate their fair value.

16. SUBSEQUENT EVENTS

  During July 1997, the Company acquired three companies for an aggregate of approximately $4,088,000 in cash and payables to the former shareholders of the companies, and 2,150,000 and 304,000 shares of preferred and common stock, respectively, along with warrants to purchase 514,000 shares of common stock. The Company financed the cash portion of the purchase consideration through borrowings under its Credit Agreement. The acquisitions will be accounted for under the purchase method. Purchase price consideration is subject to final adjustment. The allocation of purchase price to the assets acquired and liabilities assumed has been initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information becomes available.

  The Company has signed definitive agreements to acquire 13 companies with combined annual revenues of approximately $168.7 million for which the closings will occur simultaneously with an initial public offering expected to occur in the last quarter of 1997. Such companies provide HVAC, plumbing and/or electrical services to residential and/or commercial customers. Such services include both new installations and service, repair and replacement work.

  Subsequent to the independent auditors' report, on August 16, 1997, the Company's Board of Directors approved a 1-for-2.5 reverse stock split on the Company's common stock. All share and per share data included in the consolidated financial statements have been restated to reflect the stock split.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors
MacDonald-Miller Industries, Inc.

  We have audited the accompanying consolidated balance sheet of MacDonald-Miller Industries, Inc. and subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MacDonald-Miller Industries, Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of their operations and cash flows for each of the three years ended December 31, 1996 in conformity with generally accepted accounting principles.

Moss Adams LLP

Seattle, Washington
April 18, 1997, except

for Notes 2 and 11,
as to which the date

is August 18, 1997

               MACDONALD-MILLER INDUSTRIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                 DECEMBER 31,
                                            -----------------------  JUNE 30,
                  ASSETS                       1995        1996        1997
                  ------                    ----------- ----------- -----------
                                                                    (UNAUDITED)
CURRENT ASSETS:
 Cash and cash equivalents................. $        -- $        -- $        --
 Receivables, less allowance for doubtful
  accounts of $165,000, $140,000 and
  $158,221, respectively:
  Trade....................................  10,451,117  13,869,074  15,448,095
  Related parties and employees............     120,972     358,798     679,277
 Inventories...............................     856,909     904,256   1,044,667
 Costs and estimated earnings in excess of
  billings on uncompleted contracts........   1,585,399   1,524,688   1,117,506
 Prepaid expenses..........................      56,226     129,969      73,781
 Income taxes refundable...................          --     114,396          --
                                            ----------- ----------- -----------
    Total current assets...................  13,070,623  16,901,181  18,363,326
                                            ----------- ----------- -----------
PROPERTY AND EQUIPMENT, net................   1,372,281   1,653,371   1,744,972
                                            ----------- ----------- -----------
OTHER NONCURRENT ASSETS
 Real estate held for investment...........     510,000     508,066     411,066
 Other assets..............................     112,110     151,364     113,026
 Deferred income taxes.....................     148,000     105,000     196,000
                                            ----------- ----------- -----------
                                                770,110     764,430     720,092
                                            ----------- ----------- -----------
    Total assets........................... $15,213,014 $19,318,982 $20,828,390
                                            =========== =========== ===========
   LIABILITIES AND SHAREHOLDERS' EQUITY
   ------------------------------------
CURRENT LIABILITIES:
 Current maturities of long-term debt...... $   100,136 $    96,000 $    96,000
 Accounts payable..........................   4,697,532   5,364,411   5,472,131
 Notes payable
  Bank.....................................   2,199,135   5,395,816   4,790,113
  Stockholders and related parties.........     673,523      30,000      35,340
 Accrued expenses..........................   2,034,559   1,950,305   2,602,335
 Income taxes payable......................      28,764          --     396,001
 Billings in excess of costs and estimated
  earnings on uncompleted contracts........   1,107,971   1,739,458   1,715,783
                                            ----------- ----------- -----------
    Total current liabilities..............  10,841,620  14,575,990  15,107,703
                                            ----------- ----------- -----------
LONG-TERM DEBT, net of current maturities..     699,098     758,149     708,285
                                            ----------- ----------- -----------
DEFERRED COMPENSATION......................     355,085     189,848     189,848
                                            ----------- ----------- -----------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Common stock, no par value; 150,000 shares
  authorized...............................     198,473     291,539     355,133
 Retained earnings.........................   3,118,738   3,503,456   4,467,421
                                            ----------- ----------- -----------
    Total shareholders' equity.............   3,317,211   3,794,995   4,822,554
                                            ----------- ----------- -----------
    Total liabilities and shareholders'
     equity................................ $15,213,014 $19,318,982 $20,828,390
                                            =========== =========== ===========

  The accompanying notes are an integral part of these consolidated financial statements.

               MACDONALD-MILLER INDUSTRIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                 SIX MONTHS ENDED JUNE
                              YEARS ENDED DECEMBER 31,                    30,
                         -------------------------------------  ------------------------
                            1994         1995         1996         1996         1997
                         -----------  -----------  -----------  -----------  -----------
                                                                (UNAUDITED)  (UNAUDITED)
REVENUES................ $42,806,970  $50,371,690  $71,597,840  $38,979,761  $41,972,630
COST OF SERVICES........  34,751,602   40,711,615   61,573,569   34,302,006   36,087,411
                         -----------  -----------  -----------  -----------  -----------
    GROSS PROFIT........   8,055,368    9,660,075   10,024,271    4,677,755    5,885,219
                         -----------  -----------  -----------  -----------  -----------
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............   7,238,480    8,652,392    8,785,314    4,282,720    4,279,274
                         -----------  -----------  -----------  -----------  -----------
    INCOME FROM
     OPERATIONS.........     816,888    1,007,683    1,238,957      395,035    1,605,945
OTHER INCOME (EXPENSE):
  Interest expense......    (295,299)    (405,199)    (593,039)    (275,518)    (258,159)
  Other.................       2,637       52,292       (4,200)      87,110      185,180
                         -----------  -----------  -----------  -----------  -----------
                            (292,662)    (352,907)    (597,239)    (188,408)     (72,979)
    INCOME BEFORE INCOME
     TAX PROVISION......     524,226      654,776      641,718      206,627    1,532,966
INCOME TAX PROVISION....     202,000      266,038      257,000       92,859      569,001
                         -----------  -----------  -----------  -----------  -----------
NET INCOME.............. $   322,226  $   388,738  $   384,718  $   113,768  $   963,965
                         ===========  ===========  ===========  ===========  ===========



  The accompanying notes are an integral part of these consolidated financial statements.

               MACDONALD-MILLER INDUSTRIES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                      NUMBER
                                        OF      COMMON    RETAINED
                                      SHARES    STOCK     EARNINGS    TOTAL
                                      -------  --------  ---------- ----------
BALANCE, December 31, 1993........... 102,603  $117,535  $2,407,774 $2,525,309
  Issuance of common stock...........   2,777    55,540          --     55,540
  Purchase and retirement of common
   stock.............................  (2,834)  (79,919)         --    (79,919)
  Net income.........................      --        --     322,226    322,226
                                      -------  --------  ---------- ----------
BALANCE, December 31, 1994........... 102,546    93,156   2,730,000  2,823,156
  Issuance of common stock...........   4,802   108,514          --    108,514
  Purchase and retirement of common
   stock.............................    (100)   (3,197)         --     (3,197)
  Net income.........................      --        --     388,738    388,738
                                      -------  --------  ---------- ----------
BALANCE, December 31, 1995........... 107,248   198,473   3,118,738  3,317,211
  Issuance of common stock ..........   3,977    93,066          --     93,066
  Net income.........................      --        --     384,718    384,718
                                      -------  --------  ---------- ----------
BALANCE, December 31, 1996........... 111,225   291,539   3,503,456  3,794,995
  Issuance of common stock...........   1,800    63,594          --     63,594
  Net income.........................      --        --     963,965    963,965
                                      -------  --------  ---------- ----------
BALANCE, June 30, 1997 (unaudited)... 113,025  $355,133  $4,467,421 $4,822,554
                                      =======  ========  ========== ==========




  The accompanying notes are an integral part of these consolidated financial statements.

               MACDONALD-MILLER INDUSTRIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                 SIX MONTHS ENDED
                              YEAR ENDED DECEMBER 31,                JUNE 30,
                         -----------------------------------  ------------------------
                           1994        1995         1996         1996         1997
                         ---------  -----------  -----------  -----------  -----------
                                                              (UNAUDITED)  (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income............. $ 322,226  $   388,738  $   384,718  $   113,768  $   963,965
 Adjustments to
  reconcile net income
  to cash flows from
  operating activities:
 Depreciation and
  amortization..........   282,602      304,505      420,882      198,365      231,110
 (Gain) loss on
  disposal of property
  and equipment.........    (7,897)       8,623       18,857           --       38,019
 Allowance for loss on
  real estate held for
  investment............        --           --       25,000       25,000       97,000
 Deferred income taxes..    (9,000)     (67,000)      43,000      (81,000)     (91,000)
 Changes in operating
  assets and
  liabilities
  (Increase) decrease
   in:
   Trade receivables....  (194,570)  (3,017,806)  (3,417,957)  (1,151,807)  (1,579,021)
   Receivable from
    related parties and
    employees...........   (61,153)      20,221     (237,826)      19,358     (320,479)
   Inventories..........  (257,382)      99,318      (47,347)    (304,600)    (140,411)
   Costs and estimated
    earnings in excess
    of billings on
    uncompleted
    contracts...........   (48,470)    (464,247)      60,711   (1,114,405)     384,331
   Prepaid expenses.....    75,131      (19,344)     (73,743)    (107,635)      56,188
   Income taxes
    refundable..........        --           --     (114,396)    (154,537)     114,396
   Other assets.........    58,584      (43,857)     (39,254)    (146,603)      38,338
  Increase (decrease)
   in:
   Accounts payable.....    17,989      834,519      126,369     (604,261)     706,169
   Accrued expenses.....   509,728      372,884      (84,254)     606,812      652,030
   Income taxes payable.  (216,105)      25,894      (28,764)     (28,764)     396,001
   Billings in excess of
    costs and estimated
    earnings on
    uncompleted
    contracts...........  (162,547)     660,445      631,487      659,394         (824)
   Deferred
    compensation........        --      355,085     (165,237)          --           --
                         ---------  -----------  -----------  -----------  -----------
Net cash provided by
 (used in) operating
 activities.............   309,136     (542,022)  (2,497,754)  (2,070,915)   1,545,812
                         ---------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchases of property
  and equipment.........  (488,480)    (678,422)    (735,695)    (573,000)    (375,032)
 Proceeds from sale of
  property and
  equipment.............     9,975       73,841       14,865           --       14,302
 Additions to real
  estate held for
  investment............        --     (510,000)     (23,066)     (21,289)          --
                         ---------  -----------  -----------  -----------  -----------
Net cash used in
 investing activities...  (478,505)  (1,114,581)    (743,896)    (594,289)    (360,730)
                         ---------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Disbursements in
  transit...............        --      198,590      540,510    1,338,474     (598,449)
 Increase (decrease) of
  notes payable to bank,
  net...................   361,025      394,297    3,196,682    1,331,530     (605,703)
 Proceeds from notes
  payable to related
  parties...............   239,613      673,523       55,000       69,452       30,340
 Payments of notes
  payable to related
  parties...............  (288,454)    (231,268)    (698,523)     (20,000)     (25,000)
 Proceeds from long-term
  borrowings............        --      816,932      312,021           --           --
 Payments of long-term
  debt..................   (99,457)    (331,050)    (257,106)     (91,778)     (49,864)
 Proceeds from issuance
  of common stock.......    55,540      108,514       93,066       37,526       63,594
 Purchase and retirement
  of common stock.......   (79,919)      (3,197)          --           --           --
                         ---------  -----------  -----------  -----------  -----------
Net cash provided by
 (used in) financing
 activities.............   188,348    1,626,341    3,241,650    2,665,204   (1,185,082)
                         ---------  -----------  -----------  -----------  -----------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............    18,979      (30,262)          --           --           --
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............    11,283       30,262           --           --           --
                         ---------  -----------  -----------  -----------  -----------
CASH AND CASH
 EQUIVALENTS, end of
 period................. $  30,262  $        --  $        --  $        --  $        --
                         =========  ===========  ===========  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

              MACDONALD-MILLER INDUSTRIES, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

  MacDonald-Miller Industries, Inc. (the Company) (MMI), a Washington corporation, is a mechanical contractor and service company engaged in the design, installation and maintenance of heating, ventilating, air conditioning, plumbing, refrigeration, and automated control systems for commercial, industrial and residential properties. The main areas of operation are in the states of Washington and Oregon.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation and Principles of Consolidation

  On August 18, 1997, the Company signed an agreement and plan of merger with Group Maintenance America Corp. (GroupMAC), whereby GroupMAC will acquire the Company in a merger transaction for a combination of cash and common shares of GroupMAC. The merger will close concurrent with the closing of the initial public offering of the common stock of GroupMAC. Prior to the closing of the acquisition, the Company will distribute the net assets of MacDonald-Miller Residential (MMR) (a division of MMI), to its shareholders in a tax-free distribution.

  The consolidated financial statements include the accounts of MacDonald-Miller Industries, Inc. and its wholly-owned subsidiaries MacDonald-Miller Co., Inc., MacDonald-Miller Service, Inc. and MacDonald-Miller Residential (collectively "the Company"). Intercompany balances and transactions are eliminated in consolidation.

 Interim Financial Information

  The interim financial statements as of June 30, 1997 and 1996 and for the six months then ended are unaudited. In the opinion of management, all adjustments, consisting of only normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Significant estimates used in preparing these financial statements include estimated costs to complete which have a direct effect on gross profit.

 Revenue Recognition

  Revenues from fixed-price and modified fixed-price construction contracts are recognized on the percentage-of-completion basis using the cost-to-cost method. This method is used because the Company considers contract costs to be the best available measure of progress on these contracts. Revenues from cost-plus-fee contracts are recognized on the basis of costs incurred during the period plus the fee earned, measured by the same method. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

              MACDONALD-MILLER INDUSTRIES, INC. AND SUBSIDIARIES

 Inventories

  Inventories consist of parts and supplies used in the Company's operation. The inventories are valued at the lower of cost (determined using the first-in, first-out method) or market.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed using straight-line and accelerated methods over the useful life of the asset. Leasehold improvements are amortized over the life of the related lease.

 Disbursements in Transit

  Under the Company's cash management system, checks issued, but not presented to the bank frequently result in overdraft balances for financial accounting purposes. These balances are classified as accounts payable in the balance sheet and as a financing activity in the statement of cash flows.

 Warranty Costs

  The Company warrants labor for one year on new construction and 90 days after servicing of air conditioning and heating units. A reserve for warranty costs is recorded upon completion of installation or services.

  Stock-Based Compensation

  Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123). The new standard measures compensation cost using a fair value method, which computes compensation cost as the difference between the options' fair value and the option price on the grant date. However, SFAS No. 123 allows companies to continue to measure compensation cost using the intrinsic value method, which computes compensation cost as the difference between a company's stock price and the option price at the grant date. The Company has elected to continue to use the intrinsic value method.

 Income Taxes

  Income taxes are accounted for using an asset and liability approach which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement and tax basis of assets and liabilities at the applicable enacted tax rates. Income taxes are explained further in Note 9.

 Fair Value of Financial Instruments

  The Company's financial instruments include cash and cash equivalents, billed receivables, loans, short-term debt (a revolving line of credit with a variable interest rate) and long-term debt. The carrying value of these instruments approximate fair value.

 Asset Impairment

  Effective January 1, 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long Lived Assets and for Long-Lived Assets to Be Disposed Of. Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets may be impaired, an evaluation of

              MACDONALD-MILLER INDUSTRIES, INC. AND SUBSIDIARIES recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

 Reclassifications

  Certain amounts in the financial statements for 1994, 1995 and 1996 have been reclassified to conform with the June 30, 1997 presentation. These changes had no effect on operating results.

3. CONTRACTS RECEIVABLE

  Accounts receivable consists of the following:

                                                  DECEMBER 31,
                                             -----------------------  JUNE 30,
                                                1995        1996        1997
                                             ----------- ----------- -----------
                                                                     (UNAUDITED)
Contracts receivable
  Completed contracts....................... $    52,436 $   511,903 $   767,621
  Contracts in progress.....................   7,630,893  10,385,634  11,884,570
  Retentions................................   1,479,905   1,591,230   1,704,309
                                             ----------- ----------- -----------
                                               9,163,234  12,488,767  14,356,500
Service and maintenance.....................   1,128,007   1,219,618   1,195,211
Other.......................................     324,876     300,689      54,605
                                             ----------- ----------- -----------
                                              10,616,117  14,009,074  15,606,316
Less allowance for doubtful accounts........     165,000     140,000     158,221
                                             ----------- ----------- -----------
                                             $10,451,117 $13,869,074 $15,448,095
                                             =========== =========== ===========

4. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

  A summary of status of uncompleted contracts is as follows:

                                                DECEMBER 31,
                                           -----------------------   JUNE 30,
                                              1995        1996         1997
                                           ----------- -----------  -----------
                                                                    (UNAUDITED)
Costs incurred on uncompleted contracts... $31,332,920 $38,002,646  $34,189,475
Estimated earnings........................   5,989,754   5,494,012    4,996,665
                                           ----------- -----------  -----------
                                            37,322,674  43,496,658   39,186,140
Less billings to date.....................  36,845,246  43,711,428   39,784,417
                                           ----------- -----------  -----------
                                           $   477,428 $  (214,770) $  (598,277)
                                           =========== ===========  ===========

              MACDONALD-MILLER INDUSTRIES, INC. AND SUBSIDIARIES

  These costs and estimated earnings on uncompleted contracts are included in the accompanying balance sheets under the following captions:

                                              DECEMBER 31,
                                         ------------------------   JUNE 30,
                                            1995         1996         1997
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
Costs and estimated earnings in excess
 of billings on uncompleted contracts... $ 1,585,399  $ 1,524,688  $ 1,117,506
Billings in excess of costs and
 estimated earnings on uncompleted
 contracts..............................  (1,107,971)  (1,739,458)  (1,715,783)
                                         -----------  -----------  -----------
                                         $   477,428  $  (214,770) $  (598,277)
                                         ===========  ===========  ===========

5. PROPERTY AND EQUIPMENT

  The principal categories and estimated useful lives of property and equipment are as follows:

                                    ESTIMATED     DECEMBER 31,
                                     USEFUL   ---------------------  JUNE 30,
                                      LIVES      1995       1996       1997
                                    --------- ---------- ---------- -----------
                                                                    (UNAUDITED)
Machinery and equipment............  5 years  $  773,680 $  834,769 $  958,305
Vehicles...........................  5 years     195,853    175,396    139,232
Office furniture and equipment.....  7 years     579,504    626,316    634,030
Data processing equipment..........  5 years     755,879    991,424  1,075,190
Communication equipment............  5 years     113,419    139,333    117,716
Leasehold improvements.............  9 years     333,076    391,851    483,613
                                              ---------- ---------- ----------
                                               2,751,411  3,159,089  3,408,086
Less accumulated depreciation and
 amortization......................            1,379,130  1,505,718  1,663,114
                                              ---------- ---------- ----------
                                              $1,372,281 $1,653,371 $1,744,972
                                              ========== ========== ==========

6. REAL ESTATE HELD FOR INVESTMENT

  During 1995, the Company purchased certain real property which was not intended to be used in business operations. The property is encumbered with debt. The debt service payments are calculated using an amortization period of 30 years with interest at 7.88%. Monthly payments, including interest, are $3,000 with the remaining balance due in full in October 2000. The balances of the net book value and long-term debt of the real estate held for investment are as follows:

                                                   DECEMBER 31,
                                                 ------------------   JUNE 30,
                                                   1995      1996       1997
                                                 --------  --------  -----------
                                                                     (UNAUDITED)
Cost basis...................................... $560,000  $583,066   $ 583,066
Loss reserve....................................  (50,000)  (75,000)   (172,000)
                                                 --------  --------   ---------
  Net book value................................ $510,000  $508,066   $ 411,066
                                                 ========  ========   =========
Long-term debt.................................. $401,664  $398,149   $ 396,285
                                                 ========  ========   =========

              MACDONALD-MILLER INDUSTRIES, INC. AND SUBSIDIARIES

7. NOTE PAYABLE TO BANK

  The note payable to bank represents the outstanding balance on a $6,000,000 revolving line of credit with interest at the bank's prime rate plus .75%. The weighted average interest rate for December 31, 1995, 1996 and June 30, 1997 was 9.83%, 9.15% and 9.27%, respectively. The line of credit is subject to annual renewal. The note is collateralized by receivables and inventory, and is guaranteed by the executive officers. The Company is required under the agreement to maintain certain financial covenants. These financial covenants include current ratio and tangible net worth requirements, fixed asset addition restrictions, dividend payment restrictions, and certain restrictions regarding changes in ownership.

8. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                     DECEMBER 31,
                                                   -----------------  JUNE 30,
                                                     1995     1996      1997
                                                   -------- -------- -----------
                                                                     (UNAUDITED)
Note payable to bank, due in monthly installments
 of $8,000 plus interest at prime plus 1%,
 collateralized by equipment.....................  $352,000 $456,000  $408,000
Note payable, paid in full during 1996...........    45,570       --        --
Note payable related to real estate (see Note 6).   401,664  398,149   396,285
                                                   -------- --------  --------
                                                    799,234  854,149   804,285
Less current portion.............................   100,136   96,000    96,000
                                                   -------- --------  --------
                                                   $699,098 $758,149  $708,285
                                                   ======== ========  ========

  The aggregate maturities of the long-term debt for future years ending June 30 are as follows (unaudited):

      1998............................................................. $ 96,000
      1999.............................................................   96,000
      2000.............................................................  492,285
      2001.............................................................   96,000
      2002.............................................................   24,000
                                                                        --------
                                                                        $804,285
                                                                        ========

9. INCOME TAXES

  The income tax provision consists of:

                                   DECEMBER 31,                 JUNE 30,
                            ---------------------------- -----------------------
                              1994      1995      1996      1996        1997
                            --------  --------  -------- ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
Current.................... $211,000  $333,038  $214,000  $173,859    $660,001
Deferred...................   (9,000)  (67,000)   43,000   (81,000)    (91,000)
                            --------  --------  --------  --------    --------
                            $202,000  $266,038  $257,000  $ 92,859    $569,001
                            ========  ========  ========  ========    ========

              MACDONALD-MILLER INDUSTRIES, INC. AND SUBSIDIARIES

  Total income tax expense differs from the amounts computed by applying the United States statutory income tax rate to pretax income as a result of the following:

                                       DECEMBER 31,                         JUNE 30,
                         ----------------------------------------- --------------------------
                           1994    %     1995    %     1996    %    1996    %     1997    %
                         -------- ---- -------- ---- -------- ---- ------- ---- -------- ----
                                                                   (UNAUDITED)   (UNAUDITED)
Tax provision at
 statutory rate......... $178,240 34.0 $222,624 34.0 $218,184 34.0 $70,253 34.0 $521,208 34.0
Increase (reduction) in
 income taxes resulting
 from:
 State income taxes.....    3,200  0.6    2,600  0.4    6,600  1.0   3,300  1.6   10,800  0.7
 Meals and
  entertainment.........   18,100  3.5   22,800  3.5   23,800  3.7  11,900  5.8   13,600  0.9
 Other non-deductible
  expenses..............    2,210  0.4   18,014  2.8    5,600  0.9   5,800  2.8    2,800  0.2
 Other..................      250   --       --   --    2,816  0.4   1,606  0.8   20,593  1.3
                         -------- ---- -------- ---- -------- ---- ------- ---- -------- ----
                         $202,000 38.5 $266,038 40.6 $257,000 40.0 $92,859 44.9 $569,001 37.1
                         ======== ==== ======== ==== ======== ==== ======= ==== ======== ====

  The components of the deferred income tax assets and liabilities are as follows:

                                                   DECEMBER 31,
                                                 ------------------   JUNE 30,
                                                   1995      1996       1997
                                                 --------  --------  -----------
                                                                     (UNAUDITED)
Deferred tax assets:
  Warranty reserve.............................. $ 44,000  $ 45,000   $ 41,000
  Allowance for doubtful accounts...............   56,000    48,000     51,000
  Loss on sale reserve..........................   17,000    26,000     58,000
  Deferred Compensation.........................  121,000    65,000     65,000
  Other.........................................       --    18,000     60,000
                                                 --------  --------   --------
    Total deferred income tax asset.............  238,000   202,000    275,000
                                                 --------  --------   --------
Deferred tax liabilities:
  Contracts in progress.........................  (17,000)  (36,000)    (8,000)
  Depreciation..................................  (73,000)  (61,000)   (71,000)
                                                 --------  --------   --------
    Total deferred income tax liability.........  (90,000)  (97,000)   (79,000)
                                                 --------  --------   --------
    Net deferred income taxes................... $148,000  $105,000   $196,000
                                                 ========  ========   ========

10. ACCRUED LIABILITIES

  The accrued liabilities consists of:

                                                   DECEMBER 31,
                                               ---------------------  JUNE 30,
                                                  1995       1996       1997
                                               ---------- ---------- -----------
                                                                     (UNAUDITED)
Payroll....................................... $1,222,692 $1,326,845 $1,826,734
Payroll and business taxes....................    564,366    358,047    550,807
Other.........................................    247,501    265,413    224,794
                                               ---------- ---------- ----------
                                               $2,034,559 $1,950,305 $2,602,335
                                               ========== ========== ==========

              MACDONALD-MILLER INDUSTRIES, INC. AND SUBSIDIARIES

11. COMMITMENTS

  The Company conducts its operation from facilities which are leased from an affiliated entity. The lease was amended on August 18, 1997 resulting in increased rental payments, which now expire July 2007. The lease modifications are reflected in the schedule below. The Company also leases vehicles and facilities from unrelated companies under agreements expiring at various times through 2001. The Company accounts for these leases as operating leases. Aggregate minimum annual lease payments are as follows (unaudited):

YEARS ENDING                                     RELATED
  JUNE 30,                                        PARTY      OTHER      TOTAL
------------                                    ---------- ---------- ----------
  1998......................................... $  418,000 $  626,000 $1,044,000
  1999.........................................    475,000    550,000  1,025,000
  2000.........................................    475,000    411,000    886,000
  2001.........................................    475,000    228,000    703,000
  2002.........................................    475,000     60,000    535,000
  Thereafter...................................  2,177,000         --  2,177,000
                                                ---------- ---------- ----------
                                                $4,495,000 $1,875,000 $6,370,000
                                                ========== ========== ==========

  Rental expense under operating leases:

YEARS ENDING                                     RELATED
DECEMBER 31,                                      PARTY      OTHER      TOTAL
------------                                    ---------- ---------- ----------
  1994......................................... $  380,000 $  511,000 $  891,000
  1995.........................................    380,000    685,000  1,065,000
  1996.........................................    380,000    785,000  1,165,000
PERIOD ENDING
  JUNE 30,
-------------
  1996 (unaudited)............................. $  190,000 $  433,000 $  623,000
  1997 (unaudited).............................    190,000    446,000    636,000

12. RELATED PARTY BALANCES AND TRANSACTIONS

 Notes Payable

  During 1996, the note payable to shareholder was paid in full, which included interest payments of $57,000.

 Receivables

  These balances represent short-term loans granted by the company to shareholders and employees not incurred in the ordinary course of business. The receivables are unsecured.

 Leases

  As further described in Note 11, the Company leases its main plant and office facilities from the Company's President.

              MACDONALD-MILLER INDUSTRIES, INC. AND SUBSIDIARIES

13. EMPLOYEE BENEFIT PLANS

 Pension Plan

  The Company contributes monthly to several union-sponsored pension plans for the benefit of most hourly employees. Such contributions aggregated approximately $2,230,000, $998,000 and $510,000 in 1996, 1995 and 1994,
respectively, and $1,241,000 and $1,170,000 for the period ending June 30, 1997 and 1996 (unaudited), respectively.

 ESOP

  The Company has established an employee stock ownership plan (ESOP) which permits participation by eligible nonunion employees. Contributions are determined at the discretion of the Board of Directors. ESOP expense amounted to $100,000, $400,000 and $400,000 in 1996, 1995 and 1994, respectively. There were no contributions for the periods ending June 30, 1997 and 1996. Subsequent to the sale of the Company to GroupMAC (see Note 2), the ESOP plan will be terminated.

 401(k)

  The Company sponsors a 401(k) salary savings plan for the benefit of all eligible union and nonunion employees. All contributions to the plan are elective by the participants. Matching contributions amounted to $27,371, $29,000 and $26,400 in 1996, 1995 and 1994, respectively, and $88,262 and
$14,430 for the period ending June 30, 1997 and 1996 (unaudited), respectively.

 Stock Options

  In 1989, several key employees were granted options to purchase 25,000 shares of common stock at fair market value at the date of grant of $20 per share. The options vest and become exercisable in substantially equal annual amounts through December 1998. Unexercised options expire one year after becoming vested or 90 days following termination of employment for reasons other than death or disability, if earlier. Unexercised options may be extended to a maximum of two years after becoming vested with the approval of the Board of Directors.

  During 1995, the Company granted options to six employees to purchase 2,000 shares each of common stock at $31.97 per share, the fair market value at the date of grant. These options are exercisable at the rate of 200 shares annually through June 2004. During 1997, the Company amended the plan and granted options to three additional employees to purchase shares of common stock at $42.05 per share, the fair market value at the date of grant.

              MACDONALD-MILLER INDUSTRIES, INC. AND SUBSIDIARIES

  The following table shows changes in stock options outstanding:

                                         INCENTIVE STOCK OPTIONS
                                       -----------------------------
                                       AUTHORIZED GRANTED  AVAILABLE    PRICE
                                       ---------- -------  --------- ------------
Balance, December 31, 1994............   80,000   19,469*    52,100     $20.00
  Creation of new plan................   20,000       --     20,000
  Granted.............................       --   12,000    (12,000)    $31.97
  Exercised...........................       --   (4,702)        --  $20 to 26.16
  Canceled............................       --     (975)        --       --
                                        -------   ------    -------
Balance, December 31, 1995............  100,000   25,792*    60,100  $20 to 31.97
  Exercised...........................       --   (3,977)        --  $20 to 31.97
                                        -------   ------    -------
Balance, December 31, 1996............  100,000   21,815*    60,100  $20 to 31.97
  Granted.............................       --    5,000     (5,000)    $42.05
  Exercised...........................       --   (1,800)        --  $20 to 42.05
                                        -------   ------    -------
Balance, June 30, 1997 (unaudited)....  100,000   25,015*    55,100  $20 to 42.05
                                        =======   ======    =======

--------
* At the periods ended, the cumulative number of options vested were as follows (unaudited):

      December 31, 1994................................................... 5,444
      December 31, 1995................................................... 5,444
      December 31, 1996................................................... 5,444
      June 30, 1997....................................................... 2,777

  Upon successful completion of the sale of MMI, all options in the key employees plan will be vested and exercised. The employee plan will be eliminated.

 Incentive Compensation Plan

  During 1995, the Board of Directors established an Incentive Compensation Plan (ICP) on behalf of executive management. The ICP provides that a portion of net income, in excess of an established rate of return on equity, be expensed as incentive compensation. The 1996 and 1995 incentive compensation expense is $10,000 and $710,000, respectively. There was no expense for the period ending June 30, 1997 and 1996. The deferred portion at December 31, 1996 and 1995 of $190,000 and $355,000 is payable in future years depending on operating results of the Company. In the event of operating losses, the deferred pool will be reduced by the lesser of the operating loss, or the deferred pool. Participation in the ICP is subject to certain employment and vesting provisions. The deferred amounts are subordinated to bank and surety credits.

14. CONCENTRATIONS OF CREDIT RISK

  Financial instruments which potentially subject the Company to concentrations of credit risk consist of receivables and costs and earnings in excess of billings on uncompleted contracts. Concentrations of credit risk with respect to billed and unbilled receivables are limited due to the large number of customers comprising the Company's customer base. The Company generally does not require collateral, but in most cases can place liens against the property constructed if a default takes place.

15. SIGNIFICANT CUSTOMERS

  During the period ending June 30, 1997, the Company had $17,706,000 or 45% of the periods revenues, and $6,840,000 or 45% of the ending accounts receivable from two customers, which represents contracts on four different jobs.

               MACDONALD-MILLER INDUSTRIES, INC. AND SUBSIDIARIES

16. SUPPLEMENTAL CASH FLOW INFORMATION

                                   DECEMBER 31,               JUNE 30,
                            -------------------------- -----------------------
                              1994     1995     1996      1996        1997
                            -------- -------- -------- ----------- -----------
                                                       (UNAUDITED) (UNAUDITED)
Cash paid during the year
 for:
  Income taxes............. $427,105 $370,000 $405,300  $200,000    $150,000
                            ======== ======== ========  ========    ========
  Interest................. $295,299 $405,200 $593,039  $275,518    $258,159
                            ======== ======== ========  ========    ========

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
 Masters, Inc.
Gaithersburg, Maryland

  We have audited the accompanying balance sheets of Masters, Inc. as of December 31, 1995, December 31, 1996 and June 30, 1997, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996 and for the six month period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Masters, Inc., as of December 31, 1995, December 31, 1996 and June 30, 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 and for the six month period ended June 30, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Washington, D.C.
July 24, 1997

                                 MASTERS, INC.

                                 BALANCE SHEETS

                                          DECEMBER 31, DECEMBER 31,  JUNE 30,
                                              1995         1996        1997
                 ASSETS                   ------------ ------------ -----------
CURRENT ASSETS:
  Cash and cash equivalents.............. $   535,255  $   670,776  $   637,330
  Accounts receivable, less allowance for
   doubtful accounts of $50,000, $99,290
   and $257,839, respectively............   6,257,622    6,859,307    6,859,621
  Costs and estimated earnings in excess
   of billings on uncompleted contracts..   1,506,793    1,866,172    1,419,830
  Inventories............................     489,063      588,715      621,912
  Prepaid expenses and other assets......      50,166       48,829       70,818
                                          -----------  -----------  -----------
    Total current assets.................   8,838,899   10,033,799    9,609,511
PROPERTY AND EQUIPMENT, net..............     590,229      625,125      609,719
OTHER NONCURRENT ASSETS..................     673,570      673,570      673,570
                                          -----------  -----------  -----------
    Total assets......................... $10,102,698  $11,332,494  $10,892,800
                                          ===========  ===========  ===========
  LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Short-term borrowings and current
   maturities of long-term debt.......... $ 1,406,634  $ 1,979,616  $ 1,069,777
  Accounts payable.......................   1,781,218    1,761,200    2,152,392
  Accrued expenses.......................   1,042,627    1,241,727    1,160,127
  Billings in excess of costs and
   estimated earnings on uncompleted
   contracts.............................     721,159      627,052      850,687
  Other current liabilities..............     406,163      319,904      395,275
                                          -----------  -----------  -----------
    Total current liabilities............   5,357,801    5,929,499    5,628,258
LONG-TERM DEBT, net of current
 maturities..............................     827,492      800,238      764,932
COMMITMENTS AND CONTINGENCIES (Note 11)
SHAREHOLDER'S EQUITY:
  Common stock, par value $1 per share;
   50,000 shares authorized; 5,100 shares
   issued and outstanding................       5,100        5,100        5,100
  Retained earnings......................   3,912,305    4,597,657    4,494,510
                                          -----------  -----------  -----------
    Total shareholder's equity...........   3,917,405    4,602,757    4,499,610
                                          -----------  -----------  -----------
    Total liabilities and shareholder's
     equity.............................. $10,102,698  $11,332,494  $10,892,800
                                          ===========  ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                                 MASTERS, INC.

                            STATEMENTS OF OPERATIONS

                                                              SIX MONTHS ENDED JUNE
                               YEAR ENDED DECEMBER 31,                 30,
                         ----------------------------------- -----------------------
                            1994        1995        1996        1996        1997
                         ----------- ----------- ----------- ----------- -----------
                                                             (UNAUDITED)
REVENUES................ $30,327,333 $35,160,419 $39,825,843 $18,278,841 $19,318,196
COST OF SERVICES........  28,018,280  31,746,287  35,854,155  16,639,076  17,457,471
                         ----------- ----------- ----------- ----------- -----------
  Gross profit..........   2,309,053   3,414,132   3,971,688   1,639,765   1,860,725
SELLING, GENERAL AND
 ADMINISTRATIVE
 EXPENSES...............   1,664,069   2,373,300   2,483,875   1,008,650   1,196,777
                         ----------- ----------- ----------- ----------- -----------
  Income from
   operations...........     644,984   1,040,832   1,487,813     631,115     663,948
INTEREST EXPENSE........      86,940     102,428     134,718      58,888      64,672
                         ----------- ----------- ----------- ----------- -----------
NET INCOME.............. $   558,044 $   938,404 $ 1,353,095 $   572,227 $   599,276
                         =========== =========== =========== =========== ===========




   The accompanying notes are an integral part of these financial statements.

                                 MASTERS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                       TOTAL
                                                COMMON  RETAINED   SHAREHOLDER'S
                                                STOCK   EARNINGS      EQUITY
                                                ------ ----------  -------------
BALANCE, January 1, 1994....................... $5,100 $3,125,114   $3,130,214
  Net income...................................           558,044      558,044
  Dividends paid...............................          (219,912)    (219,912)
                                                ------ ----------   ----------
BALANCE, December 31, 1994.....................  5,100  3,463,246    3,468,346
  Net income...................................           938,404      938,404
  Dividends paid...............................          (489,345)    (489,345)
                                                ------ ----------   ----------
BALANCE, December 31, 1995.....................  5,100  3,912,305    3,917,405
  Net income...................................         1,353,095    1,353,095
  Dividends paid...............................          (667,743)    (667,743)
                                                ------ ----------   ----------
BALANCE, December 31, 1996.....................  5,100  4,597,657    4,602,757
  Net income...................................           599,276      599,276
  Dividends paid...............................          (702,423)    (702,423)
                                                ------ ----------   ----------
BALANCE, June 30, 1997......................... $5,100 $4,494,510   $4,499,610
                                                ====== ==========   ==========




   The accompanying notes are an integral part of these financial statements.

                                 MASTERS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                   SIX MONTHS ENDED
                               YEAR ENDED DECEMBER 31,                 JUNE 30,
                         -------------------------------------  -----------------------
                            1994         1995         1996         1996        1997
                         -----------  -----------  -----------  ----------- -----------
                                                                (UNAUDITED)
CASH FLOWS FROM
 OPERATING ACTIVITIES:
 Net income............. $   558,044  $   938,404  $ 1,353,095   $572,227   $   599,276
 Adjustments to
  reconcile net income
  to net cash provided
  by (used in) operating
  activities:
 Depreciation...........     227,572      236,131      258,079    144,065       139,740
 Loss(Gain) on disposal
  of assets.............      20,576        8,480        2,223         --          (305)
 Bad debt expense.......     425,602      626,625      434,250    100,000       169,741
 Changes in operating
  assets and
  liabilities:
  (Increase) decrease
   in--
   Notes and accounts
    receivable..........    (517,095)  (1,881,816)  (1,035,935)  (701,119)     (170,055)
   Costs and estimated
    earnings in excess
    of billings on
    uncompleted
    contracts...........    (104,401)    (278,186)    (359,379)  (667,721)      446,342
   Inventories..........     116,978        9,039      (99,652)    31,423       (33,197)
   Prepaid expenses and
    other assets........     (16,255)     (17,607)       1,337      9,945       (21,989)
  Increase (decrease)
   in--
   Accounts payable.....     380,925      120,221      (20,018)   326,793       391,192
   Billings in excess of
    costs and estimated
    earnings on
    uncompleted
    contracts...........      43,624      209,499      (94,107)    26,087       223,635
   Accrued salaries and
    wages...............       2,662       16,042       17,360     58,963        40,363
   Accrued profit
    sharing and bonus...     143,148      256,752      189,431    (43,433)     (162,176)
   Accrued vacation
    benefits............      53,589       40,105       61,561     29,600        35,858
   Payroll taxes and
    withholding.........      22,291       (5,665)     (69,252)    57,517         4,356
   Other current
    liabilities.........     238,406       80,814      (86,259)   (52,484)       75,371
                         -----------  -----------  -----------   --------   -----------
Net cash provided by
 (used in) operating
 activities.............   1,595,666      358,838      552,734   (108,137)    1,738,152
                         -----------  -----------  -----------   --------   -----------
CASH FLOWS FROM
 INVESTING ACTIVITIES:
 Purchases of property
  and equipment.........    (284,326)  (1,045,919)    (295,198)  (169,080)     (130,357)
 Proceeds from sale of
  equipment.............      18,208          566           --         --         6,327
                         -----------  -----------  -----------   --------   -----------
 Net cash used in
  investing activities..    (266,118)  (1,045,353)    (295,198)  (169,080)     (124,030)
                         -----------  -----------  -----------   --------   -----------
CASH FLOWS FROM
 FINANCING ACTIVITIES:
 Proceeds from long-term
  debt..................     160,000    1,604,746      659,234    944,234            --
 Payments of long-term
  debt..................  (1,237,110)    (345,617)    (113,506)   (51,018)     (945,145)
 Dividends paid.........    (219,912)    (489,345)    (667,743)  (567,324)     (702,423)
                         -----------  -----------  -----------   --------   -----------
 Net cash provided by
  (used in) financing
  activities............  (1,297,022)     769,784     (122,015)   325,892    (1,647,568)
                         -----------  -----------  -----------   --------   -----------
NET INCREASE (DECREASE)
 IN CASH AND CASH
 EQUIVALENTS............      32,526       83,269      135,521     48,675       (33,446)
CASH AND CASH
 EQUIVALENTS, beginning
 of period..............     419,460      451,986      535,255    535,255       670,776
                         -----------  -----------  -----------   --------   -----------
CASH AND CASH
 EQUIVALENTS, end of
 period................. $   451,986  $   535,255  $   670,776   $583,930   $   637,330
                         ===========  ===========  ===========   ========   ===========

   The accompanying notes are an integral part of these financial statements.

                                 MASTERS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

  Masters, Inc. (the Company) is a Mechanical Contractor primarily engaged in the installation of residential and commercial plumbing, heating, air conditioning and sprinkler systems within a 100-mile radius of the Washington, D.C. area.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim financial statements for the six months ended June 30, 1996 are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

 Revenue Recognition

  The Company reports revenues from long-term construction contracts in progress based on the percentage-of-completion method of accounting and, therefore, takes into account the costs, estimated earnings and revenues to date on contracts not yet completed.

  The amount of revenue recognized at the statement date is the portion of the total contract price that the cost expended to date bears to the anticipated final total cost, based on current estimates of the cost to complete. Revenue recognized is not necessarily related to the progress billings to customers.

  As contracts extend over one or more years, revisions in estimates of cost and earnings during the course of the work are reflected in the accounting period in which the facts which require the revision become known.

  At the time a loss on a contract becomes known, the entire amount of the estimated loss is recognized in the financial statements.

 Cash and Cash Equivalents

  The Company has a cash management system with its bank that provides for the investment of excess cash balances. The bank transfers the Company's excess cash balances daily to investments that are under the bank's control. At December 31, 1995, December 31, 1996 and June 30, 1997, the balances invested under the cash management system were $1,294,005, $1,198,620 and $1,106,523, respectively. The Company considers its investments with initial maturities of less than 90 days to be cash equivalents.

                                 MASTERS, INC.

 Inventories

  Inventories consist primarily of purchased materials and supplies. Inventories are stated at the lower of cost or market with cost determined on a first-in, first-out basis.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed by the straight-line method based on the estimated useful lives of the assets. Leasehold improvements are depreciated over the lesser of the remaining lease term or the estimated useful life of the asset. Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

 Warranty Costs

  The Company provides one to two year warranties on their contracts. At December 31, 1995, December 31, 1996 and June 30, 1997, the Company's warranty reserve was $80,000, $159,000 and $192,388, respectively.

 Income Taxes

  The Company has elected to be taxed under Subchapter S of the Internal Revenue Code. Accordingly, the current taxable income of the Company is taxable to the shareholder who is responsible for the payment of taxes thereon.

 New Accounting Pronouncement

  Effective January 1, 1996, the Company adopted SFAS No. 121, "Accounting for the Impairment of Long Lived Assets and for Long-Lived Assets to be Disposed Of." Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

 Reclassification

  Certain amounts reported in the 1995 and 1996 financial statements have been reclassified to conform with the June 30, 1997 presentation.

                                 MASTERS, INC.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

  Accounts receivable consists of the following:

                                           DECEMBER 31, DECEMBER 31,  JUNE 30,
                                               1995         1996        1997
                                           ------------ ------------ ----------
      Trade accounts receivable..........   $5,337,781   $6,064,444  $5,919,387
      Retentions.........................      288,552      226,646     521,686
      Shareholder........................      224,658      238,579     245,539
      Service............................       63,332       50,487      62,057
      Trade notes receivable.............       57,672       36,557      25,366
      Other..............................      335,627      341,884     343,425
                                            ----------   ----------  ----------
                                            $6,307,622   $6,958,597  $7,117,460
      Allowance for sales adjustments and
       doubtful accounts.................      (50,000)     (99,290)   (257,839)
                                            ----------   ----------  ----------
                                            $6,257,622   $6,859,307  $6,859,621
                                            ==========   ==========  ==========

  Accrued expenses consists of the following:

      Accrued salaries and wages.............. $  195,815 $  213,175 $  253,538
      Accrued profit sharing and bonus........    415,837    605,268    443,092
      Accrued vacation benefits...............    307,523    369,084    404,941
      Payroll taxes and withholding...........    123,452     54,200     58,556
                                               ---------- ---------- ----------
                                               $1,042,627 $1,241,727 $1,160,127
                                               ========== ========== ==========

4. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

  A summary of the status of uncompleted contracts is as follows:

                                       DECEMBER 31,  DECEMBER 31,    JUNE 30,
                                           1995          1996          1997
                                       ------------  ------------  ------------
      Costs incurred.................  $ 37,064,954  $ 62,376,659  $ 58,243,065
      Estimated earnings recognized..    15,929,952    26,073,509    24,889,245
                                       ------------  ------------  ------------
                                         52,994,906    88,450,168    83,132,310
      Less billings on contracts.....   (52,209,272)  (87,211,048)  (82,563,167)
                                       ------------  ------------  ------------
                                       $    785,634  $  1,239,120  $    569,143
                                       ============  ============  ============

  These costs and estimated earnings on uncompleted contracts are included in the accompanying balance sheets under the following captions:

      Costs and estimated earnings in
       excess of billings on
       uncompleted contracts.........  $  1,506,793  $  1,866,172  $  1,419,830
      Billings in excess of costs and
       estimated earnings on
       uncompleted contracts.........      (721,159)     (627,052)     (850,687)
                                       ------------  ------------  ------------
                                       $    785,634  $  1,239,120  $    569,143
                                       ============  ============  ============

                                 MASTERS, INC.

5. PROPERTY AND EQUIPMENT

  The principal categories and estimated useful lives of property and equipment are as follows:

                              ESTIMATED
                                USEFUL   DECEMBER 31,  DECEMBER 31,   JUNE 30,
                                LIVES        1995          1996         1997
                              ---------- ------------  ------------  -----------
Leasehold improvements.......  2-7 years $   215,396   $   221,265   $   223,012
Office furniture and
 equipment................... 5-10 years     784,498       838,904       858,900
Automotive equipment.........  3-5 years     399,942       435,623       470,864
Construction machinery and
 equipment................... 8-10 years   1,003,995     1,132,070     1,174,761
                                         -----------   -----------   -----------
                                           2,403,831     2,627,862     2,727,537
Less accumulated
 depreciation................             (1,813,602)   (2,002,737)   (2,117,818)
                                         ===========   ===========   ===========
                                         $   590,229   $   625,125   $   609,719
                                         ===========   ===========   ===========

6. OTHER NONCURRENT ASSETS

  During the fourth quarter of 1995, the Company purchased three model homes from a customer for $673,570 in order to settle certain accounts receivable balances. The Company is not in the real estate business, and intends to sell this real estate. Management believes that the carrying value of these homes approximates their net realizable value based on recent sales in this development.

  The related mortgage note totaling $630,462, $619,627 and $612,915 as of December 31, 1995, December 31, 1996 and June 30, 1997, respectively, matures October 5, 2000, and is payable in monthly installments of $5,843 including principal and interest at 9.25%. The operating results of the investment are not significant.

  Maturities of the mortgage note are as follows:

      YEAR ENDING JUNE 30,
      --------------------
        1998........................................................... $ 14,159
        1999...........................................................   15,525
        2000...........................................................   17,024
        2001...........................................................  566,207
                                                                        --------
                                                                        $612,915
                                                                        ========

7. SHORT AND LONG-TERM DEBT

  The Company has a revolving loan agreement with a bank, which as of December 31, 1995, December 31, 1996 and June 30, 1997, provided for maximum borrowings of $3,000,000, $3,500,000 and $3,500,000, respectively. The agreement has a maturity date of September 1, 1997. Borrowings under this agreement at December 31, 1995, December 31, 1996 and June 30, 1997, amounted to $1,300,000, $1,890,000 and $1,000,000, respectively, with interest at 8.5 percent at December 31, 1995, 8.25 percent at December 31, 1996 and 8.5 percent at June 30, 1997. All advances under the revolving note are cross-collateralized with the notes and mortgage payable discussed below. The debt agreements require among other provisions, the maintenance of certain levels of net worth and working capital, and place restrictions on cash dividends.

  The Company's long term debt for December 31, 1995, December 31, 1996 and June 30, 1997, was $303,664, $270,227 and $221,794, respectively.

                                 MASTERS, INC.

  Long-term debt consists of the following:

                                            DECEMBER 31, DECEMBER 31, JUNE 30,
                                                1995         1996       1997
                                            ------------ ------------ --------
7.75%, due 2/28/97, secured by equipment...   $ 44,484     $  9,198   $     --
8.0%, due 6/25/97, secured by equipment....     33,582       12,999         --
8.25%, due 11/22/00, secured by equipment..    200,002      166,431    148,539
                                              --------     --------   --------
  Total Notes Payable......................    278,068      188,628    148,539
                                              --------     --------   --------
Capitalized lease, payable in monthly
 installments, interest at 15.35%, due
 6/30/00, secured by equipment.............     25,596       21,321     18,928
Capitalized lease, payable in monthly
 installments, interest at 9.07%, due
 4/30/01, secured by equipment.............   $     --     $ 60,278   $ 54,327
                                              --------     --------   --------
  Total Capitalized Leases.................     25,596       81,599     73,255
                                              --------     --------   --------
    Total long-term debt...................    303,664      270,227    221,794
                                              --------     --------   --------
    Less current maturities................    (94,303)     (76,095)   (55,618)
                                              --------     --------   --------
                                              $209,361     $194,132   $166,176
                                              ========     ========   ========

  The aggregate maturities of the long-term debt as of June 30, 1997 are as follows:

      1998............................................................. $ 37,507
      1999.............................................................   40,721
      2000.............................................................   44,211
      2001.............................................................   26,100
                                                                        --------
                                                                        $148,539
                                                                        ========

  Total borrowings under the notes payable with the bank are collateralized by accounts receivable, inventory, and property and equipment of the Company, the personal guarantee of the shareholder, and an assignment of the proceeds of a $2,000,000 life insurance policy on the life of the shareholder.

  Future minimum lease payments under capital leases together with the present value of the net minimum lease payments are as follows:

      YEAR ENDING JUNE 30,
      --------------------
        1998........................................................... $25,183
        1999...........................................................  25,183
        2000...........................................................  25,183
        2001...........................................................  12,954
                                                                        -------
      Total minimum lease payments.....................................  88,503
      Less: Amount representing interest............................... (15,248)
                                                                        -------
      Present value of net minimum lease payments......................  73,255
      Less: Current Portion............................................ (18,111)
                                                                        -------
      Long-term Portion................................................ $55,144
                                                                        =======

  Interest paid by Company on short and long-term debt was as follows:

      Year ending December 31, 1994................................... $106,083
      Year ending December 31, 1995...................................  115,031
      Year ending December 31, 1996...................................  157,435
      Six months ending June 30, 1997.................................   77,445

                                 MASTERS, INC.

8. LEASES

  The Company occupies warehouse and office space which is subject to operating leases. These leases provide for the following annual rental payments:

      YEAR ENDING JUNE 30,
      --------------------
        1998......................................................... $  283,558
        1999.........................................................    280,881
        2000.........................................................    278,094
        2001.........................................................    289,008
        2002.........................................................    296,522
        Thereafter...................................................    165,858
                                                                      ----------
                                                                      $1,593,921
                                                                      ==========

  Total rent expense was $285,353, $268,419 and $293,074 for the years ended December 31, 1994, December 31, 1995 and December 31, 1996, respectively. Rent expense was $140,766 for the six months ended June 30, 1997.

  Office furniture and equipment at December 31, 1995, December 31, 1996 and June 30, 1997, includes $27,500, $96,734 and $96,734, respectively, of equipment under leases that have been capitalized. Accumulated depreciation for such equipment was $2,750 at December 31, 1995, $17,940 at December 31, 1996 and $27,613 at June 30, 1997.

9. RELATED PARTY TRANSACTIONS

  On January 22, 1997, the Company entered into a partnership with the shareholder of the Company for the lease of warehouse and office space. The lease requires an annual base rental of $233,700. The lease extends through February 1, 2003. Rent increases on each anniversary at the rate of 4%. All expenses except base period real estate taxes are paid by the Company. Total rental expense under this lease for the six months ended June 30, 1997, was $97,375.

  The Company leases equipment from a company owned by the shareholder and an officer of the Company. Expense for this equipment was $210,000, $199,925, and $207,972, for the years ended December 31, 1994, December 31, 1995 and December 31, 1996, respectively. Expense for this equipment was $100,803 for the six months ended June 30, 1997.

  The Company makes a monthly payment for advertising to a company owned by the shareholder of the Company. Payments to this company were $0 for the year ended December 31, 1994, and approximately $48,000 for each year ending December 31, 1995 and December 31, 1996. Payments were $24,000 for the six months ended June 30, 1997.

  The Company has an outstanding receivable of $131,633 as of December 31, 1995, December 31, 1996 and June 30, 1997 from a company owned by the shareholder of the Company.

  The shareholder of the Company owes the Company $224,658, $238,579 and $245,539 in notes receivable as of December 31, 1995, December 31, 1996 and June 30, 1997, respectively. The balance includes accrued interest at rates ranging from 7.0% to 8.5% and the notes are payable on demand.

                                 MASTERS, INC.

10. EMPLOYEE BENEFIT PLANS

  The Company adopted a qualified Profit-Sharing and 401(k) Retirement Plan in December 1994. The Plan covers substantially all full time employees. The 401(k) portion of the Plan was effective in January 1995. Contributions are determined based upon the discretion of the Company's Board of Directors. The Company contributed $120,500 and $181,915 to the plan for the years ended December 31, 1995 and December 31, 1996, respectively. A contribution of $70,292 was made for the six months ended June 30, 1997. A favorable determination letter dated January 29, 1996, has been obtained from the Internal Revenue Service.

11. COMMITMENTS AND CONTINGENCIES

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's combined financial position, results of operations or liquidity.

12. FINANCIAL INSTRUMENTS

  The Company's financial instruments consist of cash and cash equivalents, and short and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximate their fair value.

13. SUBSEQUENT EVENT

  In April 1997, the Company signed a letter of intent with Group Maintenance America Corp. (GroupMAC), whereby GroupMAC will acquire the Company in a merger transaction for a combination of cash and common shares of GroupMAC concurrent with the consummation of the initial public offering of the common stock of GroupMAC, subject to certain conditions including the negotiation of definitive agreements and approval by Directors of both companies.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
K & N Plumbing, Heating and Air Conditioning, Inc.

  We have audited the accompanying balance sheet of K & N Plumbing, Heating and Air Conditioning, Inc. as of March 31, 1997, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of K & N Plumbing, Heating and Air Conditioning, Inc. as of March 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Houston, Texas
May 20, 1997, except for note 12, for which the date is June 1, 1997

               K & N PLUMBING, HEATING AND AIR CONDITIONING, INC.

                                 BALANCE SHEET

                                                                          MARCH 31,
                                                                             1997
                                                                          ----------
                                 ASSETS
CURRENT ASSETS:
  Accounts receivable, net of allowance of $98,098....................... $3,410,659
  Inventories............................................................    254,135
  Other receivables......................................................    191,056
  Prepaid expenses and other current assets..............................    155,270
  Deferred income taxes..................................................    109,892
                                                                          ----------
    Total current assets.................................................  4,121,012
PROPERTY AND EQUIPMENT, net..............................................  1,483,869
OTHER NONCURRENT ASSETS..................................................     20,895
                                                                          ----------
    Total assets......................................................... $5,625,776
                                                                          ==========
                  LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings and current maturities of long-term debt......... $1,285,189
  Accounts payable.......................................................  1,399,235
  Accrued expenses.......................................................    627,263
  Deferred service contract revenue......................................     27,970
  Income taxes payable...................................................    120,187
                                                                          ----------
    Total current liabilities............................................  3,459,844
LONG-TERM DEBT, net of current maturities................................    305,685
DEFERRED INCOME TAXES....................................................    252,091
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock, $1 par value; 100,000 shares authorized;
   5,000 shares issued and outstanding...................................      5,000
  Retained earnings......................................................  1,603,156
                                                                          ----------
    Total shareholders' equity...........................................  1,608,156
                                                                          ----------
    Total liabilities and shareholders' equity........................... $5,625,776
                                                                          ==========


   The accompanying notes are an integral part of these financial statements.

               K & N PLUMBING, HEATING AND AIR CONDITIONING, INC.

                            STATEMENT OF OPERATIONS

                                                                    YEAR ENDED
                                                                     MARCH 31,
                                                                       1997
                                                                    -----------
REVENUES........................................................... $24,279,160
COST OF SERVICES...................................................  20,704,965
                                                                    -----------
  Gross profit.....................................................   3,574,195
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES.......................   2,638,037
                                                                    -----------
  Income from operations...........................................     936,158
OTHER INCOME (EXPENSE):
  Interest expense.................................................     (97,390)
  Other............................................................      (3,222)
                                                                    -----------
    Income before income tax provision.............................     835,546
INCOME TAX PROVISION...............................................     314,764
                                                                    -----------
NET INCOME......................................................... $   520,782
                                                                    ===========




   The accompanying notes are an integral part of these financial statements.

               K & N PLUMBING, HEATING AND AIR CONDITIONING, INC.

                       STATEMENT OF SHAREHOLDERS' EQUITY

                                                                       TOTAL
                                                 COMMON  RETAINED  SHAREHOLDERS'
                                                 STOCK   EARNINGS     EQUITY
                                                 ------ ---------- -------------
BALANCE, March 31, 1996......................... $5,000 $1,082,374  $1,087,374
  Net income....................................    --     520,782     520,782
                                                 ------ ----------  ----------
BALANCE, March 31, 1997......................... $5,000 $1,603,156  $1,608,156
                                                 ====== ==========  ==========






    The accompanying notes are an integral part of the financial statements.

               K & N PLUMBING, HEATING AND AIR CONDITIONING, INC.

                            STATEMENT OF CASH FLOWS

                                                                       YEAR
                                                                       ENDED
                                                                     MARCH 31,
                                                                       1997
                                                                     ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income......................................................... $ 520,782
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation......................................................   500,679
  Loss on sales of property and equipment...........................    10,982
  Deferred income taxes.............................................    79,621
  Changes in operating assets and liabilities:
   (Increase) decrease in--
    Accounts receivable.............................................  (566,374)
    Inventories.....................................................  (100,496)
    Other receivables...............................................   141,343
    Prepaid expenses and other current assets.......................    45,096
    Other noncurrent assets.........................................    (4,972)
   Increase (decrease) in--
    Accounts payable................................................    71,813
    Accrued expenses................................................    11,445
    Deferred service contract revenue...............................    27,970
    Income taxes payable............................................   112,851
                                                                     ---------
      Net cash provided by operating activities.....................   850,740
                                                                     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment................................  (661,326)
 Proceeds from sales of property and equipment......................    14,442
                                                                     ---------
      Net cash used in investing activities.........................  (646,884)
                                                                     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Checks outstanding in excess of bank balance.......................  (425,718)
 Net borrowings on line of credit...................................    66,382
 Principal payments on shareholder debt.............................   (12,658)
 Proceeds from issuance of installment debt.........................   479,093
 Principal payments on installment debt.............................  (310,955)
                                                                     ---------
      Net cash used in financing activities.........................  (203,856)
                                                                     ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS................       --
CASH AND CASH EQUIVALENTS, beginning of year........................       --
                                                                     ---------
CASH AND CASH EQUIVALENTS, end of year.............................. $     --
                                                                     =========

   The accompanying notes are an integral part of these financial statements.

              K & N PLUMBING, HEATING AND AIR CONDITIONING, INC.

                         NOTES TO FINANCIAL STATEMENTS
                                MARCH 31, 1997

1. BUSINESS AND ORGANIZATION

  K & N Plumbing, Heating and Air Conditioning, Inc., (the Company) is primarily engaged in the business of installing plumbing, heating and air conditioning systems for new single-family detached homes in the areas in and around Dallas and Austin, Texas and Las Vegas, Nevada. In addition, the Company is involved in the replacement and repair market.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and Cash Equivalents

  For purposes of the statement of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash payments for interest and taxes were $99,838 and $114,955, respectively, for the year ended March 31, 1997.

 Revenue Recognition

  Revenues from work orders are recognized as services are performed. Revenues on service and maintenance contracts are recognized over the life of the contract. Revenues from construction contracts are recognized on a percentage of completion basis, using the cost-to-cost method. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

 Inventories

  Inventories consist primarily of purchased materials and supplies. The inventory is valued at the lower of cost or market, with cost determined on a first-in, first-out (FIFO) basis.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the useful lives of the assets. Leasehold improvements are amortized over the lesser of the remaining lease-term or the estimated life of the asset.

  Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

              K & N PLUMBING, HEATING AND AIR CONDITIONING, INC.

 Warranty Costs

  The Company warrants labor for one to two years after installation of new air conditioning and heating units. The Company generally warrants labor for one year after servicing of existing air conditioning and heating units. A reserve for warranty costs is recorded upon completion of installation or service.

 Income Taxes

  The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 New Accounting Pronouncement

  Effective April 1, 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

  Prepaid expenses and other current assets consist of the following at March 31, 1997:

    Prepaid expenses.................................................. $ 94,808
    Due from employees................................................   60,462
                                                                       --------
                                                                       $155,270
                                                                       ========
  Accrued expenses consist of the following at March 31, 1997:
    Accrued payroll and related expense............................... $242,845
    Other accrued expenses............................................  384,418
                                                                       --------
                                                                       $627,263
                                                                       ========

4. PROPERTY AND EQUIPMENT

  The principal categories and estimated useful lives of property and equipment at March 31, 1997 are as follows:

                                                        ESTIMATED
                                                       USEFUL LIVES
                                                       ------------
  Machinery and equipment.............................  5--7 years  $   554,461
  Service and other vehicles..........................     5 years    2,239,457
  Office equipment, furniture and fixtures............  5--7 years      290,702
  Leasehold improvements..............................         --       290,875
                                                                    -----------
                                                                      3,375,495
  Less accumulated depreciation.......................               (1,891,626)
                                                                    -----------
                                                                    $ 1,483,869
                                                                    ===========

              K & N PLUMBING, HEATING AND AIR CONDITIONING, INC.

5. SHORT- AND LONG-TERM DEBT

  Short- and long-term debt consists of the following:

  Credit facility in the amount of $1,000,000 with a bank, bearing interest at prime plus 1.5%, secured by trade receivables and inventory....................................................... $  970,321
  Equipment installation loans payable to banks and other financial institutions, interest varying from 7.5% to 10.24%,
   collateralized by certain equipment, payable in monthly
   installments including interest, final installment due January
   1998............................................................    620,553
                                                                    ----------
      Total short- and long-term debt..............................  1,590,874
   Less short-term borrowings and current maturities............... (1,285,189)
                                                                    ----------
                                                                    $  305,685
                                                                    ==========

  The Company had a revolving credit agreement with a bank to provide borrowings up to $1,000,000. The agreement expires on August 30, 1997. The revolving credit agreement was collateralized by accounts receivable, inventories and the personal guarantee of the shareholder. The agreement contained certain covenants with regard to minimum net worth and lending limits of up to 80% of accounts receivable less than 60 days old. Borrowings under the agreement in effect on March 31, 1997, bear interest at 10.0%, which represents prime plus 1.5%. Borrowings outstanding at March 31, 1997 were $970,321. The agreement was repaid in connection with the Company's acquisition, see note 12.

  The aggregate maturities of the short- and long-term debt as of March 31, 1997 are as follows:

  1998............................................................... $1,285,189
  1999...............................................................    246,605
  2000...............................................................     59,080
                                                                      ----------
                                                                      $1,590,874
                                                                      ==========

6. INCOME TAXES

  Income tax expense for the year ended March 31, 1997 consists of:

                                                      CURRENT  DEFERRED  TOTAL
                                                      -------- -------- --------
  Federal............................................ $216,077 $73,166  $289,243
  State..............................................   19,066   6,455    25,521
                                                      -------- -------  --------
                                                      $235,143 $79,621  $314,764
                                                      ======== =======  ========

  Total income tax expense differs from the amount computed by applying the U.S. federal statutory income tax rate of 34% to income before income tax provision as a result of the following:

  Tax provision at statutory rate...................................... $284,086
  Increase resulting from:
    State income taxes, net of federal benefit.........................   16,844
    Other..............................................................   13,834
                                                                        --------
                                                                        $314,764
                                                                        ========

              K & N PLUMBING, HEATING AND AIR CONDITIONING, INC.

  The components of the deferred income tax assets and liabilities are as follows:

  Deferred income tax assets:
    Warranty reserves.................................................. $ 41,440
    Deferred service contract revenues.................................   10,349
    Allowance for doubtful accounts....................................   36,296
    Vacation accrual...................................................   21,807
                                                                        --------
      Total deferred income tax asset..................................  109,892
                                                                        --------
  Deferred income tax liabilities:
    Depreciation....................................................... $112,936
    Other..............................................................  139,155
                                                                        --------
      Total deferred income tax liability..............................  252,091
                                                                        --------
      Net deferred income tax liability................................ $142,199
                                                                        ========

7. LEASES

  The Company incurred rent expenses under operating leases of $137,351 for the year ended March 31, 1997. Of such amount, $107,760 related to a facility that is leased by the Company from its shareholder. Under the lease agreement, the Company is to pay for all maintenance, certain taxes and insurance for the facility.

  Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of March 31, 1997 are as follows:

  1998................................................................. $137,760
  1999.................................................................  107,760
  2000.................................................................  107,760
  2001.................................................................  107,760
  2002 and thereafter..................................................   53,880
                                                                        --------
                                                                        $514,920
                                                                        ========

8. EMPLOYEE BENEFIT PLAN

  The Company maintains a voluntary 401(k) profit-sharing plan covering all employees. Employees may choose to defer up to 15% of their compensation during the Plan year, not to exceed Internal Revenue Service limitations, by contributing to the Plan. The Company matches 50% of each employee's contributions up to a maximum of 5% of the employee's gross earnings. Contributions made by the Company of $57,400 were charged to operations in the year ended March 31, 1997.

9. SALES TO SIGNIFICANT CUSTOMERS

  During the year ended March 31, 1997, two customers accounted for approximately 30% of the Company's revenues.

10. COMMITMENTS AND CONTINGENCIES

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

              K & N PLUMBING, HEATING AND AIR CONDITIONING, INC.

11. FINANCIAL INSTRUMENTS

  The Company's financial instruments consist of cash and cash equivalents and short- and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheet approximates their fair value.

12. SUBSEQUENT EVENT

  Effective June 1, 1997, Group Maintenance America Corp. (GroupMAC) acquired all the outstanding shares of the Company for a combination of cash, preferred stock and common stock of GroupMAC. All of the preferred shares issued in connection with the acquisition of the business will be redeemed for cash concurrent with the consummation of the initial public offering of the common stock of GroupMAC.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
A-ABC Appliance, Inc. and
 A-1 Appliance & Air Conditioning, Inc.:

  We have audited the accompanying combined balance sheets of A-ABC Appliance, Inc. and A-1 Appliance & Air Conditioning, Inc. (collectively referred to as the Company) as of December 31, 1996 and May 31, 1997, and the related combined statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996 and the five months ended May 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of A-ABC Appliance, Inc. and A-1 Appliance & Air Conditioning, Inc. as of December 31, 1996 and May 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1996 and the five months ended May 31, 1997 in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Houston, Texas
July 18, 1997

        A-ABC APPLIANCE, INC. AND A-1 APPLIANCE & AIR CONDITIONING, INC.

                            COMBINED BALANCE SHEETS

                                                         DECEMBER 31,  MAY 31,
                                                             1996        1997
                                                         ------------ ----------
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................   $  760,291  $  654,324
  Accounts receivable..................................      144,519     217,461
  Other receivables....................................       35,226         --
  Inventories..........................................      570,007     517,587
  Due from related parties and employees...............       30,912     162,580
  Prepaid expenses.....................................       13,289      57,090
                                                          ----------  ----------
    Total current assets...............................    1,554,244   1,609,042
PROPERTY AND EQUIPMENT, net............................      905,447     702,310
GOODWILL, net of accumulated amortization of $9,195 and
 $9,820, respectively..................................       50,808      50,183
OTHER NONCURRENT ASSETS................................      334,372     263,599
                                                          ----------  ----------
    Total assets.......................................   $2,844,871  $2,625,134
                                                          ==========  ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt.................   $  176,717  $  168,425
  Accounts payable.....................................      265,080     425,196
  Accrued expenses.....................................      183,797     213,732
  Due to related parties...............................      315,474     342,584
  Deferred service contract revenue....................      196,217     175,134
                                                          ----------  ----------
    Total current liabilities..........................    1,137,285   1,325,071
LONG-TERM DEBT, net of current maturities..............      844,549     779,511
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock.........................................        3,300       3,300
  Additional paid-in capital...........................      304,140     304,140
  Retained earnings....................................      555,597     213,112
                                                          ----------  ----------
    Total shareholders' equity.........................      863,037     520,552
                                                          ----------  ----------
    Total liabilities and shareholders' equity.........   $2,844,871  $2,625,134
                                                          ==========  ==========


    The accompanying notes are an integral part of these combined financial statements.

        A-ABC APPLIANCE, INC. AND A-1 APPLIANCE & AIR CONDITIONING, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                          FIVE MONTHS ENDED
                                            YEAR ENDED         MAY 31,
                                           DECEMBER 31, ----------------------
                                               1996        1996        1997
                                           ------------ ----------  ----------
                                                      (UNAUDITED)
REVENUES..................................  $8,546,450  $3,382,901  $3,419,026
COST OF SERVICES..........................   5,446,934   2,147,150   2,227,471
                                            ----------  ----------  ----------
  Gross profit............................   3,099,516   1,235,751   1,191,555
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES.................................   2,766,293   1,124,839     996,082
                                            ----------  ----------  ----------
  Income from operations..................     333,223     110,912     195,473
OTHER INCOME (EXPENSE):
  Interest expense........................     (94,434)    (36,628)    (34,313)
  Interest income.........................      10,653       1,619       3,702
  Other...................................         779     (15,130)     (7,760)
                                            ----------  ----------  ----------
NET INCOME................................  $  250,221  $   60,773  $  157,102
                                            ==========  ==========  ==========




    The accompanying notes are an integral part of these combined financial statements.

        A-ABC APPLIANCE, INC. AND A-1 APPLIANCE & AIR CONDITIONING, INC.

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                             ADDITIONAL                TOTAL
                                      COMMON  PAID-IN   RETAINED   SHAREHOLDERS'
                                      STOCK   CAPITAL   EARNINGS      EQUITY
                                      ------ ---------- ---------  -------------
BALANCE, December 31, 1995........... $3,300  $304,140  $ 305,376    $ 612,816
  Net income.........................    --        --     250,221      250,221
                                      ------  --------  ---------    ---------
BALANCE, December 31, 1996...........  3,300   304,140    555,597      863,037
  Net income.........................    --        --     157,102      157,102
  Distributions to shareholders......    --        --    (499,587)    (499,587)
                                      ------  --------  ---------    ---------
BALANCE, May 31, 1997................ $3,300  $304,140  $ 213,112    $ 520,552
                                      ======  ========  =========    =========



    The accompanying notes are an integral part of these combined financial statements.

        A-ABC APPLIANCE, INC. AND A-1 APPLIANCE & AIR CONDITIONING, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                           FIVE MONTHS ENDED
                                             YEAR ENDED         MAY 31,
                                            DECEMBER 31, ---------------------
                                                1996        1996       1997
                                            ------------ ----------- ---------
                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income................................  $ 250,221    $  60,773  $ 157,102
 Adjustments to reconcile net income to net
  cash
  provided by (used in) operating
  activities:
   Depreciation and amortization...........    318,259      138,454    133,448
   Gain from sales of property and
    equipment..............................    (18,765)     (18,765)       --
   Changes in operating assets and
    liabilities:
    (Increase) decrease in--
     Accounts receivable...................     (8,567)    (194,850)   (72,942)
     Other receivables.....................    (28,778)       1,611     35,226
     Inventories...........................     17,073      (31,888)    52,420
     Due from related parties and
      employees............................      1,703        6,000    (11,186)
     Prepaid expenses......................     40,965      (16,391)   (43,801)
     Other noncurrent assets...............     (4,952)      (4,391)    24,940
    Increase (decrease) in--
     Accounts payable......................    (33,128)     143,415    160,116
     Accrued expenses......................   (120,496)      69,937     29,935
     Due to related parties................    (43,945)    (359,419)  (315,474)
     Deferred service contract revenue.....     36,714       94,838    (21,083)
                                             ---------    ---------  ---------
      Net cash provided by (used in)
           operating activities............    406,304     (110,676)   128,701
                                             ---------    ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment.......   (456,877)    (277,614)    (4,335)
 Proceeds from sales of property and
  equipment................................     20,585       20,585        --
                                             ---------    ---------  ---------
      Net cash used in investing
       activities..........................   (436,292)    (257,029)    (4,335)
                                             ---------    ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long-term debt..............    376,714      376,714        --
 Payments of long-term debt................   (135,202)     (71,677)   (73,330)
 Distributions to shareholders.............        --           --    (157,003)
                                             ---------    ---------  ---------
      Net cash provided by (used in)
           financing activities............    241,512      305,037   (230,333)
                                             ---------    ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS...............................    211,524      (62,668)  (105,967)
CASH AND CASH EQUIVALENTS, beginning of
 period....................................    548,767      548,767    760,291
                                             ---------    ---------  ---------
CASH AND CASH EQUIVALENTS, end of period...  $ 760,291    $ 486,099  $ 654,324
                                             =========    =========  =========

    The accompanying notes are an integral part of these combined financial statements.

       A-ABC APPLIANCE, INC. AND A-1 APPLIANCE & AIR CONDITIONING, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

  A-ABC Appliance, Inc. (A-ABC) and A-1 Appliance & Air Conditioning, Inc. (A-
1), (collectively referred to as the Company), are under common ownership. As common control exists among the entities, the financial statements have been combined for all periods presented. There have been no intercompany transactions between the entities. A-ABC and A-1 are primarily engaged in the installation and servicing of heating and air conditioning systems, as well as home appliances, for residential and light commercial customers in the Dallas, Texas area.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim combined financial statements for the five months ended May 31, 1996 are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the combined interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results of the entire fiscal year.

 Use of Estimates

  The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue is recognized upon completion of service. Revenues on service and maintenance contracts are recognized over the life of the contract.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash payments for interest were $92,052 and $34,313 for the year ended December 31, 1996 and the five months ended May 31, 1997, respectively.

 Inventories

  Inventories consist primarily of purchased materials and supplies. The Company uses the first-in, first-out (FIFO) cost method to value its inventories.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the useful lives of the assets. Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated useful life of the asset.

  Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated.

       A-ABC APPLIANCE, INC. AND A-1 APPLIANCE & AIR CONDITIONING, INC.

Upon retirement or disposition of property or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

 Income Taxes

  The shareholders of the Company have elected to be taxed for federal tax purposes as an S Corporation whereby the shareholders' respective equitable shares in the taxable income of the Company are reportable on their individual tax returns. The Company will make distributions to the shareholders each year at least in amounts necessary to pay personal income taxes payable on the Company's taxable income.

 New Accounting Pronouncement

  Effective January 1, 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

  Other noncurrent assets consists of the following:

                                                          DECEMBER 31, MAY 31,
                                                              1996       1997
                                                          ------------ --------
  Covenant not to compete, net of accumulated
   amortization of $247,500 and $293,333, respectively...   $302,500   $256,667
  Other noncurrent assets................................     31,872      6,932
                                                            --------   --------
                                                            $334,372   $263,599
                                                            ========   ========
  Accrued expenses consists of the following:
  Accrued payroll costs and benefits.....................   $100,151   $165,233
  Other accrued expenses.................................     83,646     48,499
                                                            --------   --------
                                                            $183,797   $213,732
                                                            ========   ========

       A-ABC APPLIANCE, INC. AND A-1 APPLIANCE & AIR CONDITIONING, INC.

4. PROPERTY AND EQUIPMENT

  The principal categories and estimated useful lives of property and equipment are as follows:

                                           ESTIMATED
                                            USEFUL    DECEMBER 31,    MAY 31,
                                             LIVES       1996          1997
                                          ----------- ------------  -----------
   Land..................................         --  $    15,000   $       --
   Buildings and improvements............ 20-30 years     138,958           --
   Service and other vehicles............   4-7 years   1,191,155     1,193,253
   Office equipment, furniture and
    fixtures.............................  5-10 years     450,086       452,323
   Leasehold improvements................         --      214,691       214,691
                                                      -----------   -----------
                                                        2,009,890     1,860,267
   Less accumulated depreciation.........              (1,104,443)   (1,157,957)
                                                      -----------   -----------
                                                      $   905,447   $   702,310
                                                      ===========   ===========

5. GOODWILL AND OTHER NONCURRENT ASSETS

  Goodwill represents the excess of the aggregate purchase price over the fair value of net assets acquired and is amortized on a straight-line basis over a period of 40 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows compared to the carrying value of goodwill. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

  Other noncurrent assets include a covenant not to compete and deferred charges related to the "Asset Purchase and Sale Agreement" made between the Company's shareholders and former owners. The covenant not to compete and deferred charges are amortized on a straight-line basis for a period of five years, which is the period of the covenant in the agreement.

6. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                         DECEMBER 31,  MAY 31,
                                                             1996       1997
                                                         ------------ ---------
   Equipment installment loans payable to banks and
    other financial institutions, interest varying from
    8.75% to 9.0%, secured by certain equipment,
    payable in monthly and quarterly installments
    including interest, final installment
    due November 2000..................................   $  471,554  $ 419,900
   Notes payable to the former shareholders of A-1
    Appliance & Air Conditioning, Inc. at 8%, payable
    in monthly installments of $7,783, including
    interest, final installment due November 2004......      549,712    528,036
                                                          ----------  ---------
       Total long-term debt............................    1,021,266    947,936
   Less current maturities.............................     (176,717)  (168,425)
                                                          ----------  ---------
                                                          $  844,549  $ 779,511
                                                          ==========  =========

       A-ABC APPLIANCE, INC. AND A-1 APPLIANCE & AIR CONDITIONING, INC.

  The aggregate maturities of the long-term debt as of December 31, 1996 are as follows:

                                                     A-ABC     A-1     COMBINED
                                                    -------- -------- ----------
   1997............................................ $ 97,304 $ 79,413 $  176,717
   1998............................................  101,507   80,613    182,120
   1999............................................  108,743   71,823    180,566
   2000............................................   79,251   66,660    145,911
   2001............................................   23,435   72,477     95,912
   Thereafter......................................      --   240,040    240,040
                                                    -------- -------- ----------
                                                    $410,240 $611,026 $1,021,266
                                                    ======== ======== ==========

7. SHAREHOLDERS' EQUITY

  The authorized, issued and outstanding common stock of the Company at December 31, 1996 and May 31, 1997 is summarized as follows:

                                                  NUMBER OF SHARES
                                           ------------------------------ COMMON
                                           AUTHORIZED ISSUED  OUTSTANDING STOCK
                                           ---------- ------- ----------- ------
   A-ABC voting...........................       50        50        50   $  250
   A-ABC non-voting.......................       50        50        50       50
   A-1....................................  300,000   300,000   300,000    3,000
                                            -------   -------   -------   ------
     Total................................  300,100   300,100   300,100   $3,300
                                            =======   =======   =======   ======

  The voting common stock and non-voting common stock of A-ABC have stated values of $5 and $1 per share, respectively. The common stock of A-1 has a stated value of $0.01 per share.

8. LEASES

  Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are as follows:

                                                     A-ABC      A-1    COMBINED
                                                   ---------- ------- ----------
   1997........................................... $   99,000 $27,000 $  126,000
   1998...........................................     99,000  27,000    126,000
   1999...........................................     99,000  27,000    126,000
   2000...........................................     99,000  11,250    110,250
   2001...........................................     99,000     --      99,000
   Thereafter.....................................    717,750     --     717,750
                                                   ---------- ------- ----------
                                                   $1,212,750 $92,250 $1,305,000
                                                   ========== ======= ==========

  Total rental expense for the year ended December 31, 1996 and the five months ended May 31, 1997 was $136,200 and $58,200, respectively.

9. RELATED PARTY TRANSACTIONS

  The Company leases the office building and warehouse from a shareholder of A-ABC and A-1. The Company also pays management fees to a company owned by a shareholder for administrative and operational services. The management agreement is renewed annually.

       A-ABC APPLIANCE, INC. AND A-1 APPLIANCE & AIR CONDITIONING, INC.

  In May 1997, the Company sold land and buildings and improvements to a shareholder for the recorded book value of $120,482. In addition, the Company declared $342,584 of distributions to shareholders, which were not paid as of May 31, 1997.

  At December 31, 1996 and May 31, 1997, the Company had amounts due to related parties of $315,474 and $342,584, respectively, and amounts due from related parties of $23,174 and $145,070, respectively.

10. EMPLOYEE BENEFIT PLAN

  The Company has a contributory 401(k) plan covering substantially all employees. Contributions to this plan, determined annually, are at the discretion of the Board of Directors. Authorized contributions for the year ended December 31, 1996 and the five months ended May 31, 1997 amounted to $20,258 and $9,942, respectively.

11. ADVERTISING

  The Company expenses advertising costs as incurred. Total advertising expense for the year ended December 31, 1996 and the five months ended May 31, 1997 amounted to $401,722 and $136,350, respectively, and is included in selling, general and administrative expenses in the accompanying combined statements of operations.

12. COMMITMENTS AND CONTINGENCIES

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's combined financial position, results of operations or liquidity.

13. FINANCIAL INSTRUMENTS

  The Company's financial instruments consist of cash and cash equivalents and long-term debt. The Company believes that the carrying value of these instruments on the accompanying combined balance sheets approximates their fair value.

14. SUBSEQUENT EVENT

  Effective June 1, 1997, Group Maintenance America Corp. (GroupMAC) acquired all of the outstanding shares of the Company for a combination of cash and common stock of GroupMAC.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
 Arkansas Mechanical Services, Inc.
 and Mechanical Services, Inc.:

  We have audited the accompanying combined balance sheets of Arkansas Mechanical Services, Inc. and Mechanical Services, Inc. (collectively referred to as the Company) as of December 31, 1996 and June 30, 1997, and the related combined statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996 and the six months ended June 30, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Arkansas Mechanical Services, Inc. and Mechanical Services, Inc. as of December 31, 1996 and June 30, 1997, and the results of its operations and its cash flows for the year ended December 31, 1996 and the six months ended June 30, 1997 in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Houston, Texas
July 25, 1997

                     ARKANSAS MECHANICAL SERVICES, INC. AND
                           MECHANICAL SERVICES, INC.

                            COMBINED BALANCE SHEETS

                                                       DECEMBER 31,  JUNE 30,
                                                           1996        1997
                        ASSETS                         ------------ ----------
CURRENT ASSETS:
  Cash and cash equivalents...........................  $  124,687  $   20,123
  Accounts receivable.................................     960,574   1,337,571
  Inventories.........................................      55,036      75,862
  Costs and estimated earnings in excess of billings
   on uncompleted contracts...........................      52,310      36,203
  Due from related parties............................      21,291      17,553
  Prepaid expenses and other current assets...........       8,795      11,508
                                                        ----------  ----------
    Total current assets..............................   1,222,693   1,498,820
PROPERTY AND EQUIPMENT, net...........................     634,996     632,862
GOODWILL, net of accumulated amortization of $11,265
 and $11,922, respectively............................      14,975      14,318
OTHER NONCURRENT ASSETS...............................       1,217       1,383
                                                        ----------  ----------
    Total assets......................................  $1,873,881  $2,147,383
                                                        ==========  ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings and current maturities of
   long-term debt.....................................  $  513,157  $  500,352
  Accounts payable....................................     529,497     725,177
  Accrued expenses....................................     157,811      69,571
  Billings in excess of costs and estimated earnings
   on uncompleted contracts...........................     117,526      99,690
  Due to related parties..............................          --      35,150
                                                        ----------  ----------
    Total current liabilities.........................   1,317,991   1,429,940
LONG-TERM DEBT, net of current maturities.............     205,170     192,645
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock........................................      26,000      26,000
  Retained earnings...................................     371,983     546,061
  Treasury stock, at cost.............................     (47,263)    (47,263)
                                                        ----------  ----------
    Total shareholders' equity........................     350,720     524,798
                                                        ----------  ----------
    Total liabilities and shareholders' equity........  $1,873,881  $2,147,383
                                                        ==========  ==========


    The accompanying notes are an integral part of these combined financial statements.

                     ARKANSAS MECHANICAL SERVICES, INC. AND
                           MECHANICAL SERVICES, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                        SIX MONTHS ENDED JUNE
                                            YEAR ENDED           30,
                                           DECEMBER 31, ----------------------
                                               1996        1996        1997
                                           ------------ ----------  ----------
                                                      (UNAUDITED)
REVENUES..................................  $6,237,166  $3,460,144  $4,028,775
COST OF SERVICES..........................   4,773,451   2,663,083   3,168,537
                                            ----------  ----------  ----------
    Gross profit..........................   1,463,715     797,061     860,238
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES.................................   1,082,470     525,206     583,120
                                            ----------  ----------  ----------
    Income from operations................     381,245     271,855     277,118
OTHER INCOME (EXPENSE):
  Interest expense........................     (51,408)    (22,908)    (32,160)
  Other...................................      30,104      17,321       2,120
                                            ----------  ----------  ----------
NET INCOME................................  $  359,941  $  266,268  $  247,078
                                            ==========  ==========  ==========




    The accompanying notes are an integral part of these combined financial statements.

                     ARKANSAS MECHANICAL SERVICES, INC. AND
                           MECHANICAL SERVICES, INC.

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                       TOTAL
                                      COMMON  RETAINED   TREASURY  SHAREHOLDERS'
                                       STOCK  EARNINGS    STOCK       EQUITY
                                      ------- ---------  --------  -------------
BALANCE, December 31, 1995........... $26,000 $ 252,756  $(47,263)   $ 231,493
  Net income.........................      --   359,941        --      359,941
  Distributions to shareholders......      --  (240,714)       --     (240,714)
                                      ------- ---------  --------    ---------
BALANCE, December 31, 1996...........  26,000   371,983   (47,263)     350,720
  Net income.........................      --   247,078        --      247,078
  Distributions to shareholders......      --   (73,000)       --      (73,000)
                                      ------- ---------  --------    ---------
BALANCE, June 30, 1997............... $26,000 $ 546,061  $(47,263)   $ 524,798
                                      ======= =========  ========    =========



    The accompanying notes are an integral part of these combined financial statements.

                     ARKANSAS MECHANICAL SERVICES, INC. AND
                           MECHANICAL SERVICES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                            SIX MONTHS ENDED
                                               YEAR ENDED       JUNE 30,
                                              DECEMBER 31, --------------------
                                                  1996       1996       1997
                                              ------------ ---------  ---------
                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income.................................   $ 359,941   $ 266,268  $ 247,078
 Adjustments to reconcile net income to net
  cash provided by operating activities--
  Depreciation and amortization.............     109,624      65,735     89,354
  Changes in operating assets and
   liabilities:
  (Increase) decrease in--
   Accounts receivable......................    (368,388)   (366,932)  (376,997)
   Inventories..............................     (10,142)        (34)   (20,826)
   Costs and estimated earnings in excess of
    billings on uncompleted contracts.......     (27,750)    (52,223)    16,107
   Due from related parties.................      69,661      85,066      3,738
   Prepaid expenses and other current
    assets..................................      (5,009)    (20,847)    (2,879)
  Increase (decrease) in--
   Accounts payable.........................     215,954     367,492    195,680
   Accrued expenses.........................      43,524      10,842    (88,240)
   Billings in excess of costs and estimated
    earnings on uncompleted contracts.......      23,641     (71,807)   (17,836)
   Due to related parties...................     (41,609)    (41,609)    35,150
                                               ---------   ---------  ---------
     Net cash provided by operating
      activities............................     369,447     241,951     80,329
                                               ---------   ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment........    (237,113)   (130,895)   (86,563)
 Proceeds from sales of property and
  equipment.................................      15,000          --         --
                                               ---------   ---------  ---------
     Net cash used in investing activities..    (222,113)   (130,895)   (86,563)
                                               ---------   ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from short-term borrowings........     590,000     440,000    110,000
 Payments of short-term borrowings..........    (410,000)   (260,000)  (100,000)
 Proceeds from long-term debt...............     194,326      98,775     37,499
 Payments of long-term debt.................    (145,389)    (39,145)   (72,829)
 Distributions to shareholders..............    (295,714)   (155,000)   (73,000)
                                               ---------   ---------  ---------
     Net cash provided by (used in)
      financing activities..................     (66,777)     84,630    (98,330)
                                               ---------   ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS................................      80,557     195,686   (104,564)
CASH AND CASH EQUIVALENTS, beginning of
 period.....................................      44,130      44,130    124,687
                                               ---------   ---------  ---------
CASH AND CASH EQUIVALENTS, end of period....   $ 124,687   $ 239,816  $  20,123
                                               =========   =========  =========

    The accompanying notes are an integral part of these combined financial statements.

                    ARKANSAS MECHANICAL SERVICES, INC. AND
                           MECHANICAL SERVICES, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

  Arkansas Mechanical Services, Inc. (AMS) and Mechanical Services, Inc.
(MSI), (collectively referred to as the Company), are under common ownership. As common control exists among the entities, the financial statements have been combined for all periods. All significant intercompany transactions and balances have been eliminated in combination. The Company is primarily engaged in the installation and servicing of heating and air conditioning systems for commercial and industrial customers in Little Rock and Fayetteville, Arkansas and the surrounding areas.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim combined financial statements for the six months ended June 30, 1996 are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the combined interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenues from work orders are recognized as services are performed. Revenues on service and maintenance contracts are recognized over the life of the contract. Revenues from construction contracts are recognized on a percentage of completion basis using the cost-to-cost method. Provisions for estimated losses on uncompleted contracts are made in the period in which losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash payments for interest were $51,408 and $32,160 for the year ended December 31, 1996 and the six months ended June 30, 1997.

 Inventories

  Inventories consist primarily of purchased materials and supplies. The Company uses the first-in, first-out (FIFO) cost method to value its inventories.

                    ARKANSAS MECHANICAL SERVICES, INC. AND
                           MECHANICAL SERVICES, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the useful lives of the assets. Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated life of the asset.

  Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

 Warranty Costs

  The Company warrants labor for the first year after installation on new air conditioning and heating units. The Company generally warrants labor for 90 days after servicing of existing air conditioning and heating units. A reserve for warranty costs is recorded upon completion of installation or service.

 Income Taxes

  The shareholders of the Company have elected to be taxed for federal tax purposes as an S Corporation whereby the shareholders' respective equitable shares in the taxable income of the Company are reportable on their individual tax returns. The Company will make distributions to the shareholders each year at least in amounts necessary to pay personal income taxes payable on the Company's taxable income.

 New Accounting Pronouncement

  Effective January 1, 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

  Accrued expenses consists of the following:

                                                           DECEMBER 31, JUNE 30,
                                                               1996       1997
                                                           ------------ --------
      Accrued payroll costs and benefits..................  $ 115,949   $63,339
      Other accrued expenses..............................     41,862     6,232
                                                            ---------   -------
                                                            $ 157,811   $69,571
                                                            =========   =======

                    ARKANSAS MECHANICAL SERVICES, INC. AND
                           MECHANICAL SERVICES, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

4. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

  A summary of the status of uncompleted contracts is as follows:

                                                       DECEMBER 31,  JUNE 30,
                                                           1996        1997
                                                       ------------ ----------
      Costs incurred..................................  $1,493,806  $2,232,909
      Estimated earnings recognized...................     246,687     247,900
                                                        ----------  ----------
                                                         1,740,493   2,480,809
      Less billings on contracts......................   1,805,709   2,544,296
                                                        ----------  ----------
                                                        $  (65,216) $  (63,487)
                                                        ==========  ==========

  These costs and estimated earnings on uncompleted contracts are included in the accompanying balance sheets under the following captions:

                                                        DECEMBER 31, JUNE 30,
                                                            1996       1997
                                                        ------------ --------
      Costs and estimated earnings in excess of
       billings on uncompleted contracts...............  $  52,310   $ 36,203
      Billings in excess of costs and estimated
       earnings on uncompleted contracts...............   (117,526)   (99,690)
                                                         ---------   --------
                                                         $ (65,216)  $(63,487)
                                                         =========   ========

5. PROPERTY AND EQUIPMENT

  The principal categories and estimated useful lives of property and equipment are as follows:

                                            ESTIMATED
                                              USEFUL   DECEMBER 31,  JUNE 30,
                                              LIVES        1996        1997
                                            ---------- ------------ ----------
      Service and other vehicles...........  4-7 years  $  654,491  $  696,871
      Machinery and equipment.............. 5-10 years     228,766     233,744
      Office equipment, furniture and
       fixtures............................ 5-10 years      69,698      98,121
      Leasehold improvements...............         --      75,785      86,567
                                                        ----------  ----------
                                                         1,028,740   1,115,303
      Less accumulated depreciation........               (393,744)   (482,441)
                                                        ----------  ----------
                                                        $  634,996  $  632,862
                                                        ==========  ==========

6. GOODWILL

  Goodwill represents the excess of the aggregate purchase price over the fair value of net assets acquired and is amortized on a straight-line basis over a period of 40 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows compared to the carrying value of goodwill. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

                     ARKANSAS MECHANICAL SERVICES, INC. AND
                           MECHANICAL SERVICES, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

7. SHORT- AND LONG-TERM DEBT

  Short- and long-term debt consists of the following:

                                                       DECEMBER 31, JUNE 30,
                                                           1996       1997
                                                       ------------ ---------
Revolving line of credit with a bank with a maximum
 amount of $300,000; interest accrues at prime plus
 .75% and is payable monthly; secured by accounts
 receivable and the personal guarantee of the
 shareholders; due on demand..........................  $ 100,000   $  75,000
Revolving line of credit with a bank with a maximum
 amount of $250,000; interest accrues at 10.0% and is
 payable monthly; secured by accounts receivable and
 the personal guarantee of the shareholders; due on
 demand with a maturity date of June 1997.............    180,000          --
Revolving line of credit with a bank with a maximum
 amount of $400,000; interest accrues at prime plus
 1.5% and is payable monthly; secured by accounts
 receivable and the personal guarantee of the
 shareholders; due on demand with a maturity date of
 February 1998........................................         --     215,000
Equipment installment notes to a bank; interest
 accrued at various rates, payable in monthly
 installments, including interest, of $14,256, final
 installment due 2001; secured by service and other
 vehicles and the personal guarantee of stockholders..    275,603     259,718
Note payable to a bank; interest accrues at 9.5%;
 payable in monthly installments including interest,
 of $2,025, final installments, due August 1997;
 secured by personal guarantee of the shareholder.....     92,512      83,731
Equipment installment notes to a bank; interest
 varying from 7.5% to 10.0%; payable in monthly
 installments of various amounts, including interest,
 through 2000; secured by service and other vehicles..     39,366      33,287
Note payable to a company affiliated through common
 ownership; interest accrued at 9.0%; payable in
 monthly installments, including interest of $981,
 final installment due December 1999; unsecured.......     30,846      26,261
                                                        ---------   ---------
  Total short- and long-term debt.....................    718,327     692,997
Less short-term borrowings and current maturities.....   (513,157)   (500,352)
                                                        ---------   ---------
                                                        $ 205,170   $ 192,645
                                                        =========   =========

  The aggregate maturities of the short- and long-term debt as of December 31, 1996 are as follows:

                                                        AMS      MSI    COMBINED
                                                      -------- -------- --------
      1997........................................... $320,107 $193,050 $513,157
      1998...........................................   69,749   12,758   82,507
      1999...........................................   68,141   10,827   78,968
      2000...........................................   40,023    2,723   42,746
      2001...........................................      949       --      949
                                                      -------- -------- --------
                                                      $498,969 $219,358 $718,327
                                                      ======== ======== ========

                    ARKANSAS MECHANICAL SERVICES, INC. AND
                           MECHANICAL SERVICES, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

8. SHAREHOLDERS' EQUITY

  The authorized, issued and outstanding common stock of the Company at December 31, 1996 and June 30, 1997 is summarized as follows:

                                                  NUMBER OF SHARES
                                             ---------------------------
                                                                TREASURY COMMON
                                   AMORTIZED ISSUED OUTSTANDING  STOCK    STOCK
                                   --------- ------ ----------- -------- -------
      AMS.........................  100,000  6,000     6,000     1,900   $ 6,000
      MSI.........................    1,000    400       333        --    20,000
                                    -------  -----     -----     -----   -------
        Total.....................  101,000  6,400     6,333     1,900   $26,000
                                    =======  =====     =====     =====   =======

  The common stock of AMS has a par value of $1 per share. The common stock of MSI has a par value of $1 per share, but has a stated value of $60 per share. MSI must maintain $20,000 in shareholders' equity in order to retain its contractors license.

9. LEASES

  Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as December 31, 1996 are as follows:

                                                           AMS    MSI   COMBINED
                                                         ------- ------ --------
      1997.............................................. $17,608 $6,912 $24,520
      1998..............................................  14,400  2,656  17,056
      1999..............................................  14,400     --  14,400
                                                         ------- ------ -------
                                                         $46,408 $9,568 $55,976
                                                         ======= ====== =======

  In addition to the above lease commitments, the Company leases office and warehouse space under a month-to-month operating lease, with monthly payments of $3,200. Total rental expense for the year ended December 31, 1996 and the six months ended June 30, 1997 was $76,409 and $38,421, respectively.

10. RELATED PARTY TRANSACTIONS

  The Company rents certain facilities from related parties. Total rent expense for these facilities for the year ended December 31, 1996 and the six months ended June 30, 1997 was $75,696 and $29,608, respectively. AMS rents certain vehicles from a company affiliated through common ownership. Total rent expense for these vehicles for the year ended December 31, 1996 and the six months ended June 30, 1997 was $7,300 and $3,300, respectively.

  The Company obtains data processing and other services from a company affiliated through common ownership. The total expense for these services for the year ended December 31, 1996 and the six months ended June 30, 1997 was $120,564 and $60,282, respectively.

11. EMPLOYEE BENEFIT PLAN

  Non-office employees are participants in a multi-employer defined contribution plan pursuant to the collective bargaining agreement of the union. Contributions for the year ended December 31, 1996 and the six months ended June 30, 1997, were $91,316 and $57,512, respectively.

                    ARKANSAS MECHANICAL SERVICES, INC. AND
                           MECHANICAL SERVICES, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)

12. COMMITMENTS AND CONTINGENCIES

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's combined financial position, results of operations or liquidity.

13. FINANCIAL INSTRUMENTS

  The Company's financial instruments consist of cash and cash equivalents and short- and long-term debt. The Company believes that the carrying value of these instruments on the accompanying combined balance sheets approximates their fair value.

14. ACQUISITION OF COMPANY

  In May 1997, the Company signed a letter of intent with Group Maintenance America Corp. (GroupMAC), whereby GroupMAC will acquire the Company in a merger transaction for a combination of cash and common shares of GroupMAC concurrent with the consummation of the initial public offering of the common stock of GroupMAC, subject to certain conditions including the negotiation of definitive agreements and approval by Directors of both companies.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Callahan Roach Products and Publications, Inc.

  We have audited the accompanying balance sheet of Callahan Roach Products and Publications, Inc. as of February 28, 1997, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Callahan Roach Products and Publications, Inc. as of February 28, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Houston, Texas
July 30, 1997

                 CALLAHAN ROACH PRODUCTS AND PUBLICATIONS, INC.

                                 BALANCE SHEETS

                                                       FEBRUARY 28,  JUNE 30,
                                                           1997        1997
                                                       ------------ -----------
                                                                    (UNAUDITED)
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...........................   $ 27,161    $105,939
  Accounts receivable.................................     10,104         --
  Inventories.........................................     44,567      46,837
                                                         --------    --------
    Total current assets..............................     81,832     152,776
PROPERTY AND EQUIPMENT, net...........................    126,374     117,843
                                                         --------    --------
    Total assets......................................   $208,206    $270,619
                                                         ========    ========
         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings and current maturities of
   long-term debt.....................................   $ 60,595    $ 60,629
  Accounts payable....................................     76,043      71,427
  Accrued expenses....................................     21,892      18,436
  Income taxes payable................................      2,576      14,407
                                                         --------    --------
    Total current liabilities.........................    161,106     164,899
LONG-TERM DEBT, net of current maturities.............     24,558      17,607
DEFERRED INCOME TAXES.................................      8,260       8,760
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock, $1 par value; 100,000 shares
   authorized;
   1,000 shares issued and outstanding................      1,000       1,000
  Retained earnings...................................     13,282      78,353
                                                         --------    --------
    Total shareholders' equity........................     14,282      79,353
                                                         --------    --------
    Total liabilities and shareholders' equity........   $208,206    $270,619
                                                         ========    ========


   The accompanying notes are an integral part of these financial statements.

                 CALLAHAN ROACH PRODUCTS AND PUBLICATIONS, INC.

                            STATEMENTS OF OPERATIONS

                                                             FOUR MONTHS ENDED
                                                 YEAR ENDED  ------------------
                                                FEBRUARY 28, JUNE 30,  JUNE 30,
                                                    1997       1996      1997
                                                ------------ --------  --------
                                                                (UNAUDITED)
REVENUES.......................................  $1,552,708  $639,702  $597,042
COST OF SERVICES...............................     310,816   108,479   130,710
                                                 ----------  --------  --------
  Gross profit.................................   1,241,892   531,223   466,332
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES...   1,238,075   438,965   379,697
                                                 ----------  --------  --------
  Income from operations.......................       3,817    92,258    86,635
OTHER INCOME (EXPENSES):
  Interest expense.............................      (9,196)   (2,187)   (5,197)
  Other........................................      (6,497)        9    (1,367)
                                                 ----------  --------  --------
   Income (loss) before income taxes...........     (11,876)   90,080    80,071
INCOME TAX PROVISION...........................         --     19,000    15,000
                                                 ----------  --------  --------
NET INCOME (LOSS)..............................  $  (11,876) $ 71,080  $ 65,071
                                                 ==========  ========  ========




   The accompanying notes are an integral part of these financial statements.

                 CALLAHAN ROACH PRODUCTS AND PUBLICATIONS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                       TOTAL
                                                  COMMON RETAINED  SHAREHOLDERS'
                                                  STOCK  EARNINGS     EQUITY
                                                  ------ --------  -------------
BALANCE, February 28, 1996....................... $1,000 $ 25,158    $ 26,158
  Net loss.......................................    --   (11,876)    (11,876)
                                                  ------ --------    --------
BALANCE, February 28, 1997.......................  1,000   13,282      14,282
  Net income (unaudited).........................    --    65,071      65,071
                                                  ------ --------    --------
BALANCE, June 30, 1997 (unaudited)............... $1,000 $ 78,353    $ 79,353
                                                  ====== ========    ========





    The accompanying notes are an integral part of the financial statements.

                 CALLAHAN ROACH PRODUCTS AND PUBLICATIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                    FOUR MONTHS ENDED
                                        YEAR ENDED  ------------------
                                       FEBRUARY 28, JUNE 30,  JUNE 30,
                                           1997       1996      1997
                                       ------------ --------  --------
                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)....................  $ (11,876)  $ 71,080  $ 65,071
 Adjustments to reconcile net income
  (loss) to net cash
  provided by operating activities:
   Depreciation.......................     26,587      2,395    17,872
   Deferred income taxes                      --         --        500
   Changes in operating assets and
    liabilities:
    (Increase) decrease in--
     Accounts receivable..............     (8,890)    (9,983)   10,104
     Inventories......................      7,673      8,551    (2,270)
    Increase (decrease) in--
     Accounts payable.................     (4,555)   (54,180)   (4,616)
     Accrued expenses.................     14,051      2,462    (3,456)
     Income taxes payable.............       (589)    18,858    11,831
                                        ---------   --------  --------
      Net cash provided by operating
       activities.....................     22,401     39,183    95,036
                                        ---------   --------  --------
CASH FLOWS USED IN INVESTING
 ACTIVITIES:
 Purchases of property and equipment..   (103,577)   (43,945)   (9,341)
                                        ---------   --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings (repayments) on bank
  line of credit......................     35,701      1,535      (443)
 Proceeds from long-term debt.........     46,100     28,174       --
 Payment on long-term debt............    (11,405)      (723)   (6,474)
                                        ---------   --------  --------
      Net cash provided by (used in)
       financing activities...........     70,396     28,986    (6,917)
                                        ---------   --------  --------
NET INCREASE (DECREASE) IN CASH.......    (10,780)    24,224    78,778
CASH AND CASH EQUIVALENTS, beginning
 of period............................     37,941     37,941    27,161
                                        ---------   --------  --------
CASH AND CASH EQUIVALENTS, end of
 period...............................  $  27,161   $ 62,165  $105,939
                                        =========   ========  ========



   The accompanying notes are an integral part of these financial statements.

                CALLAHAN ROACH PRODUCTS AND PUBLICATIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

  Callahan Roach Products and Publications, Inc., (the Company) is primarily engaged in the business of selling marketing products and pricing models to independent service companies which install and service heating and air conditioning systems nationally.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  Interim financial statements as of June 30, 1997 and for the four months ended June 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue and Cost Recognition

  Revenues from service contracts are recognized as services are performed.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash payments for interest and taxes were $9,196 and $3,123, respectively, for the year ended February 28, 1997.

 Inventories

  Inventories consists of supplies used in providing the Company's products and services. The inventory is valued at the lower of cost or market, with cost determined on a first-in, first-out (FIFO) basis.

 Property, Equipment and Depreciation

  Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the useful lives of the assets. Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated life of the asset.

  Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

                CALLAHAN ROACH PRODUCTS AND PUBLICATIONS, INC.

 Income Taxes

  The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 New Accounting Pronouncement

  Effective March 1, 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long Lived Assets and for Long-Lived Assets to Be Disposed Of. Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets, may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

2. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

  Accrued expenses consist of the following at February 28, 1997:

   Accrued payroll and related expense................................. $14,051
   Other accrued expenses..............................................   7,841
                                                                        -------
                                                                        $21,892
                                                                        =======

3. PROPERTY AND EQUIPMENT

  A summary of property and equipment at February 28, 1997 is as follows:

                                                           ESTIMATED
                                                          USEFUL LIVES
                                                          ------------
   Furniture and fixtures................................  3-7 years   $179,641
   Less accumulated depreciation.........................               (53,267)
                                                                       --------
     Property and equipment, net.........................              $126,374
                                                                       ========

4. INCOME TAXES

  There is no Federal income tax provision as losses were incurred and a valuation allowance has been established against future benefits deriving from the carryforward of these losses. The deferred income tax liability results primarily from tax depreciation in excess of book depreciation on property and equipment.

                CALLAHAN ROACH PRODUCTS AND PUBLICATIONS, INC.

5. SHORT- AND LONG-TERM DEBT

  Short- and long-term debt consists of the following at February 28, 1997:

   Credit facility in the amount of $100,000 with a bank, bearing interest at 12.75%................................................  $42,584
   Equipment loans payable to financial institutions, interest varying from 12% to 19%, collateralized by certain equipment, payable in monthly installments including interest,
    final installment due February 2000...............................   42,569
                                                                        -------
                                                                         85,153
   Less short-term borrowings and current maturities..................  (60,595)
                                                                        -------
                                                                        $24,558
                                                                        =======

  The Company has a revolving credit agreement with a bank to provide borrowings up to $100,000. The revolving credit agreement is collateralized by the personal guarantees of shareholders. Borrowings under the agreement in effect on February 28, 1997, bear interest at 12.5%. Borrowings outstanding at February 28, 1997 were $42,584.

  Maturities of short- and long-term debt are as follows:

   YEAR ENDING
   FEBRUARY 28,
   ------------
    1998................................................................ $60,595
    1999................................................................  16,375
    2000................................................................   8,183
                                                                         -------
                                                                         $85,153
                                                                         =======

6. COMMITMENTS AND CONTINGENCIES

  The Company may be involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

7. FINANCIAL INSTRUMENTS

  The Company's financial instruments consist of cash and cash equivalents, and short- and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

8. SUBSEQUENT EVENT

  Effective July 1, 1997, Group Maintenance America Corp. (GroupMAC) acquired the Company in a merger transaction for a combination of cash, preferred stock and common stock of GroupMAC. All of the preferred shares issued in connection with the acquisition of the Company will be redeemed for cash concurrent with the consummation of the initial public offering of the common stock of GroupMAC.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors Central Carolina Air Conditioning Company:

  We have audited the accompanying balance sheets of Central Carolina Air Conditioning Company (the Company) as of October 31, 1996 and June 30, 1997, and the related statements of operations, shareholders' equity and cash flows for the year ended October 31, 1996 and the eight months ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Central Carolina Air Conditioning Company as of October 31, 1996 and June 30, 1997, and the results of its operations and its cash flows for the year ended October 31, 1996 and the eight months ended June 30, 1997 in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Houston, Texas
July 18, 1997

                   CENTRAL CAROLINA AIR CONDITIONING COMPANY

                                 BALANCE SHEETS

                                                         OCTOBER 31,  JUNE 30,
                                                            1996        1997
                                                         ----------- ----------
                         ASSETS
CURRENT ASSETS:
 Cash and cash equivalents.............................. $  440,289  $  457,132
 Accounts receivable....................................    627,783     867,913
 Inventories............................................    292,215     246,225
 Costs and estimated earnings in excess of billings on
  uncompleted contracts.................................    113,653     168,226
 Due from related parties...............................    505,003     175,448
 Prepaid expenses and other current assets..............    240,089     219,149
                                                         ----------  ----------
  Total current assets..................................  2,219,032   2,134,093
PROPERTY AND EQUIPMENT, net.............................    459,553     674,948
OTHER NONCURRENT ASSETS.................................     37,098      38,498
                                                         ----------  ----------
  Total assets.......................................... $2,715,683  $2,847,539
                                                         ==========  ==========
          LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Short-term borrowings and current maturities of long-
  term debt............................................. $   64,283  $      979
 Accounts payable.......................................    322,848     274,887
 Accrued expenses.......................................    261,300     232,751
 Billings in excess of costs and estimated earnings on
  uncompleted contracts.................................     48,399      39,131
 Deferred service contract revenue......................    755,047     762,821
                                                         ----------  ----------
  Total current liabilities.............................  1,451,877   1,310,569
DEFERRED SERVICE CONTRACT REVENUE.......................    211,397     204,304
DEFERRED COMPENSATION LIABILITY.........................     55,373      60,670
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Common stock--$10 par value; 2,000 shares authorized,
  issued and outstanding................................     20,000      20,000
 Additional paid-in capital.............................     23,140      23,140
 Retained earnings......................................    953,896   1,228,856
                                                         ----------  ----------
  Total shareholders' equity............................    997,036   1,271,996
                                                         ----------  ----------
  Total liabilities and shareholders' equity............ $2,715,683  $2,847,539
                                                         ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                   CENTRAL CAROLINA AIR CONDITIONING COMPANY

                            STATEMENTS OF OPERATIONS

                                                          EIGHT MONTHS ENDED
                                            YEAR ENDED         JUNE 30,
                                            OCTOBER 31,  ----------------------
                                               1996         1996        1997
                                            -----------  ----------  ----------
                                                       (UNAUDITED)
REVENUES................................... $8,161,356   $5,139,628  $5,463,051
COST OF SERVICES...........................  5,182,045    3,267,848   3,224,802
                                            ----------   ----------  ----------
  Gross profit.............................  2,979,311    1,871,780   2,238,249
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES..................................  2,598,253    1,672,596   1,648,388
                                            ----------   ----------  ----------
  Income from operations...................    381,058      199,184     589,861
OTHER INCOME (EXPENSE):
 Interest expense..........................     (9,841)      (6,073)     (3,087)
 Interest income...........................     30,219       17,611      28,472
 Other.....................................    (40,166)      13,487      11,233
                                            ----------   ----------  ----------
NET INCOME................................. $  361,270   $  224,209  $  626,479
                                            ==========   ==========  ==========




   The accompanying notes are an integral part of these financial statements.

                   CENTRAL CAROLINA AIR CONDITIONING COMPANY

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                            ADDITIONAL                 TOTAL
                                    COMMON   PAID-IN    RETAINED   SHAREHOLDERS'
                                     STOCK   CAPITAL    EARNINGS      EQUITY
                                    ------- ---------- ----------  -------------
BALANCE, October 31, 1995.......... $20,000  $23,140   $  973,595   $1,016,735
 Net income........................     --       --       361,270      361,270
 Distributions to shareholders.....     --       --      (380,969)    (380,969)
                                    -------  -------   ----------   ----------
BALANCE, October 31, 1996..........  20,000   23,140      953,896      997,036
 Net income........................     --       --       626,479      626,479
 Distributions to shareholders.....     --       --      (351,519)    (351,519)
                                    -------  -------   ----------   ----------
BALANCE, June 30, 1997............. $20,000  $23,140   $1,228,856   $1,271,996
                                    =======  =======   ==========   ==========





   The accompanying notes are an integral part of these financial statements.

                   CENTRAL CAROLINA AIR CONDITIONING COMPANY

                            STATEMENTS OF CASH FLOWS

                                                           EIGHT MONTHS ENDED
                                             YEAR ENDED         JUNE 30,
                                             OCTOBER 31,  ----------------------
                                                1996         1996        1997
                                             -----------  -----------  ---------
                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income................................. $  361,270   $  224,209   $ 626,479
 Adjustments to reconcile net income to net
  cash
  provided by (used in) operating
  activities:
   Depreciation.............................    200,548      140,707     142,535
   Gain on sales of property and equipment..    (13,811)      (3,344)        --
   Changes in operating assets and
    liabilities:
    (Increase) decrease in--
     Accounts receivable....................   (144,095)    (243,215)   (240,130)
     Inventories............................      6,516       62,058      45,990
     Costs and estimated earnings in excess
      of billings on uncompleted contracts..    (73,301)     (52,611)    (54,573)
     Due from related parties...............   (340,792)    (481,044)    329,555
     Prepaid expenses and other current
      assets................................    (55,800)      91,214      20,940
     Other noncurrent assets................      1,750        1,050      (1,400)
    Increase (decrease) in--
     Accounts payable.......................     75,239        7,192     (47,961)
     Accrued expenses.......................    (82,481)    (123,859)    (28,549)
     Billings in excess of costs and
      estimated earnings on uncompleted
      contracts.............................     31,913       71,245      (9,268)
     Deferred service contract revenue......     17,670      (31,809)        681
     Deferred compensation liability........      7,945        5,297       5,297
                                             ----------   ----------   ---------
      Net cash provided by (used in)
       operating activities.................     (7,429)    (332,910)    789,596
                                             ----------   ----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment........   (244,128)    (266,117)   (357,930)
 Proceeds from sales of property and
  equipment.................................     25,615        3,344         --
                                             ----------   ----------   ---------
      Net cash used in investing activities.   (218,513)    (262,773)   (357,930)
                                             ----------   ----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from short- and long-term debt....    125,000      125,000         --
 Payments of short- and long-term debt......   (120,203)     (14,655)    (63,304)
 Distributions to shareholders..............   (380,969)    (196,994)   (351,519)
                                             ----------   ----------   ---------
      Net cash used in financing activities.   (376,172)     (86,649)   (414,823)
                                             ----------   ----------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS................................   (602,114)    (682,332)     16,843
CASH AND CASH EQUIVALENTS, beginning of
 period.....................................  1,042,403    1,042,403     440,289
                                             ----------   ----------   ---------
CASH AND CASH EQUIVALENTS, end of period.... $  440,289   $  360,071   $ 457,132
                                             ==========   ==========   =========

   The accompanying notes are an integral part of these financial statements.

                   CENTRAL CAROLINA AIR CONDITIONING COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

  Central Carolina Air Conditioning Company (the Company) is primarily engaged in the installation and servicing of heating and air conditioning systems for residential and commercial customers in the Greensboro and Winston Salem, North Carolina areas.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim financial statements for the eight months ended June 30, 1996 are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenues from work orders are recognized as services are performed. Revenues on service and maintenance contracts are recognized over the life of the contract. Revenues from construction contracts are recognized on a percentage of completion basis using the cost-to-cost method. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents. Cash payments for interest were $9,841 and $3,087 for the year ended October 31, 1996 and the eight months ended June 30, 1997, respectively.

 Inventories

  Inventories consist of parts and supplies used mainly in the service portion of the Company's operation. The inventory is valued at the lower of cost or market, with cost determined on a first-in, first-out (FIFO) basis.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the useful lives of the assets. Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated life of the asset.

                   CENTRAL CAROLINA AIR CONDITIONING COMPANY

  Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

 Warranty Costs

  The Company warrants labor for the first year after installation on new air conditioning and heating units. The Company also offers an extended service warranty on sales of air conditioning and heating units, for coverage up to five years after installation. The Company generally warrants labor for 90 days after servicing of existing air conditioning and heating units. A reserve for warranty costs is recorded upon completion of installation or service.

 Income Taxes

  The shareholders of the Company have elected to be taxed for federal and North Carolina tax purposes as an S Corporation whereby the shareholders' respective equitable shares in the taxable income of the Company are reportable on their individual tax returns. The Company makes distributions to the shareholders' each year at least in amounts necessary to pay personal income tax payable on the Company's taxable income.

 New Accounting Pronouncement

  Effective November 1, 1995, the Company adopted SFAS No. 121, Accounting for the Impairment of Long Lived Assets and for Long-Lived Assets to Be Disposed Of. Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

  Prepaid expenses and other current assets consists of the following:

                                                           OCTOBER 31, JUNE 30,
                                                              1996       1997
                                                           ----------- --------
   Prepaid expenses.......................................  $ 96,620   $ 69,732
   Cash value of life insurance...........................   119,331    130,801
   Other current assets...................................    24,138     18,616
                                                            --------   --------
                                                            $240,089   $219,149
                                                            ========   ========

  Cash value of life insurance represents the cash value of six life insurance policies.

  Accrued expenses consists of the following:

   Accrued payroll costs and benefits........................ $124,208 $175,831
   Accrued bonus and profit sharing..........................   95,195      --
   Other accrued expenses....................................   41,897   56,920
                                                              -------- --------
                                                              $261,300 $232,751
                                                              ======== ========

                   CENTRAL CAROLINA AIR CONDITIONING COMPANY

4. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

  A summary of the status of uncompleted contracts is as follows:

                                                           OCTOBER 31, JUNE 30,
                                                              1996       1997
                                                           ----------- --------
   Costs incurred.........................................  $464,107   $526,315
   Estimated earnings recognized..........................   177,188    269,364
                                                            --------   --------
                                                             641,295    795,679
   Less billings on contracts.............................   576,041    666,584
                                                            --------   --------
                                                            $ 65,254   $129,095
                                                            ========   ========

  These costs and estimated earnings on uncompleted contracts are included in the accompanying balance sheets under the following captions:

                                                          OCTOBER 31, JUNE 30,
                                                             1996       1997
                                                          ----------- --------
   Costs and estimated earnings in excess of billings on
    uncompleted contracts...............................   $113,653   $168,226
   Billings in excess of costs and estimated earnings on
    uncompleted contracts...............................    (48,399)   (39,131)
                                                           --------   --------
                                                           $ 65,254   $129,095
                                                           ========   ========

5. PROPERTY AND EQUIPMENT

  The principal categories and estimated useful lives of property and equipment are as follows:

                                          ESTIMATED   OCTOBER 31,   JUNE 30,
                                         USEFUL LIVES    1996         1997
                                         ------------ -----------  -----------
   Service and other vehicles...........   4-7 years  $ 1,026,498  $ 1,320,858
   Machinery and equipment..............  5-10 years      203,362      206,399
   Office equipment, fixtures and
    fixtures............................  5-10 years      373,146      392,231
   Leasehold improvements...............         --       294,877      306,087
                                                      -----------  -----------
                                                        1,897,883    2,225,575
   Less accumulated depreciation........               (1,438,330)  (1,550,627)
                                                      -----------  -----------
                                                      $   459,553  $   674,948
                                                      ===========  ===========

                   CENTRAL CAROLINA AIR CONDITIONING COMPANY

6. SHORT- AND LONG-TERM DEBT

  Short- and long-term debt consists of the following:

                                                          OCTOBER 31, JUNE 30,
                                                             1996       1997
                                                          ----------- --------
   Revolving line of credit with a bank, with a maximum
    amount
    of $200,000 through February 1, 1997; interest
    accrues at prime
    (8.25% as of October 31, 1996) and is payable
    monthly;
    unpaid principal due on demand.......................   $50,000     $--
   Note payable to bank, due in monthly installments of
    $1,167, with interest
    of 8% per annum and secured by vehicles; matures July
    15, 1997.............................................     9,998      979
   Note payable to bank, due in monthly installments of
    $1,093, with interest
    of 7.25% per annum and secured by vehicles; matures
    February 15, 1997....................................     4,285      --
                                                            -------     ----
                                                            $64,283     $979
                                                            =======     ====

  The Company had a revolving line of credit with a bank to provide unsecured borrowings of up to $200,000. Interest accrued at prime and was payable monthly. This agreement matured in February 1997. Upon maturity, the Company obtained another revolving line of credit to provide borrowings of up to $300,000 with a loan maturity date of March 1, 1998. Other terms of the agreement were unchanged.

7. LEASES

  The Company leases its office building and warehouse from a shareholder under a 20-year lease terminating in October 2016. The rent is $9,125 for the first three years and increases by 2.5% at the beginning of the fourth, seventh, tenth, thirteenth, sixteenth and nineteenth years.

  Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of October 31, 1996 are as follows:

   1997.............................................................. $  109,500
   1998..............................................................    109,500
   1999..............................................................    109,500
   2000..............................................................    112,238
   2001..............................................................    112,238
   Thereafter........................................................  1,799,369
                                                                      ----------
                                                                      $2,352,345
                                                                      ==========

8. RELATED PARTY TRANSACTIONS

  The Company leases its office building and warehouse from shareholders of the Company. For the year ended October 31, 1996 and the eight months ended June 30, 1997, the Company paid $119,526 and $81,741, respectively, related to these leases. As of October 31, 1996 and June 30, 1997, the Company has unsecured advances to various shareholders totaling $444,933 and $136,400, respectively. In addition, the Company has a mortgage receivable from the President and shareholder of $60,070 and $39,048 as of October 31, 1996 and June 30, 1997, respectively. These amounts are included in the amounts due from related parties in the accompanying balance sheets.

                   CENTRAL CAROLINA AIR CONDITIONING COMPANY

9. EMPLOYEE BENEFIT PLAN

  The Company maintains a voluntary 401(k) plan (the Plan) covering its qualified employees. Employees may choose to defer up to 10% of their compensation during the Plan year, not to exceed Internal Revenue Service limitations, by contributing to the Plan. The Company matches 100% of each employee's contributions up to a maximum of 5% of the employee's gross earnings. Contributions made by the Company of $18,902 and $10,938 were charged to operations in the year ended October 31, 1996 and the eight months ended June 30, 1997, respectively.

10. COMMITMENTS AND CONTINGENCIES

  The Company may be involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

11. FINANCIAL INSTRUMENTS

  The Company's financial instruments consist of cash and cash equivalents and short- and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

12. ACQUISITION OF COMPANY

  In May 1997, the Company signed a letter of intent with Group Maintenance America Corp. (GroupMAC), whereby GroupMAC will acquire the Company in a merger transaction for a combination of cash and common shares of GroupMAC concurrent with the consummation of the initial public offering of the common stock of GroupMAC, subject to certain conditions including the negotiation of definitive agreements and approval by Directors of both companies.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Hallmark Air Conditioning, Inc.:

  We have audited the accompanying consolidated balance sheets of Hallmark Air Conditioning, Inc. and subsidiary (the Company) as of February 28, 1997 and May 31, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended February 28, 1997 and the three months ended May 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hallmark Air Conditioning, Inc. and subsidiary as of February 28, 1997 and May 31, 1997, and the results of their operations and their cash flows for the year ended February 28, 1997 and the three months ended May 31, 1997, in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Houston, Texas
July 11, 1997

                 HALLMARK AIR CONDITIONING, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                         FEBRUARY 28,  MAY 31,
                                                             1997        1997
                                                         ------------ ----------
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................   $  203,739  $  229,466
  Accounts receivable, net of allowance for doubtful
   accounts
   of $4,039 and $8,078, respectively..................      139,143     220,122
  Inventories..........................................      359,380     395,684
  Due from related parties.............................       43,977      38,140
  Deferred income taxes................................      163,673     160,527
  Prepaid expenses and other current assets............      244,257     184,829
                                                          ----------  ----------
    Total current assets...............................    1,154,169   1,228,768
PROPERTY AND EQUIPMENT, net............................      224,504     203,424
GOODWILL, net of accumulated amortization of $6,418 and
 $8,344, respectively..................................      109,113     107,187
DUE FROM RELATED PARTIES...............................       29,476      29,476
OTHER NONCURRENT ASSETS................................      131,990     128,040
                                                          ----------  ----------
    Total assets.......................................   $1,649,252  $1,696,895
                                                          ==========  ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings and current maturities of long-
   term debt...........................................   $   46,989  $   31,896
  Current obligations under capital leases.............       69,628      69,628
  Accounts payable.....................................       75,655     224,327
  Accrued expenses.....................................      146,658     197,154
  Deferred service contract revenue....................      310,927     294,453
                                                          ----------  ----------
    Total current liabilities..........................      649,857     817,458
LONG-TERM DEBT, net of current maturities..............      181,570     191,434
OBLIGATIONS UNDER CAPITAL LEASES, net of current
 maturities............................................       54,733      45,440
DEFERRED SERVICE CONTRACT REVENUE......................      159,708     144,204
DEFERRED INCOME TAXES..................................       22,429      19,283
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock--$100 par value; 500 shares authorized;
   180 shares issued and outstanding...................       18,000      18,000
  Retained earnings....................................      560,889     459,761
  Net unrealized gain on marketable securities.........        2,066       1,315
                                                          ----------  ----------
    Total shareholders' equity.........................      580,955     479,076
                                                          ----------  ----------
    Total liabilities and shareholders' equity.........   $1,649,252  $1,696,895
                                                          ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                 HALLMARK AIR CONDITIONING, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                 THREE MONTHS ENDED
                                   YEAR ENDED          MAY 31,
                                   FEBRUARY 28, ----------------------
                                       1997        1996        1997
                                   ------------ ----------  ----------
                                              (UNAUDITED)
REVENUES..........................  $6,516,181  $1,642,422  $1,558,526
COST OF SERVICES..................   3,461,490     879,293     826,626
                                    ----------  ----------  ----------
  Gross profit....................   3,054,691     763,129     731,900
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES..........   3,045,942     676,118     811,982
                                    ----------  ----------  ----------
  Income (loss) from operations...       8,749      87,011     (80,082)
OTHER INCOME (EXPENSE):
  Interest expense................     (30,647)     (7,436)    (30,135)
  Interest income.................      16,106       4,082      11,652
  Other...........................       3,227     (11,319)        --
                                    ----------  ----------  ----------
   Income (loss) before income tax
    provision.....................      (2,565)     72,338     (98,565)
INCOME TAX PROVISION..............      18,114      12,120       2,563
                                    ----------  ----------  ----------
NET INCOME (LOSS).................  $  (20,679) $   60,218  $ (101,128)
                                    ==========  ==========  ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                 HALLMARK AIR CONDITIONING, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                          NET
                                                       UNREALIZED
                                                        GAIN ON       TOTAL
                                    COMMON  RETAINED   MARKETABLE SHAREHOLDERS'
                                     STOCK  EARNINGS   SECURITIES    EQUITY
                                    ------- ---------  ---------- -------------
BALANCE, February 29, 1996......... $18,000 $ 581,568    $  853     $ 600,421
  Net loss.........................     --    (20,679)      --        (20,679)
  Net unrealized gain on marketable
   securities......................     --        --      1,213         1,213
                                    ------- ---------    ------     ---------
BALANCE, February 28, 1997.........  18,000   560,889     2,066       580,955
  Net loss.........................     --   (101,128)      --       (101,128)
  Net unrealized loss on marketable
   securities......................     --        --       (751)         (751)
                                    ------- ---------    ------     ---------
BALANCE, May 31, 1997.............. $18,000 $ 459,761    $1,315     $ 479,076
                                    ======= =========    ======     =========



  The accompanying notes are an integral part of these consolidated financial statements.

                 HALLMARK AIR CONDITIONING, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          THREE MONTHS ENDED
                                             YEAR ENDED         MAY 31,
                                            FEBRUARY 28, ---------------------
                                                1997        1996       1997
                                            ------------ ----------- ---------
                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss).........................  $ (20,679)   $  60,218  $(101,128)
 Adjustments to reconcile net income (loss)
  to net cash
  provided by (used in) operating
  activities:
   Depreciation and amortization...........    171,417       33,426     40,806
   Deferred income tax benefit.............       (114)         --         --
   Changes in operating assets and
    liabilities, net of effect of
    acquisitions accounted for as
    purchases:
    (Increase) decrease in--
     Accounts receivable...................     17,294     (107,706)   (80,979)
     Inventories...........................     (7,915)     (70,635)   (36,304)
     Due from related parties..............     10,175       46,610      5,837
     Prepaid expenses and other current
      assets...............................    (65,977)      88,660     58,677
    Increase (decrease) in--
     Accounts payable......................    (21,832)     105,401    148,672
     Accrued expenses......................   (105,520)      61,281     50,496
     Deferred service contract revenue.....    (41,539)       6,911    (31,978)
                                             ---------    ---------  ---------
      Net cash provided by (used in)
       operating activities................    (64,690)     224,166     54,099
                                             ---------    ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Cash acquired through acquisition.........     36,881       36,881        --
 Purchases of property and equipment.......    (35,742)     (12,629)   (13,850)
 Proceeds from sales of property and
  equipment................................     15,831          --         --
 Payment for covenant not to compete.......   (130,000)    (130,000)       --
 Proceeds from redemption of marketable
  securities, net..........................      1,663       30,475        --
                                             ---------    ---------  ---------
      Net cash used in investing
       activities..........................   (111,367)     (75,273)   (13,850)
                                             ---------    ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long-term debt..............     16,010          --       9,864
 Payments of long-term debt................    (23,649)      (1,681)   (15,093)
 Payments of obligations under capital
  leases...................................    (66,055)         --      (9,293)
                                             ---------    ---------  ---------
      Net cash used in financing
       activities..........................    (73,694)      (1,681)   (14,522)
                                             ---------    ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS...............................   (249,751)    (147,212)    25,727
CASH AND CASH EQUIVALENTS, beginning of
 period....................................    453,490      453,490    203,739
                                             ---------    ---------  ---------
CASH AND CASH EQUIVALENTS, end of period...  $ 203,739    $ 600,702  $ 229,466
                                             =========    =========  =========

  The accompanying notes are an integral part of these consolidated financial statements.

                HALLMARK AIR CONDITIONING, INC. AND SUBSIDIARY

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. BUSINESS AND ORGANIZATION

  Hallmark Air Conditioning, Inc. and subsidiary (the Company) is primarily engaged in the installation and servicing of heating and air conditioning systems for residential and light commercial customers in Houston and San Antonio, Texas.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the financial statements of Hallmark Air Conditioning, Inc. (Hallmark) and its wholly-owned subsidiary, Jerry Albert Air Conditioning, Inc. (Jerry Albert). All significant intercompany balances and transactions have been eliminated in consolidation.

 Interim Financial Information

  The interim consolidated financial statements for the three months ended May 31, 1996 are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the consolidated interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue is recognized upon completion of service. Revenues on service and maintenance contracts are recognized over the life of the contract.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash payments for interest and taxes were $32,261 and $54,300, respectively, for the year ended February 28, 1997, and $28,310 and $-0-, respectively, for the three months ended May 31, 1997.

 Inventories

  Inventories consist primarily of purchased materials and supplies. The Company uses the first-in, first-out (FIFO) cost method to value its inventories.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated useful life of the asset.

                HALLMARK AIR CONDITIONING, INC. AND SUBSIDIARY

  Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

 Income Taxes

  The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 New Accounting Pronouncement

  Effective March 1, 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long Lived Assets and for Long-Lived Assets to Be Disposed Of. Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

  Prepaid expenses and other current assets consists of the following:

                                                          FEBRUARY 28, MAY 31,
                                                              1997       1997
                                                          ------------ --------
  Prepaid expenses.......................................   $ 36,484   $ 14,313
  Cash value of life insurance...........................    131,434     93,387
  Marketable securities..................................     30,015     30,805
  Federal income taxes receivable........................     46,324     46,324
                                                            --------   --------
                                                            $244,257   $184,829
                                                            ========   ========
  Other noncurrent assets consists of the following:
  Covenant not to compete, net of accumulated
   amortization of
   $10,833 and $14,033, respectively.....................   $119,167   $115,967
  Other noncurrent assets................................     12,823     12,073
                                                            --------   --------
                                                            $131,990   $128,040
                                                            ========   ========
  Accrued expenses consists of the following:
  Accrued payroll costs and benefits.....................   $100,330   $147,290
  Other accrued expenses.................................     46,328     49,864
                                                            --------   --------
                                                            $146,658   $197,154
                                                            ========   ========

                HALLMARK AIR CONDITIONING, INC. AND SUBSIDIARY

4. PROPERTY AND EQUIPMENT

  The principal categories and estimated useful lives of property and equipment are as follows:

                                           ESTIMATED   FEBRUARY 28,  MAY 31,
                                          USEFUL LIVES     1997        1997
                                          ------------ ------------ ----------
   Service and other vehicles............   4-7 years   $  731,913  $  756,447
   Machinery and equipment...............  5-10 years      303,791     265,097
   Office equipment, furniture and
    fixtures.............................  5-10 years       43,643      43,643
   Leasehold improvements................         --       122,205     122,205
                                                        ----------  ----------
                                                         1,201,552   1,187,392
   Less accumulated depreciation.........                 (977,048)   (983,968)
                                                        ----------  ----------
                                                        $  224,504  $  203,424
                                                        ==========  ==========

  During the year ended February 28, 1997 and the three months ended May 31, 1997, the Company acquired $74,506 and $31,387, respectively, of property and equipment in exchange for obligations under capital leases.

5. GOODWILL AND OTHER ASSETS

  Goodwill represents the excess of the aggregate purchase price over the fair value of net assets acquired and is amortized on a straight-line basis over a period of 40 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows compared to the carrying value of goodwill. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

  Other assets include a covenant not to compete related to the acquisition of Jerry Albert. The covenant not to compete is being amortized on a straight-line basis over the life of the covenant, which is five years.

6. SHORT- AND LONG-TERM DEBT

  Short- and long-term debt consists of the following:

                                                        FEBRUARY 28, MAY 31,
                                                            1997       1997
                                                        ------------ --------
   Revolving bank line of credit; borrowings not to
    exceed $175,000; interest accrues at 8.75% and is
    payable monthly; unpaid principal due in October
    1997...............................................   $ 10,000   $    --
   Equipment installment notes to a bank, interest
    varying from 8.5% to 9.5%; payable in monthly
    installments of various amounts, including
    interest, through July 1999; secured by certain
    machinery and equipment............................     28,402     36,596
   Note payable to the former shareholder relating to
    the purchase of all of the shares of Jerry Albert;
    interest accrues at 8.5%; payable in monthly
    installments, including interest, of $2,480, final
    installment due May 2006...........................    190,157    186,734
                                                          --------   --------
     Total short- and long-term debt...................    228,559    223,330
   Less short-term borrowings and current maturities...    (46,989)   (31,896)
                                                          --------   --------
                                                          $181,570   $191,434
                                                          ========   ========

                 HALLMARK AIR CONDITIONING, INC. AND SUBSIDIARY

  The aggregate maturities of short- and long-term debt as of February 28, 1997 are as follows:

   1998................................................................ $ 46,989
   1999................................................................   33,798
   2000................................................................   31,263
   2001................................................................   29,756
   2002................................................................   29,756
   Thereafter..........................................................   56,997
                                                                        --------
                                                                        $228,559
                                                                        ========

7. INCOME TAXES

  Income tax expense consists of the following:

                                                                          THREE
                                                                         MONTHS
                                                             YEAR ENDED   ENDED
                                                            FEBRUARY 28, MAY 31,
                                                                1997      1997
                                                            ------------ -------
   Federal:
     Current...............................................   $ 7,976    $  --
     Deferred..............................................      (114)      --
   State:
     Current...............................................    10,252     2,563
     Deferred..............................................       --        --
                                                              -------    ------
                                                              $18,114    $2,563
                                                              =======    ======

  Total income tax expense differs from the amount computed by applying the U.S. federal statutory income tax rate of 34% to loss before income tax provision as a result of the following:

                                                         FEBRUARY 28, MAY 31,
                                                             1997       1997
                                                         ------------ --------
   Benefit at the statutory rate........................   $  (872)   $(33,512)
   Increase resulting from:
     State income taxes, net of federal benefit.........    10,252       2,563
     Nondeductible expenses.............................     3,468       1,192
     Increase in valuation allowance....................        --      34,239
     Other..............................................     5,266      (1,919)
                                                           -------    --------
                                                           $18,114    $  2,563
                                                           =======    ========

                HALLMARK AIR CONDITIONING, INC. AND SUBSIDIARY

  The components of the deferred income tax assets and liabilities are as follows:

                                                          FEBRUARY 28, MAY 31,
                                                              1997       1997
                                                          ------------ --------
   Deferred income tax assets:
     Net operating loss carryforward.....................   $    --    $ 31,043
     Deferred service contract revenues..................    133,160    135,757
     Accrued customer protection.........................     15,358     13,131
     Allowance for doubtful accounts.....................      1,288      2,747
     Other...............................................     13,867     12,088
     Valuation allowance.................................        --     (34,239)
                                                            --------   --------
       Total deferred income tax asset...................    163,673    160,527
                                                            --------   --------
   Deferred income tax liabilities:
     Depreciation........................................     19,284     19,283
     Other...............................................      3,145        --
                                                            --------   --------
       Total deferred income tax liability...............     22,429     19,283
                                                            --------   --------
       Net deferred income tax asset.....................   $141,244   $141,244
                                                            ========   ========

  Management believes it is more likely than not the Company will realize the benefits of the net deferred income tax asset.

8. LEASES

  The Company is obligated under various capital leases, for service and other vehicles, that expire at various dates through June 2000. At February 28, 1997 and May 31, 1997, the gross amount of property and equipment and related accumulated amortization recorded under capital leases were as follows:

                                                         FEBRUARY 28,  MAY 31,
                                                             1997       1997
                                                         ------------ ---------
   Service and other vehicles...........................  $ 259,143   $ 290,530
   Less accumulated depreciation........................   (127,548)   (141,290)
                                                          ---------   ---------
                                                          $ 131,595   $ 149,240
                                                          =========   =========

  The Company also has several noncancelable operating leases, primarily for service and other vehicles, that expire over the next three years. These leases generally contain renewal options for periods ranging from three to five years and require the Company to pay all executory costs such as maintenance and insurance. Rental payments include minimum rentals plus contingent rentals based on mileage. Rental expense for these operating leases during the year ended February 28, 1997 and the three months ended May 31, 1997 was approximately $18,600 and $5,000, respectively.

                HALLMARK AIR CONDITIONING, INC. AND SUBSIDIARY

  Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of February 28, 1997 are as follows:

                                                              CAPITAL  OPERATING
                                                               LEASES   LEASES
                                                              -------- ---------
   Year ending February 28 or 29,
     1998.................................................... $ 69,628  $11,789
     1999....................................................   35,699   59,928
     2000....................................................   19,034      --
                                                              --------  -------
     Total minimum lease payments............................  124,361  $71,717
                                                                        =======
   Less current obligations under capital leases.............   69,628
                                                              --------
     Obligations under capital leases, net................... $ 54,733
                                                              ========

  The Company leases its primary operations facility from a shareholder and executive officer of the Company. The lease is for an initial one-year term expiring in 1997 with an annual renewal thereafter and has been classified as an operating lease and is included in the data presented above. Total rent expense associated with this lease for the year ended February 28, 1997 and the three months ended May 31, 1997 was approximately $96,000 and $24,000, respectively.

9. EMPLOYEE BENEFIT PLAN

  During January 1997, the Company established a contributory 401(k) plan covering substantially all employees. Contributions to this plan, determined annually, are at the discretion of the Board of Directors. Authorized contributions for the year ended February 28, 1997 amounted to $830.

10. COMMITMENTS AND CONTINGENCIES

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

11. FINANCIAL INSTRUMENTS

  The Company's financial instruments consist of cash and cash equivalents, marketable securities (carried at fair value), and short- and long-term debt. The Company believes that the carrying value of these instruments on the accompanying consolidated balance sheets approximates their fair value.

12. ACQUISITION OF JERRY ALBERT

  The Company acquired all of the outstanding shares of Jerry Albert on May 1, 1996, in exchange for a $200,000 note payable to the former shareholder of Jerry Albert. The acquisition was accounted for as a purchase and the operations of Jerry Albert have been included in the accompanying financial statements since the date of acquisition. Based upon the relative size of the acquisition, the related pro forma data is not presented.

13. SUBSEQUENT EVENT

  Effective June 1, 1997 Group Maintenance America Corp. (GroupMAC) acquired all of the outstanding shares of the Company for a combination of cash, preferred stock and common stock of GroupMAC. All of the preferred shares issued in connection with the acquisition of the business will be redeemed for cash concurrent with the consummation of the initial public offering of the common stock of GroupMAC.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Sibley Services, Incorporated:

  We have audited the accompanying balance sheets of Sibley Services, Incorporated (the Company) as of October 31, 1996 and June 30, 1997, and the related statements of operations, shareholders' equity and cash flows for the year ended October 31, 1996 and the eight months ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sibley Services, Incorporated as of October 31, 1996 and June 30, 1997, and the results of its operations and its cash flows for the year ended October 31, 1996 and the eight months ended June 30, 1997 in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Houston, Texas
July 25, 1997

                         SIBLEY SERVICES, INCORPORATED

                                 BALANCE SHEETS

                                                        OCTOBER 31,   JUNE 30,
                                                           1996         1997
                                                        -----------  ----------
                        ASSETS
CURRENT ASSETS:
 Cash and cash equivalents............................. $   76,034   $   40,710
 Accounts receivable...................................    693,839      635,358
 Inventories...........................................     89,649      126,146
 Costs and estimated earnings in excess of billings on
  uncompleted contracts................................    160,092       55,464
 Due from related parties and employees................     11,170       12,900
 Prepaid expenses and other current assets.............    242,851      243,957
                                                        ----------   ----------
  Total current assets.................................  1,273,635    1,114,535
PROPERTY AND EQUIPMENT, net............................     89,422       86,854
                                                        ----------   ----------
  Total assets......................................... $1,363,057   $1,201,389
                                                        ==========   ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Short-term borrowings and current maturities of long-
  term debt............................................ $  222,591   $  307,253
 Accounts payable......................................    337,452      226,854
 Accrued expenses......................................    127,036       57,137
 Billings in excess of costs and estimated earnings on
  uncompleted contracts................................      3,731       73,479
 Deferred service contract revenue.....................      5,463          --
 Deferred income taxes.................................     31,474       32,197
                                                        ----------   ----------
  Total current liabilities............................    727,747      696,920
LONG-TERM DEBT, net of current maturities..............     82,177       69,115
DEFERRED INCOME TAXES..................................      9,899       16,668
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Common stock--no par value; 1,000 shares authorized;
  534 shares issued
  and outstanding......................................     21,424       21,424
 Retained earnings.....................................    626,728      502,180
 Treasury stock, 138 shares at cost....................   (104,918)    (104,918)
                                                        ----------   ----------
  Total shareholders' equity...........................    543,234      418,686
                                                        ----------   ----------
    Total liabilities and shareholders' equity......... $1,363,057   $1,201,389
                                                        ==========   ==========


   The accompanying notes are an integral part of these financial statements.

                         SIBLEY SERVICES, INCORPORATED

                            STATEMENTS OF OPERATIONS

                                                          EIGHT MONTHS ENDED
                                            YEAR ENDED         JUNE 30,
                                            OCTOBER 31,  ----------------------
                                               1996         1996        1997
                                            -----------  ----------  ----------
                                                       (UNAUDITED)
REVENUES................................... $6,962,485   $4,945,490  $2,823,468
COST OF SERVICES...........................  5,334,694    3,792,960   2,111,619
                                            ----------   ----------  ----------
  Gross profit.............................  1,627,791    1,152,530     711,849
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES..................................  1,497,773      955,427     846,902
                                            ----------   ----------  ----------
  Income (loss) from operations............    130,018      197,103    (135,053)
OTHER INCOME (EXPENSE):
 Interest expense..........................    (31,160)     (17,755)    (15,182)
 Other.....................................     15,516       13,547       4,404
                                            ----------   ----------  ----------
  Income (loss) before income tax
   provision...............................    114,374      192,895    (145,831)
INCOME TAX PROVISION.......................     42,030       70,885     (21,283)
                                            ----------   ----------  ----------
NET INCOME (LOSS).......................... $   72,344   $  122,010  $ (124,548)
                                            ==========   ==========  ==========




   The accompanying notes are an integral part of these financial statements.

                         SIBLEY SERVICES, INCORPORATED

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                       TOTAL
                                     COMMON  RETAINED   TREASURY   SHAREHOLDERS'
                                      STOCK  EARNINGS     STOCK       EQUITY
                                     ------- ---------  ---------  -------------
BALANCE, October 31, 1995........... $21,424 $ 554,384  $(104,918)   $ 470,890
  Net income........................     --     72,344        --        72,344
                                     ------- ---------  ---------    ---------
BALANCE, October 31, 1996...........  21,424   626,728   (104,918)     543,234
  Net loss..........................     --   (124,548)       --      (124,548)
                                     ------- ---------  ---------    ---------
BALANCE, June 30, 1997.............. $21,424 $ 502,180  $(104,918)   $ 418,686
                                     ======= =========  =========    =========





   The accompanying notes are an integral part of these financial statements.

                         SIBLEY SERVICES, INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                                          EIGHT MONTHS ENDED
                                              YEAR ENDED       JUNE 30,
                                              OCTOBER 31, --------------------
                                                 1996       1996       1997
                                              ----------- ---------  ---------
                                                        (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)...........................  $  72,344  $ 122,010  $(124,548)
 Adjustments to reconcile net income (loss)
  to net cash
  used in operating activities:
   Depreciation and amortization.............     23,899     15,235     16,185
   Gain on disposal of property and
    equipment................................     (7,090)       --         --
   Deferred income taxes.....................     21,110     35,442      7,492
   Changes in operating assets and
    liabilities:
    (Increase) decrease in--
     Accounts receivable.....................    (38,275)  (618,597)    58,481
     Inventories.............................    (15,047)   (54,979)   (36,497)
     Costs and estimated earnings in excess
      of billings on uncompleted contracts...    (82,416)   (48,664)   104,628
     Due from related parties and employees..      7,551    (21,266)    (1,730)
     Unbilled job costs......................      3,350        --         --
     Prepaid expenses and other current
      assets.................................   (121,387)   (52,617)    (1,106)
    Increase (decrease) in--
     Accounts payable........................     62,758    310,318   (110,598)
     Accrued expenses........................    (18,964)   (78,570)   (69,899)
     Billings in excess of costs and
      estimated earnings on uncompleted
      contracts..............................    (61,066)    83,948     69,748
     Deferred service contract revenue.......     (7,311)   (22,771)    (5,463)
     Income taxes payable....................    (59,089)       --         --
                                               ---------  ---------  ---------
      Net cash used in operating activities..   (219,633)  (330,511)   (93,307)
                                               ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment.........    (20,802)    (8,868)   (13,617)
 Proceeds from sales of property and
  equipment..................................      7,090        --         --
                                               ---------  ---------  ---------
      Net cash used in investing activities..    (13,712)    (8,868)   (13,617)
                                               ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net borrowings on line of credit............    207,000    237,000     81,000
 Payment on long-term note payable...........        --         --      (9,400)
                                               ---------  ---------  ---------
      Net cash provided by financing
       activities............................    207,000    237,000     71,600
                                               ---------  ---------  ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS....    (26,345)  (102,379)   (35,324)
CASH AND CASH EQUIVALENTS, beginning of
 period......................................    102,379    102,379     76,034
                                               ---------  ---------  ---------
CASH AND CASH EQUIVALENTS, end of period.....  $  76,034  $     --   $  40,710
                                               =========  =========  =========

   The accompanying notes are an integral part of these financial statements.

                         SIBLEY SERVICES, INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS
1. BUSINESS AND ORGANIZATION

  Sibley Services, Incorporated (the Company) is primarily engaged in the installation and servicing of heating and air conditioning systems for commercial and industrial customers in Memphis, Tennessee and the surrounding area.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim financial statements for the eight months ended June 30, 1996 are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenues from work orders are recognized as services are performed. Revenues on service and maintenance contracts are recognized over the life of the contract. Revenues from construction contracts are recognized on a percentage of completion basis using the cost-to-cost method. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash payments for interest and taxes were $26,004 and $130,791, respectively, for the year ended October 31, 1996. Cash payments for interest and taxes were $10,589 and $9,500, respectively, for the eight months ended June 30, 1997.

 Inventories

  Inventories consist primarily of purchased materials. The inventory is valued at the lower of cost or market, with cost determined on a first-in, first-out (FIFO) basis.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the useful lives of the assets. Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated life of the asset.

                         SIBLEY SERVICES, INCORPORATED

  Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

 Income Taxes

  The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 New Accounting Pronouncement

  Effective November 1, 1995, the Company adopted SFAS No. 121, Accounting for the Impairment of Long Lived Assets and for Long-Lived Assets to Be Disposed Of. Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

  Prepaid expenses and other current assets consists of the following:

                                                           OCTOBER 31, JUNE 30,
                                                              1996       1997
                                                           ----------- --------
   Cash value of life insurance...........................  $128,976   $144,012
   Prepaid expenses.......................................    64,213     50,713
   Refundable income taxes................................    49,662     42,123
   Other..................................................       --       7,109
                                                            --------   --------
                                                            $242,851   $243,957
                                                            ========   ========

  Cash value of life insurance represents the cash value of five life insurance policies. The Company is the owner and beneficiary of one policy with a cash value of $21,417 at June 30, 1997 and a face value of $200,000. There are four split-dollar policies with a cash value totaling $122,595 at June 30, 1997. The Company also has a contingent receivable of $58,855 on the four split-dollar policies at June 30, 1997. The contingent receivable is the difference between the total premiums paid to date and the cash value. Per the split-dollar agreement the Company will be reimbursed for 100% of the premiums paid upon the death of the insured.

  Accrued expenses consists of the following:

                                                            OCTOBER 31, JUNE 30,
                                                               1996       1997
                                                            ----------- --------
   Accrued payroll and related expenses....................  $ 94,670   $14,026
   Other accrued expenses..................................    32,366    43,111
                                                             --------   -------
                                                             $127,036   $57,137
                                                             ========   =======

                         SIBLEY SERVICES, INCORPORATED

4. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

  A summary of the status of uncompleted contracts is as follows:

                                                          OCTOBER 31, JUNE 30,
                                                             1996       1997
                                                          ----------- --------
   Costs incurred........................................  $222,130   $475,756
   Estimated earnings recognized.........................    90,036    124,870
                                                           --------   --------
                                                            312,166    600,626
   Less billings on contracts............................   155,805    618,641
                                                           --------   --------
                                                           $156,361   $(18,015)
                                                           ========   ========

  These costs and estimated earnings on uncompleted contracts are included in the accompanying balance sheets under the following captions:

                                                          OCTOBER 31, JUNE 30,
                                                             1996       1997
                                                          ----------- --------
   Costs and estimated earnings in excess of billings on
    uncompleted contracts...............................   $160,092   $ 55,464
   Billings in excess of costs and estimated earnings on
    uncompleted contracts...............................     (3,731)   (73,479)
                                                           --------   --------
                                                           $156,361   $(18,015)
                                                           ========   ========

5. PROPERTY AND EQUIPMENT

  The principal categories and estimated useful lives of property and equipment are as follows:

                                               ESTIMATED
                                                 USEFUL   OCTOBER 31, JUNE 30,
                                                 LIVES       1996       1997
                                               ---------- ----------- ---------
   Service and other vehicles.................  4-7 years  $  81,742  $  85,047
   Machinery and equipment.................... 5-10 years    123,864    126,105
   Office equipment, furniture and fixtures... 3-10 years    211,773    216,554
   Leasehold improvements.....................        --     121,312    124,602
                                                           ---------  ---------
                                                             538,691    552,308
   Less accumulated depreciation..............              (449,269)  (465,454)
                                                           ---------  ---------
     Property and equipment, net..............             $  89,422  $  86,854
                                                           =========  =========

6. SHORT- AND LONG-TERM DEBT

  Short- and long-term debt consists of the following:

                                                           OCTOBER 31, JUNE 30,
                                                              1996       1997
                                                           ----------- --------
   Credit facility in the amount of $500,000 with a bank,
    bearing interest at prime plus 1% (9.5% as of June
    30, 1997),
    secured by trade receivables and inventory...........   $207,000   $288,000
   Note payable to shareholder with original face amount
    of $125,000,
    noninterest-bearing, discounted at 4.81%, $481 due
    weekly,
    including interest...................................     97,768     88,368
                                                            --------   --------
     Total short- and long-term debt.....................    304,768    376,368
   Less short-term borrowings and current maturities.....   (222,591)  (307,253)
                                                            --------   --------
                                                            $ 82,177   $ 69,115
                                                            ========   ========

                         SIBLEY SERVICES, INCORPORATED

  The Company has an available line of credit of $500,000 through July 31, 1997. Advances are due April 30, 1997 and accrue interest at prime plus 1%. The line of credit is secured by accounts receivable and inventory and the personal guarantees of certain shareholders. Outstanding on the line of credit as of October 31, 1996 and as of June 30, 1997 was $207,000 and $288,000,
respectively. The line of credit was repaid in connection with the Company's acquisition, see note 14.

  The Company purchased 125 shares of its stock from a shareholder during the fiscal year ending October 31, 1994. The purchase price was $125,000 payable at $481 per week, beginning in 1997, for 260 weeks with no interest. The note is unsecured and has been discounted using an interest rate of 4.81%. Interest has been accrued through October 31, 1996, in the amount of $14,585.

  The aggregate maturities of the short- and long-term debt as of October 31, 1996 are as follows:

   1997................................................................ $222,591
   1998................................................................   19,552
   1999................................................................   20,513
   2000................................................................   21,521
   2001................................................................   20,591
                                                                        --------
                                                                        $304,768
                                                                        ========

7. INCOME TAXES

  Income tax expense (benefit) consists of:

                                                                        EIGHT
                                                                        MONTHS
                                                           YEAR ENDED   ENDED
                                                           OCTOBER 31, JUNE 30,
                                                              1996       1997
                                                           ----------- --------
   Federal
    Current...............................................   $15,961   $(20,000)
    Deferred..............................................    17,813      6,620
   State
    Current...............................................     4,959     (8,775)
    Deferred..............................................     3,297        872
                                                             -------   --------
                                                             $42,030   $(21,283)
                                                             =======   ========

  Total income tax expense (benefit) differs from the amount computed by applying the U.S. federal statutory income tax rate of 34% to income (loss) before income tax provision as a result of the following:

                                                                       EIGHT
                                                                       MONTHS
                                                          YEAR ENDED   ENDED
                                                          OCTOBER 31, JUNE 30,
                                                             1996       1997
                                                          ----------- --------
   Tax provision (benefit) at statutory rate.............  $ 38,887   $(49,583)
   Increase (decrease) resulting from:
     State income taxes, net of federal benefit..........     5,449     (5,216)
     Nondeductible expenses..............................     7,897      4,798
     Tax consequences of graduated rates.................   (10,203)    28,718
                                                           --------   --------
                                                           $ 42,030   $(21,283)
                                                           ========   ========

                         SIBLEY SERVICES, INCORPORATED

  The components of deferred income tax liability are as follows:

                                                            OCTOBER 31, JUNE 30,
                                                               1996       1997
                                                            ----------- --------
   Deferred income tax liabilities:
    Uncompleted contracts..................................   $31,474   $32,197
    Depreciation...........................................     9,899    16,668
                                                              -------   -------
     Total deferred income tax liability...................   $41,373   $48,865
                                                              =======   =======

8. LEASES

  Operating leases for certain facilities, service and other vehicles and office equipment expire at various dates through 2000. Certain leases contain renewal options. Approximate minimum future rental payments as of October 31, 1996 are as follows:

                                                                         TOTAL
                                                                        --------
   1997................................................................ $176,639
   1998................................................................   94,032
   1999................................................................   62,677
   2000................................................................   10,866
                                                                        --------
                                                                        $344,214
                                                                        ========

9. RELATED PARTY TRANSACTIONS

  The Company leased a vehicle, computer equipment, its office and warehouse from Sibley Services, Incorporated (see note 8). The owner of Sibley Services, Incorporated, is related to a shareholder of Sibley Services, Inc. For the year ended October 31, 1996 and the eight months ended June 30, 1997 the Company paid $42,490 and $22,816, respectively, related to these leases.

  The Company leased twenty-five vehicles and twenty-two vehicles as of October 31, 1996 and June 30, 1997, respectively and computer equipment from JDT Leasing Company (see note 8) which is 100% owned by a shareholder. For the year ended October 31, 1996 and the eight months ended June 30, 1997 the Company paid $129,332 and $94,995, respectively, related to these leases.

  The Company was owed $5,733 and $10,389 by a shareholder at October 31, 1996 and June 30, 1997, respectively. This receivable represents advances to the shareholder and is unsecured.

  The Company also has a note payable to a former shareholder (see note 6).

10. EMPLOYEE BENEFIT PLANS

  The Company has a cafeteria plan for its eligible employees. Benefits under the plan include medical and dental insurance.

  In 1996, the Company established a 401(k) plan for its qualified employees. Eligibility requires one year of service and age 21 or over. Employees may elect to defer up to 10% of their compensation. The Company has agreed to match the employee contribution 100% up to 5% of compensation. Contributions made by the Company of $53,646 and $36,733 were charged to operations in the year ended October 31, 1996 and the eight months ended June 30, 1997, respectively.

                         SIBLEY SERVICES, INCORPORATED

11. SALES TO SIGNIFICANT CUSTOMER

  Contract revenue billed to one customer amounted to $1,302,289 or 19% of total sales for the year ended October 31, 1996. At October 31, 1996, amounts due from this customer included in accounts receivables were $156,885.

12. COMMITMENTS AND CONTINGENCIES

  The Company may be involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

13. FINANCIAL INSTRUMENTS

  The Company's financial instruments consist of cash and cash equivalents, and short- and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

14. SUBSEQUENT EVENT

  Effective July 1, 1997 Group Maintenance America Corp. (GroupMAC) acquired all of the outstanding shares of the Company for a combination of cash, preferred stock and common stock of GroupMAC. All of the preferred shares issued in connection with the acquisition of the business will be redeemed for cash concurrent with the consummation of the initial public offering of the common stock of GroupMAC.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Southeast Mechanical Service, Inc.:

  We have audited the accompanying balance sheets of Southeast Mechanical Service, Inc. as of December 31, 1996 and June 30, 1997, and the related statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996 and the six months ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southeast Mechanical Service, Inc. as of December 31, 1996 and June 30, 1997 and the results of its operations and its cash flows for the year ended December 31, 1996 and the six months ended June 30, 1997 in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Houston, Texas
July 18, 1997

                       SOUTHEAST MECHANICAL SERVICE, INC.

                                 BALANCE SHEETS

                                                        DECEMBER 31,  JUNE 30,
                                                            1996        1997
                                                        ------------ ----------
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $   45,852  $   74,466
  Accounts receivable..................................     726,944     935,433
  Inventories..........................................      63,530      64,133
  Costs and estimated earnings in excess of billings on
   uncompleted contracts...............................       1,910       1,229
  Due from related parties and employees...............       2,268      42,420
  Prepaid expenses and other current assets............      30,471      35,955
                                                         ----------  ----------
    Total current assets...............................     870,975   1,153,636
PROPERTY AND EQUIPMENT, net............................     498,762     430,188
                                                         ----------  ----------
    Total assets.......................................  $1,369,737  $1,583,824
                                                         ==========  ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings and current maturities of long-
   term debt...........................................  $  311,779  $  135,254
  Accounts payable.....................................      94,911     218,453
  Accrued expenses.....................................      23,585     136,127
  Billings in excess of costs and estimated earnings on
   uncompleted contracts...............................      24,531     125,317
  Due to related parties...............................         --      371,042
                                                         ----------  ----------
    Total current liabilities..........................     454,806     986,193
LONG-TERM DEBT, net of current maturities..............     273,403     220,726
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock--$1.00 par value; 1,500 shares
   authorized,
   300 shares issued and outstanding...................         300         300
  Additional paid-in capital...........................       5,700       5,700
  Retained earnings....................................     635,528     370,905
                                                         ----------  ----------
    Total shareholders' equity.........................     641,528     376,905
                                                         ----------  ----------
    Total liabilities and shareholders' equity.........  $1,369,737  $1,583,824
                                                         ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                       SOUTHEAST MECHANICAL SERVICE, INC.

                            STATEMENTS OF OPERATIONS

                                                          SIX MONTHS ENDED
                                            YEAR ENDED        JUNE 30,
                                           DECEMBER 31, ----------------------
                                               1996        1996        1997
                                           ------------ ----------  ----------
                                                      (UNAUDITED)
REVENUES..................................  $5,281,777  $2,847,310  $2,358,229
COST OF SERVICES..........................   3,830,398   2,006,815   1,724,977
                                            ----------  ----------  ----------
  Gross profit............................   1,451,379     840,495     633,252
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES.................................     865,939     388,095     408,957
                                            ----------  ----------  ----------
  Income from operations..................     585,440     452,400     224,295
OTHER INCOME (EXPENSE):
  Interest expense........................     (54,682)    (28,379)    (42,905)
  Other...................................     (15,360)     (3,304)         29
                                            ----------  ----------  ----------
NET INCOME................................  $  515,398  $  420,717  $  181,419
                                            ==========  ==========  ==========



   The accompanying notes are an integral part of these financial statements.

                       SOUTHEAST MECHANICAL SERVICE, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                             ADDITIONAL                TOTAL
                                      COMMON  PAID-IN   RETAINED   SHAREHOLDERS'
                                      STOCK   CAPITAL   EARNINGS      EQUITY
                                      ------ ---------- ---------  -------------
BALANCE, December 31, 1995...........  $300    $5,700   $ 440,035    $ 446,035
  Net income.........................   --        --      515,398      515,398
  Distributions to shareholders......   --        --     (319,905)    (319,905)
                                       ----    ------   ---------    ---------
BALANCE, December 31, 1996...........   300     5,700     635,528      641,528
  Net income.........................   --        --      181,419      181,419
  Distributions to shareholders......   --        --     (446,042)    (446,042)
                                       ----    ------   ---------    ---------
BALANCE, June 30, 1997...............  $300    $5,700   $ 370,905    $ 376,905
                                       ====    ======   =========    =========



   The accompanying notes are an integral part of these financial statements.

                       SOUTHEAST MECHANICAL SERVICE, INC.

                            STATEMENTS OF CASH FLOWS

                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                            DECEMBER 31, ---------------------
                                                1996        1996       1997
                                            ------------ ----------- ---------
                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income................................  $ 515,398    $ 420,717  $ 181,419
 Adjustments to reconcile net income to net
  cash
  provided by operating activities:
   Depreciation............................    124,074       62,625     74,826
   Loss on disposal of property and
    equipment..............................     15,426        1,681        --
   Changes in operating assets and
    liabilities:
    (Increase) decrease in--
     Accounts receivable...................    (89,322)    (188,594)  (208,489)
     Inventories...........................        --        (1,290)      (603)
     Costs and estimated earnings in excess
      of billings on uncompleted contracts.     23,664      (12,705)       681
     Due from related parties and
      employees............................        536        1,949    (40,152)
     Prepaid expenses and other current
      assets...............................    (11,937)     (26,155)    (5,484)
    Increase (decrease) in--
     Accounts payable......................    (51,579)      49,418    123,542
     Accrued expenses......................     (8,360)       3,542    112,542
     Billings in excess of costs and
      estimated earnings on uncompleted
      contracts............................    (11,874)      25,678    100,786
                                             ---------    ---------  ---------
      Net cash provided by operating
       activities..........................    506,026      336,866    339,068
                                             ---------    ---------  ---------
CASH FLOWS USED IN INVESTING ACTIVITIES:
 Purchases of property and equipment.......   (185,972)     (60,537)    (6,252)
                                             ---------    ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from short-term borrowings and
  long-term debt...........................    163,552      120,863        --
 Payments of short-term borrowings and
  long-term debt...........................   (168,518)     (68,110)  (229,202)
 Dividends paid............................   (319,905)    (319,905)   (75,000)
                                             ---------    ---------  ---------
      Net cash used in financing
       activities..........................   (324,871)    (267,152)  (304,202)
                                             ---------    ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS...............................     (4,817)       9,177     28,614
CASH AND CASH EQUIVALENTS, beginning of
 period....................................     50,669       50,669     45,852
                                             ---------    ---------  ---------
CASH AND CASH EQUIVALENTS, end of period...  $  45,852    $  59,846  $  74,466
                                             =========    =========  =========

   The accompanying notes are an integral part of these financial statements.

                      SOUTHEAST MECHANICAL SERVICE, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

  Southeast Mechanical Service, Inc. (the Company) is primarily engaged in the servicing of commercial heating and air conditioning systems in Southeast Florida including Broward, Dade and Palm Beach Counties.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim financial statements for the six months ended June 30, 1996, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principals, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  Revenues from work orders are recognized as services are performed. Revenues on service and maintenance contracts are recognized over the life of the contract. Revenues from construction contracts are recognized on a percentage of completion basis using the cost-to-cost method. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents. Cash payments for interest were $16,406 and $27,839 for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

 Inventories

  Inventories consist of parts and supplies used in the service portion of the Company's operation. The inventory is valued at the lower of cost or market, with cost determined on a first-in, first-out (FIFO) basis.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the useful lives of the assets. Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated useful life of the asset.

  Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated.

                      SOUTHEAST MECHANICAL SERVICE, INC.

Upon retirement or disposition of property or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

 Warranty Costs

  The Company warrants labor for the first year after installation on new air conditioning and heating units. The Company generally warrants labor for 30 days after servicing of existing air conditioning and heating units. A reserve for warranty costs is recorded upon completion of installation or service.

 Income Taxes

  The shareholders of the Company have elected to be taxed for federal tax purposes as an S Corporation whereby the shareholders' respective equitable shares in the taxable income of the Company are reportable on their individual tax returns. The Company will make distributions to the shareholders each year at least in amounts necessary to pay personal income taxes payable on the Company's taxable income.

 New Accounting Pronouncement

  Effective January 1, 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

  A summary of the status of uncompleted contracts is as follows:

                                                        DECEMBER 31, JUNE 30,
                                                            1996       1997
                                                        ------------ ---------
   Costs incurred......................................   $  8,013   $  76,854
   Estimated earnings recognized.......................      3,578      56,343
                                                          --------   ---------
                                                            11,591     133,197
   Less billings on contracts..........................    (34,212)   (257,285)
                                                          --------   ---------
                                                          $(22,621)  $(124,088)
                                                          ========   =========

  These costs and estimated earnings on uncompleted contracts are included in the accompanying balance sheets under the following captions:

   Costs and estimated earnings in excess of billings on
    uncompleted contracts................................ $  1,910  $   1,229
   Billings in excess of costs and estimated earnings on
    uncompleted contracts................................  (24,531)  (125,317)
                                                          --------  ---------
                                                          $(22,621) $(124,088)
                                                          ========  =========

                       SOUTHEAST MECHANICAL SERVICE, INC.

4. PROPERTY AND EQUIPMENT

  The principal categories and estimated useful lives of property and equipment are as follows:

                                            ESTIMATED
                                             USEFUL    DECEMBER 31,  JUNE 30,
                                              LIVES       1996         1997
                                           ----------- ------------ ----------
   Land...................................         --   $   57,839  $   57,839
   Buildings and improvements............. 20-30 years     273,896     273,896
   Service and other vehicles.............   4-7 years     594,809     594,809
   Machinery and equipment................  5-10 years      73,250      73,250
   Office equipment, furniture and
    fixtures..............................  5-10 years     161,686     167,938
                                                        ----------  ----------
                                                         1,161,480   1,167,732
   Less accumulated depreciation..........                (662,718)   (737,544)
                                                        ----------  ----------
                                                        $  498,762  $  430,188
                                                        ==========  ==========

5. SHORT- AND LONG-TERM DEBT

  Short- and long-term debt consists of the following:

                                                          DECEMBER 31, JUNE 30,
                                                              1996       1997
                                                          ------------ --------
   Note payable to a bank in connection with a working
    capital credit line facility. Interest payable
    monthly at the bank's prime rate plus .50% (8.75% at
    December 31, 1996 and 8.5% at June 30, 1997),
    principal amount due in April, 1997. The Company has
    an unused portion of this credit line facility
    available at December 31, 1996 of $113,000 and
    $281,000 at June 30, 1997. This credit line facility
    is collateralized by the Company's accounts
    receivable, inventory, property and equipment, and
    the personal guarantees of the shareholders and
    certain spouses.....................................    $187,000   $ 19,000
   Installment contracts payable at $8,201 per month,
    including interest at 7.75% to 9.50%, until October,
    1998 and at lesser amounts thereafter until
    November, 2000, collateralized by automotive
    equipment with a net book value of approximately
    $239,000. Balance net of deferred interest of
    $32,935 (current portion $17,384)...................     243,810    204,482
   Mortgage note payable in monthly installments of
    $1,259 plus interest at .50% above the bank's prime
    rate (8.75% at December 31, 1996 and 8.5% at June
    30, 1997) until January, 2005. The mortgage note is
    collateralized by a building and land with a net
    book value of approximately $169,000................     123,350    115,798
   Note payable to a bank, payable at $2,387 per month
    plus interest at .50% above the bank's prime rate
    (8.75% at December 31, 1996 and 8.5% at June 30,
    1997) through December, 1997. This note is
    collateralized by the Company's accounts receivable,
    inventory and certain property and equipment........      31,022     16,700
                                                            --------   --------
       Total short- and long-term debt..................     585,182    355,980
   Less short-term borrowings and current maturities....     311,779    135,254
                                                            --------   --------
                                                            $273,403   $220,726
                                                            ========   ========

                      SOUTHEAST MECHANICAL SERVICE, INC.

  The aggregate maturities of the short- and long-term debt as of December 31, 1996 are as follows:

   1997................................................................ $311,779
   1998................................................................  101,137
   1999................................................................   68,009
   2000................................................................   41,326
   2001................................................................   15,104
   Thereafter..........................................................   47,827
                                                                        --------
                                                                        $585,182
                                                                        ========

6. RELATED PARTY TRANSACTIONS

  During the year ended December 31, 1996 and the six months ended June 30, 1997, the Company paid consulting fees totaling $71,800 and $10,900, respectively to various affiliated corporations which are owned by certain of its shareholders.

  Interest expense in connection with shareholder loans repaid during the year ended December 31, 1996 and the six months ended June 30, 1997 amounted to $3,680 and $15,066, respectively.

  The Company rents storage space on a month-to-month basis from a partnership owned by its shareholders. Rent expense related to this rental agreement totaled $4,969 for the year ended December 31, 1996 and $2,461 for the six months ended June 30, 1997.

  The Company's policy is to distribute to the shareholders pass-through "Chapter S" income in the first month following year end. Such distributions are made in the form of notes payable which bear interest at 10% and are paid during the succeeding year. In January 1997, notes totaling $446,042 were issued to shareholders in accordance with this policy. At June 30, 1997, there was $371,042 still outstanding on these notes.

7. COMMITMENTS AND CONTINGENCIES

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

8. FINANCIAL INSTRUMENTS

  The Company's financial instruments consist of cash and cash equivalents, and short- and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

9. ACQUISITION OF COMPANY

  In May 1997, the Company signed a letter of intent with Group Maintenance America Corp. (GroupMAC), whereby GroupMAC will acquire the Company in a merger transaction for a combination of cash and common shares of GroupMAC concurrent with the consummation of the initial public offering of the common stock of GroupMAC, subject to certain conditions including the negotiation of definitive agreements and approval by Directors of both companies.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Willis Refrigeration, Air Conditioning & Heating, Inc.:

  We have audited the accompanying balance sheets of Willis Refrigeration, Air Conditioning & Heating, Inc. (the Company) as of March 31, 1997 and June 30, 1997, and the related statements of operations, shareholders' equity and cash flows for the year ended March 31, 1997 and the three months ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Willis Refrigeration, Air Conditioning & Heating, Inc. as of March 31, 1997 and June 30, 1997, and the results of its operations and its cash flows for the year ended March 31, 1997 and the three months ended June 30, 1997 in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Houston, Texas
July 25, 1997

             WILLIS REFRIGERATION, AIR CONDITIONING & HEATING, INC.

                                 BALANCE SHEETS

                                                          MARCH 31,   JUNE 30,
                                                             1997       1997
                                                          ---------- ----------
                         ASSETS
CURRENT ASSETS:
 Cash and cash equivalents............................... $  774,445 $  788,191
 Accounts receivable, net of allowance for doubtful
  accounts
  of $564,648 and $539,673, respectively.................  1,288,442  1,390,882
 Inventories.............................................    190,276    194,272
 Deferred income taxes...................................    240,441    229,950
 Prepaid expenses........................................     12,377      8,873
                                                          ---------- ----------
  Total current assets...................................  2,505,981  2,612,168
PROPERTY AND EQUIPMENT, net..............................    513,888    512,485
MARKETABLE SECURITIES....................................    263,175    278,850
OTHER NONCURRENT ASSETS..................................     80,585     81,538
                                                          ---------- ----------
  Total assets........................................... $3,363,629 $3,485,041
                                                          ========== ==========
          LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Short-term borrowings................................... $  222,828 $  220,731
 Accounts payable........................................    409,302    270,115
 Accrued expenses........................................     86,843    111,099
 Deferred service contract revenue.......................    199,194    229,235
 Income taxes payable....................................    230,913    283,747
                                                          ---------- ----------
  Total current liabilities..............................  1,149,080  1,114,927
DEFERRED INCOME TAXES....................................    142,005    147,072
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Common stock--no par value, stated value of $10 per
  share;
  500 shares authorized; 405 shares issued and
  outstanding............................................      4,050      4,050
 Retained earnings.......................................  1,918,330  2,059,767
 Net unrealized gain on marketable securities............    150,164    159,225
                                                          ---------- ----------
  Total shareholders' equity.............................  2,072,544  2,223,042
                                                          ---------- ----------
  Total liabilities and shareholders' equity............. $3,363,629 $3,485,041
                                                          ========== ==========


   The accompanying notes are an integral part of these financial statements.

             WILLIS REFRIGERATION, AIR CONDITIONING & HEATING, INC.

                            STATEMENTS OF OPERATIONS

                                                         THREE MONTHS ENDED
                                            YEAR ENDED        JUNE 30,
                                            MARCH 31,   ----------------------
                                               1997        1996        1997
                                            ----------  ----------  ----------
                                                      (UNAUDITED)
REVENUES................................... $6,780,747  $1,643,275  $1,743,102
COST OF SERVICES...........................  5,033,377   1,318,762   1,257,766
                                            ----------  ----------  ----------
  Gross profit.............................  1,747,370     324,513     485,336
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES..................................  1,205,393     369,048     275,694
                                            ----------  ----------  ----------
  Income (loss) from operations............    541,977     (44,535)    209,642
OTHER INCOME (EXPENSE):
 Interest expense..........................    (25,379)     (7,343)     (4,864)
 Interest income...........................      7,926       3,257      10,449
 Other.....................................     48,464       9,655       6,353
                                            ----------  ----------  ----------
  Income (loss) before income tax
   provision...............................    572,988     (38,966)    221,580
INCOME TAX PROVISION.......................    237,962         --       80,143
                                            ----------  ----------  ----------
NET INCOME (LOSS).......................... $  335,026  $  (38,966) $  141,437
                                            ==========  ==========  ==========




   The accompanying notes are an integral part of these financial statements.

             WILLIS REFRIGERATION, AIR CONDITIONING & HEATING, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                          NET
                                                       UNREALIZED
                                                        GAIN ON       TOTAL
                                     COMMON  RETAINED  MARKETABLE SHAREHOLDERS'
                                     STOCK   EARNINGS  SECURITIES    EQUITY
                                     ------ ---------- ---------- -------------
BALANCE, March 31, 1996............. $4,050 $1,583,304  $ 77,400   $1,664,754
 Net income.........................    --     335,026       --       335,026
 Net unrealized gain on marketable
  securities........................    --         --     72,764       72,764
                                     ------ ----------  --------   ----------
BALANCE, March 31, 1997.............  4,050  1,918,330   150,164    2,072,544
 Net income.........................    --     141,437       --       141,437
 Net unrealized gain on marketable
  securities........................    --         --      9,061        9,061
                                     ------ ----------  --------   ----------
BALANCE, June 30, 1997.............. $4,050 $2,059,767  $159,225   $2,223,042
                                     ====== ==========  ========   ==========





   The accompanying notes are an integral part of these financial statements.

             WILLIS REFRIGERATION, AIR CONDITIONING & HEATING, INC.

                            STATEMENTS OF CASH FLOWS

                                                           THREE MONTHS ENDED
                                              YEAR ENDED        JUNE 30,
                                              MARCH 31,   ---------------------
                                                 1997        1996       1997
                                              ----------  ----------- ---------
                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)........................... $ 335,026    $ (38,966) $ 141,437
 Adjustments to reconcile net income (loss)
  to net
  cash provided by (used in) operating
  activities:
   Depreciation and amortization.............    82,328       22,419     22,591
   Deferred income taxes.....................    80,900          --       8,944
   Changes in operating assets and
    liabilities:
    (Increase) decrease in--
     Accounts receivable.....................   (39,157)    (332,559)  (102,440)
     Inventories.............................    21,111          --      (3,996)
     Prepaid expenses........................    41,737      (22,000)     3,504
    Increase (decrease) in--
     Accounts payable........................  (125,073)     111,473   (139,187)
     Accrued expenses........................   (74,603)     (48,077)    24,256
     Deferred service contract revenue.......    16,154       25,242     30,041
     Income taxes payable....................    46,885          --      52,834
                                              ---------    ---------  ---------
      Net cash provided by (used in)
       operating activities..................   385,308     (282,468)    37,984
                                              ---------    ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment.........   (34,821)      (2,099)   (21,188)
 Increase in cash surrender value of life
  insurance policy...........................   (10,943)         --        (953)
                                              ---------    ---------  ---------
      Net cash used in investing activities..   (45,764)      (2,099)   (22,141)
                                              ---------    ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments of short-term borrowings...........   (84,942)         --      (2,097)
                                              ---------    ---------  ---------
      Net cash used in financing activities..   (84,942)         --      (2,097)
                                              ---------    ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS.................................   254,602     (284,567)    13,746
CASH AND CASH EQUIVALENTS, beginning of
 period......................................   519,843      519,843    774,445
                                              ---------    ---------  ---------
CASH AND CASH EQUIVALENTS, end of period..... $ 774,445    $ 235,276  $ 788,191
                                              =========    =========  =========


   The accompanying notes are an integral part of these financial statements.

            WILLIS REFRIGERATION, AIR CONDITIONING & HEATING, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

  Willis Refrigeration, Air Conditioning & Heating, Inc. (the Company) is primarily engaged in the installation and servicing of heating and air conditioning systems for residential customers in Ohio and northern Kentucky.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim financial statements for the three months ended June 30, 1996 are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  Management uses estimates and assumptions in preparing the financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.

 Revenue Recognition

  Revenues from work orders are recognized as services are performed. Revenues on service and maintenance contracts are recognized over the life of the contract. Revenues from new construction sales are recognized on the percentage of completion basis with seventy percent of the revenue recognized at initial installation of new units and thirty percent recognized at the final stage of installation when the residential building is nearing completion. Material, equipment and labor costs are estimated for each job and are recognized on the same percentage method.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash payments for interest were $25,379 and $2,131 for the year ended March 31, 1997 and the three months ended June 30, 1997.

 Inventories

  Inventories consist primarily of parts and supplies used in both the service and construction portions of the Company's operation. Inventory is stated at the lower of cost or market.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the useful lives of the assets.

  Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated.

            WILLIS REFRIGERATION, AIR CONDITIONING & HEATING, INC.

Upon retirement or disposition of property or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

 Marketable Securities

  The Company accounts for marketable securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. All of the Company's marketable securities (all of which are equity securities) have been classified as available for sale with unrealized gains or losses recorded as a separate component of shareholders' equity. As of March 31, 1997 and June 30, 1997 the amortized cost of the marketable securities was $12,900.

 Warranty Costs

  The Company warrants labor for the first year after installation on new air conditioning and heating units. The Company generally warrants labor for 90 days after servicing of existing air conditioning and heating units. A reserve for warranty costs is recorded upon completion of installation or services.

 Income Taxes

  The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 New Accounting Pronouncement

  Effective April 1, 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

            WILLIS REFRIGERATION, AIR CONDITIONING & HEATING, INC.

3. PROPERTY AND EQUIPMENT

  The principal categories and estimated useful lives of property and equipment are as follows:

                                            ESTIMATED   MARCH 31,    JUNE 30,
                                           USEFUL LIVES    1997        1997
                                           ------------ ----------  ----------
   Service and other vehicles.............   3-5 years  $  505,103  $  505,103
   Office equipment, furniture and
    fixtures..............................  3-10 years     223,379     244,567
   Buildings and improvements............. 18-31 years     453,267     453,267
   Land...................................         --      106,500     106,500
                                                        ----------  ----------
                                                         1,288,249   1,309,437
     Less accumulated depreciation........                (774,361)   (796,952)
                                                        ----------  ----------
                                                        $  513,888  $  512,485
                                                        ==========  ==========

4. OTHER NONCURRENT ASSETS

  Other noncurrent assets includes the cash surrender value of a life insurance policy for the vice president of the Company. The cash surrender value of the policy is as follows:

                                                            MARCH 31,  JUNE 30,
                                                              1997       1997
                                                            ---------  --------
   Cash surrender value.................................... $ 82,267   $ 83,220
   Outstanding loan........................................  (18,682)   (18,682)
                                                            --------   --------
     Net cash surrender value.............................. $ 63,585   $ 64,538
                                                            ========   ========

5. SHORT-TERM BORROWINGS

  Short-term borrowings consists of the following:

                                                             MARCH 31, JUNE 30,
                                                               1997      1997
                                                             --------- --------
   Revolving line of credit of up to $700,000 payable to a
    financial institution, bearing interest at 8.5%, due
    upon demand, but in any event without
    demand or notice on February 28, 1998................... $100,000  $100,000
   Notes payable to the president of the Company, bearing
    interest at 9%,
    no scheduled repayment..................................  122,828   120,731
                                                             --------  --------
     Total short-term borrowings............................ $222,828  $220,731
                                                             ========  ========

6. INCOME TAXES

  Income tax expense consists of:

                                                                    THREE MONTHS
                                                         YEAR ENDED    ENDED
                                                         MARCH 31,    JUNE 30,
                                                            1997        1997
                                                         ---------- ------------
   Current..............................................  $157,062    $71,199
   Deferred.............................................    80,900      8,944
                                                          --------    -------
     Income tax provision...............................  $237,962    $80,143
                                                          ========    =======

            WILLIS REFRIGERATION, AIR CONDITIONING & HEATING, INC.

  Total income tax expense differed from the amount computed by applying the U.S. federal statutory income tax rate of 34% to income before income tax provision as a result of the following:

                                                                    THREE MONTHS
                                                         YEAR ENDED    ENDED
                                                         MARCH 31,    JUNE 30,
                                                            1997        1997
                                                         ---------- ------------
   Expense at the statutory rate........................  $194,816    $75,337
   Increase (reduction) resulting from:
     State income taxes.................................    45,839     12,289
     Other..............................................    (2,693)    (7,483)
                                                          --------    -------
                                                          $237,962    $80,143
                                                          ========    =======

  The components of the deferred income tax assets and liabilities are as follows:

                                                              MARCH 31, JUNE 30,
                                                                1997      1997
                                                              --------- --------
   Deferred income tax assets:
     Allowance for doubtful accounts......................... $226,249  $215,758
     Warranty reserves.......................................   11,252    11,252
     Vacation accrual........................................    2,940     2,940
                                                              --------  --------
       Total deferred income tax asset.......................  240,441   229,950
                                                              --------  --------
   Deferred income tax liabilities:
     Net unrealized gain on securities available for sale....  105,115   111,729
     Depreciation............................................   36,890    35,343
                                                              --------  --------
       Total deferred income tax liability...................  142,005   147,072
                                                              --------  --------
       Net deferred income tax asset......................... $ 98,436  $ 82,878
                                                              ========  ========

  Management believes that it is more likely than not that the Company will realize the benefits of the net deferred income tax asset recorded at March 31, 1997 and June 30, 1997.

7. EMPLOYEE BENEFIT PLAN

  The Company has a profit-sharing plan (the Plan) covering its qualified employees. The Company may make a contribution amount at any time to the Plan to the extent authorized by the Board of Directors. Total expense related to this Plan for the year ended March 31, 1997 and the three months ended June 30, 1997, was approximately $54,200 and $3,700, respectively.

8. SALES TO SIGNIFICANT CUSTOMER

  During the year ended March 31, 1997 and the three months ended June 30, 1997 sales to one customer accounted for approximately 14% and 13% of the Company's revenues.

9. EMPLOYMENT AGREEMENT

  On January 13, 1992, the Company entered into an employment agreement with the Company's Chairman of the Board of Directors whereby an annual salary would be paid to the Chairman through December 31, 2011 and would continue to be paid in the event of death, disability, or termination of employment. An annual salary

            WILLIS REFRIGERATION, AIR CONDITIONING & HEATING, INC.

of $26,000 will be paid through August 31, 2006; $15,600 per annum will be paid thereafter through December 31, 2011. The employment agreement will be terminated upon the consummation of the proposed merger of the Company (see note 11).

10. FINANCIAL INSTRUMENTS

  The Company's financial instruments consist of cash and cash equivalents, marketable securities (carried at fair value) and short-term borrowings. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

11. ACQUISITION OF COMPANY

  In May 1997, the Company signed a letter of intent with Group Maintenance America Corp. (GroupMAC), whereby GroupMAC would acquire the Company in a merger transaction for a combination of cash and common shares of GroupMAC concurrent with the consummation of the initial public offering of the common stock of GroupMAC, subject to certain conditions including the negotiation of definitive agreements and approval by Directors of both companies.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Yale Incorporated:

  We have audited the accompanying balance sheets of Yale, Inc. as of September 30, 1996 and June 30, 1997, and the related statements of operations, shareholders' equity and cash flows for the year ended
September 30, 1996 and the nine months ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Yale Incorporated as of September 30, 1996 and June 30, 1997, and the results of its operations and its cash flows for the year ended September 30, 1996 and the nine months ended June 30, 1997 in conformity with generally accepted accounting principles.

KPMG Peat Marwick LLP

Houston, Texas
July 18, 1997

                               YALE INCORPORATED

                                 BALANCE SHEETS

                                                       SEPTEMBER 30,  JUNE 30,
                                                           1996         1997
                                                       ------------- ----------
                        ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...........................  $  112,091   $   93,872
  Accounts receivable, net of allowance for doubtful
   accounts of $5,000.................................   1,355,712    1,553,593
  Inventories.........................................      80,563       89,466
  Costs and estimated earnings in excess of billings
   on uncompleted contracts...........................     127,177      295,298
  Prepaid expenses....................................      54,324       44,545
                                                        ----------   ----------
    Total current assets..............................   1,729,867    2,076,774
PROPERTY AND EQUIPMENT, net...........................     438,665      694,157
                                                        ----------   ----------
    Total assets......................................  $2,168,532   $2,770,931
                                                        ==========   ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term borrowings and current maturities of
   long-term debt.....................................  $  120,233   $  244,998
  Accounts payable....................................     529,545      763,695
  Accrued expenses....................................     217,847      219,303
  Billings in excess of costs and estimated earnings
   on uncompleted contracts...........................      93,306       19,401
                                                        ----------   ----------
    Total current liabilities.........................     960,931    1,247,397
LONG-TERM DEBT, net of current maturities.............     101,732      175,047
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock--no par value, stated value of $1 per
   share; 20,000 shares authorized; 1,000 shares
   issued and outstanding.............................       1,000        1,000
  Additional paid-in capital..........................     100,767      100,767
  Retained earnings...................................   1,004,102    1,246,720
                                                        ----------   ----------
    Total shareholders' equity........................   1,105,869    1,348,487
                                                        ----------   ----------
    Total liabilities and shareholders' equity........  $2,168,532   $2,770,931
                                                        ==========   ==========


   The accompanying notes are an integral part of these financial statements.

                               YALE INCORPORATED

                            STATEMENTS OF OPERATIONS

                                                          NINE MONTHS ENDED
                                           YEAR ENDED         JUNE 30,
                                          SEPTEMBER 30, ----------------------
                                              1996         1996        1997
                                          ------------- ----------  ----------
                                                      (UNAUDITED)
REVENUES.................................  $10,065,130  $7,228,688  $7,362,875
COST OF SERVICES.........................    7,930,984   5,553,931   5,414,265
                                           -----------  ----------  ----------
  Gross profit...........................    2,134,146   1,674,757   1,948,610
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES................................    1,729,405   1,292,928   1,522,284
                                           -----------  ----------  ----------
  Income from operations.................      404,741     381,829     426,326
OTHER INCOME (EXPENSE):
  Interest expense.......................      (29,578)    (23,824)    (24,350)
  Other..................................      (49,791)    (21,383)     (9,358)
                                           -----------  ----------  ----------
NET INCOME...............................  $   325,372  $  336,622  $  392,618
                                           ===========  ==========  ==========



   The accompanying notes are an integral part of these financial statements.

                               YALE INCORPORATED

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                            ADDITIONAL                 TOTAL
                                     COMMON  PAID-IN    RETAINED   SHAREHOLDERS'
                                     STOCK   CAPITAL    EARNINGS      EQUITY
                                     ------ ---------- ----------  -------------
BALANCE, September 30, 1995......... $1,000  $100,767  $  803,730   $  905,497
  Net income........................    --        --      325,372      325,372
  Distributions to shareholders.....    --        --     (125,000)    (125,000)
                                     ------  --------  ----------   ----------
BALANCE, September 30, 1996.........  1,000   100,767   1,004,102    1,105,869
  Net income........................    --        --      392,618      392,618
  Distributions to shareholders.....    --        --     (150,000)    (150,000)
                                     ------  --------  ----------   ----------
BALANCE, June 30, 1997.............. $1,000  $100,767  $1,246,720   $1,348,487
                                     ======  ========  ==========   ==========



   The accompanying notes are an integral part of these financial statements.

                               YALE INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                                           NINE MONTHS ENDED
                                            YEAR ENDED         JUNE 30,
                                           SEPTEMBER 30, ---------------------
                                               1996         1996       1997
                                           ------------- ----------- ---------
                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income...............................   $ 325,372    $ 336,622  $ 392,618
 Adjustments to reconcile net income to
  net cash
  provided by operating activities:
   Depreciation...........................     127,448       92,059    141,438
   Gain on sale of property and equipment.        (660)        (660)   (11,159)
   Changes in operating assets and
    liabilities:
    (Increase) decrease in--
     Accounts receivable..................      59,098     (149,234)  (197,881)
     Inventories..........................         410     (178,651)    (8,903)
     Costs and estimated earnings in
      excess of
      billings on uncompleted contracts...     (93,145)     (51,801)  (168,121)
     Prepaid expenses.....................     (25,136)     (26,821)     9,779
    Increase (decrease) in--
     Accounts payable.....................       7,505      456,337    234,150
     Accrued expenses.....................      58,688      (52,607)     1,456
     Billings in excess of costs and
      estimated
      earnings on uncompleted contracts...      54,294       38,574    (73,905)
                                             ---------    ---------  ---------
      Net cash provided by operating
       activities.........................     513,874      463,818    319,472
                                             ---------    ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment......    (315,074)    (315,074)  (403,831)
 Proceeds from sales of property and
  equipment...............................      41,945       41,945     18,060
                                             ---------    ---------  ---------
      Net cash used in investing
       activities.........................    (273,129)    (273,129)  (385,771)
                                             ---------    ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from long-term debt.............     233,400      233,400    319,000
 Payments of long-term debt...............    (253,784)    (221,810)  (120,920)
 Distributions to shareholders............    (125,000)    (125,000)  (150,000)
                                             ---------    ---------  ---------
      Net cash provided by (used in)
           financing activities...........    (145,384)    (113,410)    48,080
                                             ---------    ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS..............................      95,361       77,279    (18,219)
CASH AND CASH EQUIVALENTS, beginning of
 period...................................      16,730       16,730    112,091
                                             ---------    ---------  ---------
CASH AND CASH EQUIVALENTS, end of period..   $ 112,091    $  94,009  $  93,872
                                             =========    =========  =========


   The accompanying notes are an integral part of these financial statements.

                               YALE INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

  Yale Incorporated (the Company) is primarily engaged in the installation and servicing of heating and air conditioning systems for commercial and industrial customers in the state of Minnesota.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Interim Financial Information

  The interim financial statements for the nine months ended June 30, 1996 are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Use of Estimates

  The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting year. Actual results could differ from those estimates.

 Revenue Recognition

  Revenues from work orders are recognized as services are performed. Revenues on service and maintenance contracts are recognized over the life of the contract. Revenues from construction contracts are recognized on a percentage of completion basis using the cost-to-cost method. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

 Cash and Cash Equivalents

  For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with a maturity of three months or less to be cash equivalents. Cash payments for interest were $37,791 and $24,350 for the year ended September 30, 1996 and the nine months ended June 30, 1997, respectively.

 Inventories

  Inventories consist of parts and supplies used in both the service and the construction portions of the Company's operation. The inventory is valued at the lower of cost or market, with cost determined on a first-in, first-out
(FIFO) basis.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation is computed using the straight-line method over the useful lives of the assets. Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated useful life of the asset.

  Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated.

                               YALE INCORPORATED

Upon retirement or disposition of property or equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

 Warranty Costs

  The Company warrants labor for the first year after installation on new air conditioning and heating units. The Company generally warrants labor for 90 days after servicing of existing air conditioning and heating units. A reserve for warranty costs is recorded upon completion of installation or service.

 Income Taxes

  The shareholders of the Company have elected to be taxed for federal and Minnesota tax purposes as an S Corporation whereby the shareholders' respective equitable shares in the taxable income of the Company are reportable on their individual tax returns. The Company has made distributions to the shareholders each year at least in amounts necessary to pay personal income taxes payable on the Company's taxable income.

 New Accounting Pronouncement

  Effective October 1, 1995, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Accordingly, in the event that facts and circumstances indicate that property and equipment, and intangible or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of the Company.

3. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

  Accrued expenses consists of the following:

                                                         SEPTEMBER 30, JUNE 30,
                                                             1996        1997
                                                         ------------- --------
  Accrued payroll costs and benefits....................   $209,324    $161,306
  Other accrued expenses................................      8,523      57,997
                                                           --------    --------
                                                           $217,847    $219,303
                                                           ========    ========

4. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

  A summary of the status of uncompleted contracts is as follows:

                                                         SEPTEMBER 30, JUNE 30,
                                                             1996        1997
                                                         ------------- --------
  Costs incurred........................................  $1,162,529   $811,487
  Estimated earnings recognized.........................      60,763    108,605
                                                          ----------   --------
                                                           1,223,292    920,092
  Less billings on contracts............................   1,189,421    644,195
                                                          ----------   --------
                                                          $   33,871   $275,897
                                                          ==========   ========

                               YALE INCORPORATED

  These costs and estimated earnings on uncompleted contracts are included in the accompanying balance sheets under the following captions:

                                                        SEPTEMBER 30, JUNE 30,
                                                            1996        1997
                                                        ------------- --------
  Costs and estimated earnings in excess of billings on
   uncompleted contracts...............................   $127,177    $295,298
  Billings in excess of costs and estimated earnings on
   uncompleted contracts...............................    (93,306)    (19,401)
                                                          --------    --------
                                                          $ 33,871    $275,897
                                                          ========    ========

5. PROPERTY AND EQUIPMENT

  The principal categories and estimated useful lives of property and equipment are as follows:

                                           ESTIMATED
                                             USEFUL   SEPTEMBER 30,  JUNE 30,
                                             LIVES        1996         1997
                                           ---------- ------------- ----------
   Service and other vehicles.............  4-7 years   $ 675,544   $  845,186
   Machinery and equipment................ 5-10 years     141,367      153,019
   Office equipment, furniture and
    fixtures.............................. 5-10 years     101,171      124,444
   Leasehold improvements.................                     --       52,386
                                                        ---------   ----------
                                                          918,082    1,175,035
   Less accumulated depreciation..........               (479,417)    (480,878)
                                                        ---------   ----------
                                                        $ 438,665   $  694,157
                                                        =========   ==========

6. SHORT- AND LONG-TERM DEBT

  The Company has an available line of credit of $450,000 that matures on April 30, 1998. Advances issued are due on demand and accrue interest at 0.5% above the prime rate. Also, the Company has an agreement to borrow up to $350,000 of term debt secured by service and other vehicles and equipment. The line of credit and equipment notes are secured by substantially all of the Company's assets and the personal guarantees of certain shareholders. At June 30, 1997, the Company had $100,000 of outstanding borrowings on the line of credit, and had approximately $320,000 of outstanding borrowings on the term debt.

  Short- and long-term debt consists of the following:

                                                         SEPTEMBER 30, JUNE 30,
                                                             1996        1997
                                                         ------------- --------
  Borrowings under line of credit agreement.............    $   --     $100,000
  Note payable to bank, due in monthly installments of
   $1,230, plus interest at 0.5% over prime, through May
   1997, secured by service and other vehicles..........      9,735         --
  Note payable to bank, due in monthly installments of
   $2,944, plus interest at 0.5% over prime, through
   August 1997, secured by service and other
   vehicles.............................................     32,695       6,195
  Note payable to bank, due in monthly installments of
   $1,805, plus interest at 0.5% over prime, through
   November 1998, secured by service and other vehicles.     46,948      30,703
  Note payable to bank, due in monthly installments of
   $1,014, plus interest at 0.5% over prime, through
   October 1998, secured by service and other vehicles..     25,346      16,220
  Note payable to bank, due in monthly installments of
   $1,584, plus interest at 0.5% over prime, through
   December 1998, secured by service and other vehicles.     42,744      28,488

                               YALE INCORPORATED

                                                       SEPTEMBER 30, JUNE 30,
                                                           1996        1997
                                                       ------------- ---------
  Note payable to bank, due in monthly installments of
   $2,081, plus interest at 0.5% over prime, through
   April 1999, secured by service and other vehicles..      64,497      45,772
  Note payable to bank, due in monthly installments of
   $2,083, plus interest at 0.5% over prime, through
   February 2000, secured by service and other
   vehicles...........................................         --       66,667
  Note payable to bank, due in monthly installments of
   $3,000, plus interest at 0.5% over prime, through
   December 2000, secured by service and other
   vehicles...........................................         --      126,000
                                                         ---------   ---------
    Total short- and long-term debt...................     221,965     420,045
  Less short-term borrowings and current maturities...    (120,233)   (244,998)
                                                         ---------   ---------
                                                         $ 101,732   $ 175,047
                                                         =========   =========

  The line of credit and the equipment notes contain certain restrictive covenants relating to, among other items, minimum net income, minimum tangible net worth, and debt to tangible net worth.

  The aggregate maturities of the short- and long-term debt as of September 30, 1996 are as follows:

  1997................................................................. $120,233
  1998.................................................................   77,837
  1999.................................................................   23,895
                                                                        --------
                                                                        $221,965
                                                                        ========

7. LEASES

  The Company operates out of facilities leased from a related entity under a monthly operating lease requiring payments of $10,710 per month. The Company sublets part of the building under an operating lease through February 1998. Total rent expenses before sublease income for the year ended September 30, 1996 and the nine months ended June 30, 1997, were approximately $128,500 and $96,400, respectively. Sublease income was approximately $39,000 and $29,250 for the year ended September 30, 1996 and the nine months ended June 30, 1997, respectively. The Company has guaranteed the underlying mortgage (approximately $405,000 as of September 30, 1996) for the facility.

8. RELATED PARTY TRANSACTIONS

  During the year ended September 30, 1996 and the nine months ended June 30, 1997, the Company paid management fees to related parties totaling approximately $110,100 and $60,075, respectively. In addition, as discussed in note 7, the Company leases its operating facilities from a related entity.

9. EMPLOYEE BENEFIT PLANS

  The Company has a 401(k) plan covering all employees not covered by a collective bargaining agreement. Eligible employees may contribute from 2 to 20% of their qualifying compensation to the plan, with the Company required to match 50% of the employee's first 6% of contributions. The Company may make additional contributions to the plan to the extent authorized by the Board of Directors. Total expense related to this plan for the year ended September 30, 1996 and the nine months ended June 30, 1997, was approximately $30,100 and $20,778, respectively.

                               YALE INCORPORATED

  The Company makes contributions to union-administered benefit funds which cover the majority of the Company's employees. For the year ended September 30, 1996 and the nine months ended June 30, 1997, the participation costs charged to operations were approximately $592,400 and $511,720, respectively.

  Governmental regulations impose certain requirements relative to multi-employer plans. In the event of plan termination or employer withdrawal, an employer may be liable for a portion of the plan's unfunded vested benefits, if any. The Company has not received information from the plans' administrators to determine its share of any unfunded vested benefits. The Company does not anticipate withdrawal from the plans, nor is the Company aware of any expected plan terminations.

10. SALES TO SIGNIFICANT CUSTOMER

  During the year ended September 30, 1996 and the nine months ended June 30, 1997, sales to one customer accounted for approximately 18% and 26%, respectively, of the Company's revenues.

11. COMMITMENTS AND CONTINGENCIES

 Claims

  The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

 Stock Transfer Agreement

  The Company has a stock transfer agreement with the shareholders (participants) covering all shares of common stock whereby the Company is required to repurchase the shares of a participant in certain circumstances. Additionally, the Company has an option to repurchase the common shares of a participant in certain circumstances.

12. FINANCIAL INSTRUMENTS

  The Company's financial instruments consist of cash and cash equivalents and short- and long-term debt. The Company believes that the carrying value of these instruments on the accompanying balance sheets approximates their fair value.

13. ACQUISITION OF COMPANY

  In May 1997, the Company signed a letter of intent with Group Maintenance America Corp. (GroupMAC), whereby GroupMAC will acquire the Company in a merger transaction for a combination of cash and common shares of GroupMAC concurrent with the consummation of the initial public offering of the common stock of GroupMAC, subject to certain conditions including the negotiation of definitive agreements and approval by Directors of both companies.

                                                                         ANNEX A


                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                        GROUP MAINTENANCE AMERICA CORP.

                      MACDONALD-MILLER ACQUISITION CORP.

                       MACDONALD-MILLER INDUSTRIES, INC.

                         THE PRINCIPAL HOLDERS OF THE
                           OUTSTANDING CAPITAL STOCK
                                      OF
                       MACDONALD-MILLER INDUSTRIES, INC.

                                      AND

                              THE TRUSTEE OF THE
                  MACDONALD-MILLER INDUSTRIES, INC. EMPLOYEE
                        STOCK OWNERSHIP PLAN AND TRUST

                                August 18, 1997

                               TABLE OF CONTENTS

                                                                            Page


1. THE MERGER...............................................................   1
   1.1   The Merger.........................................................   1
   1.2   Effective Time of the Merger.......................................   1
   1.3   Closing............................................................   1
   1.4   Effects of the Merger..............................................   2
         1.4.1   At the Effective Time......................................   2
         1.4.2   Effects on the Surviving Corporation.......................   2
   1.5   Written Agreement and Other Actions................................   3
         1.5.1   Voting and Instruction Agreement; Other Matters............   3
         1.5.2   Written Consent of the Sole Shareholder of Merger Sub......   3
         1.5.3   All Other Necessary Actions................................   3
   1.6   Conversion of Stock................................................   3
         1.6.1   Merger Sub Capital Stock...................................   3
         1.6.2   Cancellation of the Company Treasury Stock and
                   Authorized but Unissued Stock............................   3
         1.6.3   Merger Consideration.......................................   3
   1.7   Exchange of and Payment for Stock..................................   4
         1.7.1   Delivery of Company Common Stock and Closing Merger
                   Consideration; Appraisal Rights..........................   4
         1.7.2   Return of Stock Certificates...............................   4
         1.7.3   Assignments................................................   5
         1.7.4   Payment In Full Satisfaction of All Rights.................   5
   1.8   Determination of Closing Merger Consideration......................   5
         1.8.1   Delivery of IPO Price to Public; Statement.................   5
   1.9   Post-Closing Determination of Total Consideration..................   5
         1.9.1   Statement..................................................   5
         1.9.2   Review.....................................................   5
         1.9.3   Disputes...................................................   6
         1.9.4   Resolution by Parties......................................   6
         1.9.5   Final Determination........................................   6
         1.9.6   Expenses...................................................   7
   1.10  Additional Consideration...........................................   7

2. REPRESENTATIONS AND WARRANTIES OF THETRUSTEE, THE COMPANY AND THE
     PRINCIPAL SHAREHOLDER..................................................   8
   2.1   Representations and Warranties of the Trustee......................   8
   2.2   Representations and Warranties of the Company and
           the Principal Shareholders.......................................   8
         2.2.1   Exhibit 2..................................................   8

         2.2.2   Stock Ownership............................................   8
         2.2.3   Authority..................................................   8
         2.2.4   Consents...................................................   8
         2.2.5   No Warranties of Future Performance........................   8

3. REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB..............   9
   3.1   Representations and Warranties.....................................   9
         3.1.1   Organization...............................................   9
         3.1.2   Capitalization of the Parent...............................   9
         3.1.3   Authority..................................................   9
         3.1.4   Consents...................................................   9
         3.1.5   Defaults...................................................   9
         3.1.6   Investment Company.........................................  10
         3.1.7   Financial Statements.......................................  10
         3.1.8   Taxes......................................................  10
         3.1.9   Full Authority.............................................  10
         3.1.10  Access.....................................................  10
         3.1.11  Disclosure.................................................  10
         3.1.12  Parent Material Adverse Effect.............................  11
         3.1.13  Tax-Free Reorganization....................................  11
         3.1.14  No Warranties of Future Performance........................  12
   3.2   Representations and Warranties Concerning the Merger Sub...........  12
         3.2.1   Organization and Standing..................................  12
         3.2.2   Capital Structure..........................................  12
         3.2.3   Authority..................................................  12

4. CERTAIN COVENANTS, AGREEMENTS AND PRE-CLOSING MATTERS....................  12
   4.1   Agreements of the Principal Shareholders to be
           Effective Upon Closing...........................................  12
         4.1.1   Covenant Not to Compete....................................  12
         4.1.2   Release....................................................  13
   4.2   Elimination of Expense.............................................  14
   4.3   Deferred Compensation Plans........................................  14
   4.4   Audit..............................................................  14
   4.5   Certain Payables and Receivables...................................  14
   4.6   Pre-Closing Covenants and Agreements...............................  14
   4.7   Confidentiality....................................................  14
   4.8   Tax-Free Reorganization............................................  15
   4.9   Company Plans......................................................  15
   4.10  HSR Act............................................................  15
   4.11  Purchase of Certain  Receivables...................................  15
   4.12  Certain Condominiums...............................................  15
   4.13  Certain Matters Related to the ESOP................................  15

         4.13.1  Suspension of  ESOP Contributions..........................  15
         4.13.2  Amendment of ESOP; Distribution of ESOP Investments........  16
   4.14  ESOP Expenses......................................................  16
   4.15  Indemnification of Officers and Directors of the Company...........  16
   4.16  Errors and Omissions Insurance.....................................  16
   4.17  Other Insurance....................................................  16
   4.18  Releases...........................................................  16
   4.19  Parent Guaranty....................................................  16
   4.20  Recommendation by the Company; Cooperation in Preparation
           of Registration Statement and Proxy and in Meeting of
           Shareholders.....................................................  16
   4.21  Sale of MMR........................................................  17

5. CONDITIONS PRECEDENT; CLOSING DELIVERIES.................................  17
   5.1   Conditions Precedent to the Obligations of the Parent
           and Merger Sub...................................................  17
         5.1.1   Accuracy of Representations and Warranties.................  17
         5.1.2   Performance of Covenants...................................  17
         5.1.3   Legal Actions or Proceedings...............................  17
         5.1.4   Approvals..................................................  17
         5.1.5   Closing Deliveries.........................................  17
         5.1.6   No Casualty, Loss or Damage................................  17
         5.1.7   Licenses, etc..............................................  18
         5.1.8   No Material Adverse Change.................................  18
         5.1.9   IPO........................................................  18
         5.1.10  Certain Corporate Actions..................................  18
         5.1.11  HSR Act....................................................  18
   5.2   Conditions Precedent to the Obligations of the Principal
           Shareholders and the Company.....................................  18
         5.2.1   Accuracy of Representations and Warranties.................  18
         5.2.2   Performance of Covenants...................................  18
         5.2.3   Approvals..................................................  18
         5.2.4   Closing Deliveries.........................................  18
         5.2.5   HSR Act....................................................  18
   5.3   Deliveries by the Principal Shareholders at the Closing............  19
         5.3.1   Closing Certificates.......................................  19
         5.3.2   Stock Transfer Restriction Agreement.......................  19
         5.3.3   Employment Agreements......................................  19
         5.3.4   Lease Agreement............................................  19
         5.3.5   Opinion of Counsel for the Principal
                   Shareholders and the Company.............................  19
         5.3.6   Documents, Stock Certificates..............................  19
         5.3.7   Discharge of Indebtedness, Releases, Etc...................  19
   5.4   Deliveries by the Parent at the Closing............................  20
         5.4.1   Closing Certificates.......................................  21
         5.4.2   Registration Rights Agreement..............................  21

         5.4.3   Opinion of Counsel for the Parent and Merger Sub...........  21
         5.4.4   Closing Merger Consideration...............................  21

6. SURVIVAL, INDEMNIFICATIONS...............................................  21
   6.1   Survival...........................................................  21
   6.2   Indemnification....................................................  22
         6.2.1   Parent Indemnified Parties.................................  22
         6.2.2   Parent Indemnity...........................................  23
   6.3   Limitations........................................................  23
         6.3.1   Aggregate Liability........................................  23
         6.3.2   Threshold..................................................  23
   6.4   Procedures for Indemnification.....................................  24
         6.4.1   Notice.....................................................  24
         6.4.2   Legal Defense..............................................  24
         6.4.3   Settlement.................................................  24
         6.4.4   Cooperation................................................  24
   6.5   Subrogation........................................................  25

7. TERMINATION..............................................................  25
   7.1   Grounds for Termination............................................  25
         7.1.1   Mutual Consent.............................................  25
         7.1.2   Optional By the Company....................................  25
         7.1.3   Optional By the Parent.....................................  25
         7.1.4   Breach By the Parent or Merger Sub.........................  25
         7.1.5   Breach by the Company or any Principal Shareholder.........  25
   7.2   Effect of Termination..............................................  25

8. MISCELLANEOUS............................................................  25
   8.1   Notice.............................................................  25
   8.2   Further Documents..................................................  26
   8.3   Assignability......................................................  26
   8.4   Exhibits and Schedules.............................................  27
   8.5   Sections and Articles..............................................  27
   8.6   Entire Agreement...................................................  27
   8.7   Headings...........................................................  27
   8.8   CONTROLLING LAW....................................................  27
   8.9   Public Announcements...............................................  27
   8.10  No Third Party Beneficiaries.......................................  27
   8.11  Amendments and Waivers.............................................  27
   8.12  No Employee Rights.................................................  28
   8.13  Non-Recourse.......................................................  28
   8.14  When Effective.....................................................  28
   8.15  Takeover Statutes..................................................  28

   8.16  Number and Gender of Words.........................................  28
   8.17  Invalid Provisions.................................................  28
   8.18  Multiple Counterparts..............................................  29
   8.19  No Rule of Construction............................................  29
   8.20  Expenses...........................................................  29

                               LIST OF EXHIBITS

Exhibit 1....................................Determination of Final Merger Consideration
Exhibit 1.5.1...........................................Voting and Instruction Agreement
Exhibit 1.5.2..Written Consent of Sole Shareholder of MacDonald-Miller Acquisition Corp.
Exhibit 1.7........................................................Letter of Transmittal
Exhibit 2.............................................................Certain Statements
Exhibit 2.2............................................Ownership of Company Common Stock
Exhibit 2.4.....................................................................Consents
Exhibit 3.1.4.................................................Required Consents - Parent
Exhibit 4.3..........................Procedure for Satisfaction of Deferred Compensation
                               Plan Liabilities and Split-Dollar Life Insurance Policies
Exhibit 4.6............................................................Certain Covenants
Exhibit 4.9............................................Company Plans to Remain in Effect
Exhibit 4.12..........................................................Certain Properties
Exhibit 5.3.2.......................................Stock Transfer Restriction Agreement
Exhibit 5.3.3.............List of Employees to Execute and Deliver Employment Agreements
Exhibit 5.3.3A......................................................Employment Agreement
Exhibit 5.3.4............................................................Lease Agreement
Exhibit 5.3.5-A...................Opinion of Counsel to the Shareholders and the Company
Exhibit 5.3.5-B........................................Opinion of Counsel to the Trustee
Exhibit 5.3.7.....................................................Terminated Obligations
Exhibit 5.4.3...........................................Opinion of Counsel to the Parent

                            INDEX OF DEFINED TERMS

                                                                            Page
                                                                            ----
1042 Shares..................................................................  3
Accountants..................................................................  6
Additional Consideration.....................................................  7
Additional Net After-Tax Income..............................................  7
Agreement....................................................................  1
Applicable Corporate Law.....................................................  1
Approval Shareholders........................................................  1
AR Reserve................................................................... 15
Closing......................................................................  1
Closing Date.................................................................  1
Code.........................................................................  1
Company......................................................................  1
Company Accountants.......................................................... 14
Company Common Stock.........................................................  1
Converted Share..............................................................  4
Dissenting Shares............................................................  4
Earn-Out Period..............................................................  7
EBITDA.......................................................................  7
Effective Time...............................................................  1
ESOP......................................................................... 15
HSR Act...................................................................... 15
Indemnified Party............................................................ 24
Indemnifying Party........................................................... 24
IPO..........................................................................  2
Losses....................................................................... 22
Merger.......................................................................  1
Merger Sub...................................................................  1
Minimum Proceeds.............................................................  2
MMR..........................................................................  7
Notice of Dispute............................................................  6
Operating EBITDA.............................................................  7
Parent.......................................................................  1
Parent Common Stock..........................................................  1
Parent Financial Statements.................................................. 10
Parent Indemnified Parties................................................... 22
Parent Material Adverse Effect............................................... 11
Parent Related Documents.....................................................  9
Pre-Closing Period...........................................................  7
Price Notice.................................................................  5

                                                                            Page
                                                                            ----
Principal Shareholders.......................................................  1
Property..................................................................... 14
Registration Statement.......................................................  9
SEC..........................................................................  9
Securities Act...............................................................  2
Settlement Notice............................................................ 24
Shareholder..................................................................  4
Shareholder Related Document.................................................  8
Statement of Closing Consideration...........................................  5
Statement of Final Per Share Amounts.........................................  5
Stock Certificate............................................................  4
Stock Value..................................................................  7
Survival Period.............................................................. 21
Surviving Corporation........................................................  1
Terminated Obligations....................................................... 19
Third Accountants............................................................  6
Threshold.................................................................... 23
Trustee......................................................................  1

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


   This AGREEMENT AND PLAN OF MERGER (this "Agreement") made effective as of August 18, 1997, by and among Group Maintenance America Corp., a Texas corporation (the "Parent"), MacDonald-Miller Acquisition Corp., a Washington corporation ("Merger Sub"), MacDonald-Miller Industries, Inc., a Washington corporation (the "Company"), the undersigned holders of a portion of the outstanding capital stock of the Company (the "Principal Shareholders"), and the Trustee of the MacDonald-Miller Industries, Inc. Employee Stock Ownership Plan and Trust (the "Trustee").

   WHEREAS, the respective Boards of Directors of the Parent, Merger Sub and the Company have each approved the merger of the Company with and into Merger Sub (the "Merger") pursuant to this Agreement and the applicable statutes of the State of Washington, and pursuant to the Merger each issued and outstanding share of Common Stock of the Company ("Company Common Stock") will be converted into the right to receive certain shares of common stock, $.001 par value per share, of the Parent ("Parent Common Stock"), and certain cash consideration, all as provided herein;

   WHEREAS, the Merger has been approved, as required by applicable law, by the Parent, acting as sole shareholder of Merger Sub, and by the requisite number of shareholders of the outstanding capital stock of the Company (the "Approval Shareholders")

   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

   NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

                                 1. THE MERGER

   1.1 The Merger. Subject to the terms and conditions hereof, and in accordance with Section RCW 23B.11.010 of the Washington Business Corporation Act (the "Applicable Corporate Law"), upon the Effective Time (as defined in
Section 1.2), the Company shall be merged with and into Merger Sub. Merger Sub, as the surviving entity following the Merger, is sometimes referred to in this Agreement as the "Surviving Corporation."

   1.2 Effective Time of the Merger. In accordance with the requirements of applicable law, appropriate Articles of Merger under the Applicable Corporate Law shall be prepared, executed and submitted for filing with the Secretary of State of the State of Washington immediately following and on the same day as the Closing (as defined below). The date of such filing is referred to in this Agreement as the "Effective Time."

   1.3 Closing. The closing of the Merger ("Closing") will take place at the offices of Bracewell & Patterson, L.L.P. in Houston, Texas on a date that is contemporaneous with the closing of the Parent's IPO (as defined below), but in no event later than December 31, 1997 ("Closing Date"); provided that each of the conditions precedent to the obligations of the parties to effect the Merger set forth in Article 5 of this

Agreement are then satisfied or waived by the applicable party. The parties may agree in writing on another place for the Closing. At the Closing, the parties will deliver or cause to be delivered the documents and consideration described in Sections 5.3 and 5.4 below. The term "IPO" means the first underwritten public offering of Parent Common Stock resulting in net cash proceeds to the Parent of at least the Minimum Proceeds, as defined below (other than any offering pursuant to any registration statement relating to any capital stock of the Parent or options, warrants or other rights to acquire any such capital stock issued or to be issued primarily to directors, officers or employees of the Parent or any of its subsidiaries, (i) relating to any employee benefit plan or interest therein, (ii) relating principally to any preferred stock or debt securities of the Parent, or (iii) filed pursuant to Rule 145 under the Securities Act of 1933, as amended (''Securities Act"), or any successor or similar provision). The term "Minimum Proceeds" means the aggregate amount necessary to pay in full (i) all indebtedness of the Parent and any of its subsidiaries outstanding at the closing of the IPO and incurred for purposes of financing any acquisitions by the Parent or any of its subsidiaries (including the refinancing of acquired Company indebtedness), (ii) the aggregate redemption prices for the redemption of all of the Parent's preferred stock outstanding at the closing of the IPO issued by the Parent in connection with then completed acquisitions by the Parent or any of its subsidiaries, and (iii) the aggregate cash payable by the Parent or any of its subsidiaries in connection with all then pending acquisitions.

   1.4   Effects of the Merger.

         1.4.1 At the Effective Time. At the Effective Time, (i) the Company shall merge with and into Merger Sub and as a result thereof, the separate existence of the Company shall cease, (ii) the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, except that the Articles of Incorporation of Merger Sub shall be amended to provide that the name of the Surviving Corporation shall be changed to "MacDonald-Miller Industries, Inc.,"
(iii) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, and (iv) the directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed, as the case may be.

         1.4.2 Effects on the Surviving Corporation. As of and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises of a public as well as of a private nature previously belonging to the Company and Merger Sub; and all property (real, personal and mixed), and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to each of the Company and Merger Sub shall be transferred to, and vested in, the Surviving Corporation without further act or deed; and all such property, rights and privileges, powers and franchises and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of the Company and Merger Sub; and the title to any real estate, or interest therein, whether by deed or otherwise, shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall be responsible and liable for all the liabilities and obligations of the Company and Merger Sub, and any claim existing, or action or proceeding pending, by or against the Company or Merger Sub may be prosecuted against the Surviving Corporation. Neither the rights of creditors nor any liens upon the property of the Company or Merger Sub shall be impaired by the Merger, and all debts, liabilities and duties of each of the Company and Merger Sub shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, all in accordance with the Applicable Corporate Law and the terms of this Agreement.

   1.5   Written Agreement and Other Actions.

         1.5.1 Voting and Instruction Agreement; Other Matters. Contemporaneously with the execution hereof, the Approval Shareholders are executing and delivering to the Company a Voting and Instruction Agreement in substantially the form of Exhibit 1.5.1 attached hereto and in which they acknowledge that they are aware of their dissenter's or appraisal rights and with respect to the Merger and their receipt of a copy of the provisions of Section RCW 23B.13.020 of the Applicable Corporate Law and have elected not to exercise such rights.

         1.5.2 Written Consent of the Sole Shareholder of Merger Sub. Contemporaneously with the execution hereof, the Parent is executing and delivering to Merger Sub a written consent of the sole shareholder of Merger Sub, in the form of Exhibits Exhibit 1.5.2 attached hereto, pursuant to the applicable provisions of the Applicable Corporate Law, adopting this Agreement.

         1.5.3 All Other Necessary Actions. In addition to the actions set forth in Sections 1.5.1 and 1.5.2, the Parent, Merger Sub and the Company will take all actions necessary in accordance with the Applicable Corporate Law and their respective articles of incorporation and bylaws to cause the Merger to be consummated on, and subject to, the terms set forth in this Agreement and the Applicable Corporate Law.

   1.6 Conversion of Stock. As of the Effective Time, by virtue of the Merger and without further action on the part of any holder of shares of Company Common Stock or any holder of shares of capital stock of Merger Sub:

         1.6.1 Merger Sub Capital Stock. Each share of capital stock of Merger Sub issued and outstanding at the Effective Time shall remain outstanding and shall be unchanged at and after the Merger and immediately following the Effective Time shall constitute all of the issued and outstanding capital stock of the Surviving Corporation.

         1.6.2 Cancellation of the Company Treasury Stock and Authorized but Unissued Stock. All shares of Company Common Stock that are owned by the Company as treasury stock or by any of its subsidiaries shall be canceled and retired and shall cease to exist and no stock of the Parent or other consideration shall be delivered in exchange therefor. All shares of Company Common Stock that are authorized but not issued shall be canceled and retired and shall cease to exist and any options, warrants or subscriptions related thereto shall be terminated and no stock of Parent or other consideration shall be delivered in exchange therefor.

         1.6.3 Merger Consideration. Each share of Company Common Stock (other than shares to be canceled in accordance with Section 1.6.2) shall be converted into the right to receive (i) that number of shares of Parent Common Stock equal to the Final Per Share Common Stock Amount (as defined in Exhibit 1 attached hereto), and (ii) cash equal to the Final Per Share Cash Amount (as defined in
Exhibit 1 attached hereto); provided, however, that the Trustee shall allocate the Parent Common Stock received by it first to shares of Company Common Stock most recently acquired by the Trustee (i.e., the "1042 Shares"). Each share of Company Common Stock so converted into the right to receive cash equal to the Final Per

Share Cash Amount and shares of Parent Common Stock equal to the Final Per Share Common Stock Amount (a "Converted Share") shall, by virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time no longer be outstanding and shall at such time be canceled and retired and shall cease at such time to exist, and each holder of a certificate which prior to the Effective Time validly evidenced any such Converted Share (a "Stock Certificate") shall thereafter cease to have any rights with respect to such Converted Share, except, upon the surrender of the Stock Certificate and a duly executed and completed letter of transmittal in accordance with Section 1.7, the right to receive such cash and Parent Common Stock at the times and in the manner set forth herein.

   1.7   Exchange of and Payment for Stock.

         1.7.1 Delivery of Company Common Stock and Closing Merger Consideration; Appraisal Rights. Prior to the Closing, the Parent will deliver to each Principal Shareholder and the Principal Shareholders shall distribute to each shareholder of the Company ("Shareholder") a letter of transmittal, in substantially the form attached hereto as Exhibit 1.7, to be used for the purpose of surrendering Stock Certificates to the Parent in exchange for the right to receive the Final Per Share Cash Amount and the Final Per Share Common Stock Amount for each Converted Share evidenced by such Stock Certificate. All of the Company Common Stock held by the Shareholders will be surrendered by the Principal Shareholders to the Parent together with properly completed and executed letters of transmittal (with each such signature guaranteed by a commercial bank or notarized by a notary public or similar official reasonably satisfactory to the Parent), and the Parent shall cause to be delivered to the Shareholders at the Closing the Closing Per Share Cash Amount (as defined in
Exhibit 1 attached hereto) and the Closing Per Share Common Stock Amount (as defined in Exhibit 1 attached hereto) applicable to each of the Converted Shares evidenced by the Stock Certificates properly surrendered (with properly executed and completed letters of transmittal) by each Shareholder to the Parent. If required by the Applicable Corporate Law but only to the extent required thereby, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who exercise appraisal rights with respect thereto in accordance with Section RCW 23B.13.020 of the Applicable Corporate Law (the "Dissenting Shares") will not be converted into or be exchangeable for the right to receive the Closing Per Share Cash Amount, the Closing Per Share Common Stock Amount, the Final Per Share Cash Amount or the Final Per Share Common Stock Amount, and holders of such shares of Company Common Stock will be entitled to receive payment of the appraised value of such shares of Company Common Stock in accordance with the provisions of such Section RCW 23B.13.020 of the Applicable Corporate Law unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the Applicable Corporate Law. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Company Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Closing Per Share Cash Amount, the Closing Per Share Common Stock Amount, the Final Per Share Cash Amount or the Final Per Share Common Stock Amount as provided hereby and any unpaid dividends and distributions to which the holder of such shares of Company Common Stock is entitled, without any interest thereon.

         1.7.2 Return of Stock Certificates. In the event the Closing does not occur by December 31, 1997, any letters of transmittal and Stock Certificates previously delivered to the Parent shall promptly be returned to the Shareholders.

         1.7.3 Assignments. Except for the granting of options to employees of the Company and the exercise or assignment thereof as permitted by Section 4.10, the assignment, transfer or other disposition of record or beneficial ownership of any shares of Company Common Stock may not be made on or after the date hereof.

         1.7.4 Payment In Full Satisfaction of All Rights. The delivery of the Closing Per Share Cash Amount and the Closing Per Share Common Stock Amount to the Shareholders with respect to their Converted Shares shall be deemed to be payment in full satisfaction of all rights pertaining to the outstanding Converted Shares except for the right to receive additional shares of Parent Common Stock and cash pursuant to Section 1.9.

   1.8   Determination of Closing Merger Consideration.

         1.8.1 Delivery of IPO Price to Public; Statement. After the Parent and its underwriters agree on the initial price to the public for a share of Parent Common Stock offered in the IPO, at the Closing as set forth in an executed underwriting agreement, the Parent shall deliver to the Principal Shareholders a written notice (the "Price Notice") setting forth such initial price to the public and a statement setting forth a calculation of the Closing Outstanding Common Stock Number (as defined in Exhibit 1 attached hereto), the Closing Per Share Cash Amount, the Closing Per Share Common Stock Amount and the Closing Merger Consideration (as defined in Exhibit 1 attached hereto), payable to the Shareholders at Closing (the "Statement of Closing Consideration"). The initial price to the public of a share of Parent Common Stock, as set forth in the Price Notice, and the Closing Outstanding Common Stock Number, the Closing Per Share Cash Amount, the Closing Per Share Common Stock Amount and the Closing Merger Consideration, as set forth in the Statement of Closing Consideration, shall be final, conclusive and binding for purposes of this Agreement.

   1.9   Post-Closing Determination of Total Consideration.

         1.9.1 Statement. No later than 30 days after the Closing, the Parent shall deliver to the Principal Shareholders a statement showing the Final Outstanding Common Stock Number (as defined in Exhibit 1 attached hereto), the Final Per Share Cash Amount, the Final Per Share Common Stock Amount and the Total Consideration (as defined in Exhibit 1 attached hereto) (the "Statement of Final Per Share Amounts"). For purposes of determining the Statement of Final Per Share Amounts, the Final Outstanding Common Stock Number, the Final Per Share Cash Amount, the Final Per Share Common Stock Amount, and the Total Consideration shall be calculated or determined as of the last day of the month immediately preceding the month in which the Closing occurs (unless the Closing occurs on the last day of the month, in which case the month of Closing shall be used).

         1.9.2 Review. After delivery to the Principal Shareholders of the Statement of Final Per Share Amounts, the Principal Shareholders, the Trustee and their representatives shall be afforded the opportunity to review and inspect all of the financial records, work papers, schedules and other supporting papers relating to the preparation of the Statement of Final Per Share Amounts, and to consult with the Parent and its representatives regarding the methods used in the preparation of the Statement of Final Per Share Amounts.

         1.9.3 Disputes. The Final Outstanding Common Stock Number, the Final Per Share Cash Amount, the Final Per Share Common Stock Amount and the Total Consideration as shown on the Statement of Final Per Share Amounts shall be final, conclusive and binding for purposes of this Agreement, unless the Principal Shareholders and the Trustee shall deliver to the Parent a written notice of disagreement ("Notice of Dispute") with any item or items in the Statement of Final Per Share Amounts within 10 business days following receipt of the Statement of Final Per Share Amounts, specifying in reasonable detail the nature and extent of such disagreement; provided, however, that no Notice of Dispute may be given with respect to any items unless such item involves an amount of $25,000 or more and provided further that in the event such disagreement involves an amount less than $25,000, the Statement of Final Per Share Amounts shall be final, conclusive and binding. If a Notice of Dispute is not properly given within such time, the Final Outstanding Common Stock Number, the Final Per Share Cash Amount, the Final Per Share Common Stock Amount and the Total Consideration as set forth in the Statement of Final Per Share Amounts shall be final, conclusive and binding for purposes of this Agreement.

         1.9.4 Resolution by Parties. If a Notice of Dispute is properly given, the Parent, the Principal Shareholders and the Trustee agree to negotiate in good faith and use their best efforts to resolve any disagreement with respect to the Statement of Final Per Share Amounts. If a resolution is not reached within 30 days following receipt by the Parent of a properly given Notice of Dispute, KPMG Peat Marwick LLP ("Accountants") and the Company Accountants (as defined below) shall together choose a qualified third party firm of independent accountants ("Third Accountants") within 10 days after a Notice of Dispute is submitted to them and such Third Accountants shall resolve such dispute within 30 days after its submission to them. The Parent, the Principal Shareholders and the Trustee (if the dispute is resolved by them or the Statement of Final Per Share Amounts otherwise becomes final pursuant hereto without referral to the Accountants) or the Third Accountants (if a dispute is resolved by them) shall set forth such resolution in writing and such writing shall (i) set forth the Final Outstanding Common Stock Number, the Final Per Share Cash Amount, the Final Per Share Common Stock Amount and the Total Consideration and (ii) be final, conclusive and binding for purposes of this Agreement.

         1.9.5 Final Determination. Within 10 business days following the final determination of the Final Outstanding Common Stock Number, the Final Per Share Cash Amount, the Final Per Share Common Stock Amount and the Total Consideration as provided in this Section 1.9, (i) the Parent shall deliver to each Shareholder (a) the cash amount, if any, by which the aggregate of the Final Per Share Cash Amounts payable to such Shareholder, as finally determined pursuant hereto, exceeds the aggregate of the Closing Per Share Cash Amounts paid to such Shareholder at the Closing; and (b) the number of shares of Parent Common Stock, if any, by which the aggregate of the Final Per Share Common Stock Amounts deliverable to such Shareholder, as finally determined pursuant hereto, exceeds the aggregate of the Closing Per Share Common Stock Amounts delivered to such Shareholder at the Closing; or (ii) each Principal Shareholder shall deliver and shall cause each Shareholder to deliver to the Parent (a) the cash amount, if any, by which the aggregate of the Closing Per Share Cash Amounts paid to such Shareholder at the Closing exceeds the aggregate of the Final Per Share Cash Amounts payable to such Shareholder as finally determined pursuant hereto; and (b) the number of shares of Parent Common Stock, if any, by which the aggregate of the Closing Per Share Common Stock Amounts delivered to such Shareholder at the Closing exceeds the aggregate of the Final Per Share Common Stock Amounts deliverable to such Shareholder as finally determined pursuant hereto.

         1.9.6 Expenses. Except as set forth on Exhibit 1, the Parent and the Principal Shareholders shall each pay their own costs incurred in connection with this Section 1.9, including the fees and expenses of their respective attorneys and accountants, if any.

        1.10 Additional Consideration. On or before April 30, 1998, the Parent shall pay to the Shareholders additional consideration ("Additional Consideration") in an amount equal to the product of 2 times the excess, if any of (i) EBITDA (as defined below) over (ii) Operating EBITDA (as defined below). The cash portion of the Additional Consideration shall bear interest at the prime rate of interest charged by Texas Commerce Bank National Association from January 1, 1998 through the date of payment of the Additional Consideration. The Additional Consideration shall be apportioned between cash and Parent Common Stock in the same ratios as set forth in Exhibit 1 for the Final Per Share Cash Amount and the Final Per Share Common Stock Amount. The term "EBITDA" means the sum of (i) Additional Net After-Tax Income (as defined below), plus (ii) the amount of state, local and federal income and franchise taxes deducted from Additional Net After-Tax Income, plus (iii) the amount of depreciation and amortization deducted from Additional Net After-Tax Income, plus (iv) the amount of interest expense deducted from Additional Net After-Tax Income, plus (v) the increase to Additional Net After-Tax Income that would result from application of the annual savings of the type described in the Letter of Intent among the Parent, the Company and the Principal Shareholders dated June 3, 1997 to the period from January 1, 1997 through the Closing Date (the "Pre-Closing Period"), plus (vi) the stock and related tax bonuses contemplated for certain key employees, the bonuses paid to certain employees related to their exercise of stock options, and an adjustment to exclude any net income (or loss) attributable to MacDonald-Miller Residential ("MMR") for the Pre-Closing Period (the amounts in clauses (i) through (vi) to be determined in accordance with GAAP). The term "Additional Net After-Tax Income" shall mean the net income (or loss) of the Company for the period January 1, 1997 through December 31, 1997 (the "Earn-Out Period") after deduction for state, local and federal income and franchise taxes and without giving effect to extraordinary or non-recurring items, non-recurring gains and losses (including the sale of the Condominiums (as defined)), interest income or investment income, determined in accordance with GAAP. The term "Operating EBITDA" means $2,613,012.80.

   For the portion of any Additional Consideration that shall be paid in Parent Common Stock, the value of such Parent Common Stock ("Stock Value") shall be calculated using the average of the daily closing prices (or if no closing price is reported, the average of the daily closing bid and asked prices) of a share of the Parent Common Stock for the ten consecutive trading days ending on and including the date which is three trading days prior to the end of the Earn-Out Period on the principal national securities exchange if any, on which such shares are admitted for trading, on the National Association of Securities Dealers, Inc. National Market System if such shares are quoted thereon or, if such shares are not quoted thereon, in the over-the-counter market in the United States on which such shares are publicly traded; provided that if the Parent Common Stock is not then admitted to trading on any national securities exchange or quoted on the National Association of Securities Dealers, Inc. National Market System or otherwise traded in the over-the-counter market, the Stock Value shall be the value of a share of Parent Common Stock as of the last day of the Earn-Out Period as reasonably determined by the Board of Directors of the Parent.

                   2. REPRESENTATIONS AND WARRANTIES OF THE
              TRUSTEE, THE COMPANY AND THE PRINCIPAL SHAREHOLDERS

   2.1 Representations and Warranties of the Trustee. The Trustee hereby represents and warrants to the Parent and Merger Sub that the Trustee owns, beneficially and of record, with full power to vote, the number of shares of Company Common Stock set forth beside the Trustee's name on Exhibit 2.2 and such shares are so held by the Trustee free and clear of all liens, encumbrances and adverse claims whatsoever.

   2.2 Representations and Warranties of the Company and the Principal Shareholders. The Company and the Principal Shareholders, jointly and severally, hereby represent and warrant to the Parent and Merger Sub as follows:

         2.2.1 Exhibit 2. The statements in Exhibit 2 attached hereto are true and correct.

         2.2.2 Stock Ownership. Each Shareholder owns, beneficially and of record, with full power to vote, the number of shares of Company Common Stock set forth beside such Shareholder's name on Exhibit 2.2 and such shares are so held by such Shareholder free and clear of all liens, encumbrances and adverse claims whatsoever.

         2.2.3 Authority. Each Principal Shareholder has full right, power, legal capacity and authority to (i) execute, deliver and perform this Agreement, and all other documents and instruments referred to herein or contemplated hereby to be executed, delivered and performed by such Principal Shareholder (each a "Shareholder Related Document") and (ii) consummate the transactions contemplated herein and thereby. This Agreement has been duly executed and delivered by the Principal Shareholders and constitutes, and any Shareholder Related Document, when duly executed and delivered by the Principal Shareholders named as parties therein will constitute, legal, valid and binding obligations of such Principal Shareholders enforceable against such Principal Shareholders in accordance with their respective terms and conditions, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

         2.2.4 Consents. Except as set forth on Exhibit 2.2.4, no approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by the Principal Shareholders of this Agreement or any Shareholder Related Document. The execution, delivery and performance by the Principal Shareholders of this Agreement and any Shareholder Related Documents do not violate any mortgage, indenture, contract, agreement, lease or commitment or other instrument of any kind to which any Principal Shareholder is a party or by which any Principal Shareholder or such Principal Shareholder's assets or properties may be bound or affected or any law, rule or regulation applicable to any Principal Shareholder or any court injunction, order or decree or any valid and enforceable order of any governmental agency in effect as of the date hereof having jurisdiction over any Principal Shareholder.

         2.2.5 No Warranties of Future Performance. The Principal Shareholders and the Company acknowledge that they have had the opportunity to inspect the Parent's and Merger Sub's business and properties, and understand that no warranties of future performance of the Parent or Merger Sub have been or are being made by the Parent or Merger Sub, irrespective of any forecasts, budgets or other financial information relating to the future that may have been provided by the Parent or Merger Sub.

                       3. REPRESENTATIONS AND WARRANTIES
                         OF THE PARENT AND MERGER SUB

   3.1 Representations and Warranties. The Parent hereby represents and warrants to the Principal Shareholders and the Company as follows:

         3.1.1 Organization. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Parent is duly qualified or licensed as a foreign corporation authorized to do business in all states in which any of its assets or properties may be situated or where its business is conducted except where the failure to obtain such qualification or license would not have a Parent Material Adverse Effect (as defined below).

         3.1.2 Capitalization of the Parent. As of the execution date of this Agreement, the total authorized capital stock of the Parent is as set forth in the Confidential Information Statement dated August 15, 1997. The outstanding shares of Parent Common Stock and Preferred Stock, par value $.001 ("Parent Preferred Stock"), have been duly and validly issued and are fully paid and non-assessable.

         3.1.3 Authority. The Parent has the requisite power and authority to execute, deliver and perform this Agreement and all documents and instruments referred to herein or contemplated hereby (the "Parent Related Documents") and to consummate the transactions contemplated herein and thereby. This Agreement has been duly executed and delivered by the Parent and constitutes, and all the Parent Related Documents, when executed and delivered by the Parent will constitute, legal, valid and binding obligations of the Parent, enforceable in accordance with their respective terms and conditions except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

         3.1.4 Consents. Except as provided on Exhibit 3.1.4, no approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by the Parent of this Agreement or the Parent Related Documents or the consummation by the Parent of the transactions contemplated hereby, except for (i) the filing of the Parent's registration statement with respect to the IPO ("Registration Statement") with the U.S. Securities and Exchange Commission ("SEC") pursuant to the Securities Act and the SEC's declaration of effectiveness of such Registration Statement and the completion of all necessary filings required under, and the obtaining of all necessary consents and approvals required pursuant to, state securities or "blue sky" laws in connection with the IPO, and (ii) the filing of the Articles of Merger with the Secretary of State of Washington.

         3.1.5 Defaults. The Parent is not in default under or in violation of, and the execution, delivery and performance of this Agreement and the Parent Related Documents and the consummation by the Parent of the transactions contemplated hereby and thereby will not result in a default under or in violation of (i) any mortgage, indenture, charter or bylaw provision, contract, agreement, lease, commitment or other instrument of any kind to which the Parent is a party or by which the Parent or any of its properties or assets may be bound or affected or (ii) any law, rule or regulation applicable to the Parent or any court injunction, order or decree, or any valid and enforceable order of any governmental agency in effect as of the date hereof having jurisdiction over the Parent, which default or violation prevents the Parent from consummating the transactions contemplated hereby or is reasonably likely to have a Parent Material Adverse Effect.

         3.1.6 Investment Company. The Parent is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         3.1.7 Financial Statements. The Parent has provided certain financial statements to the Principal Shareholders ("Parent Financial Statements") and such Parent Financial Statements have been prepared in accordance with GAAP and fairly present the consolidated financial position, results of operations and cash flows of the Parent and its then existing consolidated subsidiaries as of the dates and for the periods indicated, subject to normal year-end adjustments and any other adjustments described therein or in the notes or schedules thereto. The books and records of the Parent have been kept in reasonable detail and accurately and fairly reflect the transactions of the Parent.

         3.1.8 Taxes. The Parent has either accrued, discharged or caused to be discharged, as the same have become due, or the Parent Financial Statements contain adequate accruals and reserves for, all taxes, interest thereon, fines and penalties of every kind and character, attributable or relating to the properties and business of the Parent for the period ended covered by the Parent Financial Statements.

         3.1.9 Full Authority. The Parent has the corporate power and authority and has obtained all licenses, permits, qualifications, and other documentation (including permits required under applicable Environmental Law, as defined in Exhibit 2) necessary to own and/or operate its businesses, properties and assets and to carry on its businesses as being conducted on the date of this Agreement, except such licenses, permits, qualifications or other documentation, the failure to obtain which is not reasonably likely to result in a Parent Material Adverse Effect, and such businesses are now being conducted and such assets and properties are being owned and/or operated in compliance with all applicable laws (including Environmental Law), ordinances, rules and regulations of any governmental agency of the United States, any state or political subdivision thereof, or any foreign jurisdiction, all applicable court or administrative agency decrees, awards and orders and all such licenses, permits, qualifications and other documentation, except where the failure to comply will not have a Parent Material Adverse Effect, and there is no existing condition or state of facts that would give rise to a violation thereof or a liability or default thereunder that is reasonably likely to have a Parent Material Adverse Effect.

         3.1.10 Access. The Parent has cooperated fully in permitting the Principal Shareholders and their representatives to make a full investigation of the properties, operations and financial condition of the Parent and has afforded the Principal Shareholders and their representatives reasonable access to the offices, buildings, real properties, machinery and equipment, inventory and supplies, records, files, books of account, tax returns, agreements and commitments and personnel of Parent.

         3.1.11 Disclosure. No representation or warranty by the Parent in this Agreement, and no statement contained in any certificate delivered by the Parent to the Principal Shareholders pursuant to this

Agreement, contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading.

         3.1.12 Parent Material Adverse Effect. The term "Parent Material Adverse Effect" shall mean an adverse effect on the properties, assets, financial position, results of operations, long-term debt, other indebtedness, cash flows or contingent liabilities of the Parent and its consolidated subsidiaries, taken as a whole, in an amount of $100,000 or more.

         3.1.13 Tax-Free Reorganization. With respect to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code:

         (i) The Parent has no plan or intention to sell, exchange or otherwise dispose or liquidate the Surviving Corporation, to merge the Surviving Corporation with or into any other corporation, to sell or otherwise dispose of its Surviving Corporation Common Stock except for transfers of Surviving Corporation Common Stock to corporations of which the Parent has control (within the meaning of Section 368(a) of the Code) at the time of such transfer, or to cause the Surviving Corporation to sell or otherwise dispose of any of its assets or of any assets acquired in the Merger, except for dispositions made in the ordinary course of business or transfers of assets to a corporation of which the Surviving Corporation has control (within the meaning of Section 368(a) of the Code) at the time of such transfer.

         (ii) The Parent has no plan or intention to cause the Surviving Corporation, after the Merger, to issue additional shares of its stock that would result in the Parent losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

         (iii) Following the Merger, the Surviving Corporation will continue the Company's historic business or use a significant portion of its historic business assets in a business.

         (iv) Except as provided in Section 8.20 below, if the Merger is effected, the Parent and Merger Sub will each pay their respective expenses, if any, incurred in connection with the Merger.

         (v) The Parent Common Stock that will be issued in connection with the Merger is voting stock within the meaning of Section 368(c) of the Code.

         (vi) At the Effective Time, neither the Parent nor Merger Sub will have any outstanding warrants, options, convertible securities, or any other right pursuant to which any person could acquire stock in the Parent or Merger Sub which, if exercised or converted, would affect the Parent's acquisition or retention of control of the Surviving Corporation.

         (vii) Neither the Parent nor Merger Sub is an investment company as defined in Section 368(a)(2)(F) of the Code.

         (viii) None of the Parent Common Stock received by the Shareholders as a part of the Final Merger Consideration will be separate consideration for, or allocable to, any employment agreement.

         (ix) Neither the Parent nor Merger Sub is under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a federal or state court.

         3.1.14 No Warranties of Future Performance. The Parent and Merger Sub acknowledge that they have had the opportunity to inspect the Principal Shareholders' and the Company's business and properties, and understand that no warranties of future performance of the Principal Shareholders or the Company have been or are being made by the Principal Shareholders or the Company, irrespective of any forecasts, budgets or other financial information relating to the future that may have been provided by the Principal Shareholders or the Company.

   3.2 Representations and Warranties Concerning the Merger Sub. The Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Principal Shareholders and the Company as follows:

         3.2.1 Organization and Standing. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington.

         3.2.2 Capital Structure. The authorized capital stock of Merger Sub consists of 5,000 shares of common stock, par value $.01 per share, 1,000 of which are validly issued and outstanding, fully paid and nonassessable and are owned by the Parent free and clear of all liens, encumbrances and adverse claims.

         3.2.3 Authority. Merger Sub has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by Merger Sub of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by its Board of Directors and the Parent as its sole shareholder, and, except for the corporate filings required by state law, no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement and the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub and (assuming the due authorization, execution and delivery hereof by the Company) constitutes a valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

           4. CERTAIN COVENANTS, AGREEMENTS AND PRE-CLOSING MATTERS

   4.1 Agreements of the Principal Shareholders to be Effective Upon Closing. Effective upon Closing, and without further action on the part of any party or other person, the Principal Shareholders covenant and agree as follows:

         4.1.1   Covenant Not to Compete.

         (i) For the considerations specified in this Agreement and in recognition that the covenants by the Principal Shareholders in this Section are a material inducement to the Parent to enter into and perform this Agreement, each Principal Shareholder agrees that for the period from the Closing Date to the later to occur of (a) the date which is three years after the Closing Date or (b) the date which is one year following any termination of such Principal Shareholder's employment with the Company, such Principal Shareholder will not represent, engage in, carry on, or have a financial interest in, directly or indirectly, individually, as a member of a partnership or limited liability company, equity owner, shareholder (other than as a shareholder of the Parent or as a shareholder of less than one percent of the issued and outstanding stock of a publicly-held company whose gross assets exceed $100 million), investor, officer, director, trustee, manager, employee, agent, associate or consultant engage in any business that involves indoor air quality, heating, ventilation, air conditioning, appliance, mechanical construction or sewer cleaning products or services within a 100-mile radius of the cities of Seattle, Washington and Portland, Oregon; provided, however, that for each Principal Shareholder other than Fredric J. Sigmund,
     (i) if such Principal Shareholder's employment is terminated without Cause (as such term is defined in the Employment Agreement attached hereto as Exhibit 5.3.3A for such Principal Shareholder) the noncompete period applicable thereafter to such Principal Shareholder in Section 4.1.1(i)(b) of this Agreement shall be reduced to six months and (ii) if the Employment Agreement for such Principal Shareholder expires, the non-compete period applicable thereafter to such Principal Shareholder shall be equal to the then in effect severance period for such Principal Shareholder; provided further that (i) the Principal Shareholders (other than Gary S. Kuhlman) may continue to engage in the business of residential indoor air quality, heating, ventilation and air conditioning installation, replacement, repair and maintenance services through MMR and (ii) that in the event the Principal Shareholders cease at any time to hold a controlling interest in MMR, the words "MacDonald" or "Miller" shall not be used in the name or marketing of MMR following such loss of such controlling interest.

         (ii) Each Principal Shareholder agrees that the limitations set forth herein on such Principal Shareholder's rights to compete with the Parent and its affiliates as set forth in clause (i) are reasonable and necessary for the protection of Parent and its affiliates. In this regard, each Principal Shareholder specifically agrees that the limitations as to period of time and geographic area, as well as all other restrictions on such Principal Shareholder's activities specified herein, are reasonable and necessary for the protection of the Parent and its affiliates. Each Principal Shareholder agrees that, in the event that the provisions of this Section should ever be deemed to exceed the scope of business, time or geographic limitations permitted by applicable law, such provisions shall be and are hereby reformed to the maximum scope of business, time or geographic limitations permitted by applicable law.

         (iii) Each Principal Shareholder agrees that the remedy at law for any breach by such Principal Shareholder of this Section 4.1.1 will be inadequate and that the Parent shall be entitled to injunctive relief.

         4.1.2 Release. Effective as of the Effective Time, each Principal Shareholder does hereby (i) release, acquit and forever discharge the Surviving Corporation from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Effective Time, including, without limitation, any claim for indemnity or contribution from the Surviving Corporation in connection with the obligations or liabilities of such Principal Shareholder hereunder, except for salary and benefits payable to such Principal Shareholder as an employee in the ordinary course of business and lease payments payable to F&V Investments for the property located at 7717 Detroit S.W., Seattle, Washington 98106-1903 (the "Property"); (ii) waive all breaches, defaults or violations of any agreement applicable to the Company Common Stock (other than this Agreement) and agree that any and all such agreements (other than this Agreement) are terminated as of the Effective Time, and (iii) waive any and all preemptive or other rights to acquire any shares of capital stock of the Company and release any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights.

   4.2 Elimination of Expense. Prior to Closing, the Principal Shareholders will produce evidence to the reasonable satisfaction of the Parent and its lenders that the expenses of the Company as described in the Letter of Intent between the Parent, the Company and the Principal Shareholder dated June 3, 1997 have been eliminated as expenses of the Surviving Corporation as of and following the Closing Date.

   4.3 Deferred Compensation Plans. Prior to Closing, the Principal Shareholders will cause all current or future obligations of the Company under the split dollar life and other deferred compensation plans covering any Shareholder or any employee of the Company to be satisfied in full (including current or deferred tax liabilities arising therefrom) all in accordance with the provisions of Exhibit 4.3 attached hereto.

   4.4 Audit. Prior to Closing, the Company's firm of independent accountants (the "Company Accountants") shall complete an audit of the Company for the fiscal year ended December 31, 1996 and for the period from such date through June 30, 1997, and such additional audit and/or review work as may be requested by the Parent through and including the Closing Date and provide its report to the Parent and the Principal Shareholders. The Accountants shall confirm the audit/review work of the Company Accountants.

   4.5 Certain Payables and Receivables. On or prior to Closing, the Principal Shareholders shall cause to be paid in full in cash all accounts receivable, notes receivable and advances payable by any Shareholder to the Company and the Company shall pay in full in cash all accounts payable, notes payable and advances payable by the Company to any Shareholder.

   4.6 Pre-Closing Covenants and Agreements. The Principal Shareholders and the Company jointly and severally agree as set forth in Exhibit 4.6 attached hereto.

   4.7 Confidentiality. Prior to the Effective Time, none of the Parent, Merger Sub, the Company or the Principal Shareholders will disclose the terms of this Agreement or the Merger to any person other than their respective directors, officers, agents or representatives, except as otherwise provided herein or unless required by law. The Company may make appropriate disclosures of the general nature of the Merger to its employees, vendors and customers to protect the Company's goodwill and to facilitate the Closing. The Parent and Merger Sub may disclose pertinent information regarding the Merger to its existing and prospective investors, lenders, or investment bankers or financial advisors for the purpose of obtaining financing, including, without limitation, financing related to the IPO or other offerings of its securities, and may describe this Agreement and the transactions contemplated hereby in any registration statement filed by the Parent under the Securities Act and in reports filed by the Parent under the Securities Exchange Act of 1934, and may file this Agreement as an exhibit to any thereof. The Parent may also make appropriate disclosures of the general nature of the Merger and the identity, nature and scope of the Company's operations to prospective acquisition candidates in connection with the Parent's efforts to effect additional acquisitions. Each party will have mutual approval rights with respect to outlines of press releases or other communications (including employee presentations) concerning the prospective merger.

   4.8 Tax-Free Reorganization. Unless the other parties shall otherwise agree in writing, each of the Principal Shareholders, the Parent, Merger Sub, the Company or the Surviving Corporation shall use their best efforts to qualify the Merger as a reorganization within the meaning of Section 368(a) of the Code and none of them shall knowingly take or fail to take any action, that would jeopardize the qualification of the Merger as such a reorganization.

   4.9 Company Plans. Except as otherwise contemplated by this Agreement, the Company Plans (as defined in Exhibit 2) described on Exhibit 4.9 in effect at the date of this Agreement will remain in effect for three years following the Closing unless otherwise agreed to by the Parent and the Principal Shareholders.

   4.10 HSR Act. The Parent, the Principal Shareholders and the Company shall take all reasonable actions necessary to make all filings, if any, required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") in connection with the transaction contemplated hereby and to obtain the termination or expiration of the waiting period thereunder.

   4.11 Purchase of Certain Receivables. If any accounts receivable included in current assets of the Company for purposes of determining Working Capital (as defined in Exhibit 1) remain unpaid in full on the second anniversary of the Closing, the Principal Shareholders shall, upon written request by the Surviving Corporation made within 30 days after the second anniversary of the Closing, purchase the same from the Surviving Corporation, without recourse, for the uncollected amount thereof minus the sum of (i) the unused portion of the reserves for bad debts that were on the books of the Company as of the Closing and (ii) the amount of any billings in excess of costs on the books of the Company as of the Closing which are directly traceable to such accounts receivable. Prior to the date the Additional Consideration, if any, is disbursed, the Principal Shareholders shall make a good faith estimate of the amount of accounts receivable to be purchased hereunder and such amount (net of the reserve for bad debts and the amount of any related billings in excess of costs, as provided above), if any, shall be deducted from the Additional Consideration and applied as a reserve against such purchase obligation (the "AR Reserve"). If the AR Reserve is insufficient, 8% interest per annum from the Closing to the date of payment will be charged on the shortfall. If the AR Reserve is more than sufficient, the excess will be disbursed to the Shareholders in the same manner as Additional Consideration was disbursed. Collections from an account debtor after the Closing shall be applied first to reduction of the oldest account receivable of such account debtor unless there is a dispute and an adjustment on a specific invoice.

   4.12 Certain Condominiums. The purchase price delivered to the Company for the sale of the properties listed on Exhibit 4.12 (the "Condominiums") shall be included in current assets for the purposes of determining Working Capital but shall be excluded from Additional Net After-Tax Income. The Principal Shareholders shall release, acquit and forever discharge the Company from any and all liabilities, obligations, claims, demands, actions, or causes of action arising from or relating to any event, occurrence, act, omission or condition relating to such properties, including, without limitation, any claim for indemnity or contribution from the Company in connection with the obligations or liabilities of the Principal Shareholders hereunder.

   4.13  Certain Matters Related to the ESOP.

         4.13.1 Suspension of ESOP Contributions. Prior to the Closing Date, the Company shall not make any contributions to the MacDonald-Miller Industries, Inc. Employee Stock Ownership Plan ("ESOP").

         4.13.2 Amendment of ESOP; Distribution of ESOP Investments. Upon receipt of an IRS favorable determination letter and prior to the second anniversary of the Closing, the Parent and the Company shall distribute the ESOP accounts to the ESOP participants.

   4.14 ESOP Expenses. Expenses of the ESOP's operation (including post-Merger operation), transition and eventual termination shall be paid by the Company.

   4.15 Indemnification of Officers and Directors of the Company. The Parent agrees that the Company shall maintain in effect for at least five (5) years from the Closing Date the indemnification provisions in the Articles of Incorporation of the Company and its subsidiaries as presently in effect to the extent such indemnification provisions would apply to acts or omissions of the present officers and directors and the Company shall maintain in effect director and officer liability insurance coverage for its officers and directors with coverage of $10,000,000 and a deductible not in excess of $50,000 and to the extent it does not increase premiums on such director and officer policies, the Parent will procure tail coverage for such directors and officers at the expiration of such five (5) year period.

   4.16 Errors and Omissions Insurance. The Parent agrees that the Company shall maintain in effect a policy covering professional errors and omissions for engineering and related coverage for the Company and the Company's professional engineers with coverage of $1,000,000 and a deductible not in excess of $100,000. In the event any such coverage is canceled for a professional engineer, the Parent shall purchase appropriate "tail" coverage for a period not to exceed the applicable statute of limitations for the applicable errors and omissions.

   4.17 Other Insurance. The Parent agrees that the Company shall maintain in effect insurance policies for general liability, automobile, property, completed operations, equipment, workers' compensation, employer practices liability, employee benefits liability, pollution/indoor air quality, employee dishonesty and depositor's forgery liability and umbrella liability coverage with coverage amounts and deductible amounts as agreed by the Parent and the Company.

   4.18 Releases. On or prior to the Closing, the Parent shall procure the release of the Principal Shareholders under any guaranty or indemnity agreement relating to the business or operations of the Company.

   4.19 Parent Guaranty. The Parent hereby unconditionally guarantees the performance of all Merger Sub's obligations under this Agreement (including any obligations of the Merger Sub in any Exhibits hereto).

   4.20 Recommendation by the Company; Cooperation in Preparation of Registration Statement and Proxy and in Meeting of Shareholders. The Company's Board of Directors shall recommend that the Shareholders vote in favor of the Merger. The Company, the Principal Shareholders and the Trustee shall cooperate fully with the Parent and Merger Sub in the (i) preparation of a registration statement on Form S-4 for the registration of the Parent Common Stock to be delivered to the Shareholders pursuant to this Agreement, (ii) preparation of a proxy statement in connection with such registration and the Merger, and (iii) planning, preparation and carrying out of any meetings of Shareholders in connection with such registration and the Merger.

   4.21 Sale of MMR. The Company shall divest itself of MMR prior to the Closing. To the extent that the Company realizes actual value as a result of such divestiture, such value shall be taken into account in the calculation of Working Capital or Long-Term Debt, as the case may be.

                  5. CONDITIONS PRECEDENT; CLOSING DELIVERIES

   5.1 Conditions Precedent to the Obligations of the Parent and Merger Sub. The obligations of the Parent and Merger Sub to effect the Merger under this Agreement are subject to the satisfaction of each of the following conditions, unless waived by the Parent in writing to the extent permitted by applicable law:

         5.1.1 Accuracy of Representations and Warranties. The representations and warranties of the Principal Shareholders and the Company contained in this Agreement, in Exhibit 2 and the Disclosure Schedule referred to therein and the other Exhibits provided by the Principal Shareholders or the Company pursuant to this Agreement or in any closing certificate or document delivered to the Parent pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of that time other than such representations and warranties as are specifically made as of another date, and the Principal Shareholders and the Company shall each have delivered to the Parent and Merger Sub a certificate to that effect.

         5.1.2 Performance of Covenants. The Principal Shareholders and the Company shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date, and the Principal Shareholders and the Company shall each have delivered to the Parent and Merger Sub a certificate to that effect.

         5.1.3 Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against the Company or against the Parent or Merger Sub arising by reason of the acquisition of the Company pursuant to this Agreement, which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, (ii) to have a Company Material Adverse Effect or (iii) to have a Parent Material Adverse Effect after giving effect to the consummation of the transactions contemplated by this Agreement, and the Principal Shareholders and the Company shall each have delivered to the Parent and Merger Sub a certificate to that effect.

         5.1.4 Approvals. The Company and the Principal Shareholders shall have procured all of the consents, approvals and waivers of third parties or any regulatory body or authority, whether required contractually or by applicable law or otherwise necessary for the execution, delivery and performance of this Agreement (including the Company Related Documents and the Shareholder Related Documents) by the Company and the Shareholders prior to the Closing Date, and the Shareholders and the Company shall each have delivered to the Parent and Merger Sub a certificate to that effect.

         5.1.5 Closing Deliveries. All documents required to be executed or delivered at Closing by the Principal Shareholders pursuant to Section 5.3 of this Agreement shall have been so executed and delivered.

         5.1.6 No Casualty, Loss or Damage. No casualty, loss or damage shall have occurred on or prior to the Effective Time to any of the properties or assets of the Company.

         5.1.7 Licenses, etc. The Company shall have obtained all such licenses and permits as are legally required for the continued operation of the business after the Effective Time, except such licenses and permits, the absence of which will not have a Company Material Adverse Effect.

         5.1.8 No Material Adverse Change. Since December 31, 1996, there shall not have been any event that in the reasonable judgment of the Parent adversely affects the properties, assets, financial condition, results of operations, cash flows, businesses or prospects of the Company.

         5.1.9 IPO. The Parent shall have completed the IPO on terms acceptable to it, and the net proceeds thereof shall have been received by the Parent.

         5.1.10 Certain Corporate Actions. All necessary director and shareholder resolutions, waivers and consents required to consummate the transactions contemplated hereunder shall have been executed and delivered.

         5.1.11 HSR Act. All required filings, if any, under the HSR Act with respect to the transactions contemplated hereby shall have been made and the waiting periods thereunder shall have been terminated or shall have expired.

   5.2 Conditions Precedent to the Obligations of the Principal Shareholders and the Company. The obligations of the Principal Shareholders and the Company under this Agreement are subject to the satisfaction of each of the following conditions, unless waived by the Principal Shareholders and the Company in writing to the extent permitted by applicable law:

         5.2.1 Accuracy of Representations and Warranties. The representations and warranties of the Parent and Merger Sub contained in this Agreement or in any closing certificate or document delivered to the Principal Shareholders or the Company pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date other than such representations and warranties as are specifically made as of another date, and the Parent and Merger Sub shall have delivered to the Principal Shareholders and the Company a certificate to that effect.

         5.2.2 Performance of Covenants. The Parent and Merger Sub shall have performed and complied with all covenants of this Agreement to be performed or complied with by them at or prior to the Closing Date and the Parent and Merger Sub shall have delivered to the Principal Shareholders and the Company a certificate to such effect.

         5.2.3 Approvals. The Parent shall have procured all of the consents, approvals and waivers specified in Exhibit 3.1.4 prior to the Closing Date, and the Parent shall have delivered to the Principal Shareholders and the Company a certificate to that effect.

         5.2.4 Closing Deliveries. All documents required to be executed or delivered at Closing by the Parent pursuant to Section 5.4 of this Agreement shall have been so executed and delivered.

         5.2.5 HSR Act. All required filings, if any, under the HSR Act with respect to the transactions contemplated hereby shall have been made and the waiting periods thereunder shall have been terminated or shall have expired.

   5.3 Deliveries by the Principal Shareholders at the Closing. At the Closing, simultaneously with the deliveries by the Parent specified in Section
5.4 below, and in addition to any deliveries required to be made by the Principal Shareholders and the Company pursuant to any other transaction document at the Closing, the Principal Shareholders shall deliver or cause to be delivered to the Parent the following:

         5.3.1 Closing Certificates. The Principal Shareholders and the Company shall deliver the certificates required pursuant to Sections 5.1.1, 5.1.2, 5.1.3, 5.1.4 and 5.1.5.

         5.3.2 Stock Transfer Restriction Agreement. The Principal Shareholders shall execute and deliver and shall cause the Shareholders to execute and deliver a Stock Transfer Restriction Agreement on the Closing Date, effective as of the Effective Time, substantially in the form set forth in
Exhibit 5.3.2.

         5.3.3 Employment Agreements. Each Principal Shareholder and certain other employees of the Company specified on Exhibit 5.3.3 shall execute and deliver an Employment Agreement (with the insertion of the appropriate Section 7(b) based on whether such Principal Shareholder or any such employee is designated an "Executive or Key Employee" or "Manager" on Exhibit 5.3.3 and with the blanks appropriately completed as set forth in a confidential letter between the Company and the Parent) with the Company on the Closing Date, effective as of the Effective Time, substantially in the form set forth in Exhibit 5.3.3A.

         5.3.4 Lease Agreement. Frederic J. Sigmund shall cause F&V Investments, the owner of the Property, to execute and deliver a lease agreement with the Company substantially in the form attached as Exhibit 5.3.4.

         5.3.5 Opinion of Counsel for the Principal Shareholders and the Company. The Principal Shareholders shall deliver the favorable opinion of Lasher Holzapfel Sperry & Ebberson, P.L.L.C., counsel to the Principal Shareholders and the Company, and Patricia Parks, counsel to the ESOP, each dated the Effective Time, substantially in the form and to the effect set forth in Exhibit 5.3.5-A and Exhibit 5.3.5-B, respectively, attached hereto.

         5.3.6 Documents, Stock Certificates. The Principal Shareholders shall execute and deliver, and shall cause the Company and the Shareholders to execute and deliver, the documents, certificates, opinions, instruments and agreements required to be executed and delivered by the Company or its officers or directors or the Shareholders at the Closing as contemplated hereby or as may be reasonably requested by the Parent and shall deliver or cause to be delivered the documents and evidence required under Section 4. Stock Certificates representing all of the outstanding Company Common Stock and properly executed and completed letters of transmittal shall be delivered by the Principal Shareholders to the Parent.

         5.3.7 Discharge of Indebtedness, Releases, Etc. The indebtedness of the Company referred to in Exhibit 5.3.8 attached hereto, including, but not limited to, any debt of the Company in any way related to the Condominiums, ("Terminated Obligations") shall be paid in full or refinanced on terms acceptable to the Parent, and the Principal Shareholders shall cause all holders of any such Terminated Obligations to deliver to the Parent, in form reasonably satisfactory to the Parent and the lenders to the Parent or Merger Sub, such customary releases, termination statements, consents, approvals or other documents or instruments required, in the judgment of the Parent, to release and terminate all liens, security interests, claims, or rights of such holders against the Surviving Corporation or the Parent or any of their respective assets in connection therewith.

   Except as set forth in the next paragraph of this Section 5.3.8, the consummation of the Closing shall not be deemed to be a waiver by the Parent or the Surviving Corporation of any of their rights or remedies against the Principal Shareholders hereunder for any breach of warranty, covenant or agreement by the Company or the Principal Shareholders herein irrespective of any knowledge of or investigation made by or on behalf of the Parent or Merger Sub; provided, however, that if the Company shall disclose in writing to the Parent prior to the Closing Date a specified breach of a specifically identified representation, warranty, covenant or agreement of the Company or any Principal Shareholder herein by the Company or any Principal Shareholder, and requests a waiver thereof by the Parent, and the Parent shall waive any such specifically identified breach in writing prior to the Closing Date, the Parent and the Surviving Corporation, for themselves and for each Parent Indemnified Party (as defined below) shall be deemed to have waived their respective rights and remedies hereunder for, and the Principal Shareholders shall have no liability with respect to, any such specifically identified breach, to the extent so identified by the Company and so waived by the Parent.

   Prior to the Closing, the Parent investigated and reviewed the books and records relating to the operation of the Company, and inspected the Company assets as it considered necessary to satisfy itself as to the condition of the Company's business and properties. The Parent has notified the Company, the Principal Shareholders and the Trustee of any material discrepancy, statement or state of facts that was discovered up until the Closing which may affect or render any of the Company's, the Principal Shareholders' or the Trustee's representations or warranties contained herein untrue or misleading. To the extent that the Parent has actual knowledge of any such discrepancy, statement or state of facts (and the significance of such discrepancy, statement or state of facts as such relates to the Company's, the Principal Shareholders' or the Trustee's representations or warranties), and fails to notify the Company, the Principal Shareholders, and the Trustee, the applicable representation or warranty known to be untrue or misleading shall be unenforceable. In all other respects, the representations and warranties of the Company, the Principal Shareholders and the Trustee shall remain unaffected. Likewise, prior to the Closing, the Company, the Principal Shareholders and the Trustee investigated and reviewed the books and records relating to the operation of the Parent and Merger Sub, and inspected the Parent's and Merger Sub's assets as they considered necessary to satisfy them as to the condition of the Parents' and Merger Sub's business and properties. The Company, the Principal Shareholders and the Trustee have notified the Parent and Merger Sub of any material discrepancy, statement or state of facts that was discovered up until the Closing which may affect or render any of the Parent's or Merger Sub's representations or warranties contained herein untrue or misleading. To the extent that the Company, the Principal Shareholders or the Trustee have actual knowledge of any such discrepancy, statement or state of facts (and the significance of such discrepancy, statement or state of facts as such relates to the Parent's or Merger Sub's representations or warranties), and fails to notify the Parent and Merger Sub, the applicable representation or warranty known to be untrue or misleading shall be unenforceable. In all other respects, the representations and warranties of the Parent and Merger Sub shall remain unaffected.

   5.4 Deliveries by the Parent at the Closing. At the Closing, simultaneously with the deliveries by the Principal Shareholders specified in
Section 5.3 above, and in addition to any other deliveries to be made by the Parent and Merger Sub pursuant to any other transaction document at the Closing, the Parent shall deliver or cause to be delivered to the Principal Shareholders the following:

         5.4.1 Closing Certificates. The Parent and Merger Sub shall deliver the certificates required pursuant to Sections 5.2.1, 5.2.2, 5.2.3 and 5.2.4.

         5.4.2 Registration Rights Agreement. The Parent shall execute and deliver to the Principal Shareholders a Registration Rights Agreement at the Closing, effective as of the Effective Time, substantially in the form set forth in Exhibit 5.3.5.

         5.4.3 Opinion of Counsel for the Parent and Merger Sub. The Parent shall deliver the favorable opinion of its legal counsel dated the Effective Time, substantially in the form and to the effect set forth in Exhibits Exhibit 5.4.3.

         5.4.4 Closing Merger Consideration. The Parent shall deliver the Closing Merger Consideration to the Shareholders.

   The consummation of the Closing shall not be deemed to be a waiver by the Principal Shareholders of any of their rights or remedies hereunder for breach of any warranty, covenant or agreement herein by the Parent or Merger Sub irrespective of any knowledge of or investigation with respect thereto made by or on behalf of any Principal Shareholder; provided, however, that if the Parent shall disclose in writing to the Principal Shareholders prior to the Closing a specified breach of a specifically identified representation, warranty, covenant or agreement of the Parent or Merger Sub contained herein by the Parent or Merger Sub, and requests a waiver thereof by the Company and the Principal Shareholders, and the Company and the Principal Shareholders shall waive any such specifically identified breach in writing prior to the Closing, the Company and the Principal Shareholders shall be deemed to have waived their rights and remedies hereunder for, and the Parent and Merger Sub shall have no liability or obligation to the Principal Shareholders or the Company with respect to, any such specifically identified breach, to the extent so identified by the Parent and waived by the Company and the Principal Shareholders.

                         6. SURVIVAL, INDEMNIFICATIONS

   6.1 Survival. The representations and warranties set forth in this Agreement and the other documents, instruments and agreements contemplated hereby shall survive after the date hereof to the extent provided herein. The representations and warranties of the Principal Shareholders and the Company herein and in the Shareholder Related Documents and the Company Related Documents (as defined in Exhibit 2) other than those of the Principal Shareholders and the Company in Sections 2.2, 2.3, 2.4 and in Sections 2, 3 and 12 of Exhibit 2 shall survive for a period of 24 months after the Closing Date and the representations and warranties of the Principal Shareholders and the Company contained in Sections 2.2, 2.3, 2.4 and in Sections 2, 3 and 12 of
Exhibit 2 shall survive for the maximum period permitted by applicable law. The representations and warranties of the Parent herein and in the Parent Related Documents, other than those in Sections 3.1.3, 3.1.4 and 3.1.8 shall survive for a period of 24 months after the Closing Date and the representations and warranties of the Parent contained in Sections 3.1.3, 3.1.4 and 3.1.8 shall survive for the maximum period permitted by applicable law. The periods of survival of the representations and warranties as stated above in this Section
6.1 are referred to herein as the "Survival Period." The liabilities of the parties under their respective representations and warranties shall expire as of the expiration of the applicable Survival Period and no claim for indemnification may be made with respect to any breach of any representation or warranty, the applicable Survival Period of which shall have expired, except to the extent that written notice of such breach shall have been given to the party against which such claim is asserted on or before the date of such expiration. The covenants and agreements of the parties herein (including but not limited to Exhibit 4.6) and in other documents and instruments executed and delivered in connection with the closing of the transactions contemplated hereby shall survive for the maximum period permitted by law.

   6.2   Indemnification.

         6.2.1 Parent Indemnified Parties. Subject to the provisions of Sections 6.1 and 6.3 hereof, the Principal Shareholders shall indemnify, save and hold harmless the Parent, the Surviving Corporation, Merger Sub and any of their assignees (including lenders) and all of their respective officers, directors, employees, representatives, agents, advisors and consultants and all of their respective heirs, legal representatives, successors and assigns (collectively the "Parent Indemnified Parties") from and against any and all damages, liabilities, losses, loss of value (including the value of adverse effects on cash flow or earnings), claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs, including reasonable attorneys' fees and court costs (collectively "Losses") arising from, out of or in any manner connected with or based on:

         (i) the breach of any covenant of the Principal Shareholders or the Company or the failure by the Shareholders or the Company to perform any obligation of the Principal Shareholders or the Company contained herein or in any Company Related Document or Shareholder Related Document;

         (ii) any inaccuracy in or breach of any representation or warranty of the Principal Shareholders contained herein or in any Shareholder Related Document;

         (iii) any inaccuracy in or breach of any representation or warranty of the Company contained herein or in any Company Related Document;

         (iv) any factual misrepresentations provided by the Company or the Principal Shareholders to the Parent for inclusion and which was included in the Registration Statement;

         (v) indemnification payments made by the Company or the Surviving Corporation to the Company's present or former officers, directors, employees, agents, consultants, advisors or representatives in respect of actions taken or omitted to be taken prior to the Closing to the extent such indemnification payments are not covered by insurance; and

         (vi) any act, omission, occurrence, event, condition or circumstance occurring or existing at any time on or before the Effective Time and involving or related to the assets, properties, business or operations now or previously owned or operated by the Company, including, but not limited to, the Condominiums, and not (a) disclosed with reasonable specificity in the Disclosure Schedule, (b) disclosed in the Company Financial Statements (as defined in Exhibit 2) or in working capital or long term debt (in each case as determined for purposes of calculating the Final Merger Consideration) or (c) not otherwise permitted by this Agreement.

   The foregoing indemnities shall not limit or otherwise adversely affect the Principal Shareholders' Indemnified Parties' rights to indemnity for Losses under Section 6.2.2.

         6.2.2 Parent Indemnity. Subject to the provisions of Sections 6.1 and 6.3, the Parent shall indemnify, save and hold harmless the Principal Shareholders and the Principal Shareholders' heirs, legal representatives, successors and assigns from and against all Losses arising from, out of or in any manner connected with or based on:

         (i) any breach of any covenant of the Parent or Merger Sub or the failure by the Parent or Merger Sub to perform any of its obligations contained herein or in the Parent Related Documents;

         (ii) any factual misrepresentation made by the Parent in the Registration Statement (other than factual misrepresentations provided by the Principal Shareholders or the Company);

         (iii) any inaccuracy in or breach of any representation or warranty of the Parent or Merger Sub contained herein or in the Parent Related Documents; and

         (iv) any act, omission, occurrence, event, condition or circumstance occurring or existing at any time after (but not on or before) the Effective Time and involving or relating to the assets, properties, businesses or operations of the Company; provided, however, that this clause (iv) shall not apply to any Losses to the extent that such Losses result from any Shareholder's acts or omissions after the Effective Time as an officer, director and/or employee of the Parent, the Surviving Corporation and/or any other affiliate of the Parent.

The foregoing indemnities shall not limit or otherwise adversely affect the Parent Indemnified Parties' rights of indemnity for Losses under Section 6.2.1.

   6.3   Limitations.

         6.3.1 Aggregate Liability. The aggregate liability of the Principal Shareholders under Section 6.2.1 shall not exceed the cash amount equal to the Total Consideration with the Parent Common Stock being valued at the IPO Price to the Public for such purpose. The aggregate liability of the Parent under
Section 6.2.2 shall not exceed the cash amount equal to the Total Consideration with the Parent Common Stock being valued at the IPO Price to the Public for such purpose.

         6.3.2 Threshold. Notwithstanding any other provision of this Agreement, the Principal Shareholders shall not be liable to the Parent Indemnified Parties under Section 6.2.1 regarding any claim(s), loss(es), expense(s), obligation(s), or other liability(ies) that do not exceed $100,000 (the "Threshold"); provided, however, that when the aggregate amount of all such claims, losses, expenses, obligations, and liabilities not exceeding the Threshold reaches the Threshold, the Principal Shareholders or the Trustee, as the case may be, shall thereafter be liable in full regarding all such claims, losses, expenses, obligations, and liabilities (including the amount of the Threshold); provided further that the Parent Indemnified Parties shall not seek indemnification hereunder for insurance deductibles until the aggregate of such deductibles exceeds the Threshold, in which case the Parent may only seek indemnification for amounts in excess of the Threshold. In the event the Parent procures insurance policies with deductibles that are in excess of deductibles in force immediately prior to the Effective Time, for purposes of determining any indemnification by the Principal Shareholders or the Trustee hereunder, the deductible in force immediately prior to the Effective Time shall be used.

   6.4   Procedures for Indemnification.

         6.4.1 Notice. The party (the "Indemnified Party") that may be entitled to indemnity hereunder shall give prompt notice to any party obligated to give indemnity hereunder (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder. Any failure on the part of any Indemnified Party to give the notice described in this Section 6.4.1 shall relieve the Indemnifying Party of its obligations under this Article 6 only to the extent that such Indemnifying Party has been prejudiced by the lack of timely and adequate notice (except that the Indemnifying Party shall not be liable for any expenses incurred by the Indemnified Party during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within 10 days thereof) after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim, action, suit or proceeding.

         6.4.2 Legal Defense. The Parent shall have the obligation to assume the defense or settlement of any third-party claim, suit, action or proceeding in respect of which indemnity may be sought hereunder, provided that (i) the Principal Shareholders shall at all times have the right, at their option, to participate fully therein, and (ii) if the Parent does not proceed diligently to defend the third-party claim, suit, action or proceeding within 10 days after receipt of notice of such third-party claim, suit, action or proceeding, the Principal Shareholders shall have the right, but not the obligation, to undertake the defense of any such third-party claim, suit, action or proceeding.

         6.4.3 Settlement. The Indemnifying Party shall not be required to indemnify the Indemnified Party with respect to any amounts paid in settlement of any third-party suit, action, proceeding or investigation entered into without the written consent of the Indemnifying Party; provided, however, that if the Indemnified Party is a Parent Indemnified Party, such third-party suit, action, proceeding or investigation may be settled without the consent of the Indemnifying Party on 10 days' prior written notice to the Indemnifying Party if such third-party suit, action, proceeding or investigation is then unreasonably interfering with the business or operations of the Company or the Surviving Corporation and the settlement is commercially reasonable under the circumstances; and provided further, that if the Indemnifying Party gives 10 days' prior written notice to the Indemnified Party of a settlement offer which the Indemnifying Party desires to accept and to pay all Losses with respect thereto ("Settlement Notice") and the Indemnified Party fails or refuses to consent to such settlement within 10 days after delivery of the Settlement Notice to the Indemnified Party, and such settlement otherwise complies with the provisions of this Section 6.4, the Indemnifying Party shall not be liable for Losses arising from such third-party suit, action, proceeding or investigation in excess of the amount proposed in such settlement offer. Notwithstanding the foregoing, no Indemnifying Party will consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party, if such judgment or settlement imposes any obligation or liability upon the Indemnified Party other than the execution, delivery or approval thereof and customary releases of claims with respect to the subject matter thereof.

         6.4.4 Cooperation. The parties shall cooperate in defending any such third-party suit, action, proceeding or investigation, and the defending party shall have reasonable access to the books and records, and personnel in the possession or control of the Indemnified Party that are pertinent to the defense. The Indemnified Party may join the Indemnifying Party in any suit, action, claim or proceeding brought by a third party, as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of the indemnity granted to such Indemnified Party pursuant to this Agreement.

   6.5 Subrogation. Each of the Parent, the Company and the Principal Shareholders shall make a good faith attempt (which shall not be deemed to include an obligation to commence any litigation) to seek indemnification from any third parties, including insurers, who may be liable upon any claims made against the Parent, the Company or the Principal Shareholders and for which the other party would be liable under this Agreement. To the extent a party indemnifies the other party for claims upon which third parties, including insurers, may be liable, the indemnified party shall, to the extent permissible, subrogate to the indemnifying party its rights with respect to such claims.

                                7. TERMINATION

   7.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing Date:

         7.1.1 Mutual Consent. By the written agreement of the Company and the Parent; or

         7.1.2 Optional By the Company. By the Company by written notice to the Parent, if the Closing shall have failed to occur by 5:00 p.m. Houston, Texas time on December 31, 1997, but only if neither the Company nor any Principal Shareholder has materially breached this Agreement or has failed to perform any of their respective obligations under this Agreement;

         7.1.3 Optional By the Parent. By the Parent, by written notice to the Company, if the Closing shall have failed to occur by 5:00 p.m. Houston, Texas time on December 31, 1997, but only if neither the Parent nor Merger Sub has materially breached this Agreement or has failed to perform any of its obligations under this Agreement;

         7.1.4 Breach By the Parent or Merger Sub. By the Company, by written notice to the Parent, if either the Parent or Merger Sub has materially breached this Agreement or materially failed to perform any of its obligations under this Agreement; or

         7.1.5 Breach by the Company or any Principal Shareholder. By the Parent, by written notice to the Company, if the Company or any Principal Shareholder has materially breached this Agreement or has materially failed to perform any of their respective obligations under this Agreement.

   7.2 Effect of Termination. If this Agreement is terminated as permitted under Section 7.1, such termination shall be without liability of any party to any other party, except that such termination shall be without prejudice to any and all remedies the parties may have against each other for breach of this Agreement.

                               8.  MISCELLANEOUS

   8.1 Notice. Any notice, delivery or communication required or permitted to be given under this Agreement shall be in writing, and shall be mailed, postage prepaid, or delivered, to the addresses given below, or sent by telecopy to the telecopy numbers set forth below, as follows:

   To the Company (prior to the Effective Time) or the Principal Shareholders:

         MacDonald-Miller Industries, Inc.
         7717 Detroit S.W.
         Seattle, Washington 98106-1903
         Attention: Mr. Fredric J. Sigmund
         Telecopy: (206) 768-4181

   With a copy to:

         Mr. George S. Holzapfel
         Lasher Holzapfel Sperry & Ebberson, P.L.L.C.
         2600 Two Union Square
         601 Union Street
         Seattle, Washington 98101-4000
         Telecopy:  (206) 340-2563

   To the Parent or Merger Sub or the Surviving Corporation:

         Group Maintenance America Corp.
         1800 West Loop South, Suite 1375
         Houston, Texas 77027
         Attn: President
         Telecopy: (713) 626-4766

or other such address as shall be furnished in writing by any such party to the other parties, and such notice shall be effective and be deemed to have been given as of the date actually received.

   To the extent any notice provision in any other agreement, instrument or document required to be executed or executed by the parties in connection with the transactions contemplated herein contains a notice provision which is different from the notice provision contained in this Section 8.1 with respect to matters arising under such other agreement, instrument or document, the notice provision in such other agreement, instrument or document shall control.

   8.2 Further Documents. The Principal Shareholders shall, at any time and from time to time after the date hereof, upon request by the Parent and without further consideration, execute and deliver such instruments or other documents and take such further action as may be reasonably required in order to perfect any other undertaking made by the Principal Shareholders hereunder.

      8.3 Assignability. The Principal Shareholders shall not assign this Agreement in whole or in part without the prior written consent of the Parent, except by the operation of law. The Parent shall not assign this Agreement in whole or in part without the prior written consent of the Principal Shareholders, which consent shall not be unreasonably withheld, except by the operation of law. After the Effective Time, the Surviving Corporation may assign its rights under this Agreement, the Company Related Documents and the Shareholder Related Documents without the consent of any Shareholder.

   8.4 Exhibits and Schedules. The Exhibits and Schedules (and any appendices thereto) referred to in this Agreement are and shall be incorporated herein and made a part hereof.

   8.5 Sections and Articles. Unless the context otherwise requires, all Sections, Articles and Exhibits referred to herein are, respectively, sections and articles of, and exhibits to, this Agreement and all Schedules referred to herein are schedules constituting a part of the Disclosure Schedule.

   8.6 Entire Agreement. This Agreement constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.
Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. No waiver by any party with respect to any breach or default or of any right or remedy and no course of dealing shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound. Failure of a party to exercise any right shall not be deemed a waiver of such right or rights in the future.

   8.7 Headings. Headings as to the contents of particular articles and sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular articles or sections to which they refer.

   8.8 CONTROLLING LAW. THE VALIDITY, INTERPRETATION AND PERFORMANCE OF THIS AGREEMENT AND ANY DISPUTE CONNECTED HEREWITH SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS EXCEPT TO THE EXTENT THE APPLICABLE CORPORATE LAW MANDATORILY APPLIES WITH RESPECT THERETO.

   8.9 Public Announcements. After the Effective Time, no Principal Shareholder shall make any press release, public announcement, or public confirmation or disclose any other information regarding this Agreement or the contents hereof.

   8.10 No Third Party Beneficiaries. Except as set forth in Article 6, no person or entity not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.

   8.11 Amendments and Waivers. This Agreement may be amended by the Parent, Merger Sub and the Company, by action taken by their Boards of Directors to the extent permitted by applicable law; provided, however, that no such amendment shall (i) alter or change any provision of this Agreement, the alteration or change of which must be adopted by the holders of capital stock of the Company under the certificate or articles of incorporation of the Company or the Applicable Corporate Law, or (ii) alter or change this Section 8.11, unless each such alteration or change is adopted by the holders of shares of capital stock of the Company as may be required by the certificate or articles of incorporation of the Company or the Applicable Corporate Law. Prior to the Effective Time, all amendments to this Agreement must be by an instrument in writing signed on behalf of the Parent, Merger Sub, the Company and the Principal Shareholders. After the Effective Time, all amendments to this Agreement must be by an instrument in writing signed on behalf of the Parent and the Principal Shareholders. Any term or provision of this Agreement (other than the requirements for shareholder approvals) may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

   8.12 No Employee Rights. Except as set forth in Section 5.3.3, nothing herein expressed or implied shall confer upon any employee of the Company, any other employee or legal representatives or beneficiaries of any thereof any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement, or shall cause the employment status of any employee to be other than terminable at will.

   8.13 Non-Recourse. No recourse for the payment of any amounts due hereunder or for any claim based on this Agreement or the transactions contemplated hereby or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Parent in this Agreement shall be had against any incorporator, organizer, promoter, shareholder, officer, director, employee or representative as such (other than the Shareholders as set forth herein), past, present or future, of the Parent or of any successor corporation, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the execution of this Agreement; provided, however, that the foregoing provisions of this Section 8.13 shall not apply to acts or omissions that constitute fraud, gross negligence or bad faith.

   8.14 When Effective. This Agreement shall become effective only upon the execution and delivery of one or more counterparts of this Agreement by each of the Parent, Merger Sub, the Company and the Principal Shareholders.

   8.15 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, the Parent and the Company and their respective members of their Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated herein.

   8.16 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate and words of any gender shall include each other gender where appropriate.

   8.17 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provisions shall be fully severable as if such invalid or unenforceable provisions had never comprised a part of the Agreement; and the remaining provisions of the Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be automatically as a part of this Agreement, a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

   8.18 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. For purposes of this Agreement and any Exhibits hereto, facsimile signatures shall be deemed to be original signatures. In addition, if any of the parties sign facsimile copies of this Agreement or any of the Exhibits, such copies shall be deemed originals.

   8.19 No Rule of Construction. All of the parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

   8.20 Expenses. Each of the parties shall bear all of their own expenses in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby; provided that the Company may pay the costs of any broker, legal counsel, accountants, Company Accountants, the Accountants (up to $50,000) or other advisors engaged by the Shareholders (to the extent, and only to the extent, that any such payment will not jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the
Code); and provided further that all fees, costs and expenses (limited to $50,000 for fees, costs and expenses of the Accountants) incurred or payable by the Company, but not yet paid, in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby shall be included in current liabilities for purposes of determining Working Capital.

   IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date first hereinabove written.

                                        PARENT:

                                        GROUP MAINTENANCE AMERICA CORP.


                                        /s/ J. PATRICK MILLINOR, JR.
                                        -----------------------------
                                        J.  Patrick Millinor, Jr., President


                                        MERGER SUB:

                                        MACDONALD-MILLER ACQUISITION CORP.


                                        By: /s/ J. PATRICK MILLINOR, JR.
                                           -----------------------------
                                                    President

                                       PRINCIPAL SHAREHOLDERS:


                                       /s/ FREDRIC J. SIGMUND
                                       -----------------------
                                         Fredric J. Sigmund


                                       /s/ STEVEN C. LOVELY
                                       ---------------------
                                         Steven C. Lovely


                                       /s/ GARY S. KUHLMAN
                                       -------------------
                                         Gary S. Kuhlman


                                       /s/ JAMES A. MACDONALD
                                       ----------------------
                                       James A. MacDonald


                                       /s/ B. JOEL SMITH
                                       -----------------
                                         B. Joel Smith


                                       /s/ CHARLES H. ORTON
                                       --------------------
                                       Charles H. Orton


                                       TRUSTEE:


                                       /s/ FREDRIC J. SIGMUND
                                       ----------------------
                                         Fredric J. Sigmund


                                       /s/ STEVEN C. LOVELY
                                       --------------------
                                         Steven C. Lovely


                                       /s/ GARY S. KUHLMAN
                                       -------------------
                                         Gary S. Kuhlman


                                       /s/ JAMES A. MACDONALD
                                       ----------------------
                                       James A. MacDonald

                                       /S/ B. JOEL SMITH
                                       -----------------
                                         B. Joel Smith


                                       /s/ CHARLES H. ORTON
                                       --------------------
                                         Charles H. Orton


                                       COMPANY:

                                       MACDONALD-MILLER INDUSTRIES, INC.


                                       By: /s/ FREDRIC J. SIGMUND
                                           ----------------------
                                       Name:  Fredric J. Sigmund
                                       Title: Chief Executive Officer

                                                                         ANNEX B

            [LETTERHEAD OF BUSINESS ADVISORY SERVICES APPEARS HERE]

August 19, 1997

Board of Directors
MacDonald-Miller Industries, Inc.
7737 Detroit S.W.
Seattle, WA 98106-1903

Dear Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, no par value ("Company Shares") of MacDonald-Miller Industries, Inc., a Washington corporation (the "Company") of the consideration to be received in a series of transactions (the "Transactions") pursuant to the Agreement and Plan of Merger ("Merger Agreement") by and among Group Maintenance America Corp., a Texas corporation ("GroupMAC"), MacDonald-Miller Acquisition Corp., a Washington corporation, the Company, The Principal Holders of the Outstanding Capital Stock of MacDonald-Miller Industries, Inc., and the Trustee of the MacDonald-Miller Industries, Inc. Employee Stock Ownership Plan and Trust.

The terms of the Merger Agreement provide, among other things, that contemporaneously with and contingent upon the initial public offering of the common stock, par value $0.001 per share, ("GroupMAC Shares") of GroupMAC, the Company will merge with and into MacDonald-Miller Acquisition Corp. and the Company Shares will convert into the right to receive cash consideration and a number of GroupMAC Shares. The sum of the cash consideration and GroupMAC Shares ("Total Consideration") will equate to $16,000,000 less, as defined in the Merger Agreement, (i) the sum of the Working Capital Deduction, if any, the Excess Expense Level Deduction, if any, and Long-Term Debt, if any, plus (ii) the Working Capital Addition, if any.

The Total Consideration will consist of 40% cash and 60% GroupMAC Shares. The number of GroupMAC Shares equating to 60% of the Total Consideration will be determined based upon the per share offering price to the public in the initial public offering of GroupMAC Shares. In addition, on or before April 30, 1998, holders of Company Shares may receive additional contingent consideration ("Contingent Consideration") based upon the achievement of certain financial benchmarks as defined in the Merger Agreement. The Contingent Consideration will be apportioned between cash and GroupMAC Shares in the same ratio as the Total Consideration.

MacDonald-Miller Industries, Inc.
August 19, 1997
Page 2


On or before the initial public offering of GroupMAC Shares, the net assets of MacDonald-Miller Residential, a division of the Company, will be contributed to MacDonald-Miller Residential, Inc., a newly formed, wholly owned Washington corporation ("Residential"). The common stock of Residential will then be distributed to holders of Company Shares or sold at fair market value.

In arriving at our opinion, consideration has been given to the history and nature of the business, the economic outlook in general, the industry outlook, the historical sales and earnings trends, the outlook for future sales and earnings, the book value of the stock, the financial condition of the business, prior transactions in the Company's stock and prices at which the public companies in the same or similar industries are trading for, both on a control and minority interest basis. Additionally, we have:

(i) Reviewed the Company's consolidated audited financial statements for calendar years ending December 31, 1992 through 1996;

(ii) Reviewed a draft of the Company's audited consolidated balance sheets, excluding Residential, as of December 31, 1995, 1996 and June 30, 1997 and the related consolidated statements of income for the years ended December 31, 1994 through 1996 and the six month period ended June 30, 1997;

(iii) Reviewed the letter of intent dated June 3, 1997 between GroupMAC and the Company;

(iv) Reviewed the terms and conditions of the draft Merger Agreement dated August 11, 1997 and related merger documents in the form furnished to us;

(v) Reviewed a draft of the GroupMAC S-1 Registration Statement dated August 12, 1997;

(vi) Reviewed certain financial forecasts and other data provided to us by the Company relating to its business in the form furnished to us;

(vii) Conducted discussions with senior management of the Company with respect to the business and prospects of the Company;

MacDonald-Miller Industries, Inc.
August 19, 1997
Page 3


(viii) Reviewed public information with respect to certain other companies in lines of business which we believe to be generally comparable in whole or in part to the business of the Company; and

(ix) Conducted such other financial studies, analyses, and investigations as we deemed appropriate.

We have relied upon the accuracy and completeness of the financial and other information and representations that have been received by us from the Company or its representatives. We have not assumed any responsibility for independent verification of such information. With respect to financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgment of the management of the Company relative to the expected future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they were based.

Our opinion is necessarily based on the economic, market, and other conditions in effect, the information made available to us and management's representations to us as of the date hereof. You have not requested that we undertake any investigation of alternative transactions which may be available to the Company.

We have provided financial advice to the Company's Board of Directors in connection with the Transactions and will receive a fee for our services. However, no portion of our fee is contingent upon the consummation of the Transactions. In the past, we have provided valuation services to the MacDonald-Miller Industries, Inc. Employee Stock Ownership Plan and Trust and received fees for the rendering of these services.

In arriving at our opinion, we have assumed that the actual Merger Agreement entered into among the parties thereto will be identical in all material respects to the draft Merger Agreement provided to us.

It is understood that this opinion is solely for the benefit and use of the Company's Board of Directors in its consideration of the Transactions and may not be relied upon by any other person, used for any other purpose, or reproduced or disseminated for any purpose without our prior written consent. However, we expressly consent to the inclusion of this opinion in its entirety as an exhibit to the Company's proxy statement to holders of Company Shares and in Form S-4 distributed in connection with the Transactions.

MacDonald-Miller Industries, Inc.
August 19, 1997
Page 4


Based upon the foregoing, it is our opinion that as of the date hereof, the consideration to be received by holders of Company Shares pursuant to the Merger Agreement is fair to such holders from a financial point of view.


BUSINESS ADVISORY SERVICES, INC.


/s/ STEVEN E. HORSMAN
--------------------------------
Steven E. Horsman, CFA, ASA



/s/ JACK B. SPARKS, JR.
--------------------------------
Jack B. Sparks, Jr., ASA, CBA



/s/ LINDON A. GREENE
--------------------------------
Lindon A. Greene

                                                                         ANNEX C

           CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATION ACT

                              DISSENTERS' RIGHTS

   23B.13.010. DEFINITIONS--As used in this chapter:
   (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
   (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.
   (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
   (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.
   (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
   (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
   (7) "Shareholder" means the record shareholder or the beneficial shareholder.

   23B.13.020. Right to dissent--(1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:
   (a) Consummation of a plan of merger to which the corporation is a party
(i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;
   (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;
   (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

   (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or
   (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.
   (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.
   (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:
   (a) The proposed corporate action is abandoned or rescinded;
   (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or
   (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

   23B.13.030. DISSENT BY NOMINEES AND BENEFICIAL OWNERS--(1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.
     (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:
   (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
   (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

   23B.13.200. NOTICE OF DISSENTERS' RIGHTS--(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.
   (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

   23B.13.210. NOTICE OF INTENT TO DEMAND PAYMENT--(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.
   (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

   23B.13.220. DISSENTERS' NOTICE--(1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.
   (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:
   (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
   (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
   (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;
   (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and
   (e) Be accompanied by a copy of this chapter.

   23B.13.230. DUTY TO DEMAND PAYMENT--(1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.
   (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.
   (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

   23B.13.240. SHARE RESTRICTIONS--(1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.
   (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

   23B.13.250. PAYMENT--(1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.
   (2) The payment must be accompanied by:
   (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;
   (b) An explanation of how the corporation estimated the fair value of the shares;
   (c) An explanation of how the interest was calculated;
   (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and
   (e) A copy of this chapter.

   23B.13.260. FAILURE TO TAKE ACTION--(1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.
   (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

   23B.13.270. AFTER-ACQUIRED SHARES--(1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.
   (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

   23B.13.280. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER--
(1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:
   (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;
   (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or
   (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.
   (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

   23B.13.300. COURT ACTION--(1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
   (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.
   (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
   (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.
   (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
   (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

   23B.13.310. COURT COSTS AND COUNSEL FEES--(1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.
   (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
   (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or
   (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.
   (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS


  Article 2.02A of the TBCA provides, in relevant part, as follows:

  Subject to the provisions of Section B and C of this Article, each corporation shall have the power:

    (16) to indemnify directors, officers, employees, and agents of the corporation and to purchase and maintain liability insurance for those persons.

  Article IX of the Articles of Incorporation of the Company (therein referred to as the "Corporation") provides as follows:

    1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such action, suit or proceeding, and any inquiry or investigation that would lead to such action, suit or proceeding (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to any employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the TBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all judgments, fines, penalties (including excise tax and similar taxes), settlements, and reasonable expenses actually incurred by such indemnitee in connection therewith. The right to indemnification conferred in this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the TBCA requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.

    2. Insurance. The Corporation may purchase and maintain insurance, at its expense, on behalf of any indemnitee against any liability asserted against him and incurred by him in such a capacity or arising out of his status as a representative of the Corporation, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBCA.

    3. Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article or as otherwise permitted under the TBCA with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

  The Company has entered into indemnity agreements with its directors and certain key officers pursuant to which the Company generally is obligated to indemnify its directors and such officers to the full extent permitted by the TBCA as described above.

  The Company has purchased liability insurance policies covering the directors and officers of the Company, including, to provide protection where the Company cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBIT
 ------- ----------------------
   3.1   Articles of Incorporation of the Company, as amended (filed as Exhibit
         3.1 to the Company's Form S-1 filed August 21, 1997 ("Form S-1") and incorporated herein by reference).
   3.2   Bylaws of the Company, as amended, (filed as Exhibit 3.2 to the Form
         S-1 and incorporated herein by reference).
   4.1   Form of Certificate representing the Company Common Stock, par value
         $.001 per share, of the Company.
   4.2   Form of Stock Transfer Restriction Agreement among the Company and certain holders of the Company Common Stock (filed as Exhibit 4.2 to the Form S-1 and incorporated herein by reference).
   4.3   Form of Registration Rights Agreement among the Company and certain holders of the Company Common Stock (filed as Exhibit 4.3 to the Form
         S-1 and incorporated herein by reference).
   4.4   Form of Registration Rights Agreement among the Company and holders of
         Company Common Stock who were formerly holders of capital stock of the
         Pre-IPO Companies and the IPO Acquisition Companies (filed as Exhibit
         4.4 to the Form S-1 and incorporated herein by reference).
   5     Opinion of Bracewell & Patterson, L.L.P. as to the legality of the
         Company Common Stock being offered.
   8*    Opinion of KPMG Peat Marwick LLP as to certain federal income tax considerations.
  10.1   Form of Stock Awards Plan.
  10.2   Form of Option Agreement for Stock Awards Plan.
  10.3   Agreement and Plan of Exchange by and among Group Maintenance America
         Corp. and the Holders of a Majority of the Outstanding Common Stock of
         Airtron, Inc., dated April 30, 1997. (Confidential information has been omitted from this document and has been filed separately with the
         Commission.)
  10.4   Agreement and Plan of Exchange by and among Group Maintenance America
         Corp. and the Holders of the Outstanding Capital Stock of K & N
         Plumbing, Heating and Air Conditioning, Inc., dated June 20, 1997.
         (Confidential information has been omitted from this document and has been filed separately with the Commission.)
  10.5   Agreement and Plan of Exchange by and among Group Maintenance America
         Corp. and the Holders of the Outstanding Capital Stock of Costner
         Brothers, Inc., dated June 21, 1997. (Confidential information has been omitted from this document and has been filed separately with the
         Commission.)
  10.6   Agreement and Plan of Exchange by and among Group Maintenance America
         Corp. and the Holders of the Outstanding Capital Stock of Hallmark Air
         Conditioning, Inc., dated June 24, 1997. (Confidential information has been omitted from this document and has been filed separately with the
         Commission.)
  10.7   Agreement and Plan of Merger among Group Maintenance America Corp.,
         JARL Acquisition Corp., AA JARL, Inc. and James Wilburn, dated March
         17, 1997.
  10.8   Asset Purchase Agreement among Hallmark Air Conditioning, Inc. and Way
         Service, Inc., dated June 24, 1997. (Confidential information has been omitted from this document and has been filed separately with the
         Commission.)
  10.9   Agreement and Plan of Exchange by and among Group Maintenance America
         Corp. and the Holders of the Outstanding Capital Stock Charlie
         Crawford, Inc., dated June 25, 1997. (Confidential information has been omitted from this document and has been filed separately with the
         Commission.)
  10.10  Agreement and Plan of Exchange by and among Group Maintenance America
         Corp. and the Holders of the Outstanding Capital Stock of A-ABC
         Appliance, Inc. and A-1 Appliance & Air Conditioning, Inc., dated July
         3, 1997. (Confidential information has been omitted from this document and has been filed separately with the Commission.)

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBIT
 ------- ----------------------
  10.11  Agreement and Plan of Exchange by and among Group Maintenance America
         Corp. and the Holders of the Outstanding Capital Stock of Sibley
         Services, Inc., dated July 15, 1997. (Confidential information has been omitted from this document and has been filed separately with the
         Commission.)
  10.12  Agreement and Plan of Merger by and among Group Maintenance America
         Corp., CRP Acquisition Corp., Callahan Roach Products & Publications,
         Inc. and the Holders of the Outstanding Capital Stock of Callahan
         Roach Products & Publications, Inc., dated July 16, 1997.
  10.13  Agreement and Plan of Merger by and among Group Maintenance America
         Corp., CRP Acquisition Corp., Callahan Roach & Associates and all of
         the Partners of Callahan Roach & Associates, dated July 16, 1997.
  10.14  Asset Purchase Agreement among United Acquisition Corp., Group
         Maintenance America Corp., United Service Alliance, L.C. and the
         Members of United Service Alliance, L.C., Inc., dated July 31, 1997.
         (Confidential information has been omitted from this document and has been filed separately with the Commission.)
  10.15  Form of Agreement and Plan of Merger by and among Group Maintenance
         America Corp., All Service Acquisition Corp., All Service Electric,
         Inc. and the Holder of the Outstanding Capital Stock of All Service
         Electric, Inc., dated as of August 18, 1997 (filed as Exhibit 10.15 to the Form S-1 and incorporated herein by reference).
  10.16  Form of Agreement and Plan of Merger by and among Group Maintenance
         America Corp., AMS Acquisition Corp., Arkansas Mechanical Services,
         Inc. and the Holders of the Outstanding Capital Stock of Arkansas
         Mechanical Services, Inc., dated as of August 18, 1997 (filed as
         Exhibit 10.16 to the Form S-1 and incorporated herein by reference).
  10.17  Form of Agreement and Plan of Merger by and among Group Maintenance
         America Corp., Central Carolina Acquisition Corp., Central Carolina
         Air Conditioning Company and the Holders of the Outstanding Capital
         Stock of Central Carolina Air Conditioning Company, dated as of August
         18, 1997 (filed as Exhibit 10.17 to the Form S-1 and incorporated herein by reference).
  10.18  Form of Agreement and Plan of Merger by and among Group Maintenance
         America Corp., Evans Acquisition Corp., Evans Services, Inc., the
         Holder of the Outstanding Capital Stock of Evans Services, Inc., dated as of August 18, 1997 (filed as Exhibit 10.18 to the Form S-1 and incorporated herein by reference).
  10.19  Form of Agreement and Plan of Merger by and among Group Maintenance
         America Corp., Linford Acquisition Corp., Linford Service Company and
         the Holders of the Outstanding Common Stock of Linford Service
         Company, dated as of August 18, 1997.
  10.20  Form of Agreement and Plan of Merger by and among Group Maintenance
         America Corp., MacDonald-Miller Acquisition Corp., MacDonald-Miller
         Industries, Inc., the Principal Holders of the Outstanding Capital
         Stock of MacDonald-Miller Industries, Inc. and the Trustee of the
         MacDonald-Miller Stock Ownership Plan and Trust, dated as of August
         18, 1997 (filed as Exhibit 10.20 to the Form S-1 and incorporated herein by reference).
  10.21  Form of Agreement and Plan of Merger by and among Group Maintenance
         America Corp., Masters Acquisition Corp., Masters, Inc. and the Holder
         of the Outstanding Capital Stock of Masters, Inc., dated as of August
         18, 1997 (filed as Exhibit 10.21 to the Form S-1 and incorporated herein by reference).
  10.22  Form of Agreement and Plan of Merger by and among Group Maintenance
         America Corp., AMS Acquisition Corp., Mechanical Services, Inc. and
         the Holders of the Outstanding Capital Stock of Mechanical Services,
         Inc., dated as of August 18, 1997 (filed as Exhibit 10.22 to the Form
         S-1 and incorporated herein by reference).


  10.23  Form of Agreement and Plan of Exchange by and among Group Maintenance
         America Corp.,  Paul E. Smith Co., Inc. and the Holders of the
         Outstanding Capital Stock of Paul E. Smith Co., Inc., dated as of
         August 18, 1997 (filed as Exhibit 10.23 to the Form S-1 and incorporated herein by reference).

 EXHIBIT
 NUMBER  DESCRIPTION OF EXHIBIT
 ------- ----------------------
  10.24  Form of Agreement and Plan of Merger by and among Group Maintenance
         America Corp., Southeast Mechanical Service, Inc. and the Holders of
         the Outstanding Capital Stock of Southeast Mechanical Service, Inc.,
         dated as of August 18, 1997 (filed as Exhibit 10.24 to the Form S-1 and incorporated herein by reference).
  10.25  Form of Agreement and Plan of Merger by and among Group Maintenance
         America Corp., Van's Acquisition Corp., Van's Comfortemp Air
         Conditioning, Inc. and the Holders of the Outstanding Capital Stock of
         Van's Comfortemp Air Conditioning, Inc., dated as of August 18, 1997
         (filed as Exhibit 10.25 to the Form S-1 and incorporated herein by reference).
  10.26  Form of Agreement and Plan of Merger by and among Group Maintenance
         America Corp., Willis Acquisition Corp., Willis Refrigeration, Heating
         & Air Conditioning, Inc. and the Holders of the Outstanding Capital
         Stock of Willis Refrigeration, Heating & Air Conditioning, Inc., dated as of
         August 18, 1997 (filed as Exhibit 10.26 to the Form S-1 and incorporated herein by reference).
  10.27  Form of Agreement and Plan of Merger by and among Group Maintenance
         America Corp., Yale Acquisition Corp., Yale Incorporated and the
         Holders of the Outstanding Capital Stock of Yale Incorporated, dated as of August 18, 1997 (filed as Exhibit 10.27 to the Form S-1 and incorporated herein by reference).
  10.28  Form of Employment Agreement by and between Group Maintenance America
         Corp. and James P. Norris.
  10.29  Form of Employment Agreement by and between Group Maintenance America
         Corp. and J. Patrick Millinor, Jr.
  10.30  Form of Employment Agreement by and between Group Maintenance America
         Corp. and Donald L. Luke.
  10.31  Form of Employment Agreement by and between Group Maintenance America
         Corp. and James D. Jennings.
  10.32  Form of Employment Agreement by and between Group Maintenance America
         Corp. and Timothy Johnston.
  10.33  Form of Employment Agreement by and between Group Maintenance America
         Corp. and William Michael Callahan.
  10.34  Form of Employment Agreement by and between Group Maintenance America
         Corp. and Alfred R. Roach, Jr.
  10.35  Subscription Agreement between the Company and Gordon Cain.
  10.36  Airtron, Inc. 1997 Corporate Staff Bonus Plan.
  10.37  Credit Agreement by and among Group Maintenance America Corp., the
         Subsidiaries listed as guarantors, Texas Commerce Bank National
         Association and the signatory banks, dated as of May 2, 1997, as amended by the Amendment and Waiver of Credit Agreement by and among
         Group Maintenance America Corp., Texas Commerce Bank National
         Association and the signatory banks, dated as of July 14, 1997.
  21     Subsidiaries of the Company (filed as Exhibit 21 to the Form S-1 and incorporated herein by reference).
  23.1   Consent of Bracewell & Patterson, L.L.P. (included in its opinion filed as Exhibit 5 hereto).
  23.2*  Consent of KPMG Peat Marwick LLP.
  23.3*  Consent of Deloitte & Touche LLP.
  23.4*  Consent of Moss Adams LLP.
  23.5   Consent of Ronald D. Bryant.
  23.6   Consent of David L. Henninger.
  23.7   Consent of Andrew Jeffrey Kelly.
  23.8   Consent of Thomas B. McDade.
  23.9   Consent of Lucian Morrison.
  23.10  Consent of Fredric J. Sigmund.
  23.11  Consent of Business Advisory Services, Inc. (included in its opinion attached as Annex B to the Proxy Statement/Prospectus included herein).
  24     Powers of attorney.
  27     Financial Data Schedule.

--------
 * Filed herewith.

  (b) Financial Statement Schedules

  The following financial statement schedules are included herein.

    None.

  All other schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements, and therefore have been omitted.

(c) Report, Opinion or Appraisal

  The fairness opinion of Business Advisory Systems, Inc. is included in the Proxy Statement/Prospectus as Annex B thereto.

ITEM 22. UNDERTAKINGS

  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, GROUP MAINTENANCE AMERICA CORP. HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT THERETO TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON OCTOBER 17, 1997.

                                          GROUP MAINTENANCE AMERICA CORP.

                                              /s/ J. Patrick Millinor, Jr.
                                          By:__________________________________
                                             J. Patrick Millinor, Jr.
                                             Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT THERETO HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE INDICATED CAPACITIES ON OCTOBER 17, 1997.

                      SIGNATURE                                 TITLE
                      ---------                                 -----

              /s/ James P. Norris*               Chairman of the Board
     ___________________________________________
                  James P. Norris

           /s/ J. Patrick Millinor, Jr.          Director and Chief Executive Officer
     ___________________________________________ (principal executive officer)
              J. Patrick Millinor, Jr.

                /s/ Darren B. Miller             Senior Vice President--Chief
     ___________________________________________ Financial Officer (principal
                  Darren B. Miller               financial and accounting officer)

               /s/ Donald L. Luke*               Director, President and Chief
     ___________________________________________ Operating Officer
                   Donald L. Luke

            /s/ Chester J. Jachimiec*            Director
     ___________________________________________
                Chester J. Jachimiec

              /s/ Richard S. Rouse*              Director
     ___________________________________________
                  Richard S. Rouse

              /s/ James D. Jennings*             Director
     ___________________________________________
                 James D. Jennings

              /s/ Timothy Johnston*              Director
     ___________________________________________
                  Timothy Johnston

              /s/ John M. Sullivan*              Director
     ___________________________________________
                  John M. Sullivan

              /s/ James D. Weaver*               Director
     ___________________________________________
                   James D. Weaver

          /s/ Randolph W. Bryant
    *By:_________________________________
             Randolph W. Bryant
        (Attorney-in-fact for persons
                 indicated)